As filed with the Securities and Exchange Commission on March 29, 2004

Registration No. 333-110815

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEWEST GLOBAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	4813, 4841	59-3778247
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

160 Great Portland Street

London W1W 5QA

United Kingdom

+44 20 7299 5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

1209 Orange Street

Wilmington, DE 19801

+1 302 658 7581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy E. Peterson Karen C. Wiedemann Fried, Frank, Harris, Shriver & Jacobson (London) LLP 99 City Road London EC1Y 1AX United Kingdom +44 20 7972 9600	Michael P. Brady Weil, Gotshal & Manges One South Place London EC2M 2WG United Kingdom +44 20 7903 1000

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions described in this Registration Statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)

Common stock, $0.01 par value(1)			$$98,883,571.41	$8,119.07

(1)	This registration statement relates to the common stock, par value $0.01 per share, of the registrant and associated rights to purchase the registrant’s Series A junior participating preferred stock, par value $0.01 per share, to be issued to the holders of Telewest Communications plc shares.
(2)	Estimated solely for purpose of determining the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(3)	A registration fee of $7,788.80 was previously paid in connection with the initial filing of this registration statement on November 26, 2003. Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, such registration fee was based on an exchange rate of £1.00=$1.7044 and on 2,873,635,847 ordinary shares of Telewest Communications plc, with an average market price of $0.031872, and on 82,507,747 limited voting shares of Telewest Communications plc, with one-third of their paid up value being $0.056813 per share, for a total equivalent market price of $96,276,866.47 (= 2,873,635,847 x $0.031872) and a registration fee of $7,788.80 (= $96,276,866.47 x $80.90/$1,000,000). An additional 77,619,961 ordinary shares of Telewest Communications plc have been issued, or are issuable, in connection with the exercise of options under Telewest Communications plc’s option schemes and the granting of shares under long term incentive plans and equity participation plans. The additional fee payable was calculated pursuant to Rules 457(c) and Rule 457(f), based on an exchange rate of £1.00=$1.8104 and on 77,619,961 ordinary shares of Telewest Communications plc, with an average market price of $0.033583, for a total equivalent market price of $2,606,704.94 and a registration fee of $330.27 (= $2,606,704.94 x $126.70/$1,000,000). No additional fee is payable with respect to the rights to purchase the Series A junior participating preferred stock of the registrant, because no additional consideration is payable in respect of those rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this shareholders’ circular and prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This shareholders’ circular and prospectus is not an offer to sell these securities nor an offer for subscription in respect of the securities and we are not soliciting an offer to buy or subscribe for these securities in any jurisdiction where the offer, sale or subscription is not permitted.

Subject to Completion, Dated March 29, 2004

Shareholders’ Circular and Prospectus

CIRCULAR TO SHAREHOLDERS AND NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

in relation to the

Financial Restructuring

of

Telewest Communications plc

(Incorporated under the Companies Act 1985 and registered in England and Wales with registered number 2983307)

and the distribution of

Telewest Global, Inc.

(Incorporated under the laws of the State of Delaware)

Common Stock

THIS SHAREHOLDERS’ CIRCULAR AND PROSPECTUS IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are resident in the United Kingdom and are in any doubt as to the action you should take, you are recommended immediately to seek your own personal financial advice from your stockbroker, bank manager, solicitor or other independent financial adviser duly authorized under the Financial Services and Markets Act 2000. If you are not resident in the United Kingdom, you are recommended immediately to seek advice from another appropriately authorized independent financial adviser.

This shareholders’ circular and prospectus is being sent to holders of Telewest Communications plc shares, options and American Depositary Receipts. If you have sold or otherwise transferred all of your Telewest shares or American Depositary Receipts, please send this shareholders’ circular and prospectus and the accompanying documentation to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

Your attention is drawn to the letter from the Chairman of Telewest Communications plc which is set out on pages iii to xii of this shareholders’ circular and prospectus and recommends that you vote in favor of the resolution to be proposed at an extraordinary general meeting of the shareholders of Telewest Communications plc. The extraordinary general meeting will be held at          a.m. (UK time) on                  , 2004 at         . This shareholders’ circular and prospectus also relates to the distribution of         shares of common stock to be issued by Telewest Global, Inc., a newly incorporated Delaware corporation, in connection with the proposed financial restructuring of Telewest Communications plc, and to be distributed to Telewest Communications plc’s shareholders. Telewest Global, Inc. is currently a wholly owned subsidiary of Telewest Communications plc. As a result of the financial restructuring, a subsidiary of Telewest Global, Inc. will hold substantially all of the businesses and operations of Telewest Communications plc. Subsequently, Telewest Communications plc and its wholly owned Jersey finance subsidiary, Telewest Finance (Jersey) Limited, are expected to be put into solvent liquidation.

Please review the entire shareholders’ circular and prospectus carefully. You should consider the matters discussed under “Risk Factors” beginning on page 11.

Neither the US Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions contemplated by the financial restructuring, passed upon the merits or fairness of the transactions, or passed upon the adequacy or accuracy of this shareholders’ circular and prospectus or approved or disapproved of these securities. Any representation to the contrary is a criminal offense in the United States.

Application has been made to have the shares of Telewest Global, Inc. common stock included for quotation on the Nasdaq National Market under the symbol “TLWT.” Telewest Global, Inc. common stock will not be listed on the London Stock Exchange.

It is expected that trading on the Nasdaq National Market will commence on the second business day following the date on which the financial restructuring of Telewest Communications plc becomes effective, which effective date is expected to be         , 2004 or as soon as practicable thereafter. It is expected that dealings in the existing ordinary shares of Telewest Communications plc on the London Stock Exchange will continue until the close of business on the business day prior to the effective date of the financial restructuring of Telewest Communications plc. Telewest Communications plc’s American Depositary Receipts will cease trading on the Nasdaq National Market the day before the cessation in dealings on the London Stock Exchange.

Citigroup Global Markets Limited and Gleacher Shacklock Limited are acting for Telewest Communications plc, Telewest Finance (Jersey) Limited and Telewest Communications Networks Limited and no one else in connection with the financial restructuring, and will not be responsible to anyone other than Telewest Communications plc, Telewest Finance (Jersey) Limited and Telewest Communications Networks Limited for providing the protections afforded to clients of Citigroup Global Markets Limited and Gleacher Shacklock Limited, respectively, nor for giving advice in relation to the financial restructuring.

This shareholders’ circular and prospectus is dated         , 2004 and is first being mailed to shareholders on or about         , 2004.

i

No person has been authorized by Telewest Communications plc or Telewest Global, Inc. to give any information or make any representation other than those contained in this shareholders’ circular and prospectus and the accompanying documents and, if given or made, that information or representation must not be relied upon as having been so authorized.

The distribution of this shareholders’ circular and prospectus or the shares of Telewest Global, Inc. common stock may be restricted by law in some jurisdictions. No action has been taken by Telewest Communications plc or Telewest Global, Inc. that would permit an offer or distribution of shares of Telewest Global, Inc. common stock or the possession or distribution of this shareholders’ circular and prospectus or any offer or publicity material in any jurisdiction where action for that purpose is required, other than in the United Kingdom and the United States. You are strongly advised to consult with your professional adviser as to whether any laws or regulations that may be applicable to you may give rise to any liability or penalty or require you to obtain any governmental or other consent or to pay any taxes or duties as a result of the implementation of the financial restructuring. The senior lenders under Telewest Communications plc’s existing senior secured credit facility have not authorized the content of this shareholders’ circular and prospectus or any part of it, nor do they accept any responsibility for the accuracy, completeness or reasonableness of the information contained in this shareholders’ circular and prospectus.

Telewest Communications plc

Registered office:

Export House

Cawsey Way

Woking

Surrey GU21 6QX

(Registered no. 2983307)

                 , 2004

To Telewest shareholders, holders of Telewest American Depositary Receipts (“ADRs”) and, for information only, to participants in the Telewest Share Schemes and Flextech Share Schemes

Dear Telewest shareholder or ADR holder,

PROPOSED FINANCIAL RESTRUCTURING

1.	Introduction

I am writing to you to give you details of Telewest’s proposed Financial Restructuring and notice of an extraordinary general meeting of Telewest’s shareholders to be held at          a.m. (UK time) on                  , 2004 at         . I want to set out the reasons for, and the background to, the meeting and to urge you to vote in favor of a resolution relating to the transfer of assets from Telewest to a newly incorporated subsidiary of Telewest Global, Inc., or New Telewest, which is necessary for the completion of the proposed Financial Restructuring. The details of the transactions referred to as the Financial Restructuring can be found under the heading “The Financial Restructuring.”

As you likely know, your board of directors and its advisers have been exploring ways to secure Telewest’s financial position and future. We have now come to a decision that a restructuring of Telewest’s balance sheet is the right way forward and in the interests of all of Telewest’s stakeholders. The Financial Restructuring will essentially be effected through the issuance of equity to the holders of the notes and debentures issued by Telewest and Telewest Jersey, its finance subsidiary, in exchange for the holders’ agreement to cancel the debt represented by those notes and debentures. Significantly, we have now agreed the terms of this restructuring with key noteholders and reached agreement, subject to conditions, with our lending banks on the terms of an amendment of our existing senior secured credit facility.

The terms of the Financial Restructuring are complex and I have summarized the key points in this letter. I urge you, however, to read this entire shareholders’ circular and prospectus with care, since it contains a great deal of important information.

2.	Reasons for the Financial Restructuring

In common with other cable, telecom and media companies, Telewest has borrowed large amounts of money to finance the growth of its business. This money was used principally to finance the construction of its national network and in the acquisition of smaller cable companies during a period of consolidation in the UK cable industry. Despite the growth of Telewest’s business, it is the clear view of your board and its advisers that Telewest’s current level of debt is not now sustainable. A significant factor in this view has been the very marked change in stock market valuations of telecom and media companies in general, and Telewest in particular, and Telewest’s resulting inability to access capital markets in order to refinance its existing debt as it falls due. As a result, it is now necessary for Telewest to undertake the Financial Restructuring on the terms described in this shareholders’ circular and prospectus.

It is now evident to your board of directors and its advisers that, if a financial restructuring is not completed, Telewest is likely to need to petition for some sort of insolvency procedure. If Telewest enters into administration or any other insolvency procedure, given its financial position and the fact that the group’s banking syndicate would have first claim on substantially all of Telewest’s assets, existing shareholders could not expect to receive any return.

It is equally clear that to be successful any financial restructuring must have the support of the senior lenders under Telewest’s existing senior secured credit facility (referred to as the Senior Lenders) and its noteholders, including an ad hoc committee of its noteholders and W.R. Huff Asset Management Co. L.L.C. (a substantial noteholder). Your board and its advisers have therefore worked to develop proposals that would secure their support as well as representing shareholders’ interests.

We have now secured the support of creditors who, we understand, hold, or have the right to vote, between them, over 60% in principal amount of Telewest’s notes and debentures, and it is the view of your board that, if the Financial Restructuring is not achieved on the terms set out in this shareholders’ circular and prospectus, Telewest may become subject to an insolvent liquidation or other insolvency procedure.

3.	Background to the Financial Restructuring

On July 4, 2002, I wrote to you to inform you that your board of directors had concluded that it was in Telewest’s best interests to enter into discussions with Liberty Media Corporation and an ad hoc committee of noteholders in order to establish whether a board-supported proposal relating to a financial restructuring was capable of being agreed. On September 30, 2002, following extensive negotiations, a preliminary non-binding agreement with the ad hoc committee of noteholders was announced. On June 9, 2003, we further announced that we had been notified by the ad hoc committee of noteholders that, in order to obtain the support of certain of the noteholders, the committee was requesting changes to the economic and other terms of the preliminary non-binding agreement. Following further discussions with stakeholders, on September 12, 2003, a term sheet relating to the Financial Restructuring was signed by Telewest, Telewest Jersey, the ad hoc committee of noteholders, W.R. Huff, Liberty Media and IDT Corporation.

4.	Principal Elements of the Financial Restructuring

The principal elements of Telewest’s proposed Financial Restructuring are:

•	Telewest Global, Inc., a company incorporated in Delaware, will become the new holding company for the businesses that currently constitute Telewest. This company is referred to in this shareholders’ circular and prospectus as New Telewest;

•	subject to the passing of a resolution by Telewest’s shareholders, substantially all of the assets of Telewest will be transferred to Telewest UK Limited, referred to as Telewest UK, a wholly owned English subsidiary of New Telewest. Telewest UK will assume substantially all of the liabilities of Telewest that have not been compromised as a result of the Financial Restructuring, and New Telewest will issue shares of common stock to an escrow agent for distribution in accordance with creditors’ schemes of arrangement of Telewest and its wholly owned Jersey finance subsidiary, Telewest Finance (Jersey) Limited, or Telewest Jersey;

•	following creditors’ schemes of arrangement in relation to Telewest and Telewest Jersey, eligible Telewest shareholders will receive approximately 1.5% of the share capital of New Telewest and creditors eligible to participate in the creditors’ schemes, consisting primarily of Telewest’s and Telewest Jersey’s note and debenture holders, will receive the remaining 98.5% of the share capital of New Telewest; and

•	Telewest and its wholly owned subsidiary Telewest Communications Networks Limited, or TCN, which is the borrower under the existing senior secured credit facility, have agreed to the terms of, but not yet executed, a commitment letter with Telewest’s Senior Lenders. The commitment letter will provide that, subject to the satisfaction of certain conditions and subject to certain termination rights, an amended senior secured credit facility will come into effect and replace the existing senior secured credit facility. Further details of the proposed amended senior secured credit facility agreement are set out under the heading “Amended Senior Secured Credit Facility” in this shareholders’ circular and prospectus. In view of the short-term nature of the proposed amended senior secured credit facility, most of which will mature on December 31, 2005, Telewest considers it appropriate to plan for the refinancing of that debt in the near term. Such refinancing might involve putting in place an alternative financing on the effective date of the Telewest and Telewest Jersey schemes of arrangement instead of the proposed amended senior secured credit facility.

Following the completion of the Financial Restructuring, Telewest’s assets will consist of an indemnity granted by Telewest UK, the outstanding shares of Telewest Jersey and one share of New Telewest common stock. Telewest’s liabilities are expected to be covered by the above indemnity, other than certain liabilities which are to be covered by a cash amount to be held in trust by Telewest (as described in more detail below under the heading “The Financial Restructuring—Structure of the Financial Restructuring—Transfer Agreement”). Telewest will also no longer have any relationship to the restructured business and, subject to shareholder approval, is expected to be put into solvent liquidation. Until the liquidation is completed, Telewest shareholders will continue to hold their shares in Telewest, although following the transfer of substantially all of Telewest’s assets to Telewest UK and completion of the Financial Restructuring, those shares will no longer trade on the London Stock Exchange and will have no value.

The shares of New Telewest common stock are expected to trade on the Nasdaq National Market in the United States. It is expected that a share dealing facility will be put in place in the United Kingdom so that shareholders located in the United Kingdom will be able to sell their shares through a corporate nominee. We will write to you with further details of this facility in due course.

YOUR ATTENTION IS DRAWN TO CERTAIN RISKS ASSOCIATED WITH THE FINANCIAL RESTRUCTURING, WHICH ARE SET OUT ON PAGE 11 UNDER THE HEADING “RISK FACTORS” IN THIS SHAREHOLDERS’ CIRCULAR AND PROSPECTUS.

5.	What you will receive under the Financial Restructuring

On completion of the proposed Financial Restructuring, each eligible shareholder (being those shareholders, other than certain overseas shareholders, on the register of members of Telewest at the close of business on the last day of dealings in Telewest shares before the Telewest scheme of arrangement becomes effective) will receive new shares in the common stock of New Telewest in the following proportion:

For every 804.4004 Telewest shares you hold, it is anticipated that you will receive one share of New Telewest common stock.

It is anticipated that ADR holders will receive one share of New Telewest common stock for every 4.022002 Telewest ADRs that they hold.

These numbers may vary if (i) further Telewest shares are issued following the publication of this shareholders’ circular and prospectus and before the last day of dealings in Telewest shares before the Telewest scheme of arrangement becomes effective or (ii) the aggregate number of New Telewest shares issued to shareholders in the Financial Restructuring decreases as set out below.

If the board of directors of New Telewest determines that the number of New Telewest shares outstanding immediately after the Financial Restructuring may be too large, such that the shares may trade at a price below the $5 per share minimum required by the Nasdaq National Market, New Telewest may, by agreement with Telewest, reduce the number of shares issuable under the Transfer Agreement to the maximum number believed by New Telewest to be consistent with a $5 per share trading price. In that case, 1.5% of the common stock of New Telewest will still be issued to eligible shareholders and 98.5% to scheme creditors, but both shareholders and scheme creditors will receive fewer New Telewest shares than currently anticipated.

Legal restrictions in certain jurisdictions other than the United Kingdom and the United States may prevent the distribution of shares of New Telewest common stock, or make that distribution unduly onerous. Shareholders in those jurisdictions will receive the net proceeds of the sale of the shares of New Telewest common stock to which they would otherwise be entitled. (Further details are set out under the heading “The Financial Restructuring—Settlement Mechanics and Treatment of Fractional Share Interests” in this shareholders’ circular and prospectus.)

Depending on the number of Telewest shares or ADRs you hold, your entitlement under the Financial Restructuring may give rise to a fraction of a New Telewest share. In the event you are entitled to a fraction of a New Telewest share, your fractional entitlement will be aggregated with other fractional entitlements to shares of New Telewest common stock and sold in the open market. You will receive a cash payment equal to your pro rata interest in the net proceeds of those sales. (Further details are set out under the heading “The Financial Restructuring—Settlement Mechanics and Treatment of Fractional Share Interests” in this shareholders’ circular and prospectus.)

v

6.	New Telewest, New Telewest shares and listings

New Telewest is incorporated in the state of Delaware in the United States and will therefore operate under a different legal regime than Telewest. The Delaware General Corporation Law grants to stockholders various rights and privileges that may not exist under the laws of England and Wales, and conversely does not extend various rights and privileges that you may have as a shareholder in a company incorporated under the laws of England and Wales, including pre-emptive rights. Please see “Description of the New Telewest Capital Stock” for additional information regarding the rights of stockholders in a Delaware corporation and “Comparison of Rights of Shareholders” for a summary of the differences between your rights as a shareholder of Telewest and as a stockholder of New Telewest.

The shares of New Telewest common stock that you will receive under the Financial Restructuring will be common stock with a par value of $0.01 per share.

Application has been made to include the shares of New Telewest common stock for listing on the Nasdaq National Market. Subject to the Financial Restructuring taking place, it is expected that trading will commence on the Nasdaq National Market, at 9:30 a.m. (New York time) on                  , 2004.

It is currently intended that Telewest will apply for cancellation of the listing of its shares on the Official List of the UK Listing Authority and the trading of its shares on the London Stock Exchange with effect from 4:30 p.m. (UK time) on                  , 2004, being the business day prior to the date on which the Telewest scheme of arrangement is currently expected to become effective. It is expected that dealings in Telewest shares on the London Stock Exchange will cease at 4:30 p.m. (UK time) on                  , 2004 and that Telewest ADRs will cease trading on the Nasdaq National Market at 4:30 p.m. (New York time) on the previous business day. The shares of New Telewest common stock will not be listed on the Official List of the UK Listing Authority or traded on the London Stock Exchange.

7.	Management

In connection with the Financial Restructuring, there will be a number of structural, management and board changes. You can find information regarding the new board of directors under the heading “Management” in this shareholders’ circular and prospectus.

Certain members of the Telewest board have agreed to step down from the Telewest board to allow the New Telewest board to lead the company going forward. As announced on November 18, 2003, Stanislas Yassukovich CBE resigned from the Telewest board as a non-executive director. On February 19, 2004, Telewest announced that Charles Burdick had resigned as Group Managing Director and as a director of Telewest and as a director, President and Chief Executive Officer of New Telewest. Mr. Burdick will be available as a consultant to Telewest until the completion of the Financial Restructuring, and has been succeeded by Barry Elson, who was appointed Acting Chief Executive Officer of Telewest and President and Acting Chief Executive Officer of New Telewest. Anthony Rice and Denise Kingsmill CBE, two non-executive directors, have proffered their resignations conditional upon the mailing of an explanatory statement relating to the schemes of arrangement to Telewest scheme creditors and this shareholders’ circular and prospectus to Telewest shareholders. The Telewest board during the remaining stages of the Financial Restructuring will be comprised of Stephen Cook and myself. Mr. Cook has agreed to tender his resignation from the Telewest board upon the completion of the Financial Restructuring but will continue as Vice President, Group Strategy Director and General Counsel of New Telewest. I have agreed to continue as a director and Chairman of Telewest after the Financial Restructuring is completed in order to permit an orderly liquidation of Telewest. In addition, I have agreed to serve as Chairman of the Board of New Telewest to provide further management continuity for the reorganized business.

8.	Distribution of New Telewest shares

The shares of New Telewest common stock that Telewest shareholders will receive under the Financial Restructuring are US securities that, at the present time, are not capable of being settled within the usual UK settlement system. Therefore, eligible Telewest shareholders who hold their Telewest shares in uncertificated form (that is, in CREST, the UK paperless settlement system) will receive CREST Depository Interests, or CDIs, representing entitlements to their shares of New Telewest common stock, which will be credited to their CREST account. Eligible Telewest shareholders who hold their Telewest shares in certificated form will have CDIs held on their behalf in a corporate nominee service, which will be operated by Lloyds TSB Registrars. The Lloyds TSB Registrars corporate nominee is a member of CREST. The corporate nominee will send holders of CDIs within the corporate nominee service statements of entitlement with regard to their holding of CDIs.

CDIs are depository interests in underlying shares, in this case, shares of New Telewest common stock. The CDIs will be treated as shares of New Telewest common stock for the purposes of determining, for example, eligibility for any dividends (if declared). New Telewest intends to establish, to the extent practicable, arrangements under which holders of CDIs will be able to receive notices of stockholders’ meetings, annual reports and any other documents issued by New Telewest to its stockholders. In addition, New Telewest intends to establish arrangements under which holders of CDIs will be able to give voting directions at meetings of the stockholders of New Telewest in a generally equivalent way to the stockholders of New Telewest.

A special dealing service will be available for a period of approximately eight weeks following the dispatch of the statements of entitlement to eligible Telewest shareholders who hold their CDIs in the corporate nominee service. Eligible Telewest shareholders who hold their CDIs in their own CREST accounts will be able to trade the underlying shares of New Telewest common stock in the usual way.

Details, including the terms and conditions relating to the corporate nominee service and the special dealing service, will be sent to Telewest shareholders who hold their Telewest shares in certificated form when they are notified of the number of CDIs allocated to them.

Further details of the CDIs, the corporate nominee service and the special dealing service are set out under the heading “Description of the New Telewest Capital Stock—Information on CREST Depository Interests” in this shareholders’ circular and prospectus.

ADR holders will receive shares of New Telewest common stock and not CDIs.

9.	The Telewest scheme and the Telewest Jersey schemes

The Financial Restructuring is proposed to be effected by a scheme of arrangement of Telewest under the laws of England and Wales, referred to herein as the Telewest scheme, and two schemes of arrangement of Telewest Jersey, one under the laws of England and Wales (the English scheme) and one under Jersey law (the Jersey scheme), collectively referred to herein as the Telewest Jersey schemes. The schemes are formal processes under which Telewest and Telewest Jersey will be released from claims of certain creditors (principally holders of notes and debentures issued by Telewest and Telewest Jersey) in return for the distribution of shares of New Telewest common stock. These creditors will be entitled to receive, in aggregate, 98.5% of New Telewest’s issued share capital immediately following the Telewest scheme becoming effective.

The Telewest scheme also provides for shares of New Telewest common stock, representing 1.5% of New Telewest’s issued share capital immediately following the Telewest scheme, to be distributed to eligible Telewest shareholders.

The Telewest scheme is, in practice, conditional upon the Telewest Jersey schemes becoming effective and the Telewest Jersey schemes are conditional upon the Telewest scheme becoming effective.

Each scheme must be approved by a majority in number representing at least 75% in value of the creditors of the appropriate company present and voting either in person or by proxy before it can become effective. It is expected that a meeting of creditors of Telewest will be ordered by the High Court to take place on                  , 2004 and a meeting of creditors of Telewest Jersey will be ordered by the High Court, in respect of the English scheme, and by the Royal Court of Jersey, in respect of the Jersey schemes, to take place on                  , 2004. If approved, each scheme will take effect once it has received the relevant court sanction and, subject to the conditions set out below, the court order sanctioning the scheme has been delivered to the relevant Registrar of Companies.

Telewest will not take the necessary steps to make the Telewest scheme effective until, among other things, the Telewest shareholders’ resolution has been passed, the proposed amended senior secured credit facility, or any alternative refinancing, has been entered into and become unconditional (except for conditions that can be satisfied only once the Telewest scheme becomes effective), Liberty Media has terminated its relationship agreement with Telewest, the Telewest Jersey schemes have been sanctioned, the shares of New Telewest common stock have been authorized for quotation on the Nasdaq National Market, subject to notice of issuance, an order from the US Bankruptcy court has been obtained, and any proceedings under Chapter 11 of the US Bankruptcy Code in respect of Telewest (if any proceedings have been commenced) have been completed.

The need to obtain an order from the US Bankruptcy court and the completion of any proceedings under Chapter 11 of the US Bankruptcy Code may be waived by certain of the noteholders.

It is expected that if the Telewest scheme or either of the Telewest Jersey schemes have not become effective by the later of                  , 2004 or 60 days after the date of any vote by creditors to approve the Telewest scheme and the Telewest Jersey schemes, subject to that vote occuring on or before                  , 2004, then both the Telewest scheme and the Telewest Jersey schemes will be withdrawn.

10.	Support for the Financial Restructuring

Telewest and Telewest Jersey expect to enter into voting agreements with certain of the noteholders pursuant to which they will agree to vote in favor of the Financial Restructuring. Telewest and Telewest Jersey are also expected to enter into a similar voting agreement with Liberty Media. Together, these agreements would represent commitments to vote in favor of the Financial Restructuring from persons that Telewest has been informed hold, or have the right to vote, over 60% of the aggregate amount of Telewest’s notes and debentures.

Liberty Media beneficially owns over 25% of Telewest’s issued share capital. IDT beneficially owns over 23% of Telewest’s issued share capital. IDT and Liberty Media are expected to enter into voting agreements pursuant to which they will agree to vote the shares they hold in favor of the Telewest shareholders’ resolution at the extraordinary general meeting and to vote for shareholders’ resolutions regarding the liquidation of Telewest after the Financial Restructuring. Liberty Media is also expected to agree to consent to various aspects of the Financial Restructuring as required under the relationship agreement between Telewest and Liberty Media and to terminate its relationship agreement with Telewest.

Further details of these voting agreements, including various conditions and termination rights, are set out under the headings “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Noteholder Voting Agreements” and “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements” in this shareholders’ circular and prospectus.

11.	The Shareholders’ Resolution and Transfer Agreement

An extraordinary general meeting of Telewest’s shareholders is being called for the purpose of proposing an ordinary resolution to approve, as required by the Listing Rules of the UK Listing Authority, the transfer by Telewest of substantially all of its assets on the terms and conditions set out in a transfer agreement, referred to herein as the Transfer Agreement, among Telewest, New Telewest and Telewest UK. Approval of the Transfer Agreement is a condition of the Financial Restructuring and, accordingly, the Financial Restructuring will not be completed unless Telewest shareholders approve the resolution.

The Transfer Agreement will provide that substantially all of the assets of Telewest (including Telewest’s shares in TCN and its other operating companies, but excluding the shares in Telewest Jersey and one share of New Telewest common stock) will be transferred to Telewest UK. In consideration for the transfer, Telewest UK will assume responsibility for the satisfaction of all of the debts, obligations and liabilities of Telewest, except for those debts, obligations and liabilities compromised in the Telewest scheme, certain expenses arising as a result of the Financial Restructuring and such debts and liabilities as are paid out of the cash amount held in trust as described below. Telewest UK will also allot and issue shares to New Telewest. Conditional on the Telewest scheme becoming effective, it is anticipated that New Telewest will issue 245,000,000 shares to an escrow agent for distribution in accordance with the terms of the Telewest and Telewest Jersey schemes. Eligible Telewest shareholders will be entitled to receive 1.5% of the shares of New Telewest common stock and Telewest and Telewest Jersey noteholders and certain other creditors will receive the remaining 98.5% shares of New Telewest common stock.

The Transfer Agreement will further provide that Telewest will retain all cash held by Telewest immediately before the completion of the Transfer Agreement. This retained cash will be held in trust and used to satisfy debts and liabilities of Telewest and Telewest Jersey that have not been compromised in the Financial Restructuring. These debts and liabilities will include (i) the fees and expenses of the liquidators of Telewest and Telewest Jersey, (ii) costs and expenses incurred in connection with the implementation of the Financial Restructuring, including advisers’ fees, and (iii) any other debts and liabilities of Telewest or Telewest Jersey, as appropriate. Any surplus not used for such payments will be transferred to Telewest UK, together with any accrued interest, for transfer to TCN.

For the year ended December 31, 2003, Telewest recorded a net loss of approximately £183 million, and had a shareholder deficit on that date of approximately £2.6 billion, attributable to the assets to be transferred under the Transfer Agreement.

Further details of the Transfer Agreement are set out under the heading “The Financial Restructuring—Structure of the Financial Restructuring—Transfer Agreement” in this shareholders’ circular and prospectus.

Further details of the Telewest extraordinary general meeting are set out under the heading “The Telewest Extraordinary General Meeting” in this shareholders’ circular and prospectus.

12.	The proposed liquidation of Telewest and Telewest Jersey

If Telewest’s proposed Financial Restructuring is completed as expected, Telewest will no longer have any assets of, or relationship to, the restructured business and it is expected that Telewest will be put into solvent liquidation by its shareholders. A separate shareholders’ circular will be sent to Telewest shareholders setting out details of the proposed shareholders’ voluntary liquidation and notifying you of a subsequent extraordinary general meeting at which resolutions will be proposed to commence the liquidation procedure and to appoint a liquidator. Telewest shareholders will not receive any distribution under the proposed shareholders’ voluntary liquidation of Telewest since Telewest will have no assets other than the shares of Telewest Jersey (which itself will have no assets) and one share of New Telewest common stock.

It is also expected that Telewest, as Telewest Jersey’s only shareholder, will place Telewest Jersey into solvent liquidation.

It is expected that the solvent liquidations of Telewest and Telewest Jersey will commence as soon as practicable after the Telewest scheme and the Telewest Jersey schemes become effective.

13.	Participants in the Telewest Share Schemes and Flextech Share Schemes

Details of the circumstances in which participants in the Telewest Share Schemes and the Flextech Share Schemes will be entitled to receive shares of New Telewest common stock under the Financial Restructuring are set forth in this shareholders’ circular and prospectus under the heading “Management—Compensation and Employee Benefit Plans—The Telewest Share Schemes and the Flextech Share Schemes.”

Participants in the Telewest Share Schemes and the Flextech Share Schemes will also receive a separate letter from Telewest setting out the effect of the Financial Restructuring on their options and awards.

14.	Taxation

A number of US and UK tax considerations for Telewest shareholders in relation to the Financial Restructuring are set forth under the headings “Material United States Federal Tax Consequences” and “Material United Kingdom Tax Consequences.” The comments are of a general, non-exhaustive nature and are included for information purposes only and are not intended to be legal or tax advice. You should therefore consult your own tax advisers with respect to possible tax consequences of receiving shares of New Telewest common stock or CDIs.

15.	Other matters

As mentioned earlier, you are urged to read this shareholders’ circular and prospectus, which contains detailed information on New Telewest, risks to be considered, and business and financial information in relation to Telewest and New Telewest.

You should not regard this letter as an encouragement or recommendation to deal in shares of Telewest or New Telewest common stock and you should seek your own personal advice from your stockbroker, bank manager, solicitor or other independent financial adviser.

16.	Questions and answers

Answers to some questions you may have about the Financial Restructuring are contained under the heading “Questions and Answers about the Financial Restructuring” in this shareholders’ circular and prospectus.

17.	Action to be taken by you

Holders of Telewest shares are urged to complete the enclosed form of proxy and return it to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6UU as soon as possible and, in any event, so as to be received by not later than          a.m. (UK time) on                  , 2004 whether or not you intend to attend and vote in person at the extraordinary general meeting.

Holders of ADRs are urged to exercise their voting rights by completing the enclosed voting instruction card prepared by The Bank of New York, as depositary, and being delivered together with this shareholders’ circular and prospectus, and returning it to The Bank of New York at the address indicated on the card so as to be received not later than          a.m. (New York time) on                  , 2004.

18.	Consequences of the Financial Restructuring not being implemented

While the Financial Restructuring is underway, the High Court is unlikely to make a winding-up order or enforce a judgment obtained by a creditor of Telewest. If the Telewest scheme is not approved by the Telewest scheme creditors at the meeting of Telewest scheme creditors, or if the High Court does not sanction the Telewest scheme, or if the shareholders’ resolution is not passed by the Telewest shareholders at the extraordinary general meeting:

•	creditors may seek to advance their individual interests by obtaining and enforcing judgments or by presenting or proceeding with a petition to wind up Telewest;

•	the Senior Lenders may seek to enforce their security by appointing an administrative receiver of TCN or its subsidiaries or a receiver in respect of the TCN shares held by Telewest and any loans due from TCN or its subsidiaries to Telewest; and

•	unless the directors were able to satisfy themselves within a short period of time that an alternative financial restructuring would likely be successful, the directors are likely to have little alternative but to petition for either administration or insolvent liquidation in respect of Telewest in order to protect Telewest’s assets for the benefit of Telewest’s creditors as a whole. An administrator is only likely to be appointed by the High Court if it can be demonstrated that an administration is likely to achieve a better result for creditors, taken as a whole, than an insolvent liquidation. If an administrator is appointed (and to the extent that it is permitted by the High Court), it is likely to try to sell Telewest’s shares in TCN. A liquidator of Telewest, if appointed, would close down the operations of Telewest and realize its assets.

An orderly realization by an administrator or liquidator of Telewest or Telewest’s assets, the majority of which are subject to security in favor of the Senior Lenders, would require the cooperation of the Senior Lenders. The directors believe that cooperation of the Senior Lenders would depend on:

•	whether the Senior Lenders considered their security was in jeopardy (i.e., that there was a prospect that the value of the secured assets might not be sufficient for them to recover amounts owed to them);

x

•	whether they considered that their position was improving or deteriorating over time; and

•	whether they believed that the administrator was likely to achieve a better or worse realization for the Senior Lenders than an administrative receiver whose primary responsibility was to them.

The directors of Telewest believe that any orderly realization of Telewest’s assets by an administrator or liquidator of Telewest, or an orderly realization by an administrative receiver or a receiver appointed by the Senior Lenders over their security, is likely to consist principally of a disposal of TCN as a going concern. However, an administrator of Telewest or an administrative receiver or receiver appointed by the Senior Lenders may conclude that a better price could be obtained for TCN by continuing to operate it for a period of time prior to seeking a disposal. In those circumstances, any recovery by creditors would be significantly delayed.

The value realized for creditors through a disposal of TCN as a going concern is likely to be significantly less than the fundamental value of TCN as a going concern outside an insolvency process, due to:

•	the uncertainty that would surround such a disposal;

•	the likely adverse impact that the insolvency process would have on the willingness of Telewest’s customers and suppliers to continue to support Telewest;

•	the distressed nature of such a disposal; and

•	additional transactional and administrative costs.

Telewest, as an unsecured creditor of TCN, would only receive proceeds from a sale of the business of TCN as a going concern to the extent that a subsequent liquidator of TCN pays a dividend to creditors. That dividend would only be paid to the extent that there is a surplus after the claims of the Senior Lenders and all the other liabilities of TCN that rank in priority to its unsecured creditors (which would include the fees and expenses of the administrative receiver and liquidator of TCN and any other preferential or secured claims) had been settled in full. As an unsecured creditor of TCN, Telewest’s claim in respect of loans owed by TCN to Telewest would rank pari passu with all other unsecured creditors of TCN. These loans have been secured in favor of the Senior Lenders.

The ultimate return to Telewest creditors would be determined by a series of complex circumstances relevant at the time of the insolvency. There may be unforeseen events, changes in economic conditions, and other potential variations that could impact upon and affect the return to creditors.

Return to Telewest Shareholders

In a liquidation or administration of Telewest, Telewest’s assets would only be available for distribution to its shareholders to the extent that there is a surplus after all of its liabilities to creditors had been finally determined and paid in full. Shareholders of Telewest would be unlikely to receive any distribution from a liquidator of Telewest.

Any insolvency of a group as large as Telewest would likely be a lengthy process and there is a serious risk that uncertainty and delay could reduce any value ultimately realized.

In light of the foregoing, if the shareholder resolution is not approved or any other condition to the completion of the Financial Restructuring is not satisfied, and, as a result, the Telewest scheme cannot be completed, it is unlikely that there will be any proceeds available for distribution to Telewest’s shareholders.

If the shareholder resolution is approved, and all other conditions to the Financial Restructuring are satisfied, Telewest shareholders will be entitled to receive 1.5% of the shares of New Telewest common stock. Following completion of the Financial Restructuring, Telewest is expected to be put into solvent liquidation by its shareholders. Until the liquidation is completed, Telewest shareholders will continue to hold their shares in Telewest, although, following the transfer of substantially all of Telewest’s assets to Telewest UK and the completion of the Financial Restructuring, those shares will no longer trade on the London Stock Exchange and will have no value. As a result, Telewest shareholders are not expected to receive anything from the liquidation of Telewest.

19.	Recommendation

The Telewest directors are of the opinion that the transfer of substantially all of Telewest’s assets in accordance with the terms of the Transfer Agreement, in the context of the Financial Restructuring, is in the best interests of Telewest’s shareholders as a whole and recommend that Telewest shareholders vote in favor of the resolution set out in the accompanying notice of extraordinary general meeting.

Citigroup Global Markets Limited and Gleacher Shacklock Limited have advised the Telewest board of directors that the Financial Restructuring is fair from a financial point of view to the shareholders of Telewest, as set out under the heading “The Financial Restructuring—Opinion of Telewest’s Financial Advisors.” In providing their advice, Citigroup and Gleacher have placed reliance upon the Telewest directors’ commercial assessments of the Financial Restructuring.

Yours faithfully

Cob Stenham

Chairman

Telewest Communications plc

(Registered in England No. 2983307)

Notice of Extraordinary General Meeting

NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING of shareholders of Telewest Communications plc (the “Company”) will be held at          a.m. (UK time) on                   2004 at                                           for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an ordinary resolution:

THAT the transfer by the Company of substantially all of its assets on the terms and conditions set out in the transfer agreement dated                   2004 (a copy of which is produced to the Meeting by the Chairman) (subject to any non-material revisions or amendments, if any, approved by any Director of the Company) be, and it is hereby, approved and that the Directors of the Company be and are hereby authorized to give effect thereto.

Dated:                   2004

By order of the Board Clive Burns Company Secretary	Registered Office: Export House Cawsey Way Woking Surrey GU21 6QX

Notes:

1.    Any person entered on the register of members of Telewest Communications plc at          a.m. (UK time) on                   2004 (hereafter referred to as a “shareholder”) is entitled to attend and vote at the Extraordinary General Meeting pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001. Any changes to the register of shareholders after the above time and date shall be disregarded in determining the rights of any person to attend and/or vote at the Extraordinary General Meeting.

2.    A shareholder entitled to attend and vote at the Extraordinary General Meeting may appoint one or more proxies to attend and, upon a poll, vote instead of him, her or it. A proxy need not be a shareholder of Telewest Communications plc.

3.    A form of proxy and any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority must be deposited at Telewest Communications plc’s registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6UU not less than 48 hours before the time appointed for holding the meeting. A form of proxy is enclosed. Completion and return of a form of proxy will not preclude a shareholder from attending or voting at the Extraordinary General Meeting in person.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Many of the dates below, including those relating to the hearings of the US Bankruptcy Court, the High Court of Justice of England and Wales, or the High Court, and the Royal Court of Jersey, or the Jersey Court, have not yet been settled, although they are expected to take place on or about the date indicated.

Latest time and date for receipt of Forms of Proxy for extraordinary general meeting	a.m. (UK time) on , 2004

Latest time and date for receipt of voting instructions cards by The Bank of New York	a.m. (New York time) on , 2004

Extraordinary general meeting	a.m. (UK time) on , 2004

Meeting of creditors participating in Telewest Jersey schemes of arrangement	on , 2004

Meeting of creditors participating in Telewest scheme of arrangement	on , 2004

High Court hearing to sanction the Telewest scheme of arrangement	on , 2004

High Court hearing to sanction the Telewest Jersey scheme of arrangement	on , 2004

Jersey Court hearing to sanction the Telewest Jersey scheme of arrangement	on , 2004

US Bankruptcy Court hearings for section 304 US Bankruptcy Code permanent injunction orders	on , 2004

Telewest ADRs cease trading on Nasdaq	on , 2004

Last day of dealings in Telewest shares	on , 2004

Effective date for the Telewest and Telewest Jersey schemes of arrangement	on , 2004

Commencement of trading of New Telewest common stock on Nasdaq	9:30 a.m. (New York time) on , 2004

Depositary Trust Corporation, or DTC, accounts credited with New Telewest common stock	on , 2004

CREST accounts credited with the New Telewest CREST Depositary Interests, or CDIs	on , 2004

Dispatch of checks by Telewest to Telewest shareholders in relation to fractional entitlements	on , 2004

Dispatch of checks for fractional entitlements of New Telewest common stock and delivery of shares of New Telewest common stock to holders of American Depositary Receipts of Telewest	on , 2004

Changes to the times and/or dates above will be notified by announcement as necessary.

QUESTIONS AND ANSWERS ABOUT THE FINANCIAL RESTRUCTURING

Q:	What am I being asked to vote on?

A:	You are being asked to approve the transfer of substantially all of the assets of Telewest Communications plc, or Telewest, to Telewest UK Limited, a wholly owned subsidiary of Telewest Global, Inc., referred to as New Telewest, in accordance with the terms of an agreement referred to as the Transfer Agreement. As a result of the asset transfer, New Telewest will become the new holding company for Telewest Communications plc’s business and operations and will be owned predominantly by existing creditors of Telewest. Shareholder approval is a condition to completion of the Financial Restructuring.

Q:	Who is entitled to vote?

A:	Only shareholders of record of Telewest shares at a.m. (UK time) on , 2004 are entitled to attend and vote at the Telewest extraordinary general meeting. As of March 22, 2004, there were 2,956,171,642 Telewest shares entitled to vote, held by 44,685 holders of record. Each Telewest share is entitled to one vote.

Q:	What if I hold Telewest ADRs?

A:	Some Telewest shares are held in the form of American Depositary Shares, or ADSs, evidenced by American Depositary Receipts, or ADRs. Each ADS represents the right to receive 200 Telewest shares. The holders of Telewest’s ADRs will be entitled to instruct The Bank of New York, as depositary for the ADRs, as to the exercise of the voting rights pertaining to the Telewest shares represented by the ADSs evidenced by such holders’ ADRs.

Q:	What will I receive if the Financial Restructuring is completed?

A:	If Telewest shareholders approve the transactions contemplated by the Transfer Agreement and all the other conditions to the Financial Restructuring are satisfied, it is anticipated that you will receive one share of the common stock in New Telewest for every 804.4004 shares of Telewest that you hold at the close of business on the last day of trading before the effective date of the Telewest scheme. If you are a holder of Telewest ADRs at the close of business on the last day of trading before the effective date of the Telewest scheme, it is anticipated that you will receive one share of the common stock in New Telewest for every 4.022002 Telewest ADRs that you hold.

Q:	How do I vote if my shares are registered in my name?

A:	If you are a Telewest shareholder, a form of proxy for your use in connection with the extraordinary general meeting is enclosed with this shareholders’ circular and prospectus. Whether or not you propose to attend the extraordinary general meeting, you should complete and sign the attached form of proxy in accordance with the instructions in it. Completed forms of proxy should be returned to Telewest’s registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6UU, as soon as possible and in any event to be received not later than a.m. (UK time) on , 2004. The completion and return of the form of proxy will not preclude shareholders from attending the extraordinary general meeting and voting in person if they wish to do so.

Q:	How do I vote if my Telewest ADRs are registered in my name?

If you are a Telewest ADR holder, you may exercise voting rights with respect to the shares underlying your ADSs by completing the voting instruction card prepared by The Bank of New York, which is being delivered together with this shareholders’ circular and prospectus. Completed voting instruction cards should be returned to The Bank of New York, as depositary, at the address indicated on the card as soon as possible and in any event to be received not later than          a.m. (New York time) on                  , 2004.

The holders of Telewest ADRs evidencing ADSs can contact The Bank of New York, as depositary, at +1 212 815 2208 for additional information regarding voting their ADSs.

Q:	How do I vote if my Telewest shares or ADRs are not registered in my name?

A:	The mechanism for voting Telewest shares and ADRs registered in another person’s name will be the same as that applied to previous meetings of Telewest shareholders. After carefully reading and considering this shareholders’ circular and prospectus, you should consult with the relevant broker, nominee or registered holder, or your independent financial adviser, as appropriate.

Q:	If my broker is the record holder of my shares will my broker vote my shares for me?

A:	No. If you hold shares, your broker will not vote your shares without instructions from you. However, if you are not the registered holder of your shares, the registered holder may be entitled to vote your shares if you do not provide that holder with instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	If my broker is the record holder of my Telewest ADRs, will my broker vote the underlying shares for me?

No. If you hold Telewest ADRs through a broker in the United States, your broker will not be able to instruct the depositary as to how to vote the shares underlying the ADSs evidenced by your ADRs without instructions from you. You should instruct your broker to provide voting instructions to the depositary, following the instructions provided to you by your broker.

The Bank of New York, as depositary, will not itself exercise any voting discretion in respect of the shares underlying the ADSs.

Q:	If I hold shares, can I change my vote after I have mailed my signed form of proxy?

A:	Yes. Under the articles of association, you may revoke a proxy vote at any time up to one hour before the time of the extraordinary general meeting by delivering a valid, later-dated form of proxy to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6UU. If you attend and vote in person at the extraordinary general meeting, your vote will cancel any proxy vote previously given.

Q:	If I hold ADRs, can I change my vote after I have mailed my voting instructions card?

A:	If you are a registered holder of ADRs, you may contact The Bank of New York, as depositary, at +1 212 815 2208 for information on how to change your vote.

Q:	Will I be able to trade my Telewest shares or ADRs during the time between the date of this shareholders’ circular and prospectus and the effective date of the Financial Restructuring?

A:	Yes, you will be able to trade your Telewest shares or ADRs during the time between the date of this shareholders’ circular and prospectus and the last business day prior to the effective date of the Telewest scheme of arrangement described below under the heading “The Financial Restructuring.” The effective date for the Telewest scheme of arrangement is expected to be on or about , 2004.

Q:	What do I need to know?

A:	You are urged to read this entire shareholders’ circular and prospectus carefully and to consider how the Financial Restructuring affects you.

Q:	Whom do I contact with further questions?

A:	If you have further questions, you should contact:

Telephone Information Line

(UK):

(outside the UK):

The information line will be available between the hours of 8:30 a.m. to 5:30 p.m. (UK time) Monday to Friday after this shareholders’ circular and prospectus is mailed to Telewest shareholders.

SUMMARY

This summary highlights selected information from this shareholders’ circular and prospectus and may not contain all of the information that is important to you. To understand the Financial Restructuring fully and for a more complete description of the Financial Restructuring, you should carefully read this entire shareholders’ circular and prospectus, including any appendices and the other documents that are referred to in this shareholders’ circular and prospectus.

Parties to the Financial Restructuring

Telewest Communications plc

Telewest is a leader in the UK broadband communications and media sector. Telewest’s operations are divided into two main reporting segments: cable and content. The cable segment is further subdivided into a consumer sales division and a business sales division. The consumer sales division provides cable television, cable telephony and internet access services to residential customers. The business sales division focuses on a wide range of voice, data and managed solutions services for businesses. Telewest’s content segment supplies basic television channels and related services to the UK television broadcasting market.

Telewest uses its local distribution networks, its “national network” and its internet protocol services platform to handle the voice, video and data needs of its customers. Telewest had approximately 1.7 million residential subscribers and provided business telephony services to approximately 69,000 business customer accounts as at December 31, 2003.

Telewest Global, Inc.

Telewest Global, Inc., or New Telewest, was incorporated in the US state of Delaware on November 12, 2003 as a wholly owned subsidiary of Telewest. As a result of the Financial Restructuring of Telewest, New Telewest will become the holding company for the operating companies that currently carry on the business of Telewest. Currently, New Telewest has no assets, other than the shares of Telewest UK Limited, or Telewest UK, a subsidiary newly formed under the laws of England and Wales. Telewest UK currently has no assets. Neither New Telewest nor Telewest UK has any operating history.

The principal executive offices of Telewest and New Telewest are located at 160 Great Portland Street, London W1W 5QA, United Kingdom. The telephone number for Telewest and New Telewest is (+44) 20 7299 5000.

The Financial Restructuring

Since Telewest’s flotation in 1994, it has incurred substantial operating and net losses and has incurred substantial borrowings principally to fund the capital costs of its network construction and operations and the acquisition of UK cable assets. Telewest incurred these substantial borrowings during a period when the UK cable industry, which has a considerably shorter history than its US counterpart, was being established. Borrowings generally reflected expectations for growth that were based on subscription levels experienced by US cable companies during similar stages of their development, the anticipated impact of regulatory and technological changes in the UK which permitted Telewest to offer telephony and internet services in addition to cable television, and a belief that Telewest would be able to refinance existing debt as it matured. Penetration rates for services offered by Telewest and other UK cable companies have not, however, historically equalled penetration rates achieved in the US and revenues from these services have in aggregate been considerably lower than expected. In addition, in the first half of 2002, a series of circumstances, including the well-publicized downturn in the telecommunications, media and technology sector, increasingly tight capital markets, and the downgrading of Telewest’s corporate credit ratings in March and April 2002, severely limited Telewest’s access to financing and consequently impaired Telewest’s ability to service its debt and refinance its existing debt obligations. In response to these developments, in April 2002 Telewest began exploring a number of options to address its funding requirements, including discussions with, among others, an ad hoc committee of its noteholders, referred to as the Bondholder Committee, and its senior lenders, referred to as the Senior Lenders (where the context requires Senior Lenders also refers to the senior lenders under the proposed amended senior secured credit facility).

After extensive negotiations with the Bondholder Committee, the Senior Lenders and other creditors of Telewest, the terms, conditions and structure of the Financial Restructuring were substantially agreed between the Bondholder Committee, W.R. Huff Asset Management Co. L.L.C., the Senior Lenders and certain major shareholders. Among other things, completion of the Financial Restructuring will result in:

•	the cancellation of all of the outstanding notes and debentures of Telewest and its finance subsidiary, Telewest Finance (Jersey) Limited, or Telewest Jersey, in return for the distribution of 98.5% of the common stock of New Telewest, and the distribution of the remaining 1.5% of the common stock of New Telewest to Telewest’s eligible shareholders. This will reduce the total outstanding indebtedness of the business by approximately £3.8 billion to approximately £2.0 billion and significantly reduce interest expense;

•	the execution of a senior secured credit facility;

•	the reorganization of Telewest’s corporate structure under New Telewest, a holding company incorporated in the state of Delaware; and

•	the cessation of dealings in Telewest shares on the London Stock Exchange and Telewest ADRs on the Nasdaq National Market, and the quotation of New Telewest’s common stock on the Nasdaq National Market.

As soon as practicable upon completion of the Financial Restructuring, Telewest and Telewest Jersey are expected to be placed in solvent liquidation by their respective shareholders.

Completion of the Financial Restructuring is subject to a number of conditions that will need to be satisfied or waived subsequent to the date of this shareholders’ circular and prospectus. These conditions include the following:

•	the shareholder approval being solicited by this shareholders’ circular and prospectus;

•	creditor approval of the Telewest and Telewest Jersey schemes;

•	court approval of the Telewest and Telewest Jersey schemes;

•	the satisfaction of the conditions to the schemes by the later of , 2004 or 60 days after any vote by scheme creditors, subject to such vote occurring on or before , 2004;

•	the grant by a US Bankruptcy Court of discretionary orders enjoining claims in the United States against Telewest and Telewest Jersey;

•	satisfaction of all of the conditions precedent to the proposed amended senior secured credit facility, or any alternative refinancing, or their satisfaction being conditional only on the effectiveness of the schemes of arrangement; and

•	the termination by Liberty Media of its relationship agreement with Telewest.

If the Financial Restructuring is not completed, Telewest’s Senior Lenders may seek to enforce their security interest over the majority of Telewest’s assets through the appointment of a receiver for the shares of Telewest Communications Networks Limited, or TCN, held by Telewest or an administrative receiver for TCN. If Telewest’s board of directors is not able to satisfy itself within a short period of time that an alternative financial restructuring would likely be successful, the directors are likely to have little alternative but to petition for some form of insolvency procedure for Telewest in order to protect Telewest’s assets for the benefit of all of Telewest’s creditors. This is likely to consist of either administration or insolvent liquidation.

A summary of some of the changes contemplated by the Financial Restructuring is provided below.

Prior to the Financial Restructuring	Following the Financial Restructuring

•        Total outstanding indebtedness of
approximately £5.8 billion (consisting of bank debt, principal and interest on Telewest’s notes and debentures, and capital leases)

•        English holding company with shares traded
on the London Stock Exchange and ADRs
traded on the Nasdaq National Market

•        Total outstanding indebtedness of approximately £2.0 billion (consisting of bank debt and capital leases)

•        Delaware holding company with shares traded on the Nasdaq National Market

•        New Telewest shareholding

—     98.5% held by certain Telewest creditors

—     1.5% held by Telewest shareholders

•        New Telewest will have a board of directors composed of the Chairman of Telewest and eight other directors initially designated by certain noteholders

Group structure immediately prior to the Financial Restructuring	Group structure following the Financial Restructuring, but before liquidation of Telewest and Telewest Jersey

Group structure

after liquidation of Telewest and Telewest Jersey

It is anticipated that Telewest shareholders will receive one share of New Telewest common stock for every 804.4004 shares of Telewest that they own at the close of business on the last day of trading in Telewest shares prior to the effective date of the Telewest scheme. It is anticipated that ADR holders will receive one share of New Telewest common stock for every 4.022002 ADRs that they hold. Telewest shareholders and ADR holders entitled to a fraction of a New Telewest share will receive cash in lieu of that fractional interest. For additional details on the distribution of Telewest common stock see “The Financial Restructuring—Settlement Mechanics and Treatment of Fractional Share Interests” below.

Rights of Shareholders

There are differences between your rights as a shareholder under the laws of England and Wales and your rights as a stockholder under Delaware law. There are also differences between Telewest’s memorandum and articles of association and New Telewest’s certificate of incorporation and by-laws. You are encouraged to read the sections entitled “Description of the New Telewest Capital Stock” and “Comparison of Rights of Shareholders” for a more detailed description of the New Telewest common stock and the differences between your rights as a Telewest shareholder under the laws of England and Wales and your rights as a New Telewest stockholder under Delaware law.

Information about the Extraordinary General Meeting and Voting

The extraordinary general meeting of Telewest’s shareholders will be held at          a.m. (UK time) on                  , 2004 at         , for the purpose of considering a resolution to approve the transfer of substantially all of the assets of Telewest to Telewest UK, a wholly owned subsidiary of New Telewest, in accordance with the terms of an agreement referred to as the Transfer Agreement. Only holders of record of Telewest shares at          a.m. (UK time) on                  , 2004 are entitled to attend and vote at the Telewest extraordinary general meeting.

Each Telewest share is entitled to one vote. The resolution approving the transactions contemplated by the Transfer Agreement will be passed if more than 50% of the votes cast are in favor of the resolution. Liberty Media and IDT, which together currently own over 48% of Telewest’s share capital, are expected to enter into voting agreements to vote the shares they hold in favor of the resolution.

Board Recommendation Relating to the Financial Restructuring

The Telewest directors are of the opinion that the transfer of substantially all of Telewest’s assets in accordance with the terms of the Transfer Agreement, in the context of the Financial Restructuring, is in the best interests of Telewest’s shareholders as a whole and recommend that Telewest shareholders vote in favor of the resolution set out in the accompanying notice of extraordinary general meeting.

In making its determination, Telewest’s board of directors considered a number of factors. These are described in detail below under the heading “The Financial Restructuring—Factors Considered by the Telewest Board.”

Citigroup Global Markets Limited and Gleacher Shacklock Limited have advised Telewest’s board of directors that the Financial Restructuring is fair from a financial point of view to Telewest’s shareholders, as described under the heading “The Financial Restructuring—Opinion of Telewest’s Financial Advisors.” In providing their advice, Citigroup and Gleacher have relied upon Telewest’s directors’ commercial assessments of the Financial Restructuring.

Interests of Certain Persons in the Financial Restructuring

Directors and Executive Officers

When considering the recommendation of Telewest’s directors, you should be aware that some of Telewest’s directors and executive officers have interests in the Financial Restructuring that are different from, or in addition to, your interests as shareholders. For example:

•	some of Telewest’s executive officers will receive shares in Telewest entitling them to shares in New Telewest as a result of the acceleration of share and option schemes in connection with the Financial Restructuring, although, in aggregate, Telewest’s executive officers will beneficially own less than 1% of the share capital of Telewest prior to the Financial Restructuring and less than 1% of the outstanding common stock of New Telewest after the Financial Restructuring;

•	Cob Stenham, who is currently Chairman of the board of Telewest, is also Chairman of the board of New Telewest;

•	Barry Elson, who is currently the Acting Chief Executive Officer of Telewest, is also President, Acting Chief Executive Officer and a director of New Telewest;

•	Stephen Cook, who is a director of Telewest, and Neil Smith are executive officers of both Telewest and New Telewest; and

•	Telewest’s employment agreement with Stephen Cook, Telewest’s Group Strategy Director and General Counsel and New Telewest’s Vice President, Group Strategy Director and General Counsel, is capable of being terminated at his option, with immediate effect, at any time within 90 days of the completion of the Financial Restructuring.

See “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Directors and Executive Officers.”

Noteholders and Shareholders

The members of the Bondholder Committee, W.R. Huff, Liberty Media and IDT are each expected to enter into voting agreements with Telewest and Telewest Jersey. The voting agreements will supersede, in part, a term sheet, signed on September 12, 2003, among the same parties that sets out the general terms for the Financial Restructuring. These parties have interests in the Financial Restructuring that are different from, or in addition to, your interests as shareholders. For example:

•	Liberty Media and IDT in aggregate beneficially own over 48% of Telewest’s share capital and are expected to enter into voting agreements under which they will agree to vote the shares they hold in favor of the resolution approving the asset transfer contemplated by the Transfer Agreement;

•	the members of the Bondholder Committee, W.R. Huff and Liberty Media (who, Telewest has been informed, together hold or have the right to vote in aggregate over 60% of the aggregate principal amount of Telewest’s outstanding notes and debentures and hold or have the right to vote in aggregate over % of the aggregate principal amount of Telewest Jersey’s outstanding notes) are also expected to enter into voting agreements under which they will agree to vote all of the claims in respect of the notes and debentures that they own in favor of the relevant scheme of arrangement; and

•	most of the current directors of New Telewest were designated by members of the Bondholder Committee and W.R. Huff, although none of these parties will have any further special rights in respect of the election of directors of New Telewest after the effective date of the Financial Restructuring.

See “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders.”

Costs and Expenses of the Financial Restructuring

The total costs and expenses of the Financial Restructuring have been summarized under the heading “The Financial Restructuring—Costs of the Financial Restructuring”.

Opinion of Telewest’s Financial Advisors

On March 9, 2004, Citigroup Global Markets Limited and Gleacher Shacklock Limited delivered a written opinion to the directors of Telewest that, as of March 9, 2004 and based upon and subject to the matters set forth in the opinion and such other matters as Citigroup and Gleacher considered relevant, the Financial Restructuring is fair, from a financial point of view, to holders of Telewest shares.

A copy of the opinion of Citigroup and Gleacher is attached as Appendix A to this shareholders’ circular and prospectus. You should read the opinion in its entirety for information about the assumptions made and matters considered by Citigroup and Gleacher in rendering their opinion.

Regulatory Filings and Approvals

Telewest is not aware of any material governmental or regulatory approval required for completion of the Financial Restructuring, other than the effectiveness under the US Securities Act of 1933, as amended, of the registration statement of which this shareholders’ circular and prospectus is a part, the effectiveness of the Telewest and Telewest Jersey schemes of arrangement under the English Companies Act 1985, the effectiveness of the Telewest Jersey schemes under the Companies (Jersey) Law Act 1991, as amended, and compliance with applicable laws of the state of Delaware, the United States, England and Wales, and Jersey.

Appraisal Rights

Telewest is organized under the laws of England and Wales. Under the laws of England and Wales, Telewest shareholders do not have appraisal rights for their shares.

Material Tax Consequences

Telewest and New Telewest will receive the opinion of KPMG that, collectively, the (i) transfer of assets by Telewest to Telewest UK, (ii) issue of common stock by New Telewest to an escrow agent for the benefit of the shareholders and creditors of Telewest, including the holders of Telewest and Telewest Jersey notes and debentures, and (iii) liquidations of Telewest and Telewest Jersey, taken together, should constitute a tax free “reorganization” within the meaning of Section 368(a)(1) of the US Internal Revenue Code of 1986, as amended. In general, shareholders will recognize no gain or loss by reason of the Financial Restructuring, except in respect of any cash received in lieu of shares or fractional shares. For information relating to the material tax consequences of the Financial Restructuring to Telewest shareholders, see “Material United States Federal Tax Consequences” and “Material United Kingdom Tax Consequences.”

Summary Historical Financial Information of Telewest

The following table presents summary historical financial information from Telewest’s historical consolidated financial statements and selected operating data for the periods presented. This information should be read together with Telewest’s consolidated financial statements included elsewhere in this shareholders’ circular and prospectus and the information provided in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Telewest has historically presented its financial statements both on the basis of generally accepted accounting principles in the United States, or US GAAP, and on the basis of generally accepted accounting principles in the United Kingdom, or UK GAAP. Telewest’s and its consolidated subsidiaries’ financial statements included in this shareholders’ circular and prospectus have been prepared in accordance with US GAAP and are presented in pounds sterling, which is Telewest’s operating currency. The financial statements of New Telewest, which is a Delaware corporation, will in the future be prepared in accordance with US GAAP and presented in pounds sterling. New Telewest will not present its financial statements on the basis of UK GAAP in the future.

Subsequent to the issuance of its consolidated financial statements as of and for the year ended December 31, 2002, Telewest determined the need to adjust the classification of debt previously reflected as long term in the consolidated balance sheet (£1.8 billion at December 31, 2002), to write off associated deferred financing costs of £11 million and to account for default interest in respect of unpaid interest on defaulted notes and debentures (£2 million at December 31, 2002). As a result of the adjustments, the information presented in the following table with respect to the year ended December 31, 2002 differs from that initially presented in Telewest’s filings with the US Securities and Exchange Commission. See Note 3 to Telewest’s consolidated financial statements on page F-15 of this shareholders’ circular and prospectus.

After completion of the Financial Restructuring, the financial statements of New Telewest will reflect the application of “fresh start” accounting as described in Statement of Position “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7, issued by the American Institute of Certified Public Accountants. The adoption of “fresh start” accounting will result in the determination of the reorganization value of New Telewest and the allocation to assets in conformity with the procedures specified by Financial Accounting Standards Board, or FASB, Statement No. 141 and each liability will be stated at the then present value of the amount to be repaid. “Fresh start” accounting is expected to change the value of New Telewest’s tangible and intangible assets with an associated change in its future depreciation and amortization expense as compared to Telewest’s financial statements included elsewhere in this shareholders’ circular and prospectus.

Financial information and operating data for New Telewest is not included, because it did not conduct business during any of the periods discussed below and has no substantial assets or liabilities.

	Year ended December 31,
	1999(1)	2000(2)	2001	2002 Restated	2003	2003(3)
	(in millions)
Statement of Operations Data:
Total revenue	£786	£1,069	£1,254	£1,283	£1,298	$2,316
Operating costs and expenses	(964)	(1,428)	(2,375)	(3,723)	(1,278)	(2,280)

Operating (loss)/profit	(178)	(359)	(1,121)	(2,440)	20	36
Other (expense)/income, net	(50)	(17)	(203)	151	301	537
Interest expense (including amortization of debt discount)(4)	(313)	(385)	(487)	(528)	(488)	(871)
Tax benefit/(expense)	–	6	70	28	(16)	(29)

Net loss(4)	£(541)	£(755)	£(1,741)	£(2,789)	£(183)	$(327)

Balance Sheet Data (as of end of year):
Cash and cash equivalents	£65	£60	£14	£390	£427	$762
Working capital(5)	(194)	(170)	(305)	(500)	(711)	(1,269)
Total assets	4,568	7,324	6,332	4,095	3,889	6,939
Total debt (including short term)(6)	3,130	4,254	4,897	5,450	5,293	9,444
Capital leases (including short term)	138	245	238	204	140	250
Shareholders’ equity/(deficit)	953	2,145	451	(2,386)	(2,558)	(4,564)

Other Data:
Depreciation	£305	£423	£469	£495	£389	$694
Impairment of fixed assets	–	–	–	841	–	–
Amortization	62	147	183	–	–	–
Impairment of goodwill	–	–	766	1,445	–	–
Capital expenditure(7)	463	525	546	447	228	406

	Year ended December 31,
	1999(1)	2000(2)	2001	2002	2003
Operating Data (as of end of year):
Total residential subscribers	1,585,566	1,691,341	1,765,619	1,758,625	1,730,438
Household penetration	35.7%	35.3%	37.5%	37.4%	37.0%
Percentage triple-service subscribers(8)	n/a	0.3%	3.3%	10.4%	16.8%
Total cable television subscribers	1,155,560	1,249,610	1,341,784	1,293,811	1,272,064
Total residential telephony subscribers	1,416,697	1,538,140	1,615,809	1,614,324	1,600,033
Total internet subscribers	60,306	287,263	388,451	540,445	647,986
Business customer accounts	58,347	66,507	72,934	73,746	69,269
Flextech share of basic viewing(9)	n/a	23.1%	20.4%	20.4%	19.3%

(1)	Includes results of operations of Cable London PLC from November 23, 1999 (the date Telewest acquired the 50% of Cable London it did not already own).
(2)	Includes results of operations of Flextech from April 19, 2000 (the date Telewest acquired Flextech) and the results of Eurobell (Holdings) PLC from November 1, 2000 (the date Telewest acquired Eurobell).
(3)	The economic environment in which Telewest operates is the United Kingdom, and therefore its reporting currency is pounds sterling (£). Some of the financial information as of and for the year ended December 31, 2003 has been translated into US dollars ($). The US dollar amounts are unaudited and presented solely for the convenience of the reader, at the rate of $1.7842 = £1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 2003. The presentation of the US dollar amounts should not be construed as a representation that the sterling amounts could be so converted into US dollars at the rate indicated or at any other rate.
(4)	In April 2002, the US Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard (or SFAS) 145, “Rescission of FASB Statements 4, 44 and 64, Amendment of FASB 13, and Technical Corrections.” SFAS 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. Telewest has adopted this standard from January 1, 2002 and reclassified £15 million and £20 million from extraordinary items to interest expense for the years ended December 31, 2001 and 1999, respectively. No material adjustments were required in 2000 or 2002.

(5)	Includes trade and other receivables, prepaids and inventory less accounts payable, other liabilities inclusive of capital accruals and deferred income.
(6)	Excludes capital lease obligations.
(7)	Represents cash paid for property and equipment, net of cash received upon dispositions of property and equipment, of £5 million, £2 million, £2 million, £1 million and £0, respectively, for the years presented.
(8)	Triple-service subscribers are those subscribers who take all three of Telewest’s cable television, residential telephony and broadband internet services.
(9)	Basic viewing over 24 hours in pay-television homes.

Summary Pro Forma Financial Information

The following table presents summary unaudited pro forma condensed consolidated financial information, which has been derived from Telewest’s unaudited pro forma condensed consolidated financial statements included elsewhere in this shareholders’ circular and prospectus, and has been prepared to reflect adjustments to Telewest’s historical financial information to give effect to the Financial Restructuring.

The table reflects the adoption of “fresh start” accounting as set out in SOP 90-7 as if the Financial Restructuring had occurred at January 1, 2003 for purposes of the Statement of Operations Data and as of December 31, 2003 for purposes of the Balance Sheet Data. Under “fresh start” accounting, Telewest will determine the reorganization value of its assets and the present value of its liabilities. Telewest has substantially completed this process and the results of the review are included in the unaudited pro forma condensed consolidated financial statements. However, these results are only an indication of the likely outcome of this process and may be subject to further change, although Telewest does not expect the final valuations and allocations to differ materially from those presented.

The reorganization and “fresh start” adjustments are based upon available information and assumptions that Telewest believes were reasonable at the time made. The unaudited pro forma condensed consolidated financial statements do not purport to present Telewest’s results of operations and financial position had its emergence from the Financial Restructuring occurred on the dates specified, nor are they necessarily indicative of the result of operations or financial position that New Telewest may report in the future.

This information should be read together with Telewest’s consolidated financial statements included elsewhere in this shareholders’ circular and prospectus and the information provided in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year ended December 31, 2003	Year ended December 31, 2003(1)
	(in millions, except per share data)
	(unaudited)
Statement of Operations Data:
Total revenue	£1,298	$2,316
Operating costs and expenses	(1,422)	(2,537)

Operating loss	(124)	(221)
Other (expense)/income, net	23	41
Interest expense (including amortization of debt discount)	(212)	(378)
Tax expense	(16)	(29)

Net loss	£(329)	$(587)

Basic and diluted loss per ordinary share(2)	£(1.34)	$(2.40)
Weighted average number of ordinary shares	245	245

Balance Sheet Data (at period end):
Cash and cash equivalents	£204	$364
Working capital	(359)	(640)
Total assets	4,703	8,391
Total debt and capital leases (including short term)	1,987	3,545
Total shareholders’ equity	2,054	3,665
Other Data:
Depreciation	500	892

(1)	The economic environment in which Telewest operates is the United Kingdom, and therefore its reporting currency is pounds sterling (£). Some of the financial information for the year ended December 31, 2003 has been translated into US dollars ($). The US dollar amounts are unaudited and presented solely for the convenience of the reader, at the rate of $1.7842 = £1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 2003. The presentation of the US dollar amounts should not be construed as a representation that the sterling amounts could be so converted into US dollars at the rate indicated or at any other rate.
(2)	Assumes that 245 million shares of the common stock of New Telewest were outstanding throughout the year.

RISK FACTORS

Investments in Telewest’s and New Telewest’s securities involve risks. Investors should carefully consider the following discussion of risks and the other information in this shareholders’ circular and prospectus. The risks and uncertainties described below are not the only ones facing Telewest and New Telewest.

After completion of the Financial Restructuring, New Telewest will continue to be subject to significant risks.

Telewest has historically been unable to fund its operations through operating cash flow, and New Telewest may not be able to fund its operations through operating cash flow in the future.

Telewest has historically not been able to fund its operating expenses, capital expenditures and debt payment obligations through operating cash flow and has therefore incurred substantial indebtedness. After the Financial Restructuring, New Telewest will continue to be required to devote a significant portion of its cash flow from operations to senior debt obligations under the proposed amended senior secured credit facility and to capital expenditures, thereby reducing funds available for other purposes. Although interest payments will be significantly reduced after the cancellation of Telewest’s outstanding notes and debentures, it is possible that New Telewest may continue to incur losses and may not achieve or sustain sufficient cash flow in the future for the payment of interest, the meeting of capital expenditure needs and/or other purposes. If New Telewest’s operating cash flow is not sufficient to meet its operating expenses, capital expenditures and debt payment obligations, it may be forced to raise cash or reduce expenses by doing one or more of the following:

•	increasing, to the extent permitted, the amount of borrowings under the proposed amended senior secured credit facility, or any alternative refinancing;

•	restructuring or refinancing its indebtedness prior to original maturity;

•	delaying or reducing capital expenditures necessary to maintain its network and respond to technological developments and increased competition;

•	selling or disposing of some of its assets, possibly on unfavorable terms;

•	revising or delaying the implementation of its strategic plans; or

•	foregoing business opportunities, including acquisitions and joint ventures.

New Telewest could also be forced to seek additional equity capital, which could dilute the interests of the holders of its common stock.

New Telewest cannot be sure that any of the above actions would be sufficient to fund its operations.

New Telewest’s obligations to service its substantial indebtedness will significantly reduce available cash flow, impact its ability to obtain additional financing and limit its flexibility in reacting to competitive and technological changes.

After giving effect to the Financial Restructuring, New Telewest and its subsidiaries will have substantial indebtedness and may incur additional indebtedness in the future. On a pro forma consolidated basis, New Telewest and its subsidiaries would have had approximately £2.0 billion of indebtedness, including approximately £1.84 billion under the proposed amended senior secured credit facility, outstanding as of December 31, 2003. New Telewest’s substantial consolidated level of indebtedness, and associated interest payment obligations, will:

•	limit cash flow available for general corporate purposes, including any acquisitions;

•	limit its ability to obtain necessary financing for working capital, capital expenditure or business opportunities and to implement its business strategies;

•	limit its flexibility in reacting to competitive, technological and other changes;

•	expose it to a risk that a decrease in net cash flows due to economic developments or adverse developments in its business could make it difficult or impossible to meet senior debt payment obligations; and

•	expose it to risks inherent in interest rate fluctuations.

New Telewest’s operations and financing activities will be restricted by covenants in the proposed amended senior secured credit facility.

The proposed amended senior secured credit facility expected to be entered into by New Telewest’s subsidiary, Telewest Communications Networks Limited, or TCN, will contain a number of significant restrictions and covenants that limit New Telewest’s, TCN’s and their subsidiaries’ ability to:

•	acquire businesses or assets;

•	engage in mergers, consolidations and asset dispositions;

•	make capital expenditures and investments;

•	enter into debt and preferred equity financings;

•	pay dividends or redeem or repurchase capital stock;

•	amend debt and other material agreements; and

•	sell equity of, or receive distributions from, subsidiaries.

TCN will also be required to comply with specified financial ratios and performance covenants. There will also be significant restrictions on New Telewest’s and Telewest UK’s ability to engage in activities other than acting as holding companies. These restrictions could affect New Telewest’s ability to operate its business and may limit its ability to take advantage of potential business opportunities as they arise.

Any alternative refinancing arrangements are likely to include similar or additional restrictions.

In addition to any bank facility refinancing, New Telewest may enter into other debt financing arrangements that impose similar or additional restrictions.

If New Telewest is unable to comply with the financial and performance covenants in the proposed amended senior secured credit facility, the lenders under that agreement, referred to as the Senior Lenders, could impose additional restrictions on New Telewest or accelerate repayment of all amounts due under that facility.

New Telewest’s ability to comply with the financial and performance covenants in the proposed amended senior secured credit facility will depend on a number of factors, including its operating performance, the level of interest rates, its subsidiaries’ ability to use Telewest’s net operating losses for tax purposes and cash flow, as well as other factors that it may have failed to anticipate or that are beyond its control.

If New Telewest, TCN and the other New Telewest subsidiaries that are a party thereto do not comply with these or other covenants and restrictions contained in the proposed amended senior secured credit facility, and other agreements governing their existing or future indebtedness, they would be in default under those agreements. As a result of a default, the Senior Lenders could cause all of the outstanding indebtedness under the proposed amended senior secured credit facility to become due and payable, require New Telewest to apply all of its cash to repay the indebtedness or prevent New Telewest from making debt service payments on any other indebtedness it owes. If its indebtedness is accelerated, New Telewest may not be able to repay its debt or borrow sufficient funds to refinance that debt. In addition, any default under the proposed amended senior secured credit facility, or agreements governing its other existing or future indebtedness, is likely to lead to an acceleration of indebtedness under any other debt instruments that contain cross-acceleration or cross-default provisions. If the indebtedness under the proposed amended senior secured credit facility is accelerated, New Telewest is unlikely to have sufficient assets to repay that debt, or other indebtedness then outstanding.

Any alternative refinancing arrangements are likely to include financial and performance covenants similar to those in the proposed amended senior secured credit facility. In the event that New Telewest is unable to comply with these covenants, the relevant lenders could impose additional restrictions on New Telewest or accelerate payment of all amounts due under such arrangements.

New Telewest may not be able to refinance the proposed amended senior secured credit facility at its final maturity.

The proposed amended senior secured credit facility will consist of total committed credit facilities of approximately £2.03 billion, most of which will mature on December 31, 2005. New Telewest does not expect to be able to generate sufficient free cash flow to be able to repay that debt on December 31, 2005 and will therefore need to refinance a substantial portion of the proposed amended senior secured credit facility before that date. If New Telewest is unable to refinance the proposed amended senior secured credit facility, the Senior Lenders would be entitled to accelerate all outstanding indebtedness under the facility and could also seek to enforce their security interest over substantially all of New Telewest’s assets.

Telewest is currently in default on various operating contracts and may take steps in connection with the Financial Restructuring that will result in additional defaults or breaches.

Telewest’s failure to pay interest on its outstanding notes and debentures has resulted in defaults or breaches under some of its operating contracts. Steps taken in connection with the Financial Restructuring also have resulted, and may result in the future, in additional defaults or breaches. Material contracts currently in default or breach and likely to be the subject of future defaults or breaches include:

•	Telewest’s interconnection agreements with British Telecommunications plc, which govern the terms of the interconnection of its network with British Telecommunications’ network;

•	certain of Telewest’s master leasing agreements and finance leases, which provide it with financing to purchase equipment necessary to operate its business; and

•	certain of Telewest’s real estate leases relating to its corporate headquarters, call centers and technical facilities.

These defaults or breaches may give the counterparty the right to terminate the relevant operating contract. If material operating contracts are terminated, or renegotiated on less favorable terms, New Telewest could lose assets or commercial contracts important to its business. Any such event could result in disruption of operations, increased costs, loss of subscribers or revenues, and other adverse consequences to New Telewest’s business, the impact of which cannot be predicted or quantified. The most important unquantifiable consequence would be the loss of key operational contracts and relationships.

Adverse publicity relating to the Financial Restructuring and the financial condition of New Telewest and other participants in the markets in which it operates may adversely affect New Telewest’s customer and supplier relationships and market perception of its business.

Adverse publicity relating to the Financial Restructuring and the financial condition of New Telewest, other cable and pay-television operators, and alternative telecommunications carriers may materially adversely affect New Telewest’s business by making it difficult to convince customers to continue with, or to subscribe to, New Telewest’s services and making suppliers demand quicker payment terms or not extend normal trade credit, all of which could further materially adversely affect New Telewest’s working capital position. In addition, suppliers may choose not to continue to supply New Telewest with products and services and New Telewest may find it difficult to obtain new or alternative suppliers. Ongoing negative publicity may also have a long-term negative effect on the Telewest brand name, which could make it more difficult for New Telewest to market products and services in the future.

New Telewest and Telewest UK will be holding companies and will depend upon cash from their subsidiaries to meet their obligations.

After the Financial Restructuring, New Telewest will be a holding company with no independent operations or significant assets other than its investments in and advances to subsidiaries. In order to meet its obligations, New Telewest will rely on receiving sufficient cash from its subsidiaries. New Telewest’s subsidiaries will be restricted by the covenants in the proposed amended senior secured credit facility from paying dividends, repaying loans and making other distributions to New Telewest and Telewest UK. In particular, the proposed amended senior secured credit facility would generally restrict the funds available to New Telewest from TCN to £5 million a year and would limit the use of such funds. Future debt instruments may contain similar restrictions that may prevent New Telewest from meeting its obligations.

Moreover, Telewest UK expects to indemnify Telewest and Telewest Jersey for any of their obligations not compromised pursuant to the Telewest and Telewest Jersey schemes, except certain expenses of Telewest’s shareholders and noteholders arising as a result of the Financial Restructuring, and will rely on funds provided by its subsidiaries in meeting its obligations under that indemnity. Covenants in the proposed amended senior secured credit facility will severely restrict the funds available to Telewest UK to meet the indemnity obligation.

The new directors of New Telewest may change Telewest’s current long-range plan.

When the Financial Restructuring is completed, New Telewest’s board of directors will include only one director who is currently on Telewest’s board of directors, Cob Stenham. All of the remaining New Telewest directors have been designated by certain of the existing principal holders of Telewest’s notes and debentures. In addition, it is contemplated that New Telewest will work together with certain of those noteholders to develop an operating business plan based on Telewest’s current long-range plan through the fiscal year 2005. As a result, it is likely that New Telewest will make changes (which could be material) to the business, operations and current long-range plan of Telewest described in this shareholders’ circular and prospectus. It is impossible to predict what these changes will be and the impact they will have on New Telewest’s future results of operations and its share price.

New Telewest may be subject to taxation in multiple jurisdictions.

If New Telewest is deemed to have its place of central management and control in the United Kingdom, it will be subject to taxation in both the United States and the United Kingdom. If that is the case, New Telewest’s effective tax rate and aggregate tax liability will be affected by a number of factors, including differences in tax rates in the United States and the United Kingdom, tax treaties between the United States and the United Kingdom, and future changes in the law. As a result, New Telewest may pay income taxes in one jurisdiction for a particular period even though on an overall basis it incurred a net loss for that period or may otherwise have a higher aggregate tax liability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Accounting Impact of the Financial Restructuring—Future Income Subject to United States Federal Income Tax.”

It may be difficult to compare New Telewest’s future financial statements as a result of “fresh start” accounting.

In connection with the Financial Restructuring, New Telewest will adopt “fresh start” accounting in accordance with SOP 90-7 as of the effective date of the Telewest scheme. Under SOP 90-7, New Telewest will establish a new accounting basis, and record its existing assets and liabilities at their respective fair values. As a result, New Telewest’s balance sheet and results of operations after the Financial Restructuring will not be comparable in many material respects to the balance sheet or results of operations reflected in Telewest’s historical financial statements for periods prior to the effective date of the Telewest scheme, included elsewhere in this shareholders’ circular and prospectus. In addition, the final results of operations of Telewest will probably include a gain on the extinguishment of Telewest’s outstanding notes and debentures. This may make it more difficult to compare New Telewest’s performance with the historical performance of Telewest.

Following the Financial Restructuring, a significant percentage of the outstanding shares of New Telewest common stock may be held by a small number of stockholders, who may have conflicts of interest.

Following the Financial Restructuring, it is anticipated that some Telewest bondholders, including potentially some or all of the bondholders who have designated a member of New Telewest’s initial board of directors, will become significant stockholders of New Telewest. As a result of these relationships, when conflicts arise between the interests of significant stockholders and the interests of New Telewest’s other stockholders, directors designated by the affected significant stockholders may not be disinterested. These stockholders may also have or make significant investments in other telecommunications companies, including NTL, Inc. and BSkyB. This may result in conflicts of interest. Actions these stockholders take relating to these investments may conflict with the interests of New Telewest’s other stockholders. Under Delaware law, transactions that New Telewest enters into in which a director has a conflict of interest are generally permissible as long as the material facts as to the director’s or officer’s relationship to or interest in the transaction are disclosed to New Telewest’s board of directors and a majority of its disinterested directors approves the transaction, or the transaction is otherwise fair to New Telewest.

If the UK merger control regime applied to the Financial Restructuring, it would require substantial management and financial resources and could require divestment by major stockholders.

The UK merger control regime could potentially be triggered by the Financial Restructuring in the event that any one New Telewest stockholder acquires sufficient shares of New Telewest common stock and rights of control to materially influence the commercial policy of New Telewest. If the UK merger control regime were to be triggered by the Financial Restructuring, it could result in an investigation. Any UK merger investigation would require substantial management and financial resources that would otherwise be devoted to New Telewest’s business. If the transaction were found to result in a substantial lessening of competition or, following intervention by the Secretary of State, to be contrary to the public interest, sanctions could result in one or more major stockholders being required to divest all or a portion of their interests in New Telewest which could adversely affect the market for New Telewest common stock.

There is a risk that even if you vote in favor of the resolution necessary to complete the Financial Restructuring, the Financial Restructuring will not be completed.

The Financial Restructuring is unlikely to be implemented if Liberty Media and IDT Corporation do not vote in favor of the resolution necessary to complete the Financial Restructuring.

IDT and Liberty Media beneficially own over 23% and 25%, respectively, of Telewest’s outstanding share capital. IDT and Liberty Media are expected to enter into voting agreements with Telewest by which they will agree, among other things, to vote in favor of the shareholder resolution required for completion of the Financial Restructuring. The voting agreements currently contemplate that they may be terminated if certain events occur that would cause the Financial Restructuring to fail to be completed. If IDT and Liberty Media do not vote in favor of the shareholder resolution, the Financial Restructuring is unlikely to be implemented as currently contemplated. For additional information regarding the voting agreements see “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements.”

Approval of the Financial Restructuring is not assured and, even if Telewest’s shareholders approve the transactions necessary to implement the Financial Restructuring, there is a risk that the Financial Restructuring may not be completed.

The Financial Restructuring is subject to a number of conditions and uncertainties, in addition to the shareholder approval being solicited by this shareholders’ circular and prospectus, over which Telewest has limited control. For example, Telewest has received notice from some of the holders of its notes denominated in pounds sterling of their intention to object in the High Court hearings relating to the Telewest scheme to the currency exchange rate to be used for the purposes of allocating New Telewest common stock to scheme creditors. If any one of the conditions to the Financial Restructuring is not met, the Financial Restructuring may not be completed, in which case the Senior Lenders and other creditors of Telewest may accelerate outstanding indebtedness, commence receivership or administration proceedings and exercise other remedies. Under these circumstances, Telewest’s directors may have no option but to take steps to put Telewest into administration or insolvent liquidation.

For additional information on the conditions to completion of the Financial Restructuring see “Summary—The Financial Restructuring,” “The Financial Restructuring—Structure of the Financial Restructuring” and “Proposed Amended Senior Secured Credit Facility.”

If the conditions precedent to the effectiveness of New Telewest’s proposed amended senior secured credit facility are not satisfied or waived, the Financial Restructuring may not be completed.

Completion of the Financial Restructuring is conditional on New Telewest having entered into the proposed amended senior secured credit facility or an alternative refinancing facility. The proposed amended senior secured credit facility agreement will require that the conditions set forth in a commitment letter be met, or waived, and that the Senior Lenders have not exercised their termination rights pursuant to that letter. See “Proposed Amended Senior Secured Credit Facility.” In the event that these or other conditions are not met, and an alternative refinancing facility could not otherwise be agreed, the Financial Restructuring may not be completed.

If the Financial Restructuring does not occur, Telewest’s directors may have to petition for administration or an insolvent liquidation of Telewest.

Telewest’s directors have been able to permit Telewest to continue to do business in large measure as a direct result of the continued support of its creditors (in general, not calling defaults or accelerating their claims) and the Telewest directors’ belief that the Financial Restructuring is likely to be implemented. However, Telewest’s directors do not believe that its creditors will likely continue to forbear from declaring defaults if the Financial Restructuring is not implemented or if it is not implemented in a timely manner. Without the support of its creditors, Telewest’s directors may have no option but to take steps to put Telewest into some sort of insolvency procedure in order to protect Telewest’s assets for the benefit of all of Telewest’s creditors. This is likely to consist of either administration or insolvent liquidation. As a result of taking these steps, a large number of Telewest’s commercial contracts would become subject to termination.

Even if Telewest were able to avoid liquidation immediately after a failure to complete the Financial Restructuring, and if it received waivers of all the events of default that had occurred prior to that date, Telewest may still be unable to ultimately avoid liquidation.

If the Financial Restructuring does not occur and Telewest is forced to enter into an insolvency procedure, holders of Telewest’s shares or ADRs may receive no value for their shares or ADRs. Insolvency procedures could result in a sale of all or a part of Telewest. Proceeds from that sale are unlikely to be sufficient to repay outstanding indebtedness and other creditors, resulting in no payment to holders of Telewest’s shares or ADRs.

The Senior Lenders under the existing senior secured credit facility may accelerate the existing facility and/or appoint an administrative receiver.

Steps taken by Telewest to effect the Financial Restructuring have resulted in several events of default under the existing senior secured credit facility. As a result, the Senior Lenders are entitled to accelerate repayment of amounts under the existing senior secured credit facility. If the Financial Restructuring is completed, the defaults under Telewest’s existing senior secured credit facility will in effect be waived. If the Financial Restructuring is not completed, however, these defaults are highly unlikely to be waived and the Senior Lenders could accelerate such indebtedness. Telewest does not have sufficient cash resources to repay the existing senior secured credit facility if it is declared immediately due and payable. The Senior Lenders could also seek to take control of the assets over which they hold security, which represent most of Telewest’s assets, by appointing a receiver for TCN’s shares or an administrative receiver for TCN.

Risks Related to the New Telewest common stock to be issued and distributed in the Financial Restructuring

If the Financial Restructuring is completed, your interest in the business of Telewest will be very significantly diluted or you may not retain any interest at all.

If the shareholder resolution is approved and the other conditions to the Financial Restructuring are met, Telewest shareholders are expected to receive one share of New Telewest common stock for every 804.4004 shares of Telewest that they own and holders of Telewest ADRs are expected to receive one share of New Telewest common stock for every 4.022002 Telewest ADRs that they own. Telewest shareholders and holders of Telewest ADRs entitled to receive a fraction of a share based on their holding of Telewest shares or ADRs on the last day of trading will receive cash in lieu of fractional share entitlements. As a result, Telewest shareholders and ADR holders will have their interests significantly diluted or may not retain any interest at all. In either case, Telewest shareholders and ADR holders may have no effective voice in the management of New Telewest.

The market value of the shares of New Telewest that you will receive in connection with the Financial Restructuring may be less than the current value of your shares of Telewest.

The value of the shares of New Telewest common stock will depend on the public trading price of the shares of New Telewest common stock after the Financial Restructuring. New Telewest will not trade publicly until the Financial Restructuring is completed. As a result, you will not know the market value of any shares of New

Telewest common stock that you may receive in the Financial Restructuring until the Financial Restructuring is completed.

The large number of shares eligible for public sale after the Financial Restructuring could cause New Telewest’s stock price to decline and make it difficult for New Telewest to sell equity securities.

When the Financial Restructuring is completed, the Telewest and Telewest Jersey scheme creditors will own 98.5% of New Telewest’s outstanding common stock. Most of these creditors are not in the business of holding equity on a long-term basis. Some of these stockholders will also have rights, subject to various conditions, to require New Telewest to file one or more registration statements, including the right to have New Telewest file a “shelf” registration statement covering their shares, or to include their shares in registration statements that New Telewest may file for itself or on behalf of other stockholders. Sales by these stockholders of a substantial number of shares after the Financial Restructuring may significantly reduce the market price of New Telewest’s common stock. Moreover, the perception that these stockholders might sell significant amounts of common stock could depress the trading price of the common stock for a considerable period. Sales of these shares, and the possibility of these sales, could make it more difficult for New Telewest to sell equity, or equity-related securities, in the future at a time, and price, that New Telewest considers appropriate.

Due to Telewest’s recent financial condition and the historical volatility of the shares of cable, telecommunications and internet companies, the market price of the New Telewest common stock is likely to be volatile.

As a result of a number of factors, including Telewest’s recent financial condition and its participation in markets that have experienced historical price volatility, the market price for Telewest’s shares has been volatile and the market price for the New Telewest common stock is also likely to be volatile, perhaps even more so than the stock market in general, and the market for cable, telecommunications and internet companies in particular. Factors that could cause volatility in the market price for New Telewest common stock in the future may include, among other things:

•	actual or anticipated variations in its operating results;

•	new products or services, whether New Telewest’s or those of its competitors;

•	changes in financial estimates by securities analysts covering New Telewest;

•	changes in the market valuations of other cable, telecommunications and internet companies;

•	large increases or decreases in capital commitments;

•	additions or departures of its key personnel; and

•	issuances of common stock by New Telewest.

Due to Telewest’s troubled financial history and its participation in historically volatile markets, these factors may negatively affect the market price for New Telewest common stock to a greater extent than they would other companies, in some cases regardless of its operating performance.

Shares may be issued to New Telewest’s directors and employees under share option plans, which could dilute the value of New Telewest’s common stock.

As part of the Financial Restructuring, New Telewest intends to set aside a portion of its total post-Financial Restructuring common stock to be used in option plans designed to incentivize its employees, senior executives and directors. The board of directors of New Telewest have reserved 24,500,000 shares for issuance pursuant to such plans, and expect to grant options to purchase up to                  shares to existing directors. The issuance of additional common stock, or the announcement that additional common stock will be issued, in connection with these stock option plans that is in excess of investors’ expectations may result in a reduction in the market price of New Telewest’s common stock.

Some provisions of New Telewest’s certificate of incorporation, by-laws and proposed amended senior secured credit facility may discourage or prevent a takeover of New Telewest, even if a takeover might be beneficial to its stockholders.

Provisions of New Telewest’s certificate and by-laws may have the effect of delaying or preventing an acquisition or merger in which New Telewest is acquired or a transaction that changes New Telewest’s board of directors. See “Description of the New Telewest Capital Stock—Special Provisions of the Certificate of Incorporation” and “—Special By-laws Provisions.” New Telewest’s board of directors has also authorized the adoption of a stockholder rights plan which is triggered when certain conditions are met, including the acquisition of 25% or more of New Telewest’s shares by any person after the bar date of the Telewest scheme (the day after the effective date of the Telewest scheme). If triggered, the stockholder rights plan will result in the acquisition of New Telewest being uneconomic for a potential acquiror. In addition, under the terms of the proposed amended senior secured credit facility, there would be a mandatory prepayment and cancellation of the entire facility if (i) any person holds, or any persons acting in concert hold, directly or indirectly, 30% or more of either the voting or the economic interest in New Telewest, or (ii) TCN (or any affiliate of TCN) merges with any other entity.

The Delaware law provisions, a prepayment provision in the proposed amended senior secured credit facility described above, and/or the stockholder rights plan could make it more difficult for a third party to acquire New Telewest, even if doing so might be beneficial to its stockholders. These provisions, or the stockholder rights plan, could likewise limit the prices that investors might be willing to pay in the future for New Telewest’s common stock. Some of these provisions would not have been permissible for Telewest because, under the UK City Code on Takeovers and Mergers and English law, it is possible to exercise anti-takeover protection mechanisms only in very limited circumstances. New Telewest, as a Delaware corporation, is not subject to the City Code.

Risks Related to New Telewest’s Operations

New Telewest may not be able to compete successfully in the highly competitive telephony, multi-channel television and broadband internet markets.

The level of competition is intense in all of the markets in which New Telewest will compete. In particular, its key cable telephony and cable television businesses compete in markets dominated by its competitors: British Telecommunications plc, or BT, in telephony and British Sky Broadcasting plc, or BSkyB, in multi-channel television. Each of BT and BSkyB will have significantly greater economies of scale and resources than New Telewest and will therefore be in a better position to invest in developing and acquiring proprietary technology, to expand into new business fields, to take advantage of economies of scale with suppliers and to increase their market shares. These advantages are also increasingly important in the broadband internet market where BT has demonstrated a strong interest in developing and marketing broadband internet products.

In the cable television market, competition has been increased as a result of the launch of Freeview in October 2002, which provides a free 30-channel digital service to consumers who purchase a set-top box, or had previously purchased a set-top box for use with the now defunct ITV Digital or who own an integrated digital television.

In the telecommunications market, in addition to competition from fixed-line telephony providers such as BT, falling mobile phone tariffs have resulted in mobile telephony becoming more competitive with Telewest’s cable telephony products.

If New Telewest is unable to compete successfully, it may not be able to attract new customers or retain its existing customers, particularly for higher-margin services.

High customer churn could result in a failure to achieve anticipated revenue levels.

Telewest has experienced rapid growth and development in a relatively short period of time, both in the nature of the services it offers and in the number of subscribers for those services. This growth has challenged Telewest’s ability to provide uniform customer service across its customer base and to integrate training and operations support systems, such as billing and accounts receivable functions, across its business. At the same time, Telewest faces strong competition in the markets in which it competes and its customers can readily purchase products and services substantially similar to its own from other providers. Telewest believes that these factors have contributed to its historically high levels of customer churn as compared to cable companies in the United States. Customer churn is a measure of the percentage of customers disconnecting from Telewest’s services in a given period and is considered to be an indicator of the level of customer satisfaction or dissatisfaction with Telewest’s products and services, including customer service.

Telewest increased the prices for a number of its products and services in April 2002 and March 2003 and its current long-range plan anticipates some additional price increases. Price rises generally lead to higher customer churn among customers who are sensitive to price fluctuations.

New Telewest cannot predict whether it will continue to have similarly high, or higher, rates of customer churn as a result of rapid growth and development, a failure to improve customer service, price increases or for other reasons. High rates of customer churn could negatively affect operating results by, for example, reducing revenues or increasing the cost of sales.

The industries in which New Telewest will participate are subject to rapid and significant changes in technology, and the effect of technological changes on New Telewest’s businesses cannot be predicted.

The internet, cable and telecommunications industries are characterized by rapid and significant changes in technology. The effect of future technological changes on New Telewest’s businesses cannot be predicted. It is possible that products or other technological breakthroughs, such as voice-over-internet protocol, may result in New Telewest’s core offerings becoming outdated and less competitive. New Telewest may not be able to develop new products and services at the same rate as its competitors or keep up with trends in the technology market as well as its competitors. For example, Telewest has decided not to introduce a video-on-demand service for the time being, despite the introduction of this service by BSkyB. This decision was driven in part by the capital expenditures that would be required.

As part of its current long-range plan, Telewest has focused on reducing its capital expenditures. As a result, New Telewest may not be able to maintain the technological competitiveness of its core products or maintain or increase its market share in key market segments. If New Telewest’s products and services are not competitive, it is likely to lose customers and business, its turnover will decline and its businesses will be materially adversely affected. The cost of implementing emerging and future technologies could be significant, and New Telewest’s ability to fund that implementation may depend on its ability to obtain additional financing. New Telewest cannot be certain that it would be successful in obtaining any additional financing required.

If New Telewest does not maintain and upgrade its networks in a cost-effective and timely manner, it could lose customers and revenues.

Maintaining an uninterrupted and high quality service over its network infrastructure is critical to New Telewest’s ability to attract and retain customers. Providing a competitive service level depends in part on New Telewest’s ability to maintain and upgrade its networks in a cost-effective and timely manner. The maintenance and upgrade of its networks will depend upon, among other things, its ability to:

•	modify network infrastructure for new products and services;

•	install and maintain cable and equipment; and

•	finance maintenance and upgrades.

New Telewest’s proposed amended senior secured credit facility, or any alternative refinancing, will limit the level of total capital expenditure that New Telewest can incur. If this affects New Telewest’s ability to replace network assets at the end of their useful lives or if there is any reduction in its ability to perform necessary maintenance on network assets, New Telewest’s networks may have an increased failure rate, which is likely to lead to increased customer churn and the effects described above.

New Telewest’s operations will depend on critical systems housed in a relatively small number of locations, which could result in significant network outages in the event of a natural disaster, terrorist attack, war or other catastrophic event.

Telewest’s operations depend on many sophisticated, critical systems, which support all of the various aspects of its operations from network to billing and customer service systems. The hardware supporting a large number of those critical systems is housed in a relatively small number of locations. In particular, Telewest has only a single originating point for its digital television services, known as a headend, located in Knowsley. On December 31, 2003, the Knowsley headend was flooded resulting in an outage of Telewest’s digital television services. If the Knowsley headend or one or more other locations were to be subject to fire, flooding, natural disaster, terrorism, power loss, break-in or other catastrophe in the future, it could result in network-wide or local outages in New Telewest’s network services. Any outages would result in lost revenues, potential loss of customers and/or adverse publicity. In addition, the transmission of material that contains any viruses over New Telewest’s networks, or other electronic devices, intended to damage, or otherwise cause harm to or interfere with, its networks, could also result in a loss of revenues.

Insolvency or non-performance by parties from whom New Telewest will lease fiber-optic cable could result in the loss of cable service in some coverage areas.

Approximately nine percent of Telewest’s fiber-optic cable is owned by other licensed operators and is leased to Telewest on an “indefeasible rights of use” basis. In the event of insolvency or non-performance by the counterparties to these indefeasible rights of use, there is a risk that cable service could be lost in parts of the areas in which New Telewest will operate.

New Telewest will depend on key information systems for billing, customer management and service delivery over its networks, the failure of which could result in a loss of customers or failure to collect payments due from customers.

Telewest relies on a number of software applications for billing, customer management and the delivery of services over its networks. The ability of New Telewest to maintain accurate customer records for billing and marketing purposes is critical to its ability to collect revenue and market to its existing customer base. If New Telewest is unable to maintain, upgrade or expand these systems to meet future operational needs, maintain adequate back-up facilities or adequately protect its systems through firewalls and access controls it may lose customers, or fail to collect payments from customers.

Regulation of the markets in which Telewest provides its services has been changing rapidly; unpredictable changes in UK and European Union regulations affecting the conduct of Telewest’s business, including price regulations, may have an adverse impact on New Telewest’s ability to raise prices, enter new markets or control its costs.

Telewest’s principal business activities are regulated and supervised by various governmental bodies in the United Kingdom and by the regulatory initiatives of the European Commission. Regulatory changes have recently occurred, and may in the future occur, at the UK or EU level with respect to licensing requirements, price regulation, interconnection arrangements, number portability, carrier pre-selection, the ability to provide digital services, ownership of media companies, programming, local loop unbundling, the provision of open access by UK cable operators to other telecommunications operators, the adoption of uniform digital technology standards or the bundling of services. Regulatory changes relating to the activities of New Telewest and its competitors, such as changes relating to access to cable networks, the costs of interconnection with other networks or the prices of competing products and services, could adversely affect New Telewest’s ability to raise prices, enter new markets or control its costs. See “The Business of Telewest—Regulatory Matters.”

The UK and EU merger control regimes may affect New Telewest’s ability to enter into a merger or acquisition that it otherwise believes will benefit New Telewest and its stockholders.

New Telewest’s participation in any substantial merger or acquisition with another company in its industry may lead to significant increases in market share. A merger of this sort may be investigated by either the Office of Fair Trading or, depending on jurisdiction issues, the Merger Task Force of the European Commission. The Office of Fair Trading is likely to investigate any substantial merger involving New Telewest, which would lead to the creation of a company supplying more than 25% of the pay television market in the United Kingdom or enhancing the market share of a company supplying more than 25% of the pay television market in the United Kingdom.

It is likely that any proposed merger or acquisition between New Telewest and another company in its industry would also be subject to consideration by the UK Office of Communications. The UK Office of Communications would then provide advice to the regulatory body considering the proposed merger or acquisition.

In the United Kingdom, mergers that appear to raise significant competition or antitrust issues may be referred to the UK Competition Commission for an in-depth investigation. Similarly, any merger being reviewed by the European Commission could, if significant competition issues were revealed, involve an in-depth “Phase II” investigation. Given that there has been considerable consolidation in the UK cable sector, the merger control process could limit the possibilities for any future consolidation.

New Telewest may not be able to achieve, or realize benefits from, any further consolidation in the UK cable industry.

Telewest and other cable companies in the United Kingdom have historically grown through consolidation. The UK cable industry now consists of two principal participants, Telewest and NTL, Inc. As a result, the opportunities for New Telewest to grow through acquisitions are limited. New Telewest cannot assure you that any attempt to consolidate would be successful or that any anticipated benefits of consolidation would be realized on a timely basis or at all. Risks associated with business combinations include the loss of contractual rights by virtue of change of control provisions, difficulties in integrating accounting policies and systems and loss of key employees.

New Telewest’s future dependence on BSkyB and other suppliers for television programming could have a material adverse effect on New Telewest’s ability to provide attractive programming at a reasonable cost.

New Telewest will obtain a significant amount of its premium programming, some of its basic programming and pay-per-view sporting events from BSkyB, or a BSkyB joint venture. BSkyB is a leading supplier of programming to cable television operators and is the exclusive supplier of some programming, including the Sky Sports channels and the most popular premium subscription film channels available in the United Kingdom.

There is also programming carried by competing digital service providers that may not be available to New Telewest’s digital television subscribers. New Telewest’s inability to obtain this programming, or any other popular programming, or to obtain it at a reasonable cost, could materially adversely affect the number of subscribers to its cable television service.

New Telewest will compete directly in the provision of pay-television services with BSkyB, from which it will also purchase content.

In addition to providing programming to cable operators, BSkyB competes with Telewest and other UK cable operators by offering its programming directly to its digital satellite customers. As a result of BSkyB’s ownership of this content, it is able to offer this content to its subscribers at a price that will be challenging for New Telewest to match and still maintain a profit margin on the sale of that premium programming. BSkyB may also offer content exclusively to its digital satellite customers and not to New Telewest.

New Telewest will rely on key suppliers to provide programming, which may increase its content acquisition costs.

In addition to BSkyB, Telewest’s significant programming suppliers include Viacom, Discovery and Turner, a division of Time Warner. Suppliers of popular programming may decide to introduce new channels to be packaged with their existing programming options or otherwise increase New Telewest’s costs of purchasing existing and new programming. New Telewest’s dependence on these suppliers for television programming could have a material adverse effect on its ability to provide attractive programming at a reasonable cost.

Disruptions in New Telewest’s satellite transmissions could materially adversely affect its content segment operations.

Telewest’s content segment, Flextech, currently broadcasts its digital services with Astra satellite transponders leased from Société Européene des Satellites. The operation of the Astra satellites is beyond Flextech’s control. Disruption to the satellites would result in a disruption to Flextech’s content services and, depending upon the nature of that disruption, could result in a loss of revenues, a loss of customers and/or adverse publicity. The satellite transponders may fail before the expiration, in December 2013, of New Telewest’s contractual right to utilize them which may result in additional costs as alternative arrangements are made for satellite transmission.

The development of technology that enables unauthorized access to New Telewest’s networks could result in a loss of revenue.

Telewest relies on the integrity of its networks to ensure that its services are provided only to identifiable paying customers. Telewest has experienced piracy of its analog television services by individuals who have circumvented the security features on its set-top boxes.

New Telewest may not be able to maintain the integrity of its network. The development of new technology facilitating unauthorized access to New Telewest’s network could result in a loss of revenue.

New Telewest may not be granted rights to transmit its programming content over the internet.

All of the contracts governing Telewest’s acquired television programming grant Telewest the right to broadcast that programming over analog and/or digital television platforms. New Telewest may not be granted any rights to transmit that programming content over the internet. Failure to obtain internet transmission rights could prevent New Telewest from utilizing this content in connection with internet technologies and could result in competitors providing some of the content New Telewest broadcasts over its analog and/or digital television platforms through the internet in competition with New Telewest.

New Telewest will depend on the ability to attract and retain key personnel without whom it may not be able to manage its business lines effectively.

New Telewest’s future success is likely to depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. As a result of Telewest’s financial condition and the Financial Restructuring, New Telewest may have difficulty in attracting and retaining highly skilled and qualified personnel.

Telewest has incurred, and will continue to incur, significant costs in connection with the Financial Restructuring, substantially all of which must be paid regardless of whether the Financial Restructuring occurs.

Telewest has had to incur significant costs in connection with the Financial Restructuring and will continue to do so until the Financial Restructuring is completed. These costs principally relate to compensation and fees payable to Telewest’s financial, legal and accounting advisers as well as advisers to significant stakeholders who have been impacted by Telewest’s need to restructure. Pursuant to the terms of engagement with these advisers, substantially all of these costs will be paid regardless of whether the Financial Restructuring occurs. As at December 31, 2003, costs incurred in connection with the Financial Restructuring were approximately £47 million (excluding Value Added Tax, or VAT). Telewest currently expects that total Financial Restructuring costs will be approximately £110 million (excluding VAT). See “The Financial Restructuring—Costs of the Financial Restructuring.”

In the event that the Financial Restructuring is not completed on the terms disclosed in this shareholders’ circular and prospectus, Telewest believes that substantial additional costs may be incurred as a result of the likely need to petition for some sort of insolvency procedure.

Telewest’s financial advisers will be paid an advisory fee, part of which is contingent on the completion of the Financial Restructuring.

Pursuant to the terms of their respective engagement letters with Telewest, Citigroup and Gleacher are entitled to £13 million and at least £4 million, respectively, upon the successful completion of the Financial Restructuring. Citigroup and Gleacher have provided a written opinion on the fairness, from a financial point of view, of the Financial Restructuring to Telewest’s shareholders. See “The Financial Restructuring—Opinion of Telewest’s Financial Advisors—Other Considerations.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this shareholders’ circular and prospectus constitute “forward-looking statements.” These statements relate to future events or Telewest’s or New Telewest’s future financial performance, including, but not limited to, strategic plans, potential growth (including penetration of developed markets and opportunities in emerging markets), product introductions and innovation, meeting customer expectations, planned operational changes (including product improvements), expected capital expenditures, future cash sources and requirements, liquidity, customer service improvements, cost savings and other benefits of acquisitions or joint ventures—potential and/or completed—that involve known and unknown risks, uncertainties and other factors that may cause New Telewest’s or its businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology.

There are a number of important factors that could cause Telewest’s, or, if the Financial Restructuring is completed, New Telewest’s, actual results and future development to differ materially from those expressed or implied by those forward-looking statements, including, but not limited to:

•	Telewest’s ability to successfully conclude the restructuring of its balance sheet;

•	the extent to which Telewest or New Telewest is able to compete with other providers of broadband internet services, including British Telecommunications plc;

•	the extent to which consumers regard cable telephony as an attractive alternative to telephony services provided by, for example, British Telecommunications plc, or the emergence of voice-over-internet protocol as a viable alternative to cable telephony;

•	the extent to which Telewest or New Telewest is able to successfully compete with mobile network operators;

•	the extent to which Telewest or New Telewest is able to retain its current customers and attract new customers;

•	the extent to which Telewest or New Telewest is able to migrate customers to additional products or services or to high-margin products or services;

•	the extent to which regulatory and competitive pressures in the UK telephony market continue to reduce prices;

•	Telewest’s or New Telewest’s ability to develop and introduce attractive interactive and high-speed data services in a rapidly changing and highly competitive business environment;

•	Telewest’s or New Telewest’s ability to penetrate markets and respond to changes or increases in competition;

•	Telewest’s or New Telewest’s ability to compete against digital television service providers, including British Sky Broadcasting Group plc and Freeview, by increasing its digital customer base;

•	Telewest’s or New Telewest’s ability to compete with other internet service providers;

•	Telewest’s or New Telewest’s ability to have an impact on, or respond to, new or changed government regulations;

•	Telewest’s or New Telewest’s ability to improve operating efficiencies, including through cost reductions;

•	Telewest’s or New Telewest’s ability to maintain and upgrade Telewest’s network in a cost-efficient and timely manner;

•	adverse changes in the price or availability of telephony interconnection or cable television programming; and

•	disruption in supply of programming, services and equipment.

Unless otherwise required by applicable securities laws, Telewest and New Telewest disclaim any intention or obligation to publicly update or revise any of the forward-looking statements after the date of this shareholders’ circular and prospectus to conform them to actual results, whether as a result of new information, future events or otherwise. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors” on page 11 in this shareholders’ circular and prospectus which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

These risk factors may not be exhaustive. Other sections of this shareholders’ circular and prospectus may describe additional factors that could adversely impact Telewest’s or New Telewest’s business and financial performance. Telewest operates, and it is expected that New Telewest will operate, in a continually changing business environment, and new risk factors may emerge from time to time. Management cannot anticipate all of these new risk factors, nor can they definitively assess the impact, if any, of new risk factors on Telewest or New Telewest or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

WHERE YOU CAN FIND MORE INFORMATION

New Telewest has filed a registration statement on Form S-4 to register New Telewest common stock to be distributed to Telewest shareholders in connection with the Financial Restructuring of Telewest. This shareholders’ circular and prospectus is a part of that registration statement and constitutes a prospectus of New Telewest in addition to being a shareholders’ circular of Telewest for its extraordinary general meeting. As allowed by the rules of the US Securities and Exchange Commission, or SEC, this shareholders’ circular and prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

New Telewest was recently formed for the purposes of the proposed Financial Restructuring of Telewest and has not previously filed reports with the SEC. Since Telewest’s 1998 merger with General Cable PLC, Telewest has filed reports and other information with the SEC under the US Securities Exchange Act of 1934, as amended, as a foreign private issuer. Before the merger in 1998, Telewest filed reports, proxy statements and other information with the SEC as a US company.

As a foreign private issuer, Telewest was exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders were exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act. Telewest was also not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as US companies whose securities are registered under the Exchange Act. Upon completion of the Financial Restructuring of Telewest, New Telewest will be required to file reports, proxy statements and other information with the SEC as required of a US company under the Exchange Act.

You may read and copy any document filed by Telewest or New Telewest with the SEC without charge at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of documents may be obtained by mail from the Public Reference Branch of the SEC at such address, at prescribed rates. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including Telewest and New Telewest, who file electronically with the SEC. The address of that site is http://www.sec.gov.

This shareholders’ circular and prospectus refers to some exhibits that are not included in or delivered with this shareholders’ circular and prospectus. These documents are available without charge to Telewest shareholders upon written or oral request to Telewest Communications plc, 160 Great Portland Street, London W1W 5QA, United Kingdom, Attention: Company Secretary, telephone number +44 20 7299 5000. To obtain timely delivery, Telewest shareholders must request the information no later than five business days before the extraordinary general meeting. The date of the extraordinary general meeting is                  , 2004.

SOURCES OF INFORMATION

All information concerning the number of homes “passed” (homes for which Telewest has completed network construction) or homes “passed and marketed” is based on physical counts made by Telewest during its network construction or marketing phases. In the case of homes for which the network construction or marketing was completed by another operator, the information on the number of homes “passed” or “passed and marketed” is based on the records of the relevant operator. All information concerning the franchise areas covered by General Cable PLC, Birmingham Cable Corporation Limited, Cable London PLC and Eurobell (Holdings) PLC before their respective acquisitions by Telewest has been provided by, or derived from data provided by, General Cable, Birmingham Cable, Cable London and Eurobell, as the case may be. All information in this shareholders’ circular and prospectus concerning Flextech’s share of basic television viewing is based on data measured by Broadcasters’ Audience Research Board Limited. All other statistics in this shareholders’ circular and prospectus relating to Telewest’s content segment are based on information compiled by independent agencies or by Flextech’s or Telewest’s management.

THE TELEWEST EXTRAORDINARY GENERAL MEETING

Time and Place of the Extraordinary General Meeting; Matters to Be Considered

The extraordinary general meeting of shareholders of Telewest will be held at          a.m. (UK time) on                  , 2004 at          for the purpose of considering a resolution to approve the transfer of substantially all of the assets of Telewest to Telewest UK Limited, a wholly owned subsidiary of New Telewest formed under the laws of England and Wales, in consideration for the assumption of responsibility by Telewest UK for the satisfaction of substantially all of Telewest’s debts, obligations and liabilities that have not been compromised as part of the Financial Restructuring, and the issuance of common stock of New Telewest to an escrow agent in accordance with the terms of the Transfer Agreement. Approval of these transactions is a condition to the completion of the Financial Restructuring. You are being asked to approve the transactions. Without the approval of Telewest’s shareholders, the Financial Restructuring cannot take place as contemplated by this shareholders’ circular and prospectus.

The Financial Restructuring is described in more detail under the heading “The Financial Restructuring.”

Record Date; Quorum

Only holders of record of Telewest shares at          a.m. (UK time) on                  , 2004 are entitled to attend and vote at the Telewest extraordinary general meeting. As of March 22, 2004, there were 2,956,171,642 Telewest shares entitled to vote, held by 44,685 holders of record, including 2,873,665,895 ordinary shares and 82,507,747 limited voting shares. Limited voting shares have all the rights and obligations of ordinary shares, except they are not entitled to vote for the election of directors. The Telewest ordinary shares and limited voting shares will vote together as a single class on the resolution, and each such share is entitled to one vote on a poll.

The quorum for an extraordinary general meeting is for all purposes two ordinary shareholders present in person or by proxy and entitled to vote.

Some Telewest shares are held in the form of American Depositary Shares, or ADSs, evidenced by American Depositary Receipts, or ADRs. Each ADS represents the right to receive 200 Telewest ordinary shares.

The holders of Telewest’s ADRs in the records of The Bank of New York, as depositary, at the close of business on                 , 2004, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the Telewest shares represented by the ADSs evidenced by such holders’ ADRs.

Votes Required

The resolution will be passed if more than 50% of the votes cast are in favor of the resolution.

Voting Agreements

Liberty Media beneficially owns over 25% of Telewest’s share capital. IDT beneficially owns over 23% of Telewest’s share capital. Each of Liberty Media and IDT beneficially owns their shares in the form of ordinary shares and limited voting shares. Liberty Media and IDT are expected to enter into voting agreements pursuant to which they will agree to vote the shares they hold in favor of the resolution approving the transactions contemplated by the Transfer Agreement. IDT and Liberty Media’s obligations under the voting agreements will be subject to conditions and termination rights which are described in more detail under the heading “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements.”

Voting and Revocation of Proxies

Holders of Telewest shares are urged to complete the form of proxy and return it to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6UU as soon as possible, and in any event so as to be received not later than          a.m. (UK time) on                  , 2004, whether or not they intend to attend and vote in person at the extraordinary general meeting.

When a form of proxy is returned properly signed, the Telewest shares represented thereby will, on a poll, be voted in accordance with the directions given in the form of proxy. If a signed form of proxy is returned without specifying choices, the proxy will vote or not vote at its discretion.

Returning the form of proxy will not preclude a shareholder from attending and voting in person at the extraordinary general meeting should he or she wish to do so. If a shareholder attends and votes in person at the extraordinary general meeting, his or her vote will cancel any proxy vote previously given. Under the articles of association, a shareholder may revoke a proxy vote at any time up to one hour before the time of the extraordinary general meeting by delivering a valid, later-dated form of proxy to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6UU.

The holders of Telewest’s ADRs are urged to exercise the voting rights with respect to ADSs by completing the voting instruction card prepared by The Bank of New York, as depositary, which is being delivered together with this shareholders’ circular and prospectus and returning it to The Bank of New York at the address indicated on the card so as to be received no later than          a.m. (New York time) on                  , 2004.

The holders of Telewest ADRs evidencing ADSs should contact The Bank of New York, as depositary, at +1 212 815 2208 for additional information regarding voting their ADSs. The Bank of New York will not itself exercise any voting discretion in respect of the shares underlying the ADSs.

Treatment of Abstentions; Broker Non-Votes

Abstentions are not recognized under the UK Listing Rules. If you return a signed form of proxy without specifying choices, your proxy will be counted as present for the purpose of determining a quorum and the proxy will vote or not vote at its discretion.

The registered holder of Telewest shares, including any broker or nominee, is permitted to vote on the resolution on behalf of shareholders in the United Kingdom. As a result, if shareholders do not instruct the registered holder on how to vote their shares in accordance with the instructions provided by the registered holder, they will have their shares voted on their behalf at the registered holder’s discretion.

Solicitation of Proxies

Telewest will bear the cost of soliciting proxies or instructions from its shareholders and the holders of its ADRs, and the cost of printing and mailing this shareholders’ circular and prospectus to its shareholders.

Appraisal Rights

Telewest is organized under the laws of England and Wales. Under the laws of England and Wales, Telewest shareholders do not have appraisal rights for their shares.

THE FINANCIAL RESTRUCTURING

Background and Reasons for the Financial Restructuring

Reasons for the Financial Restructuring

Since Telewest’s flotation in 1994, it has incurred substantial operating and net losses and has incurred substantial borrowings principally to fund the capital costs of its network construction and operations and the acquisition of UK cable assets. Telewest incurred these substantial borrowings during a period when the UK cable industry, which has a considerably shorter history than its US counterpart, was being established. Borrowings generally reflected expectations for growth that were based on subscription levels experienced by US cable companies during similar stages of their development, the anticipated impact of regulatory and technological changes in the UK which permitted Telewest to offer telephony and internet services in addition to cable television, and a belief that Telewest would be able to refinance existing debt as it matured. Penetration rates for services offered by Telewest and other UK cable companies have, however, not equalled penetration rates achieved in the US and revenues from these services have in aggregate been considerably lower than expected. In addition, in the first half of 2002, a series of circumstances, including the well-publicized downturn in the telecommunications, media and technology sector, increasingly tight capital markets, and the downgrading of Telewest’s corporate credit ratings in March and April 2002, severely limited Telewest’s access to financing and consequently impaired Telewest’s ability to service its debt and refinance its existing debt obligations.

Subsequently, as a result of defaults under the existing senior secured credit facility, including the non-payment of interest on Telewest’s notes and debentures and the non-payment of principal on November 1, 2003:

•	Telewest’s obligations under the existing senior secured credit facility and its outstanding notes and debentures are capable of being accelerated;

•	TCN is no longer able to drawdown funds under the existing senior secured credit facility;

•	the Senior Lenders are entitled to enforce their security under the existing senior secured credit facility; and

•	the obligations of each of Telewest and its subsidiary Telewest Communications Networks Limited, or TCN, under certain lease and finance arrangements and commercial contracts material to the business operations of Telewest are capable of being terminated by the relevant counterparties.

While the Financial Restructuring is in process, the High Court of England and Wales is unlikely to grant a winding-up order or enforce a judgment obtained by a creditor of Telewest. However, if the Financial Restructuring is not completed and Telewest’s board of directors is not able to satisfy itself within a short period that an alternative financial restructuring would be successful, the board of directors is likely to need to petition for some form of insolvency protection for Telewest in order to protect Telewest’s assets for the benefit of all of Telewest’s creditors. This is likely to consist of either administration or insolvent liquidation.

Neither Telewest nor New Telewest can give assurances, even if the Financial Restructuring is successfully completed, that the New Telewest business will be successful in the future. For example, if New Telewest’s results of operations in future periods fall short of current expectations, New Telewest may go into default under the terms of the proposed amended senior secured credit facility and may fail to secure financing to enable it to repay amounts owing under that facility. Even if New Telewest remains in compliance, the proposed amended senior secured credit facility will mature on December 31, 2005. New Telewest does not expect to be able to generate sufficient free cash flow to be able to repay that facility at maturity and will therefore need to refinance a substantial portion of the proposed amended senior secured credit facility prior to December 31, 2005. There is no assurance that any refinancing could be effected on a timely basis or on satisfactory terms, although New Telewest’s ability to refinance its debt will be significantly enhanced by the significant reduction in outstanding debt effected by the Financial Restructuring. Please see “Risk Factors” on page 11 for a more detailed discussion of the principal risks and contingencies to which the business of New Telewest will be subject. Nevertheless, Telewest’s board of directors is of the opinion that the transfer of substantially all of Telewest’s assets in accordance with the terms of the Transfer Agreement, in the context of the Financial Restructuring, is in the best interests of Telewest’s shareholders as a whole following a consideration of the factors set forth under the heading “— Factors Considered by the Telewest Board,” in part due to its belief that Telewest’s ability to continue as a going concern will be enhanced by completion of the Financial Restructuring.

Background

In response to these developments, Telewest began exploring a number of options to address its funding requirements, including hiring Citigroup in April 2002 to advise it on strategic options and commencing discussions with an ad hoc committee of its existing noteholders, referred to as the Bondholder Committee, and the lenders under its existing senior secured credit facility, referred to as the Senior Lenders. Since April 2002, events surrounding Telewest’s response to these developments have proceeded as follows:

•	On June 11, 2002, Telewest announced that it was exploring all options to address Telewest’s funding requirements. During this period, Telewest explored the feasibility of various alternatives to the Financial Restructuring, including public and private sales of equity, asset sales and other means of refinancing Telewest’s outstanding indebtedness.

•	On June 12, 2002, Liberty Media Corporation, or Liberty Media, one of Telewest’s current major shareholders, announced a tender offer for certain of Telewest’s publicly traded debt securities. At that time, Liberty Media disclosed that it beneficially owned approximately $194.0 million of dollar denominated notes and £45.0 million of sterling denominated notes, representing approximately 4.9% of the aggregate principal amount of Telewest’s outstanding dollar denominated notes and debentures and approximately 4.1% of the aggregate principal amount of Telewest’s outstanding sterling denominated notes and debentures. Liberty Media announced that upon completion of the tender offer it intended to “propose to the company’s board of directors a restructuring plan.” Certain holders of Telewest’s outstanding notes and debentures, including members of the Bondholder Committee and W.R. Huff Asset Management Co. L.L.C., opposed the tender offer and initiated litigation seeking to enjoin it. These noteholders’ claims also raised claims concerning Liberty Media’s access to non-public information in connection with the tender offer by virtue of being a major shareholder of Telewest with three non-executive directors on Telewest’s board of directors. Telewest and certain of its current and former directors were subsequently joined into this action on June 12, 2003. This action has been stayed pending completion of the Financial Restructuring. Additional information in relation to the tender offer litigation can be found under the heading “The Business of Telewest—Legal Proceedings.” The litigation has been stayed pending the completion of the Financial Restructuring.

•	On June 27, 2002, Liberty Media announced that it was extending its tender offer and that it had purchased an additional $210 million of the aggregate principal amount of Telewest’s outstanding notes and debentures outside of the tender offer process.

•	On July 4, 2002, Telewest announced in a letter to Telewest’s shareholders that, subject to obtaining the necessary waivers and consents from lenders under Telewest’s existing senior secured credit facility, it was proposing to enter into discussions relating to a possible restructuring of its balance sheet with the Bondholder Committee and with Liberty Media. The Bondholder Committee initially consisted of the following institutions: Angelo Gordon & Co. L.P., Capital Research & Management Co., Continental Casualty Company, Fidelity Management & Research Co., Goldentree Asset Management, LP, Oaktree Capital Management LLC and OZ Management L.L.C. Over the restructuring process, the membership of the Bondholder Committee has changed. In March 2003, Franklin Mutual Advisors, LLC joined the Bondholder Committee. Capital Research & Management Co. resigned by a letter dated September 11, 2003 after being an inactive member of the Bondholder Committee for a period of time. Continental Casualty Company sold its Telewest notes and debentures and resigned from the Bondholder Committee in October 2003. Currently the Bondholder Committee consists of six members: Angelo Gordon & Co. L.P., Franklin Mutual Advisors, LLC, Fidelity Management & Research Co., Goldentree Asset Management, LP, Oaktree Capital Management LLC, and OZ Management L.L.C.

•	On July 17, 2002, Liberty Media, citing a decline in the US and UK securities markets and its own share price, terminated its tender offer for certain of Telewest’s publicly traded notes and debentures. On the same day, Liberty Media announced that it had informed Telewest that it was withdrawing its three non-executive directors from Telewest’s board of directors. Liberty Media has the right to nominate up to three representatives to Telewest’s board under corporate shareholder arrangements with Telewest. Liberty Media indicated that the decision was taken to “eliminate any potential conflict of interest or appearance of conflict of interest in any upcoming restructuring discussions.”

•	On July 24, 2002, legal and financial due diligence by the Bondholder Committee began.

•	On August 21, 2002, Telewest reached an agreement with its Senior Lenders as to the terms on which it was permitted to enter restructuring discussions with its other stakeholders.

•	On September 6, 2002, Telewest made a restructuring proposal to the Bondholder Committee.

•	On September 30, 2002, following extensive negotiations with some of Telewest’s principal stakeholders, a preliminary non-binding agreement with the Bondholder Committee was announced. The principal terms of this non-binding preliminary agreement were the cancellation of all Telewest’s outstanding notes and debentures in exchange for shares representing 97% of Telewest’s issued share capital. Telewest’s existing senior secured credit facility, its vendor financing, trade debt and other obligations of TCN, Telewest’s principal operating subsidiary, and its subsidiaries would have remained outstanding.

•	On October 1, 2002, Telewest failed to pay a sum of approximately £10.5 million due to Crédit Agricole Indosuez on the maturity of a foreign currency swap contract to which Crédit Agricole Indosuez is the counterparty. The failure to pay this amount resulted in a technical default under Telewest’s outstanding debt securities, and resulted in a cross-default under Telewest’s existing senior secured credit facility and all of Telewest’s notes and debentures. On October 29, 2002, Crédit Agricole Indosuez presented a winding-up petition in respect of Telewest following its non-payment. See “The Business of Telewest—Legal Proceedings—Foreign Exchange Contracts Dispute” for additional information.

•	Following the preliminary non-binding agreement announced on September 30, 2002, and in consultation with the Bondholder Committee, Telewest did not pay the interest due on October 1, 2002 on certain of its debt securities. Subsequently, on November 1, 2002, February 1, 2003, February 19, 2003, April 1, 2003, May 1, 2003, August 1, 2003, August 19, 2003, October 1, 2003, November 1, 2003, January 9, 2004, February 1, 2004 and February 19, 2004, Telewest did not pay interest on additional outstanding debt securities as it fell due and did not pay the principal amount of an issue of notes due on November 1, 2003. Additionally, Telewest’s wholly owned finance subsidiary, Telewest Jersey, did not pay interest due on January 7, 2003, July 7, 2003 and January 7, 2004 under its debt securities. Telewest also deferred the settlement of certain swap contracts, pending the completion of the Financial Restructuring.

•	On January 15, 2003, Telewest announced that it had reached a non-binding agreement with respect to the terms of an amended senior secured credit facility with both the Bondholder Committee and a steering committee of its Senior Lenders. As of that date, the terms of an amended senior secured credit facility had received credit committee approval, subject to documentation and other issues, from all of Telewest’s Senior Lenders, save for those banks which are also creditors by virtue of being counterparties to certain swap contracts.

•	On March 14, 2003, Telewest notified its Senior Lenders that, as a result of provisions made for a Value Added Tax judgment (see “The Business of Telewest—Legal Proceedings”) and fees incurred in respect of the Financial Restructuring, and the resulting impact of these provisions on Telewest’s net operating cash flow, it was in breach of two financial covenants under its existing senior secured credit facility for the three months ended December 31, 2002.

•	On April 24, 2003, and May 12, 2003, process was filed in the Supreme Court of the State of New York in relation to actions by Eximius Capital Funding Ltd., a fund advised by W.R. Huff, against, among others, Telewest and its directors regarding defaults under certain of Telewest’s notes and debentures, breaches of fiduciary duty and other alleged wrongful conduct. On October 24, 2003, the action commenced on April 24 was dismissed without prejudice. The May 12 action has been stayed. The plaintiffs are expected to agree to the dismissal of the litigation with prejudice when the Financial Restructuring is completed. Additional information regarding the US litigation can be found under the heading “The Business of Telewest—Legal Proceedings.”

•	In May 2003, Microsoft Corporation, which at the time owned approximately 23.56% of Telewest’s outstanding shares, sold its entire shareholding to IDT Corporation, resulting in IDT beneficially owning approximately 23.56% of Telewest’s shares. According to public statements of Liberty Media, at December 31, 2003 approximately 15.51% of IDT’s outstanding share capital was held directly or indirectly by Liberty Media. Liberty Media’s interest in IDT equates to only 2.36% of the voting power of IDT’s outstanding share capital. Microsoft’s right to appoint members of the board of directors of Telewest and various other rights under shareholder arrangements with Telewest were not transferable to IDT. IDT did not play a role in negotiating the material terms of the Financial Restructuring.

•	On May 16, 2003, Telewest notified its Senior Lenders that it was in breach of two of the financial covenants in its existing senior secured credit facility for the three-month period ended March 31, 2003, due to continuing fees incurred in the Financial Restructuring and the tightening of covenants in the existing senior secured credit facility as of January 1, 2003.

•	On May 29, 2003, Telewest determined not to move forward with the scheme of arrangement contemplated by the September 30, 2002 non-binding agreement with the Bondholder Committee in the face of opposition from some of the noteholders, including W.R. Huff, to the economic and other terms of the preliminary non-binding agreement. In the absence of the support of those noteholders, who Telewest believed owned a substantial amount of Telewest’s publicly traded notes and debentures, Telewest did not believe it would be able to obtain the requisite majorities to approve a scheme of arrangement and therefore Telewest considered it appropriate to seek an alternative agreement with its principal stakeholders.

•	On May 30, 2003, Telewest’s 5% Accreting Convertible Notes due November 1, 2003 with a principal amount at maturity of approximately £293.6 million, originally issued to Deutsche Telekom in connection with Telewest’s acquisition of the entire issued share capital of Eurobell (Holdings) PLC from Deutsche Telekom in November 2000, were re-issued in connection with Deutsche Telekom’s transfer of the notes to three purchasers as 5% Accreting Notes due November 1, 2003 and the conversion feature was eliminated.

•	On June 9, 2003, Telewest announced that it had been notified by the Bondholder Committee that, in order to obtain the support of some of the noteholders, the Bondholder Committee was requesting changes to the economic and other terms of the preliminary non-binding agreement announced on September 30, 2002.

•	On June 17, 2003, members of the Bondholder Committee presented Telewest with a new proposal for the terms of the Financial Restructuring.

•	On June 27, 2003, the steering committee of the Senior Lenders met with the Bondholder Committee and representatives of W.R. Huff to discuss changes to the proposed amended senior secured credit facility.

•	On July 23 and 24, 2003, Telewest’s management agreed in principle on revisions to the terms of the Financial Restructuring, following discussions with the Bondholder Committee and W.R. Huff.

•	On July 27, 2003, Telewest’s board of directors ratified the revisions to the terms of the Financial Restructuring agreed by Telewest’s management on July 23 and 24.

•	On July 28, 2003, Telewest announced the revised terms of the Financial Restructuring agreed with the Bondholder Committee and W.R. Huff on July 23 and 24.

•	On July 30, 2003, a list of proposed changes to the terms of the amended senior secured credit facility requested by the Bondholder Committee and W.R. Huff was provided to the steering committee of the Senior Lenders.

•	On July 31, 2003, a conference call was held among Telewest, co-ordinators of the steering committee of the Senior Lenders, W.R. Huff and the advisers to the Senior Lenders to discuss the requested changes to the terms of the proposed amended senior secured credit facility.

•	On August 5, 2003, co-ordinators of the steering committee of the Senior Lenders provided a response to the Bondholder Committee’s and W.R. Huff’s request for changes to the terms of the proposed amended senior secured credit facility.

•

On September 12, 2003, Telewest executed a term sheet setting out the revised agreement among Telewest, Telewest Jersey, the Bondholder Committee, W.R. Huff, Liberty Media and IDT. Telewest has been informed that the parties to the term sheet hold, or have the right to vote, in aggregate, more than 41% of Telewest’s outstanding share capital and over 60% in principal amount of Telewest’s outstanding notes and debentures. The term sheet contemplates completion of the transactions described under the heading “—Structure of the Financial Restructuring” and will be partially superseded by the voting agreements discussed below under the headings “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Noteholder Voting Agreements” and “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements.”

•	On November 18, 2003, Stanislas Yassukovich resigned from the board of directors of Telewest. In connection with his resignation, Telewest issued the following announcement:

“The Board of Telewest Communications plc announces the resignation of Mr. Yassukovich as a non-executive director. This resignation reflects a difference of opinion between Mr. Yassukovich and the rest of the Telewest Board on the revised terms of the proposed restructuring.

In his letter of resignation, Mr. Yassukovich states ‘As the formalities for completion of the restructuring arrangements must now be undertaken, it is appropriate that I now resign from the Board. As you know, I never accepted the decision of the ad hoc Committee of Bondholders to renegotiate the terms of the restructuring as originally agreed, albeit on a non binding basis. As I consider the revision of the terms to be prejudicial to the interests of all the stakeholders, I could not join in what you would correctly wish to be a unanimous recommendation to shareholders.’

In response, Mr. Stenham, Chairman, stated that ‘I and the rest of the Telewest Board understand and respect your opinion. In the circumstances faced by the Telewest group, however, we have concluded that a restructuring on the revised terms remains in the best interests of our stakeholders.

All the directors express their sincere thanks for your enormous contribution to the group since joining the Telewest Board in 2000 and prior to that as a director of Flextech since 1989.’”

•	On February 19, 2004, Telewest announced that Charles Burdick had resigned as a director and as group managing director of Telewest and as President, Chief Executive Officer and a director of New Telewest. Telewest also announced that Barry Elson, who is a member of the board of directors of New Telewest, had been appointed as acting chief executive officer of both Telewest and New Telewest.

•	Telewest has agreed the terms of, but has not yet executed, a commitment letter with the Senior Lenders setting out the terms and conditions on which the Senior Lenders agree to make available to TCN an amended senior secured credit facility. The commitment letter will terminate on the effective date of the proposed amended senior secured credit facility, which is anticipated to be the effective date of the Telewest scheme.

•	Telewest has agreed in principle to the terms of settlement agreements (subject to certain conditions) relating to all liabilities under its existing swap contracts, including those to which Crédit Agricole Indosuez, among others, is a party. Further details of the proposed Settlement Agreements can be found under the heading “—Structure of Financial Restructuring—Settlement Agreements—Settlement with Swap Counterparties.”

•	Telewest has also reached agreement in principle with Royal Bank of Scotland (Industrial Leasing) Limited and Royal Bank Leasing Limited, referred to together as RB Leasing, lessors of network infrastructure assets, in relation to Telewest’s and TCN’s breach of the terms of two master leases and the subleases entered into under those master leases arising from the Financial Restructuring. Further details on the proposed settlement agreement with RB Leasing can be found under the heading “—Structure of Financial Restructuring—Settlement Agreements—Settlement of Master Leasing Agreements.”

•	Telewest anticipates that, before the effective date of the registration statement of which this shareholders’ circular and prospectus is a part, the members of the Bondholder Committee and W.R. Huff will deliver to Telewest voting agreements pursuant to which they agree to vote their notes and debentures in favor of the schemes of arrangement proposed as part of the Financial Restructuring. Additional information on the voting agreements can be found under the heading “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Noteholder Voting Agreements” below.

•	Telewest also anticipates that, before the effective date of the registration statement of which this shareholders’ circular and prospectus is a part, Liberty Media and IDT will deliver voting agreements to Telewest pursuant to which they will agree to vote their notes and debentures, in the case of Liberty Media, and the Telewest shares they hold, in the case of Liberty Media and IDT, in favor of the schemes of arrangement and the shareholders’ resolution, as applicable. Additional information on the voting agreements with Liberty Media and IDT can be found below under the heading “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements.”

Structure of the Financial Restructuring

Telewest’s directors recommend that Telewest shareholders and ADR holders vote in favor of the shareholders’ resolution approving the transactions contemplated by the Transfer Agreement to enable Telewest to complete the Financial Restructuring. The Financial Restructuring is to be implemented through the following steps:

•	The recently completed incorporation of New Telewest, which owns 100% of the shares of Telewest UK, a subsidiary recently formed under the laws of England and Wales.

•	The entry by Telewest, New Telewest and Telewest UK into a Transfer Agreement relating to the transfer of substantially all of Telewest’s assets to Telewest UK in consideration for the assumption of responsibility by Telewest UK for the satisfaction of substantially all of Telewest’s debts, obligations and liabilities that have not been compromised as part of the Financial Restructuring, the issuance of shares of Telewest UK to New Telewest, and the issuance of shares of common stock of New Telewest to an escrow agent for distribution in accordance with the terms of the Telewest and the Telewest Jersey schemes of arrangement. The shares of Telewest Jersey will not be transferred to Telewest UK under the Transfer Agreement, but will continue to be held by Telewest. The Transfer Agreement is described in greater detail under the heading “—The Transfer Agreement.”

•	The entry by Telewest, TCN and Telewest Limited, an operating subsidiary of TCN, into transfer and novation agreements relating to the transfer and novation of Telewest’s operating contracts to TCN, Telewest Limited, or to Telewest UK and, where necessary, the waiver of any existing defaults that have arisen as a result of the Financial Restructuring in consideration for the assumption of responsibility by the transferee company for the satisfaction of all of Telewest’s obligations and liabilities under these contracts. While it is intended that all material obligations and liabilities will be transferred or novated to TCN or its operating subsidiaries, any liabilities that are not so transferred or novated will ultimately be the responsibility of Telewest UK and will be covered by an indemnity granted by Telewest UK to Telewest. The indemnity is described under the heading “—The Transfer Agreement.” The novation agreements are described in greater detail under the heading “—The Novation Agreements.”

•	The holding of an extraordinary general meeting of the shareholders of Telewest to approve the transactions contemplated by the Transfer Agreement, as described in detail herein under the heading “The Telewest Extraordinary General Meeting” above.

•	The receipt of an order of the US Bankruptcy Court under section 304 of the US Bankruptcy Code pursuant to which creditors compromised in the Telewest and Telewest Jersey schemes will be enjoined from commencing or continuing actions against Telewest or Telewest Jersey relating to their respective notes and debentures.

•	The completion of an English scheme of arrangement pursuant to which an escrow agent will distribute on behalf of Telewest 98.5% of the common stock of New Telewest to the creditors participating in the Telewest scheme (consisting principally of the holders of the notes and debentures issued by Telewest and Telewest Jersey) and 1.5% of the common stock of New Telewest to Telewest’s shareholders. The shares to be transferred in connection with the scheme will be fully paid up and rank pari passu in all respects with each other.

•	The completion of Jersey and English schemes of arrangement pursuant to which the shares of New Telewest’s common stock that Telewest Jersey will be entitled to receive pursuant to the Telewest scheme (as a creditor of Telewest under the intercompany loan of the proceeds of its issuance of 6% Convertible Notes due 2005) will be distributed to the holders of Telewest Jersey’s 6% Convertible Notes due 2005 and any other creditors of Telewest Jersey with claims relating to those notes, the guarantee of those notes or the related intercompany loan in satisfaction of their claims against Telewest Jersey.

•	The acceptance of the New Telewest common stock for quotation on the Nasdaq National Market.

•	The full and complete satisfaction of all of the claims arising out of Telewest’s existing senior secured credit facility, and entry by TCN into the proposed amended senior secured credit facility with the Senior Lenders consisting of committed facilities of £2.03 billion and uncommitted facilities of £125 million or into alternative financing arrangements on terms believed to be more favorable to New Telewest.

•	The forgiveness of all claims arising out of Telewest’s existing swap contracts in exchange for entry into a new, premium rate, fixed-for-floating interest rate swap for a period of three years with the current counterparties to Telewest’s swap contracts.

•	The waiver of certain claims arising out of master leasing agreements with RB Leasing and the amendment of the terms of the existing leases.

•	The termination of the amended relationship agreement among Telewest, Microsoft Corporation, Liberty Media International, Inc., Liberty UK Holdings, Inc. and Liberty UK, Inc., as described below, under the heading “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Termination of the Relationship Agreement.”

When the Financial Restructuring is completed, Telewest’s businesses and operations will be held by New Telewest, a Delaware corporation whose shares are expected to be accepted for quotation on the Nasdaq National Market, and Telewest and Telewest Jersey will, upon shareholder approval, be put into solvent liquidations. All of Telewest’s and Telewest Jersey’s outstanding notes and debentures and accrued interest will have been compromised in connection with the Financial Restructuring, reducing outstanding total indebtedness of approximately £5.8 billion by approximately £3.8 billion, with approximately £2.0 billion remaining outstanding. The reduction in outstanding indebtedness will significantly reduce New Telewest’s future interest expense.

Telewest intends to either pay its trade creditors and its creditors under finance leases in full or have its payment obligations novated to a subsidiary of New Telewest, which will assume Telewest’s payment obligations.

It is currently expected that the steps necessary to complete the Financial Restructuring will be completed by             , 2004, assuming that the relevant conditions to completion are met.

Incorporation of New Telewest and Telewest UK

When the Financial Restructuring is completed, the ultimate holding company for the companies that currently comprise the Telewest group of companies will be New Telewest, which will own 100% of the shares of Telewest UK. Telewest UK, in turn, will, directly or indirectly, own substantially all of the assets currently held by Telewest.

New Telewest was incorporated under the laws of the state of Delaware on November 12, 2003, as a wholly owned subsidiary of Telewest. Telewest UK was incorporated as a limited liability company in England and Wales under the Companies Act 1985, as amended, on October 8, 2003. Telewest UK is a wholly owned subsidiary of New Telewest.

The agreement of Telewest to the creation of New Telewest as a Delaware holding company for the businesses of Telewest was a condition to the Bondholder Committee’s and W.R. Huff’s agreement to enter into the September 12, 2003 term sheet for the Financial Restructuring. The terms of the Certificate of Incorporation and By-laws of New Telewest reflect corporate governance practices that are permissible for Delaware corporations, which in some cases differ from those permissible for companies subject to the Listing Rules of the UK Listing Authority, the City Code on Takeovers and Mergers and the laws of England and Wales. In particular, the Certificate of Incorporation and By-laws of New Telewest contain a number of provisions that might make a hostile takeover of New Telewest more difficult (including, for example, a “staggered” board of directors, blank check preferred stock and limitations on certain stockholder actions) and New Telewest has authorized the adoption of a stockholder rights plan, or poison pill, most of which would not be permitted or would not be effective for a UK public limited company listed on the London Stock Exchange. The Telewest board considered and approved the terms of the September 12, 2003 term sheet and has sought the approval of the Senior Lenders and the parties to the term sheet for the creation of a Delaware holding company. See “Comparison of Rights of Shareholders.”

Currently, the directors of New Telewest consist of William Connors, John H. Duerden, Barry Elson, Marnie S. Gordon, Donald S. La Vigne, Michael McGuiness, Steven Skinner and Cob Stenham. Additional information about the current directors of New Telewest can be found under the heading “Management.”

Additional information regarding the capital stock and management of New Telewest can be found under the headings “Description of the New Telewest Capital Stock” and “Management.”

The Transfer Agreement

Telewest, New Telewest and Telewest UK expect to enter into the Transfer Agreement in connection with the Financial Restructuring. The Transfer Agreement will provide that substantially all of the assets of Telewest (including the shares in TCN and Telewest’s other operating companies, but excluding the shares in Telewest Jersey and one share of New Telewest common stock) will be transferred to Telewest UK. In consideration for the transfer, Telewest UK will assume responsibility for the satisfaction of all of the debts, obligations and liabilities of Telewest, except for those debts, obligations and liabilities compromised in the Telewest scheme, certain expenses arising as a result of the Financial Restructuring and such debts and liabilities as are paid out of the cash amount held in trust as described below. Telewest UK will also allot and issue 99 shares of Telewest UK to New Telewest. Conditional on the Telewest scheme becoming effective, it is anticipated that New Telewest will issue 245,000,000 shares to an escrow agent for distribution in accordance with the terms of the Telewest and Telewest Jersey schemes.

If the Board of Directors of New Telewest determines that the number of New Telewest shares outstanding immediately after the Financial Restructuring may be too large, such that the shares may trade at a price below the $5 per share minimum required by the Nasdaq National Market, New Telewest may, with the agreement of Telewest, reduce the number of shares issuable under the Transfer Agreement to the maximum number believed by New Telewest to be consistent with a $5 per share trading price. In that case, 1.5% of the common stock of New Telewest will still be issued to eligible shareholders and 98.5% to scheme creditors, but both shareholders and scheme creditors will receive fewer New Telewest shares than currently anticipated.

The Transfer Agreement will be conditional on (i) Telewest notifying New Telewest and Telewest UK that it expects to satisfy all of the conditions to the effectiveness of the Telewest scheme within two business days of such notification and (ii) the Senior Lenders having granted any and all consents and waivers required under the existing senior secured credit facility and the related security documentation for the transfer of assets under the Transfer Agreement.

Pursuant to the Transfer Agreement, Telewest UK will indemnify Telewest and Telewest Jersey for all of their debts, obligations and liabilities whenever the same may arise or occur except for those debts, obligations and liabilities compromised in the schemes, certain expenses arising as a result of the Financial Restructuring and such debts and liabilities as are paid out of the cash amount held in trust as described below. Any payments made pursuant to the indemnities will be made by Telewest UK directly to the liquidators of Telewest or Telewest Jersey or any creditor, as applicable. Telewest UK will have no right of recourse against Telewest or Telewest Jersey for any amounts paid under the indemnities and Telewest UK will waive any rights of recourse against Telewest or Telewest Jersey under the indemnities. The indemnities contained in the Transfer Agreement will only become effective on, and will be subject to, the effectiveness of the Telewest scheme or the Telewest Jersey schemes, as appropriate.

The Transfer Agreement will further provide that Telewest will retain all cash held by Telewest immediately before the completion of the Transfer Agreement. This retained cash will be held in trust and used to satisfy debts and liabilities of Telewest and Telewest Jersey that have not been compromised in the Financial Restructuring. These debts and liabilities will include (i) the fees and expenses of the liquidators of

Telewest and Telewest Jersey, (ii) costs and expenses incurred in connection with the implementation of the Financial Restructuring, including advisers’ fees, and (iii) any other debts and liabilities of Telewest or Telewest Jersey, as appropriate. Any cash not used for such payments will be transferred to Telewest UK, together with any accrued interest, for transfer to TCN.

The Transfer Agreement will also provide for the novation or assignment of substantially all contracts, other than the Transfer Agreement, that have been entered into by Telewest in the course of its business or otherwise that are outstanding. In addition, certain contracts are subject to separate novation agreements conditional on the effectiveness of the Telewest scheme.

The Transfer Agreement will also provide for the transfer of all trade marks and domain names currently held by Telewest to TCN.

When the Financial Restructuring is completed, Telewest’s assets will consist of the indemnity referred to above, the outstanding shares of Telewest Jersey and one share of New Telewest common stock. Telewest’s liabilities that are not satisfied out of the retained cash discussed above are expected to be covered by the indemnity discussed above.

The Novation Agreements

In advance of the transfers contemplated by the Transfer Agreement described above, Telewest, TCN and Telewest Limited are in the process of novating operating contracts to which Telewest is a party as a primary obligor or guarantor. These novations will transfer the rights, liabilities, duties and obligations under those contracts to TCN or Telewest Limited and, where necessary, are expected to include the waiver of any existing defaults that have arisen as a result of the Financial Restructuring. Some of the novations relate to guarantees that have been granted by Telewest to guarantee obligations of certain of its subsidiaries, including TCN, under operating contracts. In most cases, these guarantee obligations will be transferred to TCN. However, in the case of contracts where TCN is the principal obligor or where the principal obligor is not a subsidiary of TCN, it is intended that the guarantee obligation of Telewest will be transferred to Telewest UK.

A number of novation agreements have already been entered into. Some novations under these novation agreements have already become effective; others will become effective on the effective date of the Telewest scheme. Under the Transfer Agreement, to the extent that any contracts have not been novated or assigned to Telewest UK, TCN or Telewest Limited, as applicable, on or before the completion date of the Transfer Agreement or pursuant to novation agreements entered into before the completion of the Transfer Agreement and effective from the effective date of the Telewest scheme, Telewest is obliged to take all reasonable steps to procure that such contracts are subsequently novated.

The Extraordinary General Meeting

The Telewest scheme of arrangement will not become effective without the approval by a majority of the votes cast by those shareholders voting on the resolution proposed by this shareholders’ circular and prospectus. This shareholder vote is required by the UKLA Listing Rules. Notice of an extraordinary general meeting on                  , 2004, to vote on a resolution to approve the transactions contemplated by the Transfer Agreement, is being given by this shareholders’ circular and prospectus.

Liberty Media beneficially owns over 25% of Telewest’s share capital and IDT beneficially owns over 23% of Telewest’s share capital. Liberty Media and IDT are expected to execute voting agreements by which they will agree to vote the shares they hold in favor of the shareholder resolution required for completion of the Financial Restructuring. Liberty Media’s support, in particular, is necessary, because under the provisions of Telewest’s Articles of Association and its relationship agreement with Telewest, Liberty Media has the right to, among other things, appoint directors and veto certain corporate actions. As part of the Financial Restructuring, these rights will be terminated.

For additional information on the voting agreements see “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements” below.

Section 304 Proceeding

Following the filing of their respective applications with the relevant courts seeking, among other things, leave to convene creditors’ meetings for the purpose of voting on the schemes, Telewest and Telewest Jersey will apply for preliminary injunctive relief and permanent injunctive relief by orders from the US Bankruptcy Court in an action filed under section 304 of the US Bankruptcy Code. The permanent injunctive relief will be effective upon, and subject to the occurrence of, the effectiveness of all of the schemes.

Section 304 of the US Bankruptcy Code provides a means through which foreign trustees, liquidators, receivers and similar functionaries, and sometimes foreign debtors, may seek relief in the US bankruptcy courts ancillary to a foreign reorganization or discharge proceeding, such as a scheme of arrangement.

The preliminary injunction being sought will seek to enjoin creditors participating in the schemes from:

•	commencing or continuing any action or legal proceeding or from seeking discovery against Telewest, Telewest Jersey or any of their subsidiaries;

•	enforcing any judicial, administrative or regulatory judgment or order or arbitration award obtained against Telewest, Telewest Jersey or any of their subsidiaries; and

•	commencing or continuing any action or legal proceeding to create, perfect or enforce any lien, set-off, attachment or other claim against Telewest, Telewest Jersey or any of their subsidiaries.

After the relevant courts sanction the schemes, Telewest and Telewest Jersey will seek permanent injunctive relief effective upon and subject to the occurrence of the effective date of the Telewest and Telewest Jersey schemes substantially on the terms that:

•	the relevant schemes be given full force and effect and be binding and enforceable against each of the creditors participating in the schemes;

•	the terms of the preliminary injunction become permanent in substantially the same form;

•	scheme creditors will be enjoined from commencing or continuing any action or legal proceeding against (i) the directors, former directors or advisers of Telewest or Telewest Jersey or any of their subsidiaries, (ii) New Telewest or any of its subsidiaries or any of their directors, former directors or advisers, or (iii) Liberty Media, W.R. Huff, the Bondholder Committee and their advisers, and from seeking discovery of any nature from these parties that arises in relation to, or in connection with, or in any way out of, the Telewest and Telewest Jersey notes and debentures, the implementation of the schemes, the foreign proceedings or the Financial Restructuring, including, without limitation, each and every liability in respect of a scheme claim;

•	the High Court or Jersey Court (as relevant) retains exclusive jurisdiction to hear and determine any action or proceeding and to settle any dispute that may arise out of the construction, interpretation or administration of the schemes, provided that the participants in the schemes will remain subject to the governing law and jurisdiction provisions in any contract between the relevant company and any of its creditors; and

•	the US Bankruptcy Court:

retains jurisdiction over the enforcement, amendment or modification of the injunction and any request for additional relief or other proceedings within the jurisdiction of the US Bankruptcy Court; and

orders that no action taken by the relevant company in relation to the section 304 order constitutes any waiver of its ability to appear in the US Bankruptcy Court for certain purposes without becoming subject to the jurisdiction of any other court in the United States, or for any other purpose in the US Bankruptcy Court.

The Schemes of Arrangement

The Telewest and Telewest Jersey schemes of arrangement, or schemes, are formal mechanisms under the UK Companies Act 1985 and, in the case of the Telewest Jersey schemes, the UK Companies Act 1985 and the

Companies (Jersey) Law 1991, that permit Telewest and Telewest Jersey, respectively, to enter into a compromise or arrangement with one or more classes of creditors to restructure their respective financial obligations. The schemes must each be approved by at least 75% in value and a majority in number of each class of creditor attending and voting at the creditors’ meeting. It is expected that there will be only a single class of creditor in each of the schemes. After approval by the relevant creditors, each scheme must then receive the sanction of the High Court of Justice of England and Wales and/or the Royal Court of Jersey, as the case may be. To become effective, a copy of the court order sanctioning a scheme must be delivered to the Registrar of Companies for England and Wales and/or the Jersey Registrar of Companies, as the case may be, for registration, at which point the scheme will become effective.

Once a scheme has become effective, all relevant scheme creditors are bound by its terms whether or not they actually voted in favor of it. Scheme creditors will have an opportunity, at the meetings of the scheme creditors convened in connection with the schemes, to consider and vote on the schemes and, at the High Court or Jersey Court hearings, to ask questions about the proposals and to raise any objections.

The day after the effective date of the schemes is the bar date. In order to receive any consideration under the schemes, creditors of Telewest, or Telewest Jersey, having a direct or indirect claim in respect of the notes, debentures, the related guarantee of Telewest Jersey’s notes and the related intercompany loan of the proceeds of Telewest Jersey’s notes, must have notified Telewest or Telewest Jersey, as appropriate, of the amount of their claims. Claims in respect of principal and interest on Telewest’s and Telewest Jersey’s notes, debentures, and the related intercompany loan, and claims in respect of the guarantee of Telewest Jersey’s notes will be deemed to have been notified for purposes of the relevant schemes of arrangement. Any creditors that have not notified Telewest or Telewest Jersey of the amount of their claims on or before the bar date will be bound by the terms of the relevant scheme, but will have no right to receive any New Telewest common stock or other consideration under that scheme.

Because the Financial Restructuring involves creditors of both Telewest and Telewest Jersey, separate schemes of arrangement will be required for each entity to address the claims of their respective creditors. The relevant creditors for purposes of the Telewest scheme of arrangement are:

•	all of the holders of Telewest’s notes and debentures;

•	all of the holders of Telewest Jersey’s notes in their capacity as beneficiaries under Telewest’s guarantee of Telewest Jersey’s notes;

•	Telewest Jersey as creditor in respect of an intercompany loan to Telewest; and

•	any other creditor with a claim in connection with Telewest’s outstanding notes, debentures, or the guarantee of Telewest Jersey’s notes or the related intercompany loan.

The relevant creditors in connection with Telewest Jersey’s schemes of arrangement are:

•	all of the holders of its notes; and

•	any other creditor with a claim relating to those notes, Telewest’s guarantee of those notes or the related intercompany loan.

Telewest Jersey is a special purpose vehicle set up to issue notes and its directors believe that it has no creditors other than those participating in its schemes of arrangement.

Holders of Telewest Jersey’s notes will participate as creditors in both the Telewest scheme, as a result of Telewest’s guarantee of Telewest Jersey’s notes, and the Telewest Jersey schemes, by virtue of their holdings of Telewest Jersey’s outstanding notes. Telewest Jersey will participate as a creditor in the Telewest scheme as a result of the intercompany loan by which it loaned the proceeds of its issuance of notes to Telewest.

It is anticipated that the directors of Telewest Jersey will exercise Telewest Jersey’s vote in the Telewest scheme in accordance with (i) the independent advice they receive as to the merits of the Telewest scheme and (ii) the views of the majority by value of the creditors voting and present at the meeting for the Telewest Jersey schemes. In order to ascertain the views of the creditors in the Telewest Jersey schemes, the Telewest Jersey scheme meetings will be held immediately before the Telewest scheme meeting. If the Telewest Jersey schemes are not approved, the Telewest scheme cannot become effective.

The High Court and the Jersey Court will each be asked to approve the holding of creditors’ meetings for the schemes of arrangement in respect of Telewest and Telewest Jersey. Assuming the approval of the creditors of Telewest and Telewest Jersey is obtained, it is currently expected that the court hearings to sanction the schemes would occur within approximately ten days after those approvals.

In order to ensure that the Telewest scheme does not become effective until all the other elements of the Financial Restructuring have become effective, the Telewest board of directors will give an undertaking to the High Court that the Telewest scheme will not become effective unless and until all of the following have occurred and are unconditional, or will occur or become unconditional once the Telewest scheme becomes effective:

•	the approval of the shareholders of the transactions contemplated by the Transfer Agreement;

•	the sanction of the relevant courts of the Telewest Jersey schemes and confirmation by the Telewest Jersey directors that immediately after the Telewest scheme becomes effective they will procure that the Telewest Jersey schemes become effective;

•	entry into the proposed amended senior secured credit facility on substantially the terms described under the heading “Proposed Amended Senior Secured Credit Facility” or entry into an alternative financing on terms, taken as a whole, believed by the Telewest board to be more advantageous to Telewest than the terms of the proposed amended senior secured credit facility, and the proposed amended senior secured credit facility or such alternative financing has become effective and unconditional, other than for conditions subsequent;

•	acceptance of the New Telewest common stock for listing on the Nasdaq National Market, subject to notice of issuance;

•	Telewest’s entry into an escrow agreement for the receipt and distribution of New Telewest common stock to be transferred to scheme creditors and shareholders under the Telewest scheme;

•	Telewest receiving a permanent injunction and order from the US Bankruptcy Court enjoining claims in the United States, unless waived by a majority of Telewest’s noteholders;

•	any proceedings commenced in the United States under Chapter 11 of the US Bankruptcy Code against Telewest having been completed, unless waived by a majority of Telewest’s noteholders; and

•	the termination by Liberty Media of its relationship agreement with Telewest.

Telewest also expects to undertake to the High Court not to make the Telewest scheme effective unless it will be made effective by the later of         , 2004 or 60 days after the date of any vote by creditors to approve the Telewest scheme and the Telewest Jersey schemes, subject to that vote occurring on or before         , 2004.

Telewest Jersey will enter into two identical, but separate, schemes of arrangement under English and Jersey law which are intended to take place simultaneously. Neither scheme will be made effective unless both schemes are made effective on the same day. In order to ensure that the Telewest Jersey schemes do not become effective until all the other elements of the Financial Restructuring have become effective, Telewest Jersey’s board of directors will give an undertaking to the High Court and the Jersey Court that the Telewest Jersey schemes will not become effective unless and until all of the following have occurred and are unconditional, or will occur or become unconditional once the Telewest Jersey schemes become effective:

•	the effectiveness of the Telewest scheme;

•	Telewest Jersey’s entry into an escrow agreement for the receipt and distribution of New Telewest common stock received by it in connection with the Telewest scheme; and

•	Telewest Jersey receiving a permanent injunction and order from the US Bankruptcy Court enjoining claims in the United States, unless waived by a majority of Telewest Jersey’s noteholders.

Telewest Jersey also expects to undertake to the High Court and the Jersey Court not to make the Telewest Jersey schemes effective unless they will be made effective by the later of         , 2004 or 60 days after the date of

any vote by creditors to approve the Telewest scheme and the Telewest Jersey schemes, subject to that vote occurring on or before         , 2004.

Telewest has been informed that the members of the Bondholder Committee, W.R. Huff and Liberty Media in aggregate hold, or have the right to vote, over 60% of the aggregate principal amount of Telewest’s outstanding notes and debentures and hold, or have the right to vote,     % of the aggregate principal amount of Telewest Jersey’s outstanding notes. Each member of the Bondholder Committee, W.R. Huff and Liberty Media are expected to execute agreements obligating them to vote in favor of the schemes of arrangement. These agreements will be subject to the satisfaction of certain conditions and termination rights and are described in more detail below under the headings “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Noteholder Voting Agreements” and “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements.”

Proposed Amended Senior Secured Credit Facility and Commitment Letter

Telewest and TCN have agreed to the terms of, but have not yet executed, a commitment letter documenting the terms and conditions on which the Senior Lenders will make available to TCN the proposed amended senior secured credit facility and have agreed the terms of that facility with the Senior Lenders. The terms of the proposed amended senior secured credit facility would amend and restate in its entirety the existing senior secured credit facility. Given Telewest’s current financial position, the existing senior secured credit facility would not be viable in certain respects going forward. Assuming that the conditions precedent set out in the commitment letter are satisfied and none of the termination events in the commitment letter occurs, the proposed amended senior secured credit facility agreement will be entered into. The effectiveness of the proposed amended senior secured credit facility agreement, including the ability of TCN to draw on the facility, will be subject to various conditions precedent, including the effectiveness of the Telewest scheme of arrangement. The terms and conditions of the commitment letter and proposed amended senior secured credit facility are described under the heading “Proposed Amended Senior Secured Credit Facility.”

Settlement Agreements

Release Agreement

Telewest and some of its present and former officers, directors and affiliates (including Liberty Media and IDT) expect to reach an agreement with a group of plaintiffs consisting of Eximius Capital Funding, Ltd., Angelo Gordon & Co., L.P., Oaktree Capital Management, LLC, Capital Research and Management Company, Goldentree Asset Management, LP, W.R. Huff CM, L.L.C., WRH High Yield Partners, L.P. and Qwest Occupational Health Trust to settle claims made by one or more of the plaintiffs in actions in the United States against Telewest, certain of Telewest’s current and former directors and officers and a Liberty Media affiliate.

The release agreement, which will be conditional upon the effectiveness of the Telewest scheme of arrangement, will provide that the parties will covenant not to sue each other, and to fully, finally and forever release each other with respect to any and all claims arising out of, relating to or in connection with Telewest or any of its shares, debentures or derivative agreements. The release agreement does not contemplate the payment of any consideration by Telewest to the plaintiffs, although Telewest has separately agreed to pay the plaintiffs’ litigation expenses.

In addition, prior to the sanction of the Telewest scheme by the High Court, W.R. Huff is expected to procure the consent of The Huff Alternative Fund LP to the withdrawal or dismissal of the winding-up petition presented by Crédit Agricole Indosuez in respect of Telewest dated October 29, 2002 and the taking of all steps that are necessary to inform the High Court of that consent.

Settlement with Swap Counterparties

Telewest is a party to agreements with foreign exchange swap counterparties under which payments by Telewest of approximately £33.3 million, plus default interest, remain unpaid. The counterparties to the swaps are all unsecured creditors that would rank equally with the holders of Telewest’s unsecured notes and debentures on liquidation. The swap counterparties, Royal Bank of Scotland, JPMorgan Chase, The Bank of New

York and Crédit Agricole Indosuez, are, or are affiliates of, Senior Lenders under Telewest’s existing senior secured credit facility and their consent is required to enter into the proposed amended senior secured credit facility as contemplated by the Financial Restructuring.

Telewest has agreed in principle to the terms of separate settlement agreements with each of the swap counterparties. Under these agreements, all of the outstanding liabilities under the swap agreements will be novated to TCN for full consideration and will be discharged on the date that the Telewest scheme of arrangement becomes effective. The settlement agreements also provide that TCN will enter into a £1 billion notional amount fixed-for-floating interest rate swap for a period of three years, set at a 90 basis point premium over a market-fixed swap rate. The premium on the interest rate swap is calculated to compensate the counterparties for the discharge of the liability under the foreign exchange swaps, and Telewest believes that the value of such premium approximates the value of the foreign exchange liability forgiven. The fair value of the interest rate swap premium will reduce over the term of the swap agreement. The new swap will be entered into with the four counterparties to the settled, but unpaid, swaps. The interest rate swap will have a share in the security provided to the Senior Lenders under the terms of Telewest’s proposed amended senior secured credit facility.

Under the terms of the settlement agreements, the swap counterparties will agree not to commence or continue any legal action against Telewest in relation to the swap agreements. In addition, under a side letter to its settlement agreement, Crédit Agricole Indosuez is expected to agree to the dismissal of the winding-up petition which it presented on October 29, 2002. The winding-up petition was presented following the non-payment by Telewest of approximately £10.5 million due to Crédit Agricole Indosuez. It is anticipated that The Royal Bank of Scotland will also withdraw its support for the winding-up petition under the terms of a side letter to its settlement agreement. The consent of The Royal Bank of Scotland is required because The Royal Bank of Scotland has served a notice of intention to appear in support of the winding-up petition.

Waiver of Breaches of Master Leasing Agreements

Telewest is in breach of the master leasing agreement between it and RB Leasing (March) Limited (assigned to Royal Bank of Scotland (Industrial Leasing) Limited) and the sublease entered into under that master leasing agreement. TCN is also in breach of the master leasing agreement made between TCN and Royal Bank Leasing Limited for itself and as agent for W.&G. Lease Finance Limited and W.&G. Equipment Leasing Limited and four subleases entered into under that master leasing agreement. These leasing agreements are together referred to as the RB Leases in this shareholders’ circular and prospectus.

The RB Leases provided Telewest with the financing necessary to obtain certain telephone and television software, hardware and related equipment. The equipment provided under the RB Leases is essential to the operation of Telewest’s businesses. If the RB Leases were to be terminated by RB Leasing as a result of breaches that have arisen, or that may arise as a result of the Financial Restructuring, Telewest would be required to pay all amounts due and not paid over the term of the RB Leases. Telewest and TCN are permitted under the RB Leases to sell the leased software, hardware and equipment on behalf of the lessors and apply any proceeds against amounts otherwise due to RB Leasing.

RB Leasing, consisting of Royal Bank of Scotland (Industrial Leasing) Limited and Royal Bank Leasing Limited for itself and as agent, is the counterparty to the RB Leases, and is a member of the same group of companies as The Royal Bank of Scotland plc, which is one of the Senior Lenders. The proposed amended senior secured credit facility, to which The Royal Bank of Scotland plc will be a party, is conditional upon, among other things, the waiver by RB Leasing of the breaches under the RB Leases.

Telewest has agreed in principle with RB Leasing on the terms of an agreement waiving breaches of the terms of the RB Leases, including those that have arisen, or that may arise, as a result of the Financial Restructuring. In consideration for RB Leasing’s waiver, Telewest will agree to (i) a reduced term of the RB Leases with TCN; (ii) an increase in the margin on the RB Leases; (iii) the amendment of the rental profile on each RB Lease to include a balloon rental to fully amortize RB Leasing’s investment in each RB Lease; (iv) the payment of a default waiver fee of 1.50% on the capital amount outstanding on all of the RB Leases; and (v) the payment by TCN of a supplementary rental in an amount of approximately £529,000 on September 30, 2006 in respect of the RB Leases.

The waiver agreement is conditional upon the Telewest scheme becoming effective and the occurrence of the following events:

•	the novation and amendment of some of the RB Leases;

•	resolutions of the board of directors of Telewest and its subsidiaries approving and authorizing the entry into the waiver agreement and authorizing its appropriate officers to execute and deliver the waiver agreement;

•	The Royal Bank of Scotland plc reaching agreement with Telewest and its subsidiaries regarding foreign exchange contracts to which it is a counterparty (see “—Settlement with Swap Counterparties”);

•	the payment by TCN of a default waiver fee of 1.50% on the capital amount outstanding on all the RB Leases as at March 31, 2004; and

•	the payment by Telewest of reasonable legal costs and expenses incurred by RB Leasing before the effective date of the Telewest scheme.

If the Telewest scheme does not become effective, the waiver agreement will not become effective.

Voluntary Liquidation of Telewest and Telewest Jersey

After the effective date of the Telewest scheme, Telewest will cease to hold assets relating to, or have a relationship with, the continuing operations of its historical business. The Telewest board of directors is expected to seek to wind up Telewest in a shareholders’ voluntary liquidation. Resolutions regarding the winding-up of Telewest, appointing a liquidator of Telewest and sanctioning the exercise by the liquidator of certain powers, will be proposed at an extraordinary general meeting of Telewest shareholders after the effective date of the Telewest scheme of arrangement. Telewest UK, a wholly owned subsidiary of New Telewest formed under the laws of England and Wales, will agree, pursuant to the Transfer Agreement, to indemnify Telewest in respect of substantially all of Telewest’s debts, obligations and liabilities. As a result of the indemnity, Telewest UK will be obligated to meet substantially all of the liabilities that have not been compromised pursuant to the scheme or otherwise assumed by TCN, Telewest Limited or Telewest UK directly. Cash will also be held in trust by Telewest to meet certain liabilities not covered by the indemnity.

As substantially all of Telewest’s assets will have been transferred to Telewest UK under the Transfer Agreement, Telewest shareholders will not receive any dividend or distribution during the course of the liquidation of Telewest.

Telewest Jersey is a special purpose vehicle set up to issue the Telewest Jersey notes. As a result, it has no assets other than the intercompany loan owed to it by Telewest, which will be compromised pursuant to the Telewest scheme of arrangement.

The Telewest Jersey board of directors will likewise seek to wind up Telewest Jersey. The Telewest Jersey directors believe that all of Telewest Jersey’s liabilities will have been compromised under its schemes. Telewest UK will also agree, pursuant to the Transfer Agreement, to indemnify Telewest Jersey in respect of substantially all of its liabilities not compromised in the Financial Restructuring. As a result, Telewest UK expects to meet substantially all of the liabilities that remain. Telewest (Telewest Jersey’s sole shareholder) will not receive any dividend or distribution during the course of Telewest Jersey’s liquidation.

Both Telewest and Telewest Jersey expect to commence their respective shareholders’ voluntary liquidations promptly after the effective date of the relevant schemes.

Interests of Certain Persons in the Financial Restructuring

Directors and Executive Officers

When considering the recommendation of Telewest’s directors, you should be aware that some of Telewest’s directors and executive officers have interests in the Financial Restructuring that are different from, or in addition to, your interests as shareholders.

Directors’ Shareholdings

Telewest’s current directors and executive officers beneficially own 291,435 Telewest shares in the form of Telewest ordinary shares, representing less than 1.0% of Telewest’s issued share capital. As a result of the Financial Restructuring and pursuant to the terms of certain Telewest incentive share schemes in which Telewest’s directors and executive officers participate, share awards under such schemes will accelerate, resulting in Telewest’s directors and executive officers receiving an additional 62,680 Telewest shares upon notification that the Telewest scheme has been sanctioned by the High Court of England and Wales. See “Management—Compensation and Employee Benefit Plans.” In aggregate, it is anticipated that the Telewest shares held by Telewest’s directors and executive officers, including shares received upon acceleration of Telewest incentive share schemes, will entitle them to receive approximately 440 shares of New Telewest common stock in connection with the Financial Restructuring representing less than 1.0% of the outstanding common stock of New Telewest after the Financial Restructuring. Telewest directors beneficially owning 98,103 Telewest shares, or less than 1.0% of Telewest’s issued share capital, have indicated their intention to vote these shares in favor of the Financial Restructuring.

Cob Stenham, who is the Chairman of the board of both Telewest and New Telewest, currently beneficially owns 40,000 Telewest shares, representing less than 0.01% of Telewest’s issued share capital. As a result of his ownership interests in Telewest shares, it is anticipated that Mr. Stenham will be entitled to receive 49 shares of New Telewest common stock, representing less than 0.01% of the outstanding common stock of New Telewest, in connection with the Financial Restructuring.

New Telewest may establish incentive compensation plans under which management may be entitled to shares of New Telewest common stock in the future.

Stock Options

Telewest’s current directors and executive officers hold options to acquire 5,148,408 Telewest shares, representing approximately 0.1% of Telewest’s fully diluted share capital, all of which will be capable of being exercised as a result of the Financial Restructuring. All of the outstanding options have exercise prices that are currently higher than the market value of a Telewest share. As a result, any director or executive officer choosing to exercise his or her options would be required to pay more to exercise their options than the shares received would be worth at current market prices. If Telewest’s current directors and executive officers were to exercise their options for Telewest shares, it is anticipated that the resultant Telewest shares would entitle them to approximately 6,400 shares of New Telewest common stock. Telewest’s directors and officers have no options to acquire shares in New Telewest. New Telewest intends to establish incentive compensation plans under which management may be entitled to the grant of options to acquire shares of New Telewest common stock in the future. New Telewest directors may also be granted stock options in the future.

Continuing Management

Cob Stenham, who is currently Chairman of the board of Telewest, is also Chairman of the board of New Telewest. Barry Elson, who is currently the Acting Chief Executive Officer of Telewest is also President, Acting Chief Executive Officer and a member of the board of directors of New Telewest. Stephen Cook, who is a director of Telewest, and Neil Smith are currently executive officers of both Telewest and New Telewest. Stephen Cook has agreed to tender his resignation from the Telewest board upon completion of the Financial Restructuring.

When the Financial Restructuring is completed, the New Telewest board of directors will include only one director who is currently on Telewest’s board of directors, Cob Stenham. Almost all of New Telewest’s directors were designated by certain of the existing principal holders of Telewest’s notes and debentures. The new board of directors may seek to expand or change the senior management team by hiring additional personnel.

Employment Agreements

Each of Barry Elson, Stephen Cook and Neil Smith has an employment agreement with Telewest or one of its wholly owned subsidiaries. These agreements are described in more detail under the heading “Management—Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Flextech plc entered into an employment agreement with Stephen Cook, Group Strategy Director and General Counsel of Telewest, dated October 21, 1998. Stephen Cook’s employment agreement was subsequently transferred to Telewest Communications Group Limited on June 22, 2000. The employment agreement was amended on July 17, 2003 and remains in effect unless terminated by either party giving the other party not less than twelve months’ notice. However, Stephen Cook’s employment agreement is capable of being terminated by him as a result of the Financial Restructuring. Under the employment agreement, Stephen Cook is entitled to terminate his employment, with immediate effect, at any time within 90 days of the completion of the Financial Restructuring. If Stephen Cook were to terminate his employment agreement in this manner, he would be entitled to one year’s salary and benefits and a pro-rated proportion of any bonus payable for the financial year in which the termination occurs.

None of the other executive officers of Telewest has an employment agreement that includes change-in-control provisions that will be triggered as a result of the Financial Restructuring.

Indemnification and Directors’ and Officers’ Liability Insurance Coverage

Subject to restrictions imposed by law, Telewest officers and directors are indemnified by Telewest against liabilities incurred by them in the execution of their duties and the exercise of their powers, authority and discretion. Telewest currently purchases and maintains, and following the effective date of the Telewest scheme, TCN will purchase and maintain, insurance that, subject to policy terms and limits of coverage, indemnifies present and former officers and directors of Telewest and its subsidiaries, including New Telewest, against liabilities incurred by them as directors and officers.

New Telewest’s charter requires New Telewest to indemnify its current and former directors and officers against certain liabilities to the fullest extent permitted by law. New Telewest’s by-laws also provide that New Telewest may purchase and maintain insurance on behalf of any of its directors, officers or agents. New Telewest has also entered into indemnification agreements with its directors and officers. Telewest has agreed, through the effective date of the Financial Restructuring, to contribute or otherwise supply sufficient funds to New Telewest to enable it to meet any claims (including, without limitation, claims for reimbursement of expenses) to indemnify its directors and officers under its certificate of incorporation and by-laws and under any contractual agreement with such directors and executive officers disclosed in, or contemplated by the transactions described in, this shareholders’ circular and prospectus.

Noteholders and Shareholders

The members of the Bondholder Committee, W.R. Huff, Liberty Media and IDT are expected to enter into a voting agreement with Telewest and Telewest Jersey. The voting agreements will supersede, in part, a term sheet, signed on September 12, 2003, among the same parties that sets forth the general terms for the Financial Restructuring. These parties have interests in the Financial Restructuring that are different from, or in addition to, your interests as shareholders.

Noteholder Voting Agreements

Telewest has been informed that the members of the Bondholder Committee, W.R. Huff and Liberty Media, in aggregate, hold, or have the right to vote, over 60% of the aggregate principal amount of Telewest’s outstanding notes and debentures and hold, or have the right to vote, approximately         % of the aggregate principal amount of Telewest Jersey’s outstanding notes. Each of the members of the Bondholder Committee, W.R. Huff and Liberty Media are expected to enter into a voting agreement with Telewest and Telewest Jersey, under which they will each agree:

•	to vote all of the claims in respect of the notes and debentures that they hold, or have the right to vote, in favor of the relevant scheme of arrangement;

•	except as already commenced but stayed or otherwise held in abeyance, not to take any action against Telewest or any of its subsidiaries, including Telewest Jersey, in connection with defaults or events of default under the indentures for the notes and debentures or the implementation of certain steps to be taken in connection with the Financial Restructuring;

•	not to vote in favor of, or otherwise support, in respect of Telewest, Telewest Jersey and TCN, or all or substantially all of the assets of any of them, any involuntary insolvency or similar proceeding, the appointment of a receiver or administrator, any scheme of arrangement or voluntary restructuring, or any other compromise with creditors (other than in connection with the Financial Restructuring);

•	not to sell, transfer or assign any notes or debentures held as of the date of the voting agreements except to a person who also enters into a written undertaking to be bound by the terms of the voting agreement; and

•	to act in good faith to consummate the transactions contemplated by the Financial Restructuring.

In consideration for the undertakings in the agreement, Telewest and Telewest Jersey will undertake to take all acts reasonably necessary to effect the Financial Restructuring as promptly as possible.

The noteholders will have the ability to terminate the voting agreements upon the occurrence of any of the following:

•	the failure of the Telewest or Telewest Jersey schemes to become effective by the later of , 2004 or 60 days after the date of any vote by scheme creditors, subject to such vote occurring on or before , 2004;

•	Telewest or any administrator appointed for Telewest or Telewest Jersey either withdraws the Telewest scheme or the Telewest Jersey schemes or does not confirm upon request its intention to continue with and recommend the Financial Restructuring;

•	the failure to obtain any order of a court of England and Wales, or Jersey, when applied for, or the requisite majority votes of the noteholders or shareholders, when sought, in connection with the Financial Restructuring, or each of the order of the High Court which sanctions the Telewest scheme and the orders of the High Court and the Royal Court of Jersey which sanction the Telewest Jersey schemes by the later of , 2004 or 60 days after the date of any vote by scheme creditors, subject to such vote occurring on or before , 2004;

•	the making of a permanent order of any court or governmental body restraining, enjoining or otherwise preventing the consummation of the Financial Restructuring;

•	the failure of Telewest to pay, on or prior to the date of any vote required by the noteholder parties to the voting agreements, all fees and expenses of the noteholder parties to the voting agreements and their advisers and counsel properly submitted for reimbursement at least 5 business days prior to such date;

•	a material adverse change to Telewest’s business plan or a material adverse change to the assets, liabilities, business or prospects of Telewest or its subsidiaries;

•	a material adverse change to the Telewest scheme, the Telewest Jersey schemes, or the proposed amended senior secured credit facility after the date of the voting agreements; and

•	any member of the Bondholder Committee, W.R. Huff, Liberty Media and/or IDT either terminates its obligations under its voting agreement or materially changes its voting agreement.

Where the noteholder performs investment management services for the beneficial owner of the notes or debentures, the requirements of the agreement will not apply to the notes or debentures involved if the advisory relationship is terminated for certain reasons not related to the subject matter of the voting agreement, or to notes or debentures disposed of by the beneficial owner at the direction of the noteholder.

Under the voting agreements, the September 12, 2003 term sheet among Telewest, Telewest Jersey, the members of the Bondholder Committee, W.R. Huff, Liberty Media and IDT that sets out the general terms of the

Financial Restructuring will be superseded, except that, among other things, the following obligations continue in full force:

•	after the public mailing of the scheme documents, Telewest, its board of directors and management will provide certain members of the Bondholder Committee and W.R. Huff with access and assistance in connection with a due diligence review of Telewest and New Telewest and Telewest will work with those parties to present a business plan, based on Telewest’s current long-range plan; Telewest has agreed to allow the due diligence review to begin early, and has been providing certain members of the Bondholder Committee and W.R. Huff with the contemplated access and assistance (see “Risk Factors—After completion of the Financial Restructuring New Telewest will continue to be subject to significant risks—The new directors of New Telewest may change Telewest’s current long-range plan”); and

•	Telewest will pay in full on demand through the conclusion of the Financial Restructuring all reasonable fees and expenses of outside counsel and other outside advisers to each member of the Bondholder Committee and W.R. Huff incurred in connection with the Financial Restructuring (see “—Payment of Fees and Expenses” below).

The September 12, 2003 term sheet also reflects the parties’ intention that, immediately after the Financial Restructuring is completed, New Telewest’s board of directors will undertake a review of New Telewest’s management practices and team to ensure compliance with best practices in the United States and United Kingdom and will consider supplementing the management team.

The voting agreements will not preclude any member of the Bondholder Committee, W.R. Huff or Liberty Media from purchasing additional notes, provided that any additional notes held as of the record date for creditor votes on the schemes of arrangement will be subject to the terms of the agreement. The voting agreements to be entered into by members of the Bondholder Committee and W.R. Huff are governed by the laws of the State of New York.

Shareholder Voting Agreements

Liberty Media. Liberty Media currently beneficially owns over 25% of Telewest’s share capital. Liberty Media is expected to enter into a voting agreement with Telewest and Telewest Jersey in which it will agree:

•	to vote its claims as a holder of Telewest notes and debentures as described above under the heading “—Noteholder Voting Agreements;”

•	to vote, or, subject to the restoration of Liberty Flex Holdings Limited to the Companies House register prior to the relevant meeting, procure that the relevant registered holders shall vote, in favor of both the shareholders’ resolution necessary to complete the Financial Restructuring and the shareholders’ resolutions necessary to authorize the voluntary liquidation of Telewest subsequent to the Financial Restructuring, and to take all reasonable steps to have Liberty Flex Holdings Limited restored to the Companies House register as soon as practicable;

•	except as already commenced but stayed or otherwise held in abeyance, not to take any action against Telewest or any of its subsidiaries, including Telewest Jersey, in connection with defaults or events of default under the indentures for the notes and debentures or the implementation of certain steps to be taken in connection with the Financial Restructuring;

•	not to vote in favor of, or otherwise support, in respect of Telewest, Telewest Jersey and TCN, or all or substantially all of the assets of any of them, any involuntary insolvency or similar proceeding, the appointment of a receiver or administrator, any scheme of arrangement or voluntary restructuring, or any other compromise with creditors (other than in connection with the Financial Restructuring);

•	not to sell, transfer or assign any notes, debentures or shares that are subject to the voting agreement except to a person who enters into a written undertaking to be bound by the terms of the voting agreement; and

•	to act in good faith to consummate the transactions contemplated by the Financial Restructuring.

Liberty Media’s voting agreement will also contain a prohibition on New Telewest’s and its subsidiaries’ disposal of the shares or assets of designated subsidiaries involved in the construction, development, management and operation of cable television and communications networks without the prior written consent of

Liberty Media. The prohibition will be substantially similar to that contained in the relationship agreement between Liberty Media and Telewest. In aggregate, these subsidiaries account for a material portion of Telewest’s business. The prohibition restates certain contractual rights that Liberty Media had under the relationship agreement and is intended to prevent the occurrence of adverse tax consequences to Liberty Media related to a gain recognition agreement entered into between Liberty Media and the US Internal Revenue Service in 1994. Liberty Media will not receive any additional commercial benefit from this restatement of its contractual rights.

Liberty Media’s consent will not be required under the voting agreement for strategic combinations or merger transactions that do not involve the disposition of the shares or assets of the designated subsidiaries, including any transaction involving the acquisition or disposition of all of the stock or assets of New Telewest. In addition, Liberty Media will agree to not withhold its consent to a transaction if the transaction, in its reasonable judgment, would not require it to recognize gain under its gain recognition agreement with the Internal Revenue Service.

The prohibition on the disposition of the shares or assets of designated subsidiaries under the voting agreement will remain in effect until the earliest occurrence of the following:

•	Liberty Media’s disposal of its entire shareholding in New Telewest in a taxable transaction for US income tax purposes;

•	the expiration of Liberty Media’s gain recognition agreement with the Internal Revenue Service due to the satisfaction of requirements under US Treasury regulations; and

•	January 1, 2005.

Under the voting agreement Liberty Media will use its reasonable commercial efforts to cause its gain recognition agreement with the Internal Revenue Service to expire as soon as reasonably practicable.

The voting agreement can be terminated under the same circumstances as the noteholder voting agreements described above (except as to noteholder expense reimbursement), except that the voting agreement may also be terminated if, without the prior written consent of Liberty Media, Telewest:

•	does not pay, upon the mailing of materials related to Telewest’s scheme of arrangement, any and all fees and expenses incurred by Liberty Media in connection with the Financial Restructuring as to £1.2 million;

•	enters into a material acquisition or disposal outside the ordinary course of business;

•	borrows in aggregate in excess of £50 million or grants security interests over assets with an aggregate value of more than £50 million;

•	allots or issues Telewest shares under certain circumstances;

•	appoints or removes Telewest’s Chief Executive Officer;

•	increases the number of Telewest’s directors beyond 16; or

•	enters into a transaction to which the UK City Code on Takeovers and Mergers will apply.

In consideration for the undertakings in the agreement, Telewest and Telewest Jersey will undertake to take all acts reasonably necessary to effect the Financial Restructuring as promptly as possible.

The voting agreement is governed by the laws of the State of New York.

IDT Corporation. IDT beneficially owned over 23% of Telewest’s share capital as of January 7, 2004. According to public statements of Liberty Media, as at December 31, 2003, approximately 15.51% of IDT’s outstanding share capital was held directly or indirectly by Liberty Media. Liberty Media’s interest in IDT equates to 2.36% of the voting power of IDT’s outstanding share capital. IDT is expected to enter into a voting agreement with Telewest and Telewest Jersey in which it agrees:

•	to vote all of its shares in favor of both the shareholders’ resolution necessary to complete the Financial Restructuring and the shareholders’ resolutions necessary to authorize the voluntary liquidation of Telewest after the Financial Restructuring;

•	not to vote in favor of, or otherwise support, in respect of Telewest, Telewest Jersey and TCN, or all or substantially all of the assets of any of them, any involuntary insolvency or similar proceeding, the appointment of a receiver or administrator, any scheme of arrangement or voluntary restructuring, or any other compromise with creditors (other than in connection with the Financial Restructuring);

•	not to sell, transfer or assign any shares except to a person who enters into a written undertaking to be bound by the terms of the voting agreement; and

•	to act in good faith to consummate the transactions contemplated by the Financial Restructuring.

In consideration for the undertakings in the agreement, Telewest and Telewest Jersey will undertake to take all acts reasonably necessary to effect the Financial Restructuring as promptly as possible.

The voting agreement can be terminated under the same circumstances as the noteholder voting agreements described above (except as to noteholder or Liberty Media expense reimbursement) and is governed by the laws of the State of New York.

Termination of the Relationship Agreement

Simultaneously with its delivery of a voting agreement, Liberty Media is expected to enter into an agreement terminating the relationship agreement between Liberty Media, certain of its subsidiaries and Telewest effective on the effective date of the Telewest scheme. The relationship agreement restricts Telewest from entering into specified transactions, such as material acquisitions and disposals, the issuance of equity securities, the incurrence of indebtedness, and the appointment or removal of the chief executive officer of Telewest, without the consent of Liberty Media. In addition, Telewest’s articles of association provide Liberty Media with the right to appoint three directors to the Telewest board of directors as long as it holds more than 12.5% of Telewest’s shares. Liberty Media voluntarily withdrew the directors it had appointed to the Telewest board pursuant to the relationship agreement on July 17, 2002. Liberty Media has not exercised its director appointment rights under Telewest’s articles of association since that time. Under the agreement terminating the relationship agreement, Telewest will warrant to Liberty Media that (i) since Liberty Media withdrew its directors from the Telewest board on July 17, 2002, Telewest has not taken any action that would have required Liberty Media’s consent under certain of the provisions of the relationship agreement, and (ii) to the knowledge of Telewest’s directors, Telewest did not take any such action prior to July 17, 2002. For additional information relating to the relationship agreement, see “Certain Relationships, Related-Party Transactions and Material Contracts—Liberty Media—Relationship Agreement and Voting Agreement.”

Director Designations

It is anticipated that some Telewest bondholders, including potentially some or all of the bondholders who designated a member of New Telewest’s initial board of directors, will become significant stockholders of New Telewest as a result of the Financial Restructuring. In accordance with the September 12, 2003 term sheet, almost all of the current directors of New Telewest were designated by members of the Bondholder Committee and W.R. Huff. See “Management” for further details. None of the parties to the term sheet or voting agreements will have any further rights in respect of the election of directors or the appointment of executive officers of New Telewest after the effective date of the Telewest scheme.

Due Diligence Access

As part of the Financial Restructuring, certain members of the Bondholder Committee and W.R. Huff have been provided with access and assistance in connection with a due diligence review of Telewest, and Telewest has agreed to work with those parties to present a business plan, based on Telewest’s current long-range plan. See “Risk Factors—After completion of the Financial Restructuring New Telewest will continue to be subject to significant risks—The new directors of New Telewest may change Telewest’s current long-range plan.”

Payment of Fees and Expenses

For a summary of the costs and expenses of the Financial Restructuring, including compensation fees and expenses paid to interested parties, see “The Financial Restructuring—Costs of the Financial Restructuring.”

Registration Rights Agreement

In connection with the Financial Restructuring, New Telewest has agreed to enter into a registration rights agreement for the benefit of all persons whose resales of shares of New Telewest common stock received in the Financial Restructuring may be subject to the limitations of Rule 145 under the Securities Act. These persons are referred to in this section as Holders. Any person who delivers to New Telewest a written statement indicating that such person could reasonably be considered an “underwriter” under Rule 145 under the Securities Act of shares of New Telewest common stock transferred to that person in connection with the schemes of arrangement and who delivers to New Telewest an executed joinder agreement can become a party to the registration rights agreement and therefore a Holder (unless counsel to New Telewest opines that that person should not be considered to be an underwriter).

Under the registration rights agreement, New Telewest will file a shelf registration statement for the shares of New Telewest common stock held by Holders so as to permit the offer and sale to the public of those shares. New Telewest will keep the shelf registration statement effective until the earlier of:

•	the date that all Holders have disposed of all of the shares of New Telewest common stock that they hold; and

•	two years from the effectiveness of the Telewest scheme.

New Telewest will also grant to (i) each Holder that will beneficially own at least 5% of the New Telewest common stock outstanding immediately after the Financial Restructuring and (ii) any group of Holders beneficially owning in aggregate at least 5% of the outstanding shares of New Telewest common stock immediately after the Financial Restructuring, the right to cause New Telewest to file, at New Telewest’s expense, registration statements under the Securities Act, covering resales of the shares of New Telewest common stock held by them. In either case, the aggregate value of the shares being registered must be at least $15 million and the number of shares covered thereby must be at least 3% of the number of outstanding shares of New Telewest common stock. Only one registration demand may be made in any 180-day period. The right to cause New Telewest to file a registration statement will not be exerciseable if the shelf registration statement is still effective, except in connection with an underwritten offering.

New Telewest will also grant customary “piggy back” registration rights under the registration rights agreement, which will give Holders the right to require New Telewest to include all or a portion of their shares in a registration of common stock proposed by New Telewest under the Securities Act. In addition, New Telewest will provide customary indemnification and contribution obligations with respect to liabilities that Holders may become subject to in connection with the rights granted under the registration rights agreement.

The rights under the registration rights agreement will terminate on the later of the date that the Holders could sell their shares of New Telewest common stock free of any volume limitations imposed by Rule 144 and Rule 145 under the Securities Act and the date that all Holders have disposed of all of their shares of New Telewest common stock. In addition, beginning on the second anniversary of the effective date of the Telewest scheme, the rights of any Holder will terminate (and that person will cease to be a party to the registration rights agreement) on the date that that person (together with its affiliates) beneficially owns shares of New Telewest common stock that constitute less than 1% of the outstanding New Telewest common stock.

Recommendation of the Telewest Board

The Telewest directors are of the opinion that the transfer of substantially all of Telewest’s assets in accordance with the terms of the Transfer Agreement, in the context of the Financial Restructuring, is in the best interests of Telewest and its shareholders as a whole and recommend that Telewest shareholders vote in favor of the resolution.

Citigroup Global Markets Limited and Gleacher Shacklock Limited have advised the Telewest board of directors that the Financial Restructuring is fair from a financial point of view to the shareholders of Telewest, as set out under the heading “—Opinion of Telewest’s Financial Advisors.” In providing their advice, Citigroup and Gleacher have relied upon the Telewest directors’ commercial assessments of the Financial Restructuring.

Factors Considered by the Telewest Board

In the first half of 2002, a series of circumstances, including the well-publicized downturn in the telecommunications, media and technology sector, increasingly tight capital markets, and the downgrading of Telewest’s corporate credit ratings in March and April 2002, severely limited Telewest’s access to financing and consequently impaired Telewest’s ability to service its debt and refinance its existing debt obligations. In response to these and other developments, Telewest began exploring a number of options to address its funding requirements. See “—Background and Reasons for the Financial Restructuring—Background.” Telewest explored the feasibility of various alternatives to the Financial Restructuring, including asset sales, public and private sales of equity and other means of refinancing Telewest’s outstanding indebtedness.

Telewest determined that sales of assets (assuming that sales could be made at prices which would be acceptable to Telewest’s board of directors) would not result in sufficient proceeds to solve its funding issues, and that, pursuant to the terms of its senior secured credit facility, proceeds from any such sales would generally first be applied to reducing the facility and would not be available to retire or repay other indebtedness. In addition, Telewest explored the possibility of issuing additional equity and using the proceeds to pay interest and principal on its indebtedness, but determined that there was insufficient demand for its equity. Finally, Telewest determined that it was unable to refinance or otherwise repay its indebtedness, due to, among other things, Telewest’s downgraded corporate credit ratings and the tight capital markets generally. In each case above, it would have been necessary to consider the interests of the holders of Telewest’s notes and debentures.

As a result, Telewest determined that there was no alternative but to offer equity to the holders of Telewest’s notes and debentures in exchange for the cancellation of such notes and debentures, and after due consideration, the Telewest board of directors has:

•	determined that the Financial Restructuring is in the best interests of Telewest and its stakeholders taken as a whole;

•	approved the Transfer Agreement;

•	recommended that the shareholders of Telewest vote in favor of the resolution approving the transactions contemplated by the Transfer Agreement;

•	approved calling a shareholder meeting; and

•	approved additional resolutions related to the Financial Restructuring.

In its consideration of the Financial Restructuring, the Telewest board consulted with Telewest’s management as well as its outside legal counsel and financial advisers, and considered the following potentially material factors:

1.	all the reasons described above under “—Background and Reasons for the Financial Restructuring” including the feasability of alternative transactions;

2.	the expected agreement of the Bondholder Committee, W.R. Huff and Liberty Media, to vote in favor of the Financial Restructuring;

3.	the expected agreement of Liberty Media and IDT, who beneficially own over 25% and 23%, respectively, of Telewest’s share capital, to vote in favor of the transactions contemplated by the Transfer Agreement;

4.	the expected agreement of each of the Senior Lenders under the existing senior secured credit facility to enter into the proposed amended senior secured credit facility if the Financial Restructuring is completed;

5.	financial advice from Citigroup and Gleacher, a summary of which is set out below under “—Opinion of Telewest’s Financial Advisors;”

6.	the fact that the Telewest shareholders will have their ownership interest in the company’s operations diluted from 100% to 1.5% if the Financial Restructuring is completed;

7.

that the proposed restructuring is a result of lengthy negotiations among Telewest’s major stakeholders, and that any alternative or changes to the existing structure risk upsetting the balance of interests achieved with the proposed Financial Restructuring, and that the board has no reason to believe that any alternative proposal would be acceptable to those major stakeholders;

8.	the view of the Telewest directors that if the Financial Restructuring is not completed on the terms described in this shareholders’ circular and prospectus, there is a risk that further creditor action will be taken, including action to wind up Telewest. Certain creditors have already taken action against Telewest (which will only be permanently dismissed or withdrawn if the Financial Restructuring is implemented successfully). Creditor action could result in there being insufficient time to implement any alternative financial restructuring before Telewest becomes subject to an enforced insolvency or liquidation process;

9.	the fact that, if successful, the Financial Restructuring will result in Telewest remaining as a going concern with a significantly reduced debt burden;

10.	the ability to complete the Financial Restructuring in a tax-efficient manner, including preservation of approximately £1,685 in net operating losses. While retention of the net operating losses did not play an important role in determining the form and structure of the Financial Restructuring in advance of choosing that structure, the structure was subsequently considered from the perspective of retaining net operating losses and it is likely that an adverse finding would have resulted in changes to the structure. The Telewest board considers the ability to make future use of such net operating losses as a positive result; and

11.	the terms and conditions of the Transfer Agreement and the Financial Restructuring, including the conditions to completion of the transaction.

In view of the wide variety of factors that were considered in connection with the Telewest board’s evaluation of the Financial Restructuring and the complexity of these matters, the Telewest board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. The Telewest board did not make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Telewest board’s ultimate determination, but rather the Telewest board conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the Telewest board may have given different weight to different factors.

The Telewest board considered all these factors as a whole.

Opinion of Telewest’s Financial Advisors

Citigroup Global Markets Limited has acted as financial advisor to Telewest in connection with the Financial Restructuring, and Gleacher Shacklock Limited has acted as financial advisor to the directors of Telewest in connection with the Financial Restructuring. In connection with their engagement, Telewest requested that Citigroup and Gleacher evaluate the fairness, from a financial point of view, of the Financial Restructuring to Telewest’s shareholders. Citigroup and Gleacher delivered a written opinion to the directors of Telewest on March 9, 2004, to the effect that, as of that date and based upon and subject to the assumptions, considerations and limitations set forth in their opinion, their work described below, their experience as investment bankers and other factors they deemed relevant, the Financial Restructuring was fair, from a financial point of view, to the shareholders of Telewest. In providing advice to the directors of Telewest, Citigroup and Gleacher have relied upon the Telewest directors’ commercial assessments of the Financial Restructuring.

The Citigroup and Gleacher opinion and the presentation by Citigroup and Gleacher to the directors of Telewest, in which Citigroup and Gleacher evaluated the fairness, from a financial point of view, of the Financial Restructuring to the shareholders of Telewest, were among the many factors taken into consideration by the directors of Telewest in making their decision to recommend that creditors and shareholders approve the Financial Restructuring. Please see the section entitled “—Factors Considered by the Telewest Board” above. The terms of the Financial Restructuring were determined through negotiations between Telewest and its creditors, and were approved by the directors of Telewest. Although Citigroup and Gleacher provided financial advice to the directors of Telewest during the course of negotiations and participated in such negotiations on behalf of Telewest, the decision to propose the Financial Restructuring and to agree to the terms of the Financial Restructuring was solely that of the directors of Telewest.

The full text of the opinion of Citigroup and Gleacher, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Citigroup and Gleacher, is attached to this shareholders’ circular and prospectus as Appendix A. The summary of the opinion of Citigroup and Gleacher set forth below is qualified in its entirety by reference to the full text of the opinion. Telewest shareholders are urged to read the opinion carefully and in its entirety.

Citigroup and Gleacher have consented to the inclusion of their opinion and this summary of their opinion and financial advice in this shareholders’ circular and prospectus. In giving such consent, neither Citigroup nor Gleacher concedes that it comes within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the US Securities and Exchange Commission thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the US Securities and Exchange Commission thereunder with respect to any part of the registration statement on Form S-4 of which this shareholders’ circular and prospectus forms a part.

In connection with rendering their opinion, Citigroup and Gleacher, among other things:

•	reviewed voting agreements (and related term sheets), which are expected to be executed by holders of not less than 60% of the aggregate principal amount of Telewest’s notes and holders of approximately 48% of Telewest’s outstanding issued share capital;

•	reviewed a draft of the explanatory statement dated March 6, 2004 and a draft dated March 1, 2004 of this shareholders’ circular and prospectus (together, the “Transaction Documents”);

•	held discussions with certain senior officers, directors and other representatives and advisers of Telewest concerning the business, operations, financial condition, liquidity and prospects of Telewest;

•	examined certain publicly available business and financial information relating to Telewest and the industries in which it operates;

•	examined financial forecasts, including the long-range plan dated October 24, 2003, referred to as the “Long-Range Plan” for purposes of the following discussion, prepared by the management of Telewest, and other information and data relating to Telewest, which were provided to or otherwise reviewed by or discussed with Citigroup and Gleacher by the management of Telewest;

•	reviewed the currently proposed terms of the Financial Restructuring as set forth in the Transaction Documents provided to Citigroup and Gleacher in relation to, among other things, current and historical market prices and trading volumes of Telewest ordinary shares and ADSs, the historical and projected earnings and other operating data of Telewest, the historical and projected capitalization and financial condition of Telewest and the capital resources available to, and the liquidity requirements of, Telewest;

•	considered, to the extent publicly available, the financial terms of other transactions effected or proposed that Citigroup and Gleacher considered relevant to their analysis;

•	analyzed certain industry, financial, stock market, economic and other publicly available information relating to the businesses of other companies whose operations Citigroup and Gleacher considered relevant in evaluating those of Telewest;

•	evaluated certain pro forma financial effects of the Financial Restructuring as currently proposed on Telewest; and

•	conducted such other analyses and examinations and considered such other information and industry, financial, economic and market criteria as Citigroup and Gleacher deemed appropriate in arriving at their opinion.

In rendering their opinion, Citigroup and Gleacher assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to them or otherwise reviewed by or discussed with them. With respect to financial forecasts, including, without limitation, the Long-Range Plan, and other information and data relating to Telewest provided to or otherwise reviewed by or discussed with them, Citigroup and Gleacher were advised by the management of Telewest, and further assumed, that those forecasts and other information and data were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of Telewest as to the future financial performance of Telewest, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Financial Restructuring and the other matters covered by those forecasts.

Citigroup and Gleacher assumed that the terms of the Financial Restructuring would be those set forth in the Transaction Documents and the Financial Restructuring would be completed in compliance with all applicable laws and in accordance with the terms set forth in the Transaction Documents provided to them, without waiver, modification or amendment of any material term and that, in the course of obtaining the necessary third-party approvals, consents and releases for the Financial Restructuring, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Telewest or the contemplated benefits of the Financial Restructuring. Citigroup and Gleacher have assumed that the net operating losses relating to Telewest will survive the Financial Restructuring. Citigroup and Gleacher were advised by representatives of Telewest, and further assumed, that the final terms of the Financial Restructuring would not vary materially from those set forth in the Transaction Documents reviewed by Citigroup and Gleacher.

Citigroup and Gleacher did not express any opinion as to what the value of the New Telewest common stock actually will be when issued pursuant to the Financial Restructuring or the price at which the New Telewest common stock will trade at any time. The opinion of Citigroup and Gleacher does not imply any conclusion as to the likely trading range for shares of New Telewest common stock, which range may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Citigroup and Gleacher did not make and were not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Telewest, and Citigroup and Gleacher did not make any physical inspection of the properties or assets of Telewest or evaluate the solvency or fair value of Telewest under any applicable laws relating to bankruptcy, insolvency or similar matters. In addition, Citigroup and Gleacher assumed that there were no material undisclosed liabilities of Telewest for which adequate reserves or other provisions had not been made.

Citigroup and Gleacher have not advised the directors of Telewest as to the relative merits, from a commercial point of view, of the Financial Restructuring and have not therefore expressed an opinion in relation to any alternative business or financial strategies that might exist for Telewest. The determination of the relative merits, from a commercial point of view, is left to the judgment of the directors of Telewest. Citigroup and Gleacher necessarily based their opinion upon information available to them, and industry, financial, stock market, economic and other conditions and circumstances existing, as of the date of their opinion. Citigroup and Gleacher assumed no responsibility to update or revise their opinion based upon circumstances or events occurring or disclosed to them after March 9, 2004.

The advisory services of Citigroup and Gleacher were provided for the information of the directors of Telewest in their evaluation of the Financial Restructuring, and their opinion was provided for the use of the directors of Telewest in connection with their recommendation that the shareholders of Telewest approve the Transfer Agreement in connection with the Financial Restructuring as required pursuant to the Listing Rules of the UK Listing Authority, and neither is intended to be nor to constitute a recommendation of the Financial Restructuring to Telewest or its creditors, shareholders or other stakeholders. The financial advice and opinion of Citigroup and Gleacher do not constitute a recommendation to any creditor, shareholder or other stakeholder as to how that creditor, shareholder or other stakeholder should vote or act on any matter relating to the Financial Restructuring.

In connection with rendering their opinion, Citigroup and Gleacher made a presentation to the directors of Telewest on March 9, 2004, with respect to the material financial and comparative analyses performed by Citigroup and Gleacher in evaluating the Financial Restructuring and the fairness, from a financial point of view, of the Financial Restructuring to Telewest shareholders. The following is a summary of the material financial analyses provided in that presentation. This summary does not purport to be a complete description of the analyses performed by Citigroup and Gleacher (although it describes the material detail of these analyses). This summary includes information presented in tabular format. In order to understand fully the analyses used by Citigroup and Gleacher, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The quantitative information used by Citigroup and Gleacher in their analysis, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to March 2, 2004, and is not necessarily indicative of current or future market conditions. The financial analysis contained in the Citigroup and Gleacher presentation is based on Telewest’s figures presented under UK GAAP.

Comparable Public Company Analysis

In a comparable public company analysis, the value of a company or business is estimated by comparing it with a publicly held company in reasonably similar lines of business. After analyzing Telewest, a list of comparable companies was compiled. It is frequently difficult to identify companies that are directly comparable to the subject companies as publicly held corporations differ in terms of markets, size, financial structure, organization and corporate strategies. As such, any comparable public company analysis is subject to these inherent limitations. The comparable companies considered by Citigroup and Gleacher were: NTL Communications and a group of US cable companies (comprising Cablevision Systems, Charter Communications, Comcast, Cox Communications, Insight Communications and Mediacom Communications).

Citigroup and Gleacher compared total firm values, calculated as (i) equity value on a fully diluted basis, plus (ii) book value of bank debt, lease and/or vendor financings and mortgages plus (iii) the market value of publicly traded debt securities for comparable companies, plus (iv) minority interests, less (v) cash and (vi) investments in affiliates as a multiple of projected earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Estimated financial data for the selected comparable companies were based on publicly available estimates and estimated financial data for Telewest were based on the Long-Range Plan. Citigroup and Gleacher then applied a range of selected multiples derived from the comparable companies to corresponding financial data of Telewest to derive an estimated firm value for Telewest.

From their analysis of the selected comparable public companies, Citigroup and Gleacher derived a range of multiples of firm value to estimated 2004 EBITDA of 7.2x for NTL and 10.0x for the group of comparable US public companies, with a mean of 8.6x. Applying these multiples to the estimated 2004 EBITDA for Telewest contained in Telewest’s Long-Range Plan (£500 million, including Telewest’s proportionate share of UKTV EBITDA) resulted in valuations for Telewest of £3,587 million and £4,988 million, respectively, with a firm value of £4,288 million at the mean.

Selected Transactions

Citigroup and Gleacher reviewed selected recent pending or completed financial restructurings and analyzed the percentage of the equity in the restructured entity received by the holders of common equity prior to the restructuring. Citigroup and Gleacher selected these transactions based on the similarity of line of business of the relevant companies and on the similarity of transactions. The transactions included in the analysis were the financial restructurings of: NTL Communications, United Pan-Europe Communications, Marconi, Energis and British Energy. In these transactions, the value of the common equity and warrants received by common shareholders prior to completion of the restructuring varied significantly from approximately 0.1% to 3.0% of the total equity value (using a theoretical valuation for warrants distributed based on the Black-Scholes valuation model). It should be noted that each of these precedent restructurings differed in relevant circumstances, including creditor recoveries, the presence of secured lenders and the relative position of shareholders.

Bond-Implied Valuation

To derive a bond-implied valuation, the equity value of Telewest was estimated by dividing (i) the observed market value of the publicly traded debt securities of Telewest which are to be converted into equity of New Telewest upon completion of the Financial Restructuring by (ii) the post-conversion equity ownership of the relevant noteholders in New Telewest. This reflects a trading valuation for New Telewest’s equity today on a “when issued basis.” The firm value of Telewest was subsequently calculated by Citigroup and Gleacher by adjusting this estimated equity value.

The following table sets forth the results of this bond-implied valuation:

(£ million except bondholder stake)

Market value of bonds	New Telewest bondholder stake	Implied Equity Value	Net Debt(1)	Adjustments(2)	Firm Value
£2,618	98.5%	£2,658	£1,737	(£3)	£4,392

Source: Telewest filings and Citigroup estimates.

(1)	Net debt as at December 31, 2003.
(2)	Includes adjustment for minority interests and investments in affiliates.

Discounted Cashflow Valuation

Discounted cashflow valuation is another method of estimating a company’s value. The discounted cashflow value represents the present value of unlevered, after-tax cash flows to all providers of capital using a discount rate. The discounted cashflow valuation method allows an expected operating strategy to be incorporated into a financial projection model. In essence, the discounted cashflow method entails estimating the free cash flow available to debt and equity investors (i.e., the annual cash flows generated by the business) and a terminal value of the business at the end of a time horizon and discounting these cash flows back to the present using a discount rate to arrive at the present value of these flows. The terminal value is determined by assuming the sale of the business at the end of a ten-year time horizon. The discounted cashflow valuation attributes full value to the projected cash flows based on the Long-Range Plan and does not reflect the current market valuation of Telewest as determined in the comparable public company analysis and bond implied valuation described above.

Telewest’s projections are based on significant assumptions, and reflect judgments, made by Telewest’s management concerning anticipated results. The assumptions and judgments used in the projections may or may not prove to be correct, and there can be no assurance that projected results are attainable or will be realized. Actual future results may vary significantly from the forecasts. Citigroup and Gleacher cannot and do not make any representations or warranties as to the accuracy or completeness of the Telewest projections or as to the reasonableness of the judgments and assumptions underlying them.

Citigroup and Gleacher performed sensitivity analyses to two principal variables within the discounted cashflow methodology: (a) the discount rate; and (b) the exit multiple in the terminal year. These sensitivity analyses were performed, and the resulting discounted cashflow valuations were considered, in the analysis of Citigroup and Gleacher.

Using this discounted cashflow valuation analysis, Citigroup and Gleacher estimated a firm value range for Telewest of between £4,881 million (assuming a weighted average cost of capital of 12.0% and an exit multiple of 4.5x EBITDA) and £5,576 million (assuming a weighted average cost of capital of 11.0% and an exit multiple of 5.5x EBITDA), with a mid-point of estimated firm values of £5,228 million. Citigroup and Gleacher also performed a discounted cashflow valuation analysis of a downside sensitivity to Telewest’s Long-Range Plan, which resulted in a lower valuation.

Telewest Shareholders’ Recovery

Citigroup and Gleacher have estimated the value of Telewest’s equity before giving effect to the Financial Restructuring and have compared it with the estimated recovery of Telewest’s shareholders assuming that the Financial Restructuring is completed. In their analysis, Citigroup and Gleacher compared (i) the estimated equity value attributable to Telewest shareholders before giving effect to the Financial Restructuring (determined by adjusting the firm values produced by the various valuation methodologies described above for the net debt of Telewest, including the accreted value of the outstanding bonds) to (ii) the estimated equity value of the equity interest received by Telewest shareholders (determined as 1.5% of the post-restructuring equity value of New Telewest, which was derived by adjusting the firm values produced by the various valuation methodologies described above for the post-restructuring net debt of Telewest assuming that the outstanding bonds of Telewest are cancelled in the Financial Restructuring in exchange for shares in New Telewest). On the basis of this recovery analysis, Telewest shareholders are unlikely to have any economic interest in Telewest if the Financial Restructuring were not to be completed. Citigroup and Gleacher also note that the directors of Telewest believe that if the Financial Restructuring is not completed there may be insufficient time to implement any alternative financial restructuring before Telewest becomes subject to an enforced liquidation process. As described below under the heading “—Consequences of the Financial Restructuring Not Being Implemented,” in an enforced liquidation, the value realized by Telewest shareholders is likely to be significantly decreased and valuation methodologies that assume a going concern (e.g., a discounted cashflow valuation) would not be appropriate.

The following table sets forth the estimated shareholder recoveries based on the valuation methodologies described above:

(£ in millions)	Bond Implied	Comparable Public Companies(4)	Discounted Cash Flow
Firm Value	4,392	4,288	5,228
- Net debt(1)	1,737	1,737	1,737
- Accreted value of Bonds(2)	3,903	3,903	3,903
- Minority Interest(3)	(1)	(1)	(1)
+ Investments in Affiliates(3)	2	2	2

Pre-Restructuring Equity Value	(1,245)	(1,349)	(409)

Post-Restructuring Equity Value	40	38	52

Source: Telewest filings.

(1)	Net debt includes finance leases, vendor financing and mortgages as at December 31, 2003.
(2)	As at March 2, 2004. Includes accrued and default interest.
(3)	As at December 31, 2003.
(4)	Mean of comparable public companies (including US public companies and NTL).

Other Considerations

The preceding discussion is a summary of the material financial analyses furnished by Citigroup and Gleacher to the directors of Telewest to support the Citigroup and Gleacher opinion, but it does not purport to be a complete description of the analyses performed by Citigroup or Gleacher or of their presentations to the directors of Telewest. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup and Gleacher made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give their fairness opinion as described above. Citigroup and Gleacher believe that their analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup and Gleacher, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and Gleacher and their opinion. With respect to the comparable public companies and similar and precedent transaction analyses summarized above, Citigroup and Gleacher selected comparable companies and similar and precedent transactions on the basis of various factors, including size, similarity of line of business and similarity of transaction (including domicile where relevant); however, no company utilized in these analyses is identical to Telewest and no precedent transaction is identical to the Financial Restructuring. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which Telewest is being compared.

In their analyses, Citigroup and Gleacher made numerous assumptions with respect to Telewest, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Telewest. Any estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses.

Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies or their assets may actually be sold, including in connection with a liquidation, or the value that could, in fact, be realized by Telewest shareholders. Because these estimates are inherently subject to substantial uncertainty, none of Telewest, the directors of Telewest, Citigroup, Gleacher or any other person assumes responsibility if future results or actual values differ materially from the estimates or are not achieved during the time periods contemplated. The analyses of Citigroup and Gleacher were prepared solely as part of their analysis of the fairness of the issuance of the common stock of New Telewest as part of the Financial Restructuring and in connection with providing financial advice to the directors of Telewest regarding the Financial Restructuring and were provided to the directors of Telewest in that connection.

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with financial restructurings, mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Telewest selected Citigroup to act as its financial adviser on the basis of its international reputation and experience and its familiarity with Telewest and its business. Citigroup and its affiliates have in the past provided, and currently provide, investment banking and other services to Telewest unrelated to the Financial Restructuring, for which Citigroup and its affiliates have received and may receive compensation. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Telewest and its affiliates for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates have a creditor relationship with Telewest and its affiliates and have acted as lenders to Telewest and its affiliates under their existing senior secured credit facility. Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain other business relationships with Telewest and its affiliates.

Pursuant to the terms of Citigroup’s engagement, Telewest agreed to pay Citigroup a financial advisory fee expected to be approximately £13 million, approximately £12 million of which will be payable upon the completion of the Financial Restructuring after crediting approximately £1 million in fees already paid. Telewest has also agreed to reimburse Citigroup for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its outside counsel, and to indemnify Citigroup and related persons against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the US federal securities laws.

Gleacher is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with financial restructurings, mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The directors of Telewest selected Gleacher to act as their financial adviser on the basis of its international reputation and experience and its familiarity with Telewest and its business. Gleacher and its affiliates (including Gleacher Partners and its affiliates) may maintain other business relationships with Telewest and its affiliates.

Pursuant to the terms of Gleacher’s engagement, Telewest agreed to pay Gleacher a financial advisory fee of £4 million which, subject to a final review, may be increased to £5 million at the discretion of the Telewest board with previously paid retainer fees (£1.6 million as of December 31, 2003) to be credited towards any such advisory fee. Telewest has also agreed to reimburse Gleacher for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its outside counsel, and to indemnify Gleacher and related persons against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the US federal securities laws.

Certain Financial Disclosures

In order to facilitate the Financial Restructuring discussions, certain non-public information has been presented to the Bondholder Committee, W.R. Huff, the Senior Lenders and their respective advisers. Included in this material were financial projections and monthly updates of selected financial information.

The financial projections and monthly financial information were not prepared with a view toward public disclosure, and are included in this shareholders’ circular and prospectus only because they were exchanged by Telewest’s management, the Bondholder Committee and W.R. Huff for purposes of engaging in discussions with respect to the Financial Restructuring and are included to give Telewest’s shareholders access to information that is not publicly available. You should not place undue reliance on this information.

Selected Financial Projections

The information contained in the table below is derived from Telewest’s current long-range plan and assumes the successful implementation of the Financial Restructuring. Telewest as a matter of course does not make public financial forecasts as to future performance or earnings. However, in connection with the discussions concerning the proposed Financial Restructuring, Telewest’s management furnished financial projections.

The financial projections set out below were prepared by Telewest’s management in 2003 and are based on Telewest’s UK GAAP accounts. No similar information has been prepared in accordance with US GAAP or has been reconciled to US GAAP. New Telewest will not publish any financial information prepared in accordance with UK GAAP in the future.

KPMG Audit plc, Telewest’s independent accountants, has not examined, compiled or performed any procedures with respect to the financial forecasts and, accordingly, expresses no opinion nor any other form of assurance with respect to them and assumes no responsibility. KPMG disclaims any association with the prospective financial information. KPMG’s report included in this shareholders’ circular and prospectus relates to Telewest’s historical financial information. It does not extend to the financial projections and should not be read to do so. The financial projections were not prepared by Telewest’s management with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, US GAAP or the standards required for a profit forecast under the UKLA Listing Rules.

The financial projections are not guarantees of the performance of Telewest or New Telewest. The financial projections are forward-looking statements that are subject to a number of significant risks, uncertainties and assumptions, and should be read with caution. See “Risk Factors” above. The financial projections are subjective in many respects and are therefore susceptible to interpretation and periodic revision based on actual experience and recent developments. In addition, they do not include any of the accounting adjustments that will be required in connection with either the Financial Restructuring or the application of “fresh start” accounting.

While presented with numeric specificity, the financial projections reflect numerous important assumptions made by Telewest’s management in light of business, industry and market conditions at the time of their preparation. Many of these assumptions are beyond Telewest’s control.

In preparing the financial projections, Telewest’s management made the following assumptions, among others:

•	that future general economic trends will be in line with current UK economic forecasts, and inflation rates will remain at or near the current retail price index for the UK;

•	that conditions in the telecommunications industry and the UK cable and internet markets, in respect of both the regulatory and competitive environments in which Telewest operates, will remain relatively unchanged;

•	that selling prices for Telewest’s products will reflect stable yet competitive market conditions;

•	that contracts currently in place will be maintained;

•	that the anticipated growth in sales volumes through expansion in current markets, particularly in respect of broadband and data products, is achieved;

•	that continued cost reductions, although at a declining rate as costs are reduced, and efficiencies are achieved;

•	that costs of acquired services and materials essential to the provision of Telewest’s services will continue to be competitively priced;

•	that network maintenance costs will remain stable;

•	that employee wages and benefits will change in line with inflation forecasts;

•	that capital investment can be maintained at current levels through the use of existing network capacity rather than significant network expansion and investment in new product development, and by ensuring efficient recovery and re-use of customer premises equipment; and

•	that prevailing interest rates and their impact on future borrowing costs will be in line with current general UK economic expectations.

Telewest cannot assure you that the assumptions made in preparing the financial projections or the financial projections themselves will prove accurate. Actual results may be materially lower than the financial projections. Neither Telewest nor New Telewest intends to (and each of Telewest and New Telewest specifically disclaims any obligations to) make publicly available any update or other revisions to the following financial projections, except as required under the UK Listing Rules.

The financial projections provided in the table below were prepared on a comparable basis to Telewest’s management accounts and in accordance with UK GAAP, which are the accounting standards that Telewest has historically applied. No similar information has been prepared in accordance with US GAAP or has been reconciled to US GAAP. New Telewest will not publish any financial information prepared in accordance with UK GAAP in the future.

PROJECTED CONSOLIDATED SUMMARY FINANCIAL DATA

	Projected financial year ending December 31,
(£ in millions)	2004	2005	2006	2007

Total revenue	1,389	1,503	1,624	1,751
Total operating costs and expenses (excluding depreciation and amortization)	909	937	973	1,007
Other income/(expense)	(3)	21	30	37
Operating profit/(loss)	(3)	142	297	412
Net profit/(loss)	(188)	(20)	173	311

Capital expenditure	285	275	272	258
Depreciation and amortization	480	445	385	369
Net interest expense	185	163	124	100

Total debt	2,004	1,646	1,362	942
Cash	191	0	0	0

Note:	Other income/(expense) includes the share of net losses/profits of affiliates and costs associated with the Financial Restructuring of £16 million in 2004.

Summary of significant assumptions and basis of preparation

(i)	Terms, and completion, of the schemes. These projections, which were presented to certain noteholders and their advisers, assumed an effective date for the Telewest and Telewest Jersey schemes of February 14, 2004 with allowed claims and interest treated in accordance with the treatment provided for them in the schemes.

(ii)	Net interest expense. For the period until February 14, 2004, the calculation of interest expense on various components of debt was based upon the terms of the existing senior secured credit facility, Telewest’s lease/vendor financing arrangements and Telewest’s notes and debentures. Thereafter, the net interest expense will be based upon the terms of the proposed amended senior secured credit facility and Telewest’s lease/vendor financing agreements. Interest income was based upon estimated market rates on cash balances. Net interest expense also includes gains or losses associated with currency movements in relation to Telewest’s dollar-denominated debt.

(iii)	Total debt. The projections of Telewest’s total debt were based upon the availability of funding under the proposed amended senior secured credit facility (once it becomes unconditional) and estimates regarding other current components of debt. The projections for the financial years ending December 31, 2006 and 2007 assumed that the proposed amended senior secured credit facility will be refinanced on maturity.

The projections for the years ending December 31, 2004 to 2007, or the 2004-2007 Projections, in the table above were prepared in 2003 for internal planning purposes only and not with a view to public disclosure. In particular, these projections were not prepared to the standard required for a profit forecast under the UKLA Listing Rules and, accordingly, Telewest withdraws them.

Neither Telewest nor New Telewest, nor any of their respective directors or advisers, makes any representation, express or implied, with regard to the 2004-2007 Projections, nor do any of them assume any responsibility for the accuracy, completeness or reasonableness of that information.

The inclusion of the 2004-2007 Projections in this shareholders’ circular and prospectus should not be regarded as an indication that any of Telewest, New Telewest, their respective directors or their respective advisers considered or considers such information to be a reliable indication of future performance. This information should not be relied upon as a reliable indicator of future performance and no representation is given by any person that the results will be achieved. The assumptions used in preparing the 2004-2007 Projections were inherently subject to significant uncertainties and actual results will differ, perhaps materially, from those projected. Except as required under the UK Listing Rules, neither Telewest nor New Telewest intends to publish any update in relation to the information contained in the table above.

Monthly Unaudited Financial Data

The information provided in the table below is drawn from Telewest’s UK GAAP management accounts. Telewest as a matter of course does not make public monthly financial results. However, in connection with the discussions concerning the proposed Financial Restructuring, Telewest’s management furnished monthly financial data to certain members of the Bondholder Committee, W.R. Huff and their advisers.

The monthly unaudited financial data and other information provided in the table below were prepared in accordance with UK GAAP, which are the accounting standards that Telewest has historically applied. No similar information has been prepared on a monthly basis in accordance with US GAAP or has been reconciled to US GAAP. Telewest does, however, publish quarterly US GAAP and UK GAAP financial information. New Telewest will not publish any financial information prepared in accordance with UK GAAP in the future.

	2004
(£ in millions, except operating data)	January	February

Total revenue	110	108
Total operating costs and expenses	(110)	(110)

Operating loss	0	(2)

Net profit	16	8

Capital expenditure	17	18
Depreciation and amortization	(39)	(41)
Net interest expense	(37)	(36)
Foreign exchange gain	51	48

Total debt (1)	5,408	5,370
Cash	407	424

Operating Data:
Total residential subscribers	1,733,187	1,737,292
Household penetration	37.1%	37.2%
Percentage triple-service subscribers	17.5%	18.1%
Total cable television subscribers	1,276,097	1,280,566
Total residential telephony subscribers	1,603,043	1,607,461
Total internet subscribers	662,244	675,393
Business telephony accounts	69,030	67,792

(1)	Excludes interest payable of £427 million at January 31 and £451 at February 29, 2004.

Telewest’s UK GAAP management accounts are prepared before the elimination of inter-segmental revenues (inter-company sales in Telewest’s content segment are costs in its cable segment which are eliminated on consolidation) and operating costs and expenses are stated in the management accounts before Financial Restructuring charges.

Costs of the Financial Restructuring

As at December 31, 2003, Telewest had incurred costs in relation to the Financial Restructuring of approximately £47 million (excluding Value Added Tax, or VAT) consisting of £22 million and £25 million in 2002 and 2003, respectively. Assuming the schemes of arrangement are implemented on the timetable contemplated in this shareholders’ circular and prospectus, Telewest estimates that the total costs and expenses payable by Telewest in relation to the Financial Restructuring (including amounts payable to advisers, but excluding amounts payable to current and former employees), for the period beginning with the engagement of financial advisers to assist Telewest in exploring options to address funding requirements in April 2002 to the effective date of the schemes, will be approximately £110 million (excluding VAT).

As is customary in a financial restructuring of the nature proposed by Telewest, in addition to the costs and expenses of its own advisers, Telewest has agreed to pay the compensation and fees of the steering committee and co-ordinating committee of the Senior Lenders and Law Debenture Trust Company of New York as Trustee under the indentures governing Telewest’s notes and debentures. Telewest has also agreed to pay the professional fees and expenses of certain advisers, including those of the Senior Lenders, the swap counterparties, RB Leasing, the Bondholder Committee, Liberty Media, W.R. Huff and Law Debenture Trust Company of New York. Details of the costs and expenses paid, and anticipated to be paid, in connection with the Financial Restructuring are set out in the table below.

Party	Description	Accrued to December 31, 2003	Pro Forma 2004, through completion of the Financial Restructuring(1)	Total
		(in thousands)
Alpine Capital	Former financial advisors to Telewest	£1,901	£0	£1,901
Cadwalader,Wickersham & Taft LLP	UK legal counsel to Bondholder Committee	2,981	384	3,365
Citigroup Global Markets Limited	Financial advisers to Telewest	1,172	11,964	13,136	(2)
Deloitte & Touche	Advisers to the Bondholder Committee	556	0	556
Executive search firms	For services in connection with the selection of directors for New Telewest	280	0	280
Financial printer	Printers for financial documents	0	675	675
Freshfields Bruckhaus Deringer	UK legal counsel to Telewest	7,594	3,400	10,994	(5)
Fried Frank Harris Shriver & Jacobson LLP	US legal counsel to Bondholder Committee and New Telewest	4,117	2,045	6,162
Gleacher Shacklock Limited	Financial advisers to the company	2,009	1,991	4,000	(6)
KPMG	Accountants to Telewest	2,175	2,043	4,218
Liberty Media International, Inc.	Significant shareholder and bondholder of Telewest	0	1,200	1,200	(7)
PricewaterhouseCoopers	Accountants to Senior Lenders	1,665	305	1,970	(8)
Proskauer Rose	Legal adviser to W.R. Huff	469	0	469
Public relations firms	PR advice in connection with the Financial Restructuring	750	600	1,350
RB Lease fees	Default waiver fees and costs and expenses, including legal expenses, to finance lease counterparties(9)	£0	£400	£400
Senior Lenders	Fees related to proposed amended senior secured credit facility	8,372	31,555	39,927	(4)
Swap counterparties	Reimbursement of costs and expenses, including legal costs, in connection with swaps settlements(3)	0	300	300

Party	Description	Accrued to December 31, 2003	Pro Forma 2004, through completion of the Financial Restructuring(1)	Total
		(in thousands)
UBS Securities, LLC	Financial advisers to the Bondholder Committee	4,995	1,094	6,089	(10)
Weil, Gotshal & Manges	US, banking and finance counsel to Telewest	6,020	2,474	8,494
W.R. Huff Asset Management	Significant bondholder	939	2,415	3,354	(11)
Other transaction related expenses		919	713	1,632

		£46,914	£63,558	£110,472	(12)

(1)	Assumes that advisors’ costs, fees and expenses continue to be incurred through the month of June 2004.
(2)	Citigroup was engaged in April of 2002 to advise Telewest on strategic options and to commence discussions with the Bondholder Committee. Pursuant to the terms of Citigroup’s engagement, Telewest agreed to pay Citigroup a financial advisory fee expected to be approximately £13 million, approximately £12 million of which will be payable upon the completion of the Financial Restructuring.
(3)	See “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Settlement with Swap Counterparties.”
(4)	Represents fees and expenses (including legal expenses) of CIBC World Markets plc, as agent to the Senior Lenders, and the banks comprising the steering and coordinating committees of the Senior Lenders, of approximately £7 million at December 31, 2003, plus anticipated additional fees and expenses of approximately £2.8 million prior to the completion of the Financial Restructuring. Also includes the commitment fee payable to the Senior Lenders upon execution of the commitment letter of £8.12 million and an amendment fee of £22.33 million payable to the Senior Lenders on the effective date of the Telewest and Telewest Jersey schemes. Does not include a fee of between 0% and 0.75% (depending on the ratio of Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow) of the commitments under the proposed amended senior secured credit facility payable on the earlier of February 28, 2005 and the date on which quarterly management accounts and compliance certificates are delivered in respect of the quarter ending December 31, 2004. See “Proposed Amended Senior Secured Credit Facility.”
(5)	Includes fees of Queen’s Counsel to Telewest.
(6)	Gleacher was engaged in July 2002 to advise Telewest’s board of directors on strategic options. Pursuant to the terms of Gleacher’s engagement, Telewest agreed to pay Gleacher a financial advisory fee of £4 million which, subject to a final review, may be increased to £5 million at the discretion of the Telewest board, with previously paid retainer fees to be credited towards any such advisory fee.
(7)	Pursuant to the September 12, 2003 term sheet, Telewest has agreed to pay fees and expenses incurred by Liberty Media up to £1.2 million.
(8)	Pursuant to the terms of the proposed amended senior secured credit facility, the Senior Lenders and their agent are entitled to reimbursement for all expenses incurred in relation to the appointment of PwC to prepare a report regarding the structure of the Financial Restructuring for the Senior Lenders.
(9)	See “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Waiver of Breaches of Master Leasing Agreements.”
(10)	Pursuant to the terms of an engagement letter among UBS, the Bondholder Committee and Telewest, dated June 15, 2002, in connection with the services provided as financial advisor to the Bondholder Committee, UBS is entitled to a fee of $250,000 a month plus reimbursement for all out-of-pocket expenses reasonably incurred (expected to be approximately $6.9 million through completion of the Financial Restructuring). In addition, upon completion of the Financial Restructuring, UBS will be entitled to receive a minimum cash fee and a number of shares of New Telewest common stock (not expected to exceed 1.0% of the outstanding New Telewest common stock) based on a formula that varies according to the value of the consideration received by the bondholders in the Financial Restructuring as determined by UBS and the Bondholder Committee, and the number of shares of New Telewest common stock outstanding on that date. The value of shares of New Telewest common stock to be received by UBS is not reflected in the table. Telewest has paid £1,915,176 ($3 million) into escrow for payment of the cash portion of UBS’ fee, which is reflected in amounts accrued to December 31, 2003.
(11)	Telewest has agreed that it will pay the reasonable fees and expenses of each member of the Bondholder Committee and W.R. Huff, including outside advisers’ fees, incurred in connection with the Financial Restructuring, including, among other things, expenses related to (i) any proceeding and any litigation in which a member of the Bondholder Committee or W.R. Huff is or may be involved relating to the Financial Restructuring, and (ii) any due diligence or other investigation conducted by or on behalf of any member of the Bondholder Committee or W.R. Huff. Telewest has paid W.R. Huff approximately £2.4 million ($4 million) for advisory services rendered in connection with the Financial Restructuring and its review of the operations of Telewest and to reimburse W.R. Huff for expenses reasonably incurred in connection with those services.

(12)	Does not include the value of the shares to which UBS is entitled under its engagement letter with Telewest, the 90 basis point premium pricing on a fixed-for-floating interest rate swap to be entered into in connection with the settlement of certain swap contracts or a fee of between 0% and 0.75% (depending on the ratio of Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow) of the commitments under the proposed amended senior secured credit facility payable on the earlier of February 28, 2005 and the date on which quarterly management accounts and compliance certificates are delivered in respect of the quarter ending December 31, 2004. See “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Settlement with Swap Counterparties” and “Proposed Amended Senior Secured Credit Facility.”

Throughout the restructuring process, Telewest has been conscious that the fees it has been paying to the variety of professional advisers involved are large sums of money. Telewest has therefore been careful to ensure that the fees charged are closely monitored and are in accordance with the various engagement letters and other agreements that have been reached with the different advisers.

Consequences of the Financial Restructuring Not Being Implemented

While the Financial Restructuring is under way, the High Court is unlikely to make a winding-up order or enforce a judgment obtained by a creditor of Telewest. If the Telewest scheme is not approved by the Telewest scheme creditors at the meeting of Telewest scheme creditors, or if the High Court does not sanction the Telewest scheme, or if the shareholders’ resolution is not passed by the Telewest shareholders at the extraordinary general meeting:

•	creditors may seek to advance their individual interests by obtaining and enforcing judgments or by presenting or proceeding with a petition to wind up Telewest;

•	the Senior Lenders may seek to enforce their security by appointing an administrative receiver of TCN or its subsidiaries or a receiver in respect of the shares held by Telewest and any loans due from TCN or its subsidiaries to Telewest; and

•	unless the directors were able to satisfy themselves within a short period of time that an alternative financial restructuring would be successful, or, if shareholder approval is not forthcoming, that the Financial Restructuring could properly be implemented in any case, the directors are likely to have little alternative but to petition for either administration or insolvent liquidation in respect of Telewest in order to protect Telewest’s assets for the benefit of Telewest’s creditors as a whole. An administrator is only likely to be appointed by the High Court if it can be demonstrated that an administration is likely to achieve a better result for creditors, taken as a whole, than an insolvent liquidation. If an administrator is appointed (and to the extent that he is permitted by the High Court), he is likely to try to sell Telewest’s shares in TCN. A liquidator of Telewest, if appointed, would close down the operations of Telewest and realize its assets.

An orderly realization by an administrator or liquidator of Telewest of Telewest’s assets, the majority of which are subject to security in favor of the Senior Lenders, would require the cooperation of the Senior Lenders. The directors believe that cooperation of the Senior Lenders would depend on:

•	whether the Senior Lenders considered their security was in jeopardy (i.e., that there was a prospect that the value of the secured assets might not be sufficient for them to recover their debt);

•	whether they considered that their position was improving or deteriorating over time; and

•	whether they believed that the administrator was likely to achieve a better or worse realization for the Senior Lenders than an administrative receiver whose primary responsibility was to them.

The directors of Telewest believe that any orderly realization by an administrator or liquidator of Telewest of Telewest’s assets, or an orderly realization by an administrative receiver or a receiver appointed by the Senior Lenders over their security, is likely to consist principally of a disposal of TCN as a going concern. However, an administrator of Telewest or an administrative receiver or receiver appointed by the Senior Lenders may conclude that a better price could be obtained for TCN by continuing to operate it for a period of time prior to seeking a disposal. In those circumstances, any recovery by creditors would be significantly delayed.

The value realized for creditors through a disposal of TCN as a going concern is likely to be significantly less than the fundamental value of TCN as a going concern outside an insolvency process, due to:

•	the uncertainty that would surround such a disposal;

•	the likely adverse impact that the insolvency process would have on the willingness of Telewest’s customers and suppliers to continue to support Telewest;

•	the distressed nature of such a disposal; and

•	the additional transactional and administrative costs.

Telewest, as an unsecured creditor of TCN, would only receive proceeds from a sale of the business of TCN as a going concern to the extent that a subsequent liquidator of TCN pays a dividend to creditors. That dividend would only be paid to the extent that there is a surplus after the claims of the Senior Lenders and all the other liabilities of TCN that rank in priority to its unsecured creditors (which would include the fees and expenses of the administrative receiver and liquidator of TCN and any other preferential or secured claims) had been settled in full. As an unsecured creditor of TCN, Telewest’s claim in respect of loans owed by TCN to Telewest would rank pari passu with all other unsecured creditors of TCN. These loans have been secured in favor of the Senior Lenders.

The ultimate return to Telewest creditors would be determined by a series of complex circumstances relevant at the time of the insolvency. There may be unforeseen events, changes in economic conditions and other potential variations that could impact upon and affect the return to creditors.

Return to Telewest Shareholders

In a liquidation or administration of Telewest, Telewest’s assets would only be available for distribution to its shareholders to the extent that there is a surplus after all of its liabilities to creditors had been finally determined and paid in full. Telewest shareholders would be unlikely to receive any distribution from a liquidator of Telewest.

Any insolvency of a group as large as Telewest would likely be a lengthy process and there is a serious risk that uncertainty and delay could reduce any value ultimately realized.

In light of the foregoing, if the shareholder resolution is not approved or any other condition to the completion of the Financial Restructuring is not satisfied, and, as a result, the Telewest scheme cannot be completed, it is unlikely that there will be any proceeds available for distribution to Telewest’s shareholders.

Regulatory Filings and Approvals

Telewest is not aware of any material governmental or regulatory approval required for completion of the Financial Restructuring, other than the effectiveness under the US Securities Act of 1933, as amended, of the registration statement of which this shareholders’ circular and prospectus is a part, the effectiveness of the Telewest and the Telewest Jersey schemes of arrangement under the English Companies Act 1985, the effectiveness of the Telewest Jersey schemes under the Companies (Jersey) Law Act of 1991, as amended, and compliance with applicable laws of the state of Delaware, the United States, England and Wales, and Jersey.

US Federal Securities Law Treatment of the Issuance of New Telewest Common Stock

The distribution of New Telewest common stock to the creditors of Telewest and Telewest Jersey pursuant to the Telewest and Telewest Jersey schemes will be made in reliance upon an exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) of that Act. New Telewest common stock issued to holders of Telewest’s notes and debentures who are neither affiliates of Telewest prior to the completion of the Financial Restructuring nor an affiliate of New Telewest after completion of the Financial Restructuring may be sold without restriction under the US Securities Act. Holders of Telewest’s notes and debentures who are affiliates of Telewest prior to completion of the Financial Restructuring, whether or not they are affiliates of New Telewest, and holders of Telewest’s notes and debentures who are affiliates of New Telewest after completion of the Financial Restructuring, whether or not they were affiliates of Telewest, will be subject to timing, manner of sale and volume restrictions on the sale of New Telewest common stock received in connection with the Financial Restructuring. These restrictions will apply under Rule 145(d) under the Securities Act. For the purposes of the Securities Act, an “affiliate” is any person that directly or indirectly controls, or is controlled by, or is under common control with, a Telewest or New Telewest entity. Shareholders who think they are affiliates for purposes of the Securities Act should consult their own legal advisers.

In connection with the Financial Restructuring, New Telewest has agreed to enter into a registration rights agreement for the benefit of all persons whose resales of New Telewest common stock received in the Financial Restructuring may be subject to the limitations of Rule 145 under the Securities Act. More information about the registration rights agreement is provided under the heading “—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Registration Rights Agreement.”

For the purpose of qualifying for the Section 3(a)(10) exemption under the Securities Act, Telewest and Telewest Jersey, as appropriate, will advise the High Court that its sanctioning of the relevant scheme will be relied upon by Telewest and Telewest Jersey as approval of the applicable scheme for purposes of Section 3(a)(10). In addition, as required to qualify for the exemption, each scheme will include a hearing on the scheme’s fairness to the relevant creditors, and all participating creditors will be notified of and entitled to attend in person or through representatives to oppose the sanctioning of the applicable scheme.

The shares of New Telewest common stock distributed to shareholders of Telewest pursuant to the Telewest scheme will be registered under the US Securities Act, pursuant to the registration statement of which this shareholders’ circular and prospectus is a part.

Accounting Treatment

In connection with the Financial Restructuring, New Telewest will adopt “fresh start” reporting in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” or SOP 90-7, as of the effective date of the Telewest scheme. The objective of the Financial Restructuring is to allow New Telewest to continue Telewest’s business operations without the full burden of debt that existed prior to the Financial Restructuring. As a result of the proposed transaction, Telewest expects to undergo a greater than 50% change in control of its equity interests.

Under SOP 90-7, on the effective date of the Telewest scheme, and consistent with its emergence from the Financial Restructuring as a new and distinct entity for accounting purposes, New Telewest will establish a new accounting basis, and record its existing assets and liabilities at their respective fair values. SOP 90-7 will require New Telewest to calculate its “reorganization value,” which generally approximates the fair value of the company before considering liabilities. Reorganization value is generally based on enterprise value, which assumes that New Telewest will continue as a going concern. The resulting reorganization value will then be allocated to identifiable assets and liabilities on the basis of their respective fair values. In addition, the final results of operations of Telewest will probably include a gain on the extinguishment of its bond debt and any adjustments resulting from the reorganization value accounting.

As a result, New Telewest’s financial condition and results of operations after the Financial Restructuring may not be comparable in many material respects to the financial condition or results of operations reflected in the Telewest historical financial statements for periods prior to the effective date of the Telewest scheme included elsewhere in this shareholders’ circular and prospectus. This may make it more difficult to assess New Telewest’s future prospects based on historical performance.

SOP 90-7 contemplates this potential lack of comparability, and New Telewest’s financial statements post-Financial Restructuring will therefore be presented to clearly distinguish between the financial condition and results of operations of New Telewest and Telewest.

Settlement Mechanics and Treatment of Fractional Share Interests

Upon completion of the Transfer Agreement, and provided that the Telewest scheme becomes effective, New Telewest will issue 245,000,000 shares of New Telewest common stock to an escrow agent (or such lower number as is consistent with a minimum $5 per share trading price). The shares of New Telewest common stock will be held by the escrow agent in accordance with the terms of an escrow agent agreement for distribution pursuant to the Telewest scheme.

Shares of New Telewest common stock, representing 1.5% of the outstanding common stock of New Telewest, will be held on behalf of and distributed to those Telewest shareholders who are on the share register at the close of business on the last day of dealings in Telewest shares before the effective date of the Telewest scheme, pro rata to their interests in Telewest shares at that time. Thereafter, the Telewest share register will be closed for a period of time during which registered transfers of Telewest shares will not be possible.

As soon as practicable after the effective date of the Telewest scheme, the shares of New Telewest common stock will be distributed to Telewest shareholders pro rata to their holdings at the close of business on the last day of dealings in Telewest shares.

It is anticipated that each Telewest shareholder will receive one share of New Telewest common stock for every 804.4004 Telewest shares it holds. It is anticipated that each ADR holder will receive one share of New Telewest common stock for every 4.022002 ADRs it holds.

These numbers may vary if (i) further Telewest shares are issued following the publication of this shareholders’ circular and prospectus and before the last day of dealings in Telewest shares before the Telewest scheme of arrangement becomes effective or (ii) the aggregate number of New Telewest shares issued to shareholders in the Financial Restructuring decreases as set out below.

If the board of directors of New Telewest determines that the number of New Telewest shares outstanding immediately after the Financial Restructuring may be too large, such that the shares may trade at a price below the $5 per share minimum required by the Nasdaq National Market, New Telewest may, with the agreement of Telewest, reduce the number of shares issuable under the Transfer Agreement to the maximum number believed by New Telewest to be consistent with a $5 per share trading price. In that case, 1.5% of the common stock of New Telewest will still be issued to eligible shareholders and 98.5% to scheme creditors, but both shareholders and scheme creditors will receive fewer New Telewest shares than currently anticipated.

Fractional share entitlements to New Telewest common stock will not be distributed to Telewest shareholders in connection with the Financial Restructuring. Instead, New Telewest will arrange for the escrow agent to act on behalf of Telewest shareholders who would otherwise be entitled to fractional share entitlements to aggregate these fractional share entitlements and sell the resulting shares of New Telewest common stock on the open market. Sales will be executed in round lots to the extent practicable. After completing the sale of all of those shares, the escrow agent will remit the net proceeds to the registrar of Telewest, who will promptly make a cash payment in pounds sterling (without interest) equal to the pro rata interest in the net proceeds from the sale of such fractional share interests attributable to each Telewest shareholder otherwise entitled to fractional share entitlements.

Shares of New Telewest common stock or, as applicable, CREST Depository Interests, will not be distributed to Telewest shareholders in jurisdictions, other than the United States and the United Kingdom, where such distributions would be prohibited or be unduly onerous. Instead, Telewest shareholders in those jurisdictions will be entitled to receive the net proceeds from the sale of the shares of New Telewest common stock to which they would otherwise be entitled.

The Bank of New York, as ADR depositary, will distribute the shares of New Telewest common stock that it receives from the escrow agent to ADR holders pro rata to their interests in the underlying Telewest shares as soon as practicable after receipt of such New Telewest common stock from the escrow agent, and will aggregate the fractional share entitlements that would otherwise be delivered to ADR holders and will sell them and distribute the net proceeds to ADR holders in US dollars. It is anticipated that Telewest’s ADRs will cease trading on the Nasdaq National Market on the business day before the cessation of dealings in Telewest shares on the London Stock Exchange.

Dividends

Historically, Telewest has not paid dividends. The proposed amended senior secured credit facility would preclude New Telewest from paying dividends by imposing limitations on TCN’s ability to distribute cash to New Telewest. As a result, it is not currently anticipated that New Telewest will pay dividends. New Telewest’s directors may in the future review New Telewest’s dividend policy. Any determination to pay dividends will be at the discretion of New Telewest’s directors and will depend upon the availability of distributable profits, New Telewest’s operating results, financial condition and capital requirements, general business conditions and other factors that New Telewest’s directors may deem relevant. New Telewest cannot assure you as to if or when it will begin to pay dividends.

Stock Exchange Listing

Application has been made for the listing of the New Telewest common stock on the Nasdaq National Market. The shares of New Telewest common stock will not be listed on the Official List of the UK Listing Authority for trading on the London Stock Exchange.

EXCHANGE RATES

Unless otherwise indicated, the translation of pounds sterling into US dollars is made at $1.7842 per £1.00, the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 2003. The following tables set forth, for the periods indicated, the noon buying rate for pounds sterling expressed in US dollars per £1.00.

Year Ended December 31,	Period End	Average(1)	High	Low
1999	1.61	1.61	1.67	1.55
2000	1.50	1.51	1.65	1.40
2001	1.45	1.44	1.50	1.37
2002	1.61	1.51	1.61	1.41
2003	1.78	1.65	1.78	1.55
2004 (through March 26, 2004)	1.81	1.83	1.90	1.80

(1)	The average rate is the average of the noon buying rates on the last day of each month during the relevant period.

Month ended	Period End	High	Low
September 30, 2003	1.66	1.66	1.57
October 31, 2003	1.70	1.70	1.66
November 30, 2003	1.72	1.72	1.67
December 31, 2003	1.78	1.78	1.72
January 31, 2004	1.82	1.85	1.79
February 29, 2004	1.86	1.90	1.82

CAPITALIZATION

The following table sets forth Telewest’s capitalization as of December 31, 2003 on an actual basis, and on a pro forma basis adjusted to give effect to the following steps of the Financial Restructuring:

•	the cancellation of Telewest’s and Telewest Jersey’s outstanding notes and debentures, including all unpaid accrued interest in exchange for equity of New Telewest;

•	the full and complete satisfaction of all of the claims arising out of Telewest’s existing senior secured credit facility and entry into the proposed amended senior secured credit facility with the Senior Lenders; and

•	the adoption of “fresh start” accounting as set out in SOP 90-7. Adoption of “fresh start” accounting will result in the reorganization value of New Telewest being allocated to assets in conformity with the procedures specified by FASB Statement No. 141 and each liability will be stated at present value of the amount to be repaid. In particular, “fresh start” accounting is expected to change the value of New Telewest’s tangible and intangible assets with an associated change in its future depreciation and amortization expense as compared to Telewest’s financial statements included elsewhere in this shareholders’ circular and prospectus. Telewest has substantially completed the process of determining both its reorganization value and the fair value of its identifiable tangible and intangible assets. The valuations and allocations set out in the table below are only an indication of the likely outcome of this process, and may be subject to further change, although Telewest does not expect the final valuations and allocations to differ materially. The amount of shareholders’ equity in the “fresh start” balance sheet is not an estimate of the market value of the New Telewest common stock to be issued upon completion of the Financial Restructuring. Neither Telewest nor New Telewest makes any representations as to the market value, if any, of the New Telewest common stock to be issued pursuant to the Financial Restructuring.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Telewest’s consolidated financial statements and the notes thereto included elsewhere in this shareholders’ circular and prospectus.

	As of December 31, 2003
	Actual	As adjusted (1)
	(in millions)(unaudited)
Cash and cash equivalents	£427	£204	$364

Debt repayable within one year
Senior secured credit facility	£2,000	£–	$–
Notes and debentures	3,286	–	–
Other debt	1	1	2
Capital lease obligations	89	89	159

	5,376	90	161

Debt repayable after more than one year
Proposed amended senior secured credit facility	–	1,840	3,283
Other debt	6	6	10
Capital lease obligations	51	51	91

	57	1,897	3,384

Total debt	5,433	1,987	3,545

Total shareholders’ (deficit)/equity	(2,558)	2,054	3,665
Minority interests	(1)	(1)	(2)

Total capitalization	£2,874	£4,040	$7,208

(1)	The economic environment in which Telewest operates is the United Kingdom, and therefore its reporting currency is pounds sterling (£). Some of the financial information as of December 31, 2003 has been translated into US dollars ($). The US dollar amounts are unaudited and presented solely for the convenience of the reader, at the rate of $1.7842 = £1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 2003. The presentation of the US dollar amounts should not be construed as a representation that the sterling amounts could be so converted into US dollars at the rate indicated or at any other rate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents Telewest’s selected historical consolidated financial data for each of the fiscal years 1999, 2000, 2001, 2002 (restated) and 2003. The consolidated financial statements for the five fiscal years ended December 31, 2003 have been audited by KPMG Audit plc, independent accountants, and have been presented in accordance with US GAAP. The selected historical financial and operating data should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Telewest’s historical consolidated financial statements and notes thereto, each of which is included elsewhere in this shareholders’ circular and prospectus.

Telewest’s statutory accounts for the periods ended December 31, 2000, 2001 and 2002 have been delivered to the UK Registrar of Companies.

Subsequent to the issuance of its consolidated financial statements as of and for the year ended December 31, 2002, Telewest determined the need to adjust the classification of debt previously reflected as long term in the consolidated balance sheet (£1.8 billion at December 31, 2002), to write off associated deferred financing costs of £11 million and to account for default interest in respect of unpaid interest on defaulted notes and debentures (£2 million at December 31, 2002). As a result of the adjustments, the information presented in the following table with respect to the year ended December 31, 2002 differs from that initially presented in Telewest’s filings with the US Securities and Exchange Commission. See Note 3 to Telewest’s consolidated financial statements on page F-15 of this shareholders’ circular and prospectus.

After completion of the Financial Restructuring, the financial statements of New Telewest will reflect the application of “fresh start” accounting as described in Statement of Position “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7, issued by the American Institute of Certified Public Accountants. The adoption of “fresh start” accounting will result in the determination of the reorganization value of New Telewest which will be allocated to assets in conformity with the procedures specified by Financial Accounting Standards Board, or FASB, Statement No. 141 and each liability will be stated at the then present value of the amount to be repaid. “Fresh start” accounting is expected to change the value of New Telewest’s tangible and intangible assets with an associated change in its future depreciation and amortization expense as compared to Telewest’s financial statements included elsewhere in this shareholders’ circular and prospectus.

Telewest has historically presented its financial statements both on the basis of US GAAP and on the basis of UK GAAP. The financial statements with respect to Telewest and its consolidated subsidiaries included in this shareholders’ circular and prospectus have been prepared in accordance with US GAAP, and are presented in pounds sterling, which is Telewest’s operating currency. The financial statements of New Telewest, which is a Delaware corporation, will in the future be prepared in accordance with US GAAP and presented in pounds sterling. New Telewest will not present its financial statements on the basis of UK GAAP in the future.

	Year ended December 31,
	1999(1)	2000(2)	2001	2002 Restated	2003	2003(3)
	(in millions, except per share data)
Statement of Operations Data:
Revenue
Consumer Sales Division
Cable television	£258	£279	£329	£336	£317	$565
Consumer telephony	334	445	488	495	470	839
Internet and other(4)	17	16	40	63	120	214

	609	740	857	894	907	1,618
Business Sales Division	177	248	268	283	278	496

Total Cable Segment	786	988	1,125	1,177	1,185	2,114
Content Segment	–	81	129	106	113	202

Total revenue	£786	£1,069	£1,254	£1,283	£1,298	$2,316

Operating Costs and Expenses:
Cable programming expenses	£132	£132	£142	£128	£125	$223
Cable telephony expenses	158	235	235	218	193	344
Content segment expenses	–	46	83	70	81	145
Depreciation	305	423	469	495	389	694
Impairment of fixed assets(5)	–	–	–	841	–	–

Cost of sales	595	836	929	1,752	788	1,406
Selling, general and administrative expenses	307	445	497	526	490	874
Amortization	62	147	183	–	–	–
Impairment of goodwill(5)	–	–	766	1,445	–	–

Total operating costs and expenses	£964	£1,428	£2,375	£3,723	£1,278	$2,280

Operating (loss)/profit	£(178)	£(359)	£(1,121)	£(2,440)	£20	$36
Other income/(expenses)
Interest income	7	15	15	19	24	43
Interest expense (including amortization of debt discount)(6)	(313)	(385)	(487)	(528)	(488)	(871)
Foreign exchange (losses)/gains, net	(49)	(15)	–	213	268	478
Share of net (losses)/profits of affiliates and impairment(5)	(6)	(15)	(216)	(118)	1	2
Minority interest in losses/(profits) of subsidiaries, net	(1)	1	1	1	–	–
Other, net	(1)	(3)	(3)	36	8	14
Tax benefit/(expense)	–	6	70	28	(16)	(29)

Net loss(6)	£(541)	£(755)	£(1,741)	£(2,789)	£(183)	$(327)

Basic and diluted loss per ordinary share	£(0.25)	£(0.28)	£(0.60)	£(0.97)	£(0.06)	$(0.11)

Weighted average number of ordinary shares outstanding	2,197	2,705	2,880	2,873	2,874	2,874

Other Financial Data:
Cash provided by/(used in) operating activities	£34	£(4)	£13	£103	£308	$549
Cash used in investing activities	(859)	(556)	(561)	(365)	(212)	(378)
Cash provided by/(used in) financing activities	849	555	502	638	(59)	(105)
Working capital(7)	(194)	(170)	(305)	(500)	(711)	(1,269)
Capital expenditure(8)	463	525	546	447	228	406
Balance Sheet Data (at year end)
Property and equipment, net	£2,818	£3,289	£3,473	£2,598	£2,421	$4,320
Total assets	4,568	7,324	6,332	4,095	3,889	6,939
Investments	4	784	547	376	362	646
Total debt (including short term)	3,130	4,254	4,897	5,450	5,293	9,444
Capital leases (including short term)	138	245	238	204	140	250
Shareholders’ equity/(deficit)	953	2,145	451	(2,386)	(2,558)	(4,564)

(1)	Includes results of operations of Cable London from November 23, 1999 (the date Telewest acquired the 50% of Cable London it did not already own). Prior to that date the 50% interest in Cable London was accounted for under share of net (losses)/profits of affiliates and impairment.
(2)	Includes results of operations of Flextech from April 19, 2000 (the date Telewest acquired Flextech) and the results of Eurobell (Holdings) PLC from November 1, 2000 (the date Telewest acquired Eurobell).
(3)	The economic environment in which Telewest operates is the United Kingdom, and therefore its reporting currency is pounds sterling (£). Some of the financial information as of and for the year ended December 31, 2003 has been translated into US dollars ($). The US dollar amounts are unaudited and presented solely for the convenience of the reader, at the rate of $1.7842 = £1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 2003. The presentation of the US dollar amounts should not be construed as a representation that the sterling amounts could be so converted into US dollars at the rate indicated or at any other rate.
(4)	Other consists primarily of the sale of cable publications, which ceased in November 2002.
(5)	In 2001, Telewest recorded a goodwill impairment charge of £766 million and wrote down the value of its investments in affiliates by £202 million. In 2002, it recorded a fixed asset impairment charge of £841 million, a goodwill impairment charge of £1,445 million and wrote down the value of its investments in affiliates by £130 million.

(6)	In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements 4, 44 and 64, Amendment of FASB 13, and Technical Corrections.” SFAS 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. Telewest adopted this standard from January 1, 2002 and reclassified £15 million and £20 million from extraordinary items to interest expense for the years ended December 31, 2001 and 1999, respectively. No material adjustments were required in 2000 or 2002.
(7)	Includes trade and other receivables, prepaids and inventory less accounts payable, other liabilities inclusive of capital accruals and deferred income.
(8)	Represents cash paid for property and equipment, net of cash received upon dispositions of property and equipment, of £5 million, £2 million, £2 million, £1 million and £0, respectively, for the years presented.

U NAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are derived from Telewest’s audited consolidated financial statements for the year ended December 31, 2003 which are included elsewhere in this shareholders’ circular and prospectus.

The unaudited pro forma condensed consolidated financial information has been prepared to reflect the following adjustments to Telewest’s historical financial information to give effect to the Financial Restructuring, as if the Financial Restructuring occurred as of December 31, 2003 for purposes of the unaudited pro forma condensed balance sheet and as of January 1, 2003 for purposes of the unaudited pro forma condensed consolidated statements of income for the period ended December 31, 2003:

•	the cancellation of Telewest’s and Telewest Jersey’s outstanding notes and debentures, including all unpaid accrued interest in exchange for equity of New Telewest;

•	the full and complete satisfaction of all of the claims arising out of Telewest’s existing senior secured credit facility and entry into the proposed amended senior secured credit facility with the Senior Lenders; and

•	the adoption of “fresh start” accounting as set out in Statement of Position “Financial Reporting Entities in Reorganization under the Bankruptcy Code,” referred to as SOP-97, issued by the American Institute of Certified Public Accountants.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or New Telewest’s financial position would have been had the Financial Restructuring occurred on January 1, 2003 or December 31, 2003, respectively, nor is it necessarily indicative of New Telewest’s future operating results or consolidated financial position. In particular, as a result of the application of “fresh start” accounting, the estimated reorganization value of New Telewest has been allocated on a pro forma basis to assets in conformity with the procedures specified in FASB Statement No. 141 and each liability is stated at the present value of the amount to be repaid. The adoption of “fresh start” accounting will change the value of New Telewest’s tangible and intangible assets with an associated change in its future depreciation and amortization expense as compared to the financial statements included elsewhere in this shareholders’ circular and prospectus. Telewest has substantially completed the process of determining both its reorganization value and the fair value of its identifiable tangible and intangible assets. The valuations and allocations set out in the unaudited pro forma condensed consolidated financial statements are only an indication of the likely outcome of this process, and may be subject to further change, although Telewest does not expect the final valuations and allocations to differ materially. The amount of shareholders’ equity in the “fresh start” balance sheet is not an estimate of the market value of the New Telewest common stock to be issued upon completion of the Financial Restructuring. Neither Telewest nor New Telewest makes any representations as to the market value, if any, of the New Telewest common stock to be issued pursuant to the Financial Restructuring.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with Telewest’s historical consolidated financial statements and notes thereto. You should also read sections “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this shareholders’ circular and prospectus.

Unaudited Pro Forma Condensed Consolidated Statements of Income

(in millions, except per share data)

	Year ended December 31, 2003
	Historical	Financial Restructuring Adjustments	Note	Fresh Start Adjustments(7)	Note	Pro Forma(1)
Revenue:
Consumer Sales Division
Cable television	£317	–		–		£317	$565
Consumer telephony	470	–		–		470	839
Internet and other	120	–		–		120	214

	907	–		–		907	1,618
Business Sales Division	278	–		–		278	496

Total Cable Segment	1,185	–		–		1,185	2,114
Content Segment	113	–		–		113	202

Total revenue	£1,298	–		–		£1,298	$2,316

Operating Costs and Expenses:
Cable programming expenses	£125	–		–		125	223
Cable telephony expenses	193	–		–		193	344
Content segment expenses	81	–		–		81	145
Depreciation	389	–		111	(6)	500	892

Cost of sales	£788	–		111		899	1,604
Selling, general and administrative expenses	490	33	(2)	–		523	933

	£1,278	£33		£111		£1,422	$2,537

Operating profit/(loss)	£20	(33)		(111)		(124)	(221)
Other income/(expense)
Interest income	24	(10)	(3)	–		14	25
Interest expense (including amortization of debt discount)	(488)	276	(4)	–		(212)	(378)
Foreign exchange gains, net	268	(268)	(5)	–		–	–
Share of net profits of affiliates	1	–		–		1	2
Other, net	8	–		–		8	14
Tax expense	(16)	–		–		(16)	(29)

Net loss	£(183)	£(35)		£(111)		£(329)	$(587)

Basic and diluted loss per ordinary share	£(0.06)	–		–		£(1.34)*	$(2.40)*
Weighted average number of ordinary shares	2,874	–		–		245	245

*	Assumes the issuance of 245 million shares of the common stock of New Telewest were outstanding throughout the year.

Notes To Unaudited Pro Forma Condensed Consolidated Statements of Income

(1)	The economic environment in which Telewest operates is the United Kingdom, and therefore its reporting currency is pounds sterling (£). Some of the financial information for the year ended December 31, 2003 has been translated into US dollars ($). The US dollar amounts are unaudited and presented solely for the convenience of the reader, at the rate of $1.7842 = £1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 2003. The presentation of the US dollar amounts should not be construed as a representation that the sterling amounts could be so converted into US dollars at the rate indicated or at any other rate.
(2)	Represents Financial Restructuring charges in excess of those charged at December 31, 2003 of £33 million.
(3)	Represents reversal of interest income of £10 million in 2003 on higher cash balances with effect from June 2002 as a result of realizing derivative contracts and additional drawdowns from Telewest’s existing senior secured credit facility.
(4)	Represents adjustments to interest expense with effect from January 1, 2003 as follows:

Year ended December 31, 2003
(millions)
Reversal of interest charges due to cancellation of notes and debentures	£352
Reversal of interest charges on existing senior secured credit facility	118
Interest charges on proposed amended senior secured credit facility	(152)
Write-off of unamortized facility fee as at January 1 in respect of existing senior secured credit facility	(29)
Write back of facility fee amortization charge in year	6
Amortization charges in respect of facility fee on proposed amended senior secured credit facility	(8)
Amortization of interest rate swaps	(11)

£276

(5)	Represents reversal of foreign exchange gains, net, on US dollar denominated debt and forward contracts of £268 million with effect from January 1, 2003.
(6)	Represents the increase in depreciation expense due to the increase in carrying value of property and equipment and intangible assets based on a weighted average useful life of approximately twelve years.
(7)	As a result of the application of “fresh start” accounting, the estimated reorganization value of New Telewest has been allocated to assets in conformity with the procedures specified in FASB Statement No. 141 and each liability is stated at the present value of the amount to be repaid. The adoption of “fresh start” accounting will change the value of New Telewest’s tangible and intangible assets with an associated change in its future depreciation and amortization expense as compared to the financial statements included elsewhere in this shareholders’ circular and prospectus. Telewest has substantially completed the process of determining both its reorganization value and the fair value of its identifiable tangible and intangible assets. The valuations and allocations set out in the “Fresh Start Adjustments” column are only an indication of the likely outcome of this process, and may be subject to further change, although Telewest does not expect the final valuations and allocations to differ materially. Telewest expects the gain on the cancellation of debt to be equal to the total amount of restructured notes and debentures and accrued interest thereon, which totals approximately £3.7 billion. In accordance with SEC rules on pro forma adjustments, Telewest has not reflected this credit in the Unaudited Pro Forma Condensed Consolidated Statements of Income and Unaudited Pro Forma Condensed Consolidated Balance Sheet as it would be a material non-recurring gain resulting from the proposed transaction, which is not expected to have a continuing impact on operations.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in millions)

	As of December 31, 2003
	Historical	Financial Restructuring Adjustments	Note	Fresh Start Adjustments(8)	Note	Pro Forma(1)
Assets
Cash and cash equivalents	£427	£(223)	(2)	£–		£204	$364
Secured cash deposits restricted for more than one year	13	–		–		13	23
Trade receivables	114	–		–		114	203
Other receivables	39	–		–		39	70
Prepaid expenses	16	–		–		16	29

Total current assets	609	(223)		–		386	689
Investment in affiliates, accounted for under the equity method, and related receivables	362	–		(39)		323	576
Property and equipment	2,421	–		598		3,019	5,386
Intangible assets	–	–		425		425	758
Goodwill	447	–		46	(9)	493	880
Inventory	27	–		–		27	48
Other assets	23	7	(3)	–		30	54

Total assets	£3,889	£(216)		£1,030		£4,703	$8,391

Liabilities and shareholders’ equity/(deficit)
Accounts payable	£98	£–		£–		£98	$175
Other liabilities	696	(352)	(4)	–		344	614
Deferred income	113	–		–		113	201
Debt repayable within one year	5,287	(5,286)	(5)	–		1	2
Capital lease obligations repayable within one year	89	–		–		89	159

Total current liabilities	6,283	(5,638)		–		645	1,151
Deferred tax	108	–		–		108	193
Debt repayable after more than one year	6	1,840	(6)	–		1,846	3,293
Capital lease obligations repayable after more than one year	51	–		–		51	91

Total liabilities	£6,448	£(3,798)		–		£2,650	$4,728
Minority interests	(1)	–		–		(1)	(2)
Total shareholders’ (deficit)/equity	(2,558)	3,582	(7)	1,030	(9)	2,054	3,665

Total liabilities and shareholders’ equity	£3,889	£(216)		£1,030		£4,703	$8,391

Notes To Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	The economic environment in which Telewest operates is the United Kingdom and therefore its reporting currency is pounds sterling (£). Some of the information as of December 31, 2003 has been translated into US dollars ($). The US dollar amounts are unaudited and presented solely for the convenience of the reader, at the rate of $1.7842 = £1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 2003. The presentation of the US dollar amounts should not be construed as a representation that the sterling amounts could be so converted into US dollars at the rate indicated or at any other rate.
(2)	Represents (i) the repayment of a credit advance of £160 million made by the Senior Lenders on September 27, 2002 which will be repaid on completion of the Financial Restructuring, (ii) £30 million prepayment of the facility fee in respect of the proposed amended senior secured credit facility and (iii) the payment of Financial Restructuring charges of £33 million at December 31, 2003.

millions
Cash and cash equivalents
–repayment of credit advance	£(160)
–prepayment of facility fee	(30)
–Financial Restructuring charges	(33)

(223)
Debt repayable after more than one year
–repayment of credit advance	160
Other assets
–prepayment of facility fee	30
Total shareholders’ (deficit)/equity
–Financial Restructuring charges	33

£0

(3)	Represents facility fee on proposed amended senior secured credit facility of £30 million less write-off of unamortized facility fee on existing senior secured credit facility of £23 million as of December 31, 2003.

millions
Other assets
–facility fee on proposed amended senior secured credit facility	£30
–write-off existing facility fee	(23)

7
Cash and cash equivalents
–prepayment of facility fee	(30)
Total shareholders’ (deficit)/equity
–write-off existing facility fee	23

£0

(4)	Represents the conversion into equity of £352 million of unpaid accrued interest on notes and debentures at December 31, 2003.

millions
Other liabilities
–conversion of unpaid accrued interest on notes and debentures	£(352)
Total shareholders’ (deficit)/equity
–conversion of unpaid accrued interest on notes and debentures	352

£0

(5)	Debt repayable within one year includes £2,000 million in respect of the existing senior secured credit facility. Under the terms of the proposed amended senior secured credit facility the funds will fall for repayment on December 31, 2005 and June 30, 2006. Accordingly £2,000 million has been reclassified to debt repayable after more than one year. Debt repayable within one year also includes £3,286 million at December 31, 2003 of outstanding notes and debentures which are being converted into equity in the Financial Restructuring.

millions
Debt repayable within one year
–reclassification of senior secured credit facility	£(2,000)
–conversion of outstanding notes and debentures	(3,286)

(5,286)
Debt repayable after more than one year
–reclassification of senior secured credit facility	2,000
Total shareholders’ (deficit)/equity
–conversion of outstanding notes and debentures	3,286

£0

(6)	Represents the transfer to debt repayable after more than one year of £2,000 million in respect of the proposed amended senior secured credit facility, referred to in (5) above, less £160 million repayment of credit advance referred to in (2) above.

millions
Debt repayable after more than one year
–reclassification of senior secured credit facility	£2,000
–repayment of credit advance	(160)

1,840
Debt repayable within one year
–reclassification of senior secured credit facility	(2,000)
Cash and cash equivalents
–repayment of credit advance	160

£0

(7)	Represents conversion into equity of £3,286 million of notes and debentures and £352 million of unpaid accrued interest thereon at December 31, 2003, less additional Financial Restructuring charges of £33 million and write-off of unamortized facility fee of £23 million referred to in (3) above.

millions
Total shareholders’ (deficit)/equity
–conversion of outstanding notes and debentures	£3,286
–conversion of unpaid accrued interest on notes and debentures	352
–Financial Restructuring charges	(33)
–write-off existing facility fee	(23)

3,582
Debt repayable within one year
–conversion of outstanding notes and debentures	(3,286)
Other liabilities
–conversion of unpaid accrued interest on notes and debentures	(352)
Cash and cash equivalents
–Financial Restructuring charges	33
Other assets
–write-off existing facility fee	23

£0

(8)	As a result of the application of “fresh start” accounting, the estimated reorganization value of New Telewest has been allocated to assets in conformity with the procedures specified in FASB Statement No. 141 and each liability is stated at the present value of the amount to be repaid. The adoption of “fresh start” accounting will change the value of New Telewest’s tangible and intangible assets with an associated change in its future depreciation and amortization expense as compared to the financial statements included elsewhere in this shareholders’ circular and prospectus. Telewest has substantially completed the process of determining both its reorganization value and the fair value of its identifiable tangible and intangible assets. The valuations and allocations are only an indication of the likely outcome of the process, and may be subject to further change, although Telewest does not expect the final valuations and allocations to differ materially. The amount of shareholders’ equity in the “fresh start” balance sheet is not an estimate of the market value of the New Telewest common stock to be issued upon completion of the Financial Restructuring. Neither Telewest nor New Telewest makes any representations as to the market value, if any, of the New Telewest common stock to be issued after the Financial Restructuring.
(9)	Represents reorganization value in excess of amounts allocated to identified assets as follows:

millions
Estimated present value of discounted cash flows of the emerging entity	£4,260
Current assets	386
Other assets	57

Estimated reorganization value	4,703
Total assets after Financial Restructuring adjustments at December 31, 2003	3,673

Reorganization value in excess of amounts allocable to identifiable assets	£1,030

Allocated to:
Investment in affiliates	£(39)
Property and equipment	598
Intangible assets – customer lists	425
Goodwill	46

£1,030

Telewest has substantially completed the process of determining both its reorganization value and the fair value of its identifiable tangible and intangible assets. The valuations and allocations shown above are only an indication of the likely outcome of the process, and they may be subject to further change, although Telewest does not expect the final valuations and allocations to differ materially. The new intangible assets which are not currently recognized and the increased value of property and equipment will result in additional depreciation and amortization expense. The values presented above represent Telewest’s current estimates prepared for the purposes of “fresh start” accounting and were not part of (or derived from) the financial advice provided to the directors of Telewest by Citigroup Global Markets Limited and Gleacher Shacklock Limited. Citigroup Global Markets Limited and Gleacher Shacklock Limited have not been retained in connection with the “fresh start” valuation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of Telewest’s financial condition and results of operations together with the audited consolidated financial statements and notes to the financial statements included elsewhere in this shareholders’ circular and prospectus.

Overview

Since Telewest’s flotation in 1994, it has incurred substantial operating and net losses and has incurred substantial borrowings, principally to fund the capital costs of its network construction and operations and the acquisition of UK cable assets. However, Telewest has not achieved the penetration rates or revenues anticipated when its debt was incurred, and a number of factors, including the well-publicized downturn in the telecommunications, media and technology sectors, increasingly tight capital markets and the downgrading of Telewest’s corporate credit ratings, have severely limited Telewest’s access to financing and consequently impaired its ability to service and refinance its debt. As of December 31, 2003, substantially all of Telewest’s debt was in default.

Telewest generated net losses in all periods under discussion. Losses increased year-on-year through the end of 2002, reflecting that revenue growth was slowing while expenses were increasing. In particular, net losses for the year ended December 31, 2002, include the effects of a significant write-down of network assets and goodwill. Net losses decreased in 2003, primarily as a result of reductions in operating costs.

Since early 2002, Telewest has been exploring strategic options and negotiating with the Bondholder Committee and the Senior Lenders. During this period, Telewest also conducted an operational review, leading to the adoption of the current long-range plan in December 2002. This plan reflects a shift in operational focus from subscriber acquisition to increasing average revenue per user and decreasing churn. This plan focuses on acquiring profitable customers, and cost control, and reflects the constraints on the capital available to Telewest. Telewest’s aim is to be the leading broadband communications group in the United Kingdom, measured by free cash flow, customer service and broadband deployment. Accordingly, Telewest’s focus and strategy under the current long-range plan is:

•	in the consumer sales division, to be the broadband leader in the geographic areas in which it operates and to use that broadband leadership to drive the “triple play” penetration of high-speed internet bundled with television and telephony;

•	in the business sales division, to focus on profitable small-to-medium-sized enterprise, or SME, customers and to continue to build a profitable data-led business in the larger corporate and public sector;

•	in the content segment, to become a significant force in multi-channel television by leveraging its relationship with the BBC, through UKTV and by targeting niche markets with its wholly owned channels, and UKTV channels; and

•	to make the most of its existing capital investment by exploiting previous investments in network efficiency, rather than network expansion or investment in new product development, and to maximize the capital efficiency of its network by, among other things, ensuring appropriate recovery and reuse of customer premises equipment.

Telewest aims to reduce its operating cost base through a more selective customer acquisition approach, new customer self-service initiatives and a continued focus on the efficiency of network maintenance and corporate expenditure. A strong focus on cash and cost control is intended to speed Telewest’s progress towards generating a positive free cash flow position after the completion of the Financial Restructuring.

The current long-range plan is in the early stages of implementation, so it is not possible to predict whether Telewest or New Telewest will implement it successfully. Moreover, the board of directors of New Telewest may, upon further review, revise or replace the plan. Nevertheless, Telewest’s discussion of operating results focuses on the key factors identified in the current long-range plan because these are the performance indicators on which management is currently focused, and represent in management’s view potential drivers of growth and operating results in the future.

For the year ended December 31, 2003, Telewest’s operating results improved relative to 2002 with the result that Telewest achieved an operating profit for 2003 and a significantly lower net loss than in prior periods. Revenue increased only modestly before the impact of a charge to revenue of £16 million in respect of a Value Added Tax, or VAT, adjustment in 2002, primarily driven by a return to customer growth, while operating costs and expenses declined significantly.

Basis of Presentation

Telewest is currently in default on all of its outstanding notes and debentures, its existing senior secured credit facility and a number of other obligations. Telewest is in the process of seeking the approval of its creditors and shareholders for a restructuring that is proposed to eliminate these defaults and significantly reduce its outstanding indebtedness. The report of KPMG, Telewest’s independent auditors, to the financial statements included in this shareholders’ circular and prospectus noted that there is substantial doubt about the ability of Telewest to continue as a going concern. The financial statements were prepared assuming Telewest would continue as a going concern.

Telewest has historically presented its financial statements both on the basis of US GAAP and on the basis of UK GAAP. The financial statements of Telewest and its consolidated subsidiaries included in this shareholders’ circular and prospectus have been prepared in accordance with US GAAP and are presented in pounds sterling, which is Telewest’s operating currency. The financial statements of New Telewest, which is a Delaware corporation, will in the future be prepared in accordance with US GAAP and presented in pounds sterling. New Telewest will not present its financial statements on the basis of UK GAAP in the future.

New Telewest is a newly-incorporated wholly owned subsidiary of Telewest that has no operating history. After the successful completion of the Financial Restructuring, New Telewest will become the holding company for the operating companies that currently carry on the business of Telewest.

Subsequent to the issuance of its consolidated financial statements as of and for the year ended December 31, 2002, Telewest determined the need to adjust the classification of debt previously reflected as long term in the consolidated balance sheet (£1.8 billion at December 31, 2002), to write off associated deferred financing costs of £11 million and to account for default interest in respect of unpaid interest on defaulted notes and debentures (£2 million at December 31, 2002). As a result of the adjustments, the information presented in the Management’s Discussion and Analysis of Financial Condition and Results of Operations differs from that previously presented in Telewest’s filings with the US Securities and Exchange Commission. See note 3 to Telewest’s consolidated financial statements on page F-15 of this shareholders’ circular and prospectus.

Accounting Impact of the Financial Restructuring

“Fresh Start” Accounting

New Telewest will apply “fresh start” accounting, as set out in the Statement of Position “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7, issued by the American Institute of Certified Public Accountants, to account for the Financial Restructuring and related transactions. Under “fresh start” accounting, an independent third-party financial adviser has provided an estimated value range which New Telewest will use to determine its final “reorganization value” for the purposes of applying “fresh start” accounting.

The reorganization value will be allocated, based on estimated fair values provided by an independent appraiser, to all of New Telewest’s identifiable assets in accordance with the procedures specified by Statement of Financial Accounting Standards No. 141, or SFAS No. 141.

New Telewest will apply the new valuations to its financial statements and results of operations as of the effective date of Telewest’s scheme of arrangement.

As a result of the application of “fresh start” accounting, New Telewest’s consolidated balance sheet, as well as its future depreciation and amortization expense, will differ from that presented in the historical consolidated financial statements of Telewest included elsewhere in this shareholders’ circular and prospectus. In particular, “fresh start” accounting will change the value of New Telewest’s tangible and intangible assets with an associated change in its depreciation and amortization expense as compared to Telewest.

Cancellation of Indebtedness

In addition, the Financial Restructuring will result in the cancellation of approximately £3.6 billion of notes and debentures including the unpaid accrued interest on those notes and debentures, leaving outstanding approximately £1.8 billion in debt under the proposed amended senior secured credit facility and approximately £150 million of other long-term liabilities, including obligations under various capital leases. As a result, New Telewest’s interest expense will decline significantly in comparison to the interest expense incurred by Telewest in periods prior to the Financial Restructuring.

Potential Change to Long-Range Plan

The Financial Restructuring will result in a subsidiary of New Telewest succeeding to substantially all of Telewest’s operating companies and assets and assuming responsibility for the satisfaction of all of Telewest’s debts, obligations and liabilities that have not been compromised as part of the Financial Restructuring, except certain expenses of Telewest’s shareholders and noteholders arising as a result of the Financial Restructuring. In addition, a new board of directors, most of whom were designated by members of the Bondholder Committee and W.R. Huff, has been appointed for New Telewest. As contemplated by the September 12, 2003 term sheet relating to the Financial Restructuring, New Telewest will work together with certain noteholders to develop a fully funded operating business plan based on Telewest’s current long-range plan through the fiscal year 2005. As a result of the changes in the board of the directors and the reassessment of Telewest’s business plan, New Telewest’s business strategy may change, which could have a material effect on future results of operations and financial condition.

Future Income Subject to US Federal Income Tax

The Financial Restructuring transactions will likely result in New Telewest’s earnings being subject to US federal income tax and might therefore subject New Telewest to a higher effective income tax rate than is currently the case for Telewest, which is not subject to US federal income tax. As non-US persons, Telewest and its foreign subsidiaries are generally not subject to tax in the United States on their income derived from sources outside the United States. However, New Telewest will be subject to US federal income tax on its worldwide income. In addition, because New Telewest will have foreign subsidiaries meeting the definition of a controlled foreign corporation, certain types of income of those foreign subsidiaries will be taxable to New Telewest.

Use of Estimates and Critical Accounting Policies

Telewest’s accounting policies are summarized in note 4 to its consolidated financial statements. As stated above, Telewest prepares its consolidated financial statements in conformity with US GAAP, which requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions include capitalization of labor and overhead costs, impairment of goodwill and long-lived assets, and accounting for debt and financial instruments. Actual results could differ from those estimates.

Telewest considers the following policies to be the most critical accounting policies in understanding the estimates, assumptions and judgments that are involved in preparing its financial statements and the uncertainties that could impact its results of operations, financial condition and cash flows:

•	revenue recognition;

•	impairment of goodwill and long-lived assets;

•	capitalization of labor and overhead costs; and

•	accounting for debt and financial instruments.

New Telewest’s financial statements will also reflect the impact of adopting “fresh start” accounting. See “Accounting Impact of the Financial Restructuring—“Fresh Start” Accounting.”

In addition, the application of the going concern basis of accounting involves a range of subjective judgments, principally in relation to Telewest’s ability to service existing indebtedness through continued payment of interest due and the sufficiency of resources to allow it to continue to operate in the ordinary course and thereby realize its assets and discharge its liabilities in the normal course of business for a period of 12 months following the date of the Independent Auditor’s Report included elsewhere in this shareholders’ circular and prospectus. These judgments are discussed in more detail in “Risk Factors” and below under the heading “— Liquidity and Capital Resources.”

Revenue Recognition

Telewest applies the provisions of Statement of Financial Accounting Standard, or SFAS, No. 51, “Financial Reporting by Cable Television Companies” in relation to connection and activation fees for cable television, as well as telephony and internet services, on the basis that it markets and maintains a unified fiber network through which it provides all of these services. Consequently, those fees are recognized in the period of connection to the extent that those fees are less than direct selling costs. Any excess of connection and activation fees over direct selling costs is deferred and amortized over the expected customer life.

Impairment of Goodwill and Long-Lived Assets

All long-lived assets, including goodwill and investments in unconsolidated affiliates, are evaluated for impairment on the basis of estimated undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, it is written down to its estimated fair market value based on the best information available. Estimated fair market value is generally measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows, and those estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation. Assumptions used in these cash flows are consistent with Telewest’s internal forecasts. If actual results differ from the assumptions used in the impairment review, Telewest may incur additional impairment charges in the future.

Capitalization of Labor and Overhead Costs

The telecommunications and cable industries are highly capital-intensive and a large portion of Telewest’s resources is spent on capital activities. Judgment is sometimes required to determine whether a project is capital in nature and whether certain costs are directly associated with a capital project. In particular, determining whether overhead is borne as a consequence of specific capital activities requires some judgment. The changing nature of the sectors in which Telewest operates and the nature of its development activities will affect the appropriateness of its capitalization policy in the future.

Accounting for Debt and Financial Instruments

Telewest manages its risks associated with foreign exchange rates and interest rates and may use derivative financial instruments to hedge a portion of these risks. As a matter of policy, Telewest does not use derivative financial instruments unless there is an underlying exposure and, therefore, it does not use derivative financial instruments for trading or speculative purposes. The evaluation of hedge effectiveness is subject to assumptions and judgments based on the terms and timing of the underlying exposures. All derivative financial instruments are recognized in the consolidated balance sheet at fair value. The fair value of Telewest’s derivative financial instruments is generally based on quotations from third-party financial institutions, which are market estimates of fair value that may differ from the amounts that might be realized if those instruments were monetized.

Results of Operations

Telewest operates in two reportable segments: cable and content. Telewest’s chief operating decision-maker receives disaggregated financial and subscriber data for the cable segment, covering telephony, television and internet product lines; while support, service and network costs are compiled at the operating segment level. The internet product line comprises internet sales and, until November 2002, when the sales ceased, sales of cable publications. The content segment supplies TV programming to the UK pay-television broadcasting market and its operating results, which are naturally separate from the cable segment, are regularly reviewed by the chief operating decision-maker. Revenues derived by the content segment from the cable segment are eliminated on consolidation.

Telewest’s financial condition and results of operations for the years ended December 31, 2001, 2002 and 2003, in each case based upon financial information prepared in accordance with US GAAP, are discussed below.

Comparison of Years Ended December 31, 2002 and 2003

Telewest’s consolidated revenue increased by £15 million or 1.2% from £1,283 million for the year ended December 31, 2002 to £1,298 million for the year ended December 31, 2003. The increase was attributable to a non-recurring charge of £16 million in respect of a VAT adjustment taken against internet and other revenue in 2002. Excluding the VAT charge, total revenue would have fallen by £1 million for the year ended December 31, 2003 as compared to 2002. The slight decrease was attributable to a £19 million or 5.7% decrease in cable television revenues and £25 million or 5.1% decrease in telephony revenues largely offset by a £41 million or 51.9% (excluding the VAT charge) increase in internet and other revenue and a £7 million or 6.6% increase in content segment revenue.

CABLE SEGMENT

Consumer Sales Division

Consumer sales division revenue represents a combination of cable television revenue, consumer cable telephony revenue, and internet and other income.

	Year ended December 31, 2002	Year ended December 31, 2003	Percentage increase/ (decrease)
Consumer Sales Division
Revenue (in millions):
Cable Television	£336	£317	(5.7%)
Consumer Telephony	495	470	(5.1%)
Internet and other	63	120	90.5%

Total Consumer Sales Division	£894	£907	1.5%

Average monthly revenue per subscriber(1)	£41.80	£43.42	3.9%
Dual or triple penetration(2)	69.9%	73.1%	4.6%
Number of “triple play” subscribers(3)	183,143	291,512	59.2%
Percentage of “triple play” subscribers	10.4%	16.8%	61.5%
Total residential subscribers	1,758,625	1,730,438	(1.6%)
Household penetration	37.4%	37.0%	(1.1%)
Average household churn(4)	18.2%	14.2%	(22.0%)

(1)	Average monthly revenue per subscriber (often referred to as “ARPU” or “Average Revenue per User”) represents (i) the average monthly revenue of residential subscribers for such period, divided by (ii) the average number of residential subscribers in such period.
(2)	Percentage of Telewest’s total customer base who take two or three of Telewest’s cable television, residential telephony and broadband internet services.
(3)	“Triple play” subscribers are those subscribers who take all of Telewest’s cable television, residential telephony and broadband internet services.
(4)	Average household churn for the period is calculated on a rolling twelve-month basis and represents (i) the total number of residential subscribers who disconnected or who were disconnected during that period, divided by (ii) the average number of residential customers in that period.

Consumer sales division revenues increased by £13 million or 1.5% from £894 million for the year ended December 31, 2002 to £907 million for the year ended December 31, 2003. The increase resulted from the £16 million charge against internet and other revenue taken in 2002 as a result of the VAT judgment described below.

Telewest provided £16 million against revenue in 2002 as a result of a VAT and Duties Tribunal judgment in a dispute over the VAT status of its cable TV listings magazines. Previously, this had been disclosed as a contingent liability. The amount arose from VAT payable which the VAT and Duties Tribunal ruled was incurred in the period from January 2000 to July 2002. Telewest appealed against this ruling in the High Court in November 2003. The appeal was unsuccessful and Telewest has submitted a further appeal against the High Court’s decision.

Consumer sales division revenue for the year ended December 31, 2003 was also affected by the closure, in November 2002, of Cable Guide, Telewest’s cable TV listings magazine, which contributed £5 million to revenue for the year ended December 31, 2002 and the sale of Telewest’s Eurobell Indirect Access (“IDA”) telephony business on July 8, 2003. IDA contributed £9 million to revenue in the year ended December 31, 2002 compared to £4 million in the year ended December 31, 2003. Excluding the impact of the VAT judgment, the closure of Cable Guide and the sale of IDA, revenues for the year ended December 31, 2003 would have increased slightly over 2002 revenues.

The increase in average monthly revenue per subscriber was attributable to selected retail price increases in Telewest’s cable television and residential telephony services in April 2002 and March 2003, an increase in dual or triple penetration, and continued analog-to-digital TV migration, offset in part by a decrease in second line penetration and lower call volumes per line in residential telephony. The increase in dual or triple penetration was primarily a result of an increase in the number of subscribers to Telewest’s broadband internet services offset in part by increased product churn (particularly in the second half of 2002) for cable television, telephony and dial-up internet services, as described below.

Total residential subscribers decreased primarily as a result of the continued effect of the selected price rises described below (particularly in analog television), lower sales due to tighter credit control procedures and as a result of the disconnection of approximately 7,000 ‘zero-paying’ analog TV only customers following a database clean-up exercise, offset by new subscribers to Telewest’s products, particularly Telewest’s broadband internet services. During the three-month period ended December 31, 2003, the number of total residential subscribers increased by 8,888 as customer growth continued for the second consecutive quarter following losses in residential subscribers in the first half of 2003. This increase was achieved due to the introduction of new product propositions, increased spending on marketing and promotions, operational improvements to improve sales efficiency, and lower churn. Tight credit control measures remain in place to ensure Telewest continues to attract profitable customers.

The competitive nature of the markets in which the consumer sales division operates will continue to restrict its ability to increase retail prices. Nevertheless, following price rises by competitors, Telewest introduced selected price rises across its cable television, telephony and dial-up internet product range in April 2002 and March 2003. Customer growth was impacted by these price rises and the tightening of Telewest’s credit control policy as it focused on more cash-generative customers. Telewest has returned to customer growth in the second half of 2003 as it reduced churn and continued to market and enhance its digital TV and “triple play” products. Telewest believes that its bundled offerings remain competitive when compared with those offered by other operators.

Overall, excluding the impact of the VAT charge in 2002 and the impact of the closure of Cable Guide and the sale of IDA, the slight increase in consumer sales division revenue for the year ended December 31, 2003 reflected substantial growth in internet revenues offset by declines in subscribers and revenues for cable television and consumer telephony. Telewest anticipates that further growth in internet revenues, together with revenues associated with consumers who subscribe to cable television and/or consumer telephony services in addition to their broadband internet service, should lead to overall revenue growth for the consumer sales division in 2004. However, this is contingent upon, among other things, continued growth in consumer demand for internet broadband services generally, and Telewest’s service offerings in particular, as well as Telewest’s ability to manage broadband internet customer churn.

Cable Television Revenue

Cable television revenue decreased by £19 million or 5.7% from £336 million for the year ended December 31, 2002 to £317 million for the year ended December 31, 2003. The decrease was attributable to a reduction in the number of subscribers in the first six months of 2003 as a result of selected price increases in April 2002 and March 2003, and Telewest’s focus on the acquisition of profitable customers and cost control rather than overall subscriber growth.

	Year ended December 31, 2002	Year ended December 31, 2003	Percentage increase/ (decrease)
Cable Television
Cable television subscribers—digital	857,472	987,873	15.2%
Cable television subscribers—analog	436,339	284,191	(34.9%)

Total cable television subscribers	1,293,811	1,272,064	(1.7%)

Percentage of cable television subscribers—digital	66.3%	77.7%	17.2%
Average monthly revenue per digital subscriber	£22.70	£22.02	(3.0%)
Average monthly revenue per analog subscriber	£17.93	£17.86	(0.4%)
Average monthly revenue per subscriber (analog and digital)(1)	£20.82	£20.87	0.2%
Product penetration(2)	27.5%	27.2%	(1.1%)
Average cable television subscriber churn(3)	21.5%	17.6%	(18.1%)

(1)	Average monthly revenue per cable television subscriber for each period represents (i) the average monthly cable television revenue for that period, divided by (ii) the average number of cable television subscribers in that period.
(2)	Cable television penetration at a specified date represents (i) the total number of cable television subscribers at that date, divided by (ii) the total number of homes passed and marketed for cable television at that date.
(3)	Average cable television subscriber churn rate for the period is calculated on a rolling twelve-month basis and represents (i) the total number of cable television subscribers who terminated basic services or whose services were terminated during that period, divided by (ii) the average number of cable television subscribers in that period.

Telewest’s digital television services have been rolled out in all franchise areas, excluding its Eurobell South-East areas and its Cabletime areas, and now cover 92% of its network. As a result of this substantially completed roll-out, Telewest’s cable television customers continue to migrate from its analog services to its digital services, where, in aggregate, they generate higher monthly revenues. The migration of analog customers to digital has slowed during the year ended December 31, 2003 compared with the year ended December 31, 2002, a trend that Telewest expects to continue during 2004. This resulted from Telewest’s increased focus on cash and cost control, including reduced marketing activity in respect of its digital cable television services and a smaller base of analog customers.

As part of its current long-range plan, Telewest has shifted its focus from predominantly one of subscriber acquisition to one that focuses on cash generative products, services and customers. As part of this focus, Telewest has:

•	discontinued active marketing of its Entry TV package to new subscribers, except when bundled with other products;

•	required new subscribers to TV as a stand-alone product to take its top-tier basic package, Supreme;

•	withdrawn the Essential Plus package for new subscribers to encourage customers to take the full Supreme package; and

•	during the year ended December 31, 2003, put through price rises, particularly in analog television where it has moved customers from non-standard packages to standard priced packages.

Total cable television subscribers connected decreased largely as a result of higher churn rates experienced following the price increases described above, and also as a result of the disconnection of approximately 7,000 analog TV only customers following a database clean-up exercise. These customers had been receiving free basic-TV. Following five previous quarters of decreases in total cable television subscribers connected, Telewest added 8,038 cable television subscribers during the three-month period ended September 30, 2003 and 13,515 during the three-month period ended December 31, 2003, primarily as the result of the introduction of new product propositions and the addition of new channels to its cable television packages.

Average monthly revenue per digital subscriber decreased in 2003 compared with 2002 mainly due to the loss of income from two major company contracts on Telewest’s interactive TV services which were terminated, together with lower income from premium digital TV packages.

Average monthly revenue per analog subscriber decreased in 2003 compared with 2002 due to a higher proportion of migrations and disconnections coming from Telewest’s higher revenue earning analog TV packages.

Combined digital and analog average monthly revenue per subscriber increased marginally in 2003 due to the 15.2% increase in subscribers during the year for higher revenue earning digital services compared with analog services, offset by the decreases described above.

Product penetration decreased principally as a result of higher average cable television subscriber churn, particularly in the first six months of the year ended December 31, 2003, following the selected price increases described above.

Telewest has continued to improve value for its subscribers by adding new channels to all of its digital TV packages with six new basic channels added in July 2003 in addition to ten basic channels and nine Sky multiplex movie channels added in the six-month period ended June 30, 2003. Telewest has also launched a new digital TV package offering five of the best Asian TV channels combined with its flat-rate international service, Talk International.

Consumer Telephony Revenue

Consumer telephony revenue decreased by £25 million or 5.1% from £495 million for the year ended December 31, 2002 to £470 million for the year ended December 31, 2003. The decrease in consumer telephony revenue was primarily due to reductions in the numbers of subscribers and telephony lines, lower average monthly revenue per line and subscriber, the sale of the IDA business and the continued migration of dial-up internet subscribers to broadband.

	Year ended December 31, 2002	Year ended December 31, 2003	Percentage increase/ (decrease)
Consumer Telephony
3-2-1 subscribers	1,253,662	1,144,474	(8.7%)
Total Talk subscribers(1)	360,662	455,559	26.3%

Total residential telephony subscribers	1,614,324	1,600,033	(0.9%)

Residential telephony penetration(2)	34.4%	34.3%	(0.3%)
Residential telephone lines	1,717,191	1,675,854	(2.4%)
Second line penetration	6.4%	4.7%	(26.6%)
Average residential telephony subscriber churn rate(3)	17.3%	13.7%	(20.8%)
Average monthly revenue per line(4)	£ 23.16	£ 23.02	(0.6%)
Average monthly revenue per subscriber(5)	£ 24.92	£ 24.29	(2.5%)

(1)	Includes subscribers to Telewest’s Talk Unlimited, Talk International and Talk Evening and Weekends flat rate telephony services.
(2)	Residential telephony penetration at a specified date represents (i) the total number of residential cable telephony subscribers at that date, divided by (ii) the total number of homes passed and marketed for residential cable telephony at that date.
(3)	Average residential telephony subscriber churn rate for the period is calculated on a rolling twelve-month basis and represents (i) the total number of residential cable telephony subscribers who terminated telephony services or whose services were terminated during that period, divided by (ii) the average number of residential cable telephony subscribers in that period.
(4)	Average monthly revenue per residential telephony line for each period represents (i) the average monthly residential cable telephony revenue for that period, divided by (ii) the average number of residential cable telephony lines in that period.
(5)	Average monthly revenue per residential telephony subscriber for each period represents (i) the average monthly residential cable telephony revenue for that period, divided by (ii) the average number of residential cable telephony subscribers in that period.

Average monthly revenue per line and average monthly revenue per subscriber for the year ended December 31, 2003 decreased during the year due to declining call volumes, principally as a result of the substitution of mobile calls for fixed line calls, the continuing migration of dial-up internet subscribers to broadband internet (which decreases second line penetration) and retail price decreases in respect of mobile calls.

The decrease was partially offset by the benefit of selected price increases, and the continued success of Telewest’s un-metered telephony product, Talk Unlimited.

Talk Unlimited is Telewest’s 24-hour, 7 day-a-week fixed-fee residential telephony package with unlimited local and national calls (excluding calls to non-geographic, premium rate and mobile telephone numbers) in the United Kingdom. This service, charged at a flat rate of £26.00 per month on a stand-alone basis, or £34.50 to £41.50 per month including a digital television package, is successful in attracting new customers to Telewest’s services, and generates higher average revenues per customer from existing subscribers who migrate from Telewest’s standard metered telephony services, 3-2-1. Talk Unlimited is available in all of Telewest’s franchise areas.

At the beginning of 2003, Telewest expanded its flat rate telephony service by launching Talk Evenings and Weekends, a telephony service offering unlimited local and national evening and weekend calls to anywhere in the United Kingdom (including line rental) and Talk International, which offers reduced rates to all international destinations, in each case for a flat monthly rate.

Total “Talk” subscribers at December 31, 2003, included 319,066 Talk Unlimited standard subscribers, 29,601 Talk International subscribers and 106,892 Talk Evenings and Weekends subscribers. Total subscribers to Telewest’s “Talk” services at December 31, 2003 accounted for 28.5% of Telewest’s total telephony subscribers at that date.

The decrease in the number of residential telephony subscribers resulted principally as price rises in April 2002 and March 2003 affected the acquisition of new customers and because of increased competitive pressure, offset in part by the impact of the increased penetration of Telewest’s Talk products. The decrease in the number of residential telephony lines resulted primarily from a decrease in second lines during the year.

Internet and Other Revenue

Internet and other revenue, which arises wholly in Telewest’s consumer sales division, increased by £57 million or 90.5% from £63 million for the year ended December 31, 2002 to £120 million for the year ended December 31, 2003. The increase was due in part to the £16 million charge against revenue in 2002 due to an adverse VAT judgment. Excluding the VAT charge, the increase in internet and other revenue resulted from an increase in internet income of £46 million or 62.2% to £120 million for the year ended December 31, 2003 from £74 million for the year ended December 31, 2002. The increase in internet revenue resulted from increases in the number of internet subscribers and the continued success of Telewest’s broadband products.

Other revenues, derived from the sales of cable television publications, decreased by £5 million from £5 million for the year ended December 31, 2002 to £0 for the year ended December 31, 2003 due to cessation of sales of cable television publications in November 2002.

	Year ended December 31, 2002	Year ended December 31, 2003	Percentage increase/ (decrease)
Internet Subscribers
Blueyonder broadband	262,219	414,609	58.1%
Blueyonder SurfUnlimted	193,201	184,009	(4.8%)
Blueyonder pay-as-you-go	85,025	49,368	(41.9%)

Total internet subscribers	540,445	647,986	19.9%

Blueyonder Broadband
Average subscriber churn rate(1)	12.4%	13.3%	7.3%
Average monthly revenue per subscriber(2)	£25.12	£22.72	(9.6%)

(1)	Average blueyonder broadband internet subscriber churn rate for the period is calculated on a rolling twelve-month basis and represents (i) the total number of blueyonder broadband internet subscribers who terminated their services or whose services were terminated during that period, divided by (ii) the average number of blueyonder broadband internet subscribers in that period.
(2)	Average monthly revenue per blueyonder broadband internet subscriber for each period represents (i) the average monthly blueyonder broadband internet revenue for that period, divided by (ii) the average number of blueyonder broadband internet subscribers in that period.

Telewest’s standard blueyonder broadband service operates at a speed of 512Kb. On June 17, 2002 Telewest launched a 1Mb blueyonder broadband internet service and on May 12, 2003, following a successful trial with 1,500 customers, it launched a 2Mb blueyonder broadband residential internet service. At December 31, 2003, Telewest had 33,645 subscribers to its 1Mb service and 6,972 subscribers to its 2Mb service or 8.1% and 1.7%, respectively, of its total blueyonder broadband internet subscribers.

In order to strengthen its market position in the broadband internet market, Telewest has recently launched a 256Kb/s service, which Telewest expects will broaden the range of customers it attracts.

Telewest’s blueyonder broadband internet customers have also significantly contributed to the growth in its average monthly revenue, as 291,512 customers or approximately 70.3% are “triple play” customers who also take both cable television and telephony services from Telewest and 93.7% take at least one other product. Blueyonder broadband internet is also successful in attracting new customers to Telewest, with approximately 42% of broadband internet installations in the year ended December 31, 2003 being subscribers who were not existing customers of Telewest. Blueyonder broadband internet churn increased in the twelve-month period ended December 31, 2003 principally as the result of disconnections by Telewest customers who were initially attracted by promotions. Blueyonder broadband internet churn decreased in the three-month period ended December 31, 2003 to 13.1% as compared to 14.7% in the three months ended September 30, 2003 mainly due to three issues which affected the early part of the third quarter of 2003: a much publicized increase in virus activity, stability issues following an e-mail platform upgrade (these issues have now been resolved) and the seasonal effect of increased customer property moves in the summer months.

Average monthly revenue for blueyonder broadband internet decreased as installation fees in the first part of the year ended December 31, 2003 were discounted and as fees received from new subscribers for installations were spread over a greater installed subscriber base.

Dial-up internet subscribers to Telewest’s blueyonder SurfUnlimited product, which introduces its subscribers to a reliable fixed-fee unmetered service, together with its blueyonder pay-as-you-go metered internet service decreased by 44,849 or 16.1% from 278,226 at December 31, 2002 to 233,377 at December 31, 2003 as subscribers continued to migrate to its blueyonder broadband internet service. Approximately 13% of the broadband customers Telewest added during the year ended December 31, 2003 were upgrades from SurfUnlimited.

Business Sales Division

Business sales division revenue is derived from the delivery of business communications solutions through a combination of voice, data and managed solutions services.

	Year ended December 31, 2002	Year ended December 31, 2003	Percentage increase/ (decrease)
Business Sales Division
Revenue (in millions)	£283	£278	(1.8%)

Business customer accounts	73,746	69,269	(6.1%)
Average annualized revenue per customer account(1)	£3,114	£3,227	3.6%

(1)	Average annualized revenue per customer account represents (i) the average monthly business sales division revenue for the 12 months to the end of the relevant period, (ii) divided by the average number of business sales division customers in that period and (iii) multiplied by 12.

Revenue for the year ended December 31, 2002 benefited from a one-time recognition of £8 million in Telewest’s carrier services unit (see below). Excluding this one-time credit, business sales division revenue increased by £3 million or 1.1% from £275 million for the year ended December 31, 2002 to £278 million for the year ended December 31, 2003. Excluding Telewest’s carrier services unit revenue, business sales division revenue increased by £5 million or 2.2% from £225 million for the year ended December 31, 2002 to £230 million for the year ended December 31, 2003.

In line with Telewest’s strategy of moving to higher value managed data and managed voice services, the number of business customer accounts at December 31, 2003 decreased as compared to the number at December 31, 2002 as Telewest moved away from less profitable single site telephony business customers.

Averaged annualized revenue per customer account increased as a result of sales of additional services to Telewest’s existing customers.

In May 2003, Telewest Business was named as one of six companies endorsed by the UK Office of Government Commerce to provide broadband services to the public sector through the Broadband Solutions Framework Agreement. The Broadband Solutions Framework Agreement will enable public sector organizations to buy broadband services more quickly and efficiently and provides an opportunity for Telewest Business to increase its market share in providing services to this important market.

Telewest’s carrier services unit, which provides its fiber optic National Network to other carriers and operators (for example T-Mobile, a mobile telephone company), contributed £48 million of revenue for the year ended December 31, 2003 compared with £58 million for the corresponding period in 2002. Revenue in the year ended December 31, 2002 benefited from the recognition of £8 million from an Atlantic Telecommunications contract. (This one-time recognition arose when Atlantic Telecommunications was placed in administration, the contract was released from its terms and Telewest was able to credit deferred revenue in the year ended December 31, 2002.) Excluding this one-time credit, carrier services revenue decreased by £2 million or 4.0% from £50 million in the year ended December 31, 2002 to £48 million in the year ended December 31, 2003. Revenues from the carrier services unit tend to be derived from a relatively small number of high value, short and long term contracts and can therefore fluctuate significantly from period to period. Over recent periods Telewest’s carrier services unit has been negatively impacted by a general weakness in the market in which it operates, a trend which Telewest expects will continue.

As the market for business services, and in particular business voice services, remains intensely competitive, Telewest believes that the most significant opportunities to expand business sales division revenues will be further penetration of data services to its existing customer base and expansion of its presence in the public sector market. The success of those efforts will be primarily contingent upon Telewest’s ability to offer reliable, competitively priced services to business and public sector users.

CONTENT SEGMENT

Content Segment Revenue

Content segment revenue is derived principally from advertising and subscription revenue derived from the provision of content to the UK pay-television broadcasting market through Telewest’s content production subsidiary, Flextech.

	Year ended December 31, 2002	Year ended December 31, 2003	Percentage increase/ (decrease)
	(in millions)
Content Segment
Subscription revenue	£33	£38	15.2%
Advertising revenue	£42	£48	14.3%
Net revenue(1)	£106	£113	6.6%
Number of homes receiving Telewest programming	8.5	9.2	8.2%
Share of the net profits of UKTV	£17	£3	(82.4%)
UK television advertising market share	3.4%	3.9%	14.7%

(1)	Net revenue consists of total revenue (subscription revenue, advertising revenue, management fees, transactional and interactive revenue and other revenue) less inter-segmental revenues of £15 million for the year ended December 31, 2002 and £10 million for the year ended December 31, 2003.

After the elimination of inter-segmental revenues of £15 million for the year ended December 31, 2002 and £10 million for the year ended December 31, 2003, the net revenue of Flextech increased during the year. The increase in net revenue was principally as a result of growth in subscription and advertising revenues offset in part by the loss of revenue resulting from the disposal of non-core businesses. Before the elimination of inter-segmental trading between Flextech and the rest of Telewest’s business, Flextech’s revenue increased by £2 million or 1.7% from £121 million for the year ended December 31, 2002 to £123 million for the year ended December 31, 2003.

After the elimination of inter-segmental revenues, subscription revenue in the content segment increased principally as a result of subscriber growth at BSkyB. Telewest believes subscriber growth is likely to continue, albeit at a slower pace. The number of homes receiving programming from Telewest’s content segment increased as former ITV Digital subscribers have migrated to platforms carrying Flextech programming.

The content segment’s increased advertising revenue resulted from the relative viewing strength of its channels, despite increased competition in the multichannel market. The UK advertising market has experienced very limited growth or contraction over the last three years. Telewest believes that the return to growth of the UK advertising market will be an important factor in increasing content segment revenues in the future.

Telewest’s content segment’s share of the net profits of UKTV, its joint venture with BBC Worldwide, is included in the share of net losses/profits of affiliates.

Overall, content segment revenues for the year ended December 31, 2003 reflected both increased subscription revenues and increased advertising revenues compared to the same period in 2002. The UK advertising market is showing signs of growth after a period of contraction, and Telewest believes that this will drive continued growth in advertising revenues, to be supplemented by growth in subscription revenues as pay- TV penetration rates improve, albeit at a slower rate.

COMBINED CABLE AND CONTENT SEGMENTS

Operating Costs and Expenses

	Year ended December 31, 2002	Year ended December 31, 2003	Percentage increase/ (decrease)
	(in millions)
Operating Costs and Expenses
Cable programming expenses	£128	£125	(2.3%)
Cable telephony expenses	218	193	(11.5%)
Content segment expenses	70	81	15.7%
Depreciation	495	389	(21.4%)
Impairment of fixed assets	841	—	—

Cost of sales	1,752	788	(55.0%)
Selling, general and administrative (SG&A)	526	490	(6.8%)
Impairment of goodwill	1,445	—	—

Total Operating Costs and Expenses	£3,723	£1,278	(65.7%)

Telewest’s operating costs and expenses before depreciation decreased due to reduced cable programming expenses, cable telephony expenses, and SG&A, partially offset by increased content segment expenses.

Cable programming expenses decreased principally as the result of the decline in the number of cable television subscribers, lower programming costs resulting from an increase in the number of Telewest’s television subscribers choosing to subscribe to packages with fewer or no premium channels, and favorable renegotiations of content contracts with certain programmers, offset by increased costs of programming for Telewest’s digital packages, which have more channels than their analog counterparts. Telewest does not expect to continue to realize the same level of reductions in programming expenses in the future, as it anticipates marketing more premium programming, which will increase expenses in respect of the acquisition of premium programming.

Decreases in cable telephony expenses resulted principally from the lower usage arising from the reduced number of telephony subscribers, improved routing of telephony traffic and a reduction in termination rates for certain calls. Telewest believes future decreases will depend on a continued reduction in call termination rates.

The content segment’s expenses consist principally of amortization costs of programming shown on its TV channels and the costs of advertising sales those channels receive. The content segment’s expenses were 65.9% of the content segment’s revenues (including inter-segmental sales to Telewest) for the year ended December 31, 2003 compared with 57.9% on the same basis for the year ended December 31, 2002. The increase in the content segment’s cost of sales is primarily attributable to additional investment in programming in the year ended December 31, 2003.

The decrease in depreciation expense was primarily attributable to the decreasing level of capital expenditure since January 2002 and the impact of the charge for impairment of fixed assets (amounting to £841 million) which was recorded in the year ended December 31, 2002, which reduced the carrying value of fixed assets.

The decrease in SG&A, which includes, among other items, salary and marketing costs, primarily reflects the reductions in payroll costs from decreasing numbers of employees, lower marketing and advertising costs and decreases in other overhead expenses, as Telewest continues to focus on cost control and achieve cost efficiencies, offset by £25 million (up from £22 million in 2002) of legal and professional costs relating to Telewest’s Financial Restructuring incurred during the year ended December 31, 2003.

On May 2, 2002, Telewest announced that it was reducing its staffing levels by approximately 1,500 as part of a group reorganization. This had been substantially completed by the end of 2002, although a further 700 staff left in the year ended December 31, 2003 and headcount stood at approximately 8,500 at December 31, 2003, compared to 9,200 at December 31, 2002 and 10,500 at May 2, 2002. Headcount is defined as all permanent full-time equivalent staff and excludes temporary and contract staff. SG&A decreased as a percentage of total operating costs, before depreciation from 55.8% for the year ended December 31, 2002 to 55.1% for the year ended December 31, 2003. Also, as part of its focus on cost control, Telewest is in the process of rationalizing its property portfolio and reducing the number of occupied properties. Sixteen properties have been closed and eighteen have been disposed of or vacated since December 31, 2002.

The decline in operating costs and expenses for the year ended December 31, 2003, compared to 2002, primarily resulted from charges to fixed assets and goodwill taken in December 2002. The reduced carrying value of fixed assets following the impairment and decreased capital expenditure in 2003 also substantially reduced depreciation expense for the year ended December 31, 2003. The reduced carrying value of fixed assets will similarly affect future periods. Telewest expects levels of capital expenditure, and associated depreciation expense, to increase slightly in 2004 and 2005. In addition, Telewest anticipates that as a result of the application of “fresh start” accounting New Telewest will recognize new intangible assets and an increased value of property and equipment resulting in additional depreciation and amortization expense subsequent to the Financial Restructuring. To a lesser extent, the decline in operating costs and expenses for the year ended December 31, 2003 also reflects costs savings achieved through headcount reductions, rationalization of the property portfolio and other measures, as well as the lower cost base required to support fewer subscribers for cable television and telephony services. Telewest anticipates continued cost reductions, although at a declining rate as costs are reduced and efficiencies achieved.

Impairment of Assets. During the year ended December 31, 2002, Telewest completed reviews of its network assets, of goodwill arising on recent acquisitions and of its investments in affiliates acquired in recent years. The reviews covered Telewest’s cable and content segments. The principal reasons for the reviews were: a share price decline indicative of a fall in the values of the underlying assets and a softening of the advertising sales market, declining revenue growth and a lower than expected take-up by customers of additional services.

The reviews in 2002 found evidence of impairment in the value of goodwill arising on the core cable segment and content segment businesses, the carrying value of network assets and in the value of its affiliate, UKTV. As a result of the reviews, the carrying amounts of goodwill, fixed assets and the investments in affiliated undertakings were written down to fair value, resulting in a charge of £1,445 million against goodwill, an impairment of £841 million against fixed assets and a charge of £88 million against the investments in affiliates. These charges have been included in the statement of operations within impairment of goodwill, impairment of fixed assets and share of net losses of affiliates and impairment, respectively. The estimated fair value of the goodwill and the investment in UKTV were based on projected future cash flows at a post-tax discount rate of 11.5%, which Telewest believed was commensurate with the risks associated with the assets. The projected future cash flows were determined using Telewest’s then current long-range plan for the business, with a terminal value which took into account analysts’ and other published projections of future trends across pay-television platforms, including the total television advertising market.

Other Income/(Expense)

	Year ended December 31, 2002 Restated	Year ended December 31, 2003	Percentage increase/ (decrease)
	(in millions)
Other income/(expense)
Interest income	£19	£24	26.3%
Interest expense (including amortization of debt discount)	(528)	(488)	(7.6%)
Foreign exchange gains, net	213	268	25.8%
Share of net (losses)/profits of affiliates and impairment	(118)	1	—
Minority interest in losses of subsidiaries, net	1	—	—
Other, net	36	8	(77.8%)

Total other income (expense), net	£(377)	£(187)	(50.4%)

The net decrease in other expense resulted primarily from a decrease in losses and impairment of affiliates (£119 million), an increase in foreign exchange gains (£55 million) and a decrease in interest expense (£40 million).

Higher interest income was generated during the period from the higher cash balances held by Telewest during the year ended December 31, 2003 as a result of drawing down under Telewest’s existing senior secured credit facility in advance of its funding requirements.

Interest expense decreased primarily as a result of the retranslation of Telewest’s dollar-denominated interest at the period-end exchange rate offset in part by increased interest expense due to Telewest’s drawdowns on its existing senior secured credit facility in advance of its funding requirements. New Telewest’s interest expense is expected to be reduced in future periods as a result of the Financial Restructuring.

Foreign exchange gains, net, were primarily the result of the US dollar significantly weakening against the pound sterling and, in the year ended December 31, 2002, the result of a release of £53 million from Other Comprehensive Income (“OCI”) , as described below. Following the termination of all of its hedging contracts, Telewest has increased its foreign exchange risk and its unhedged dollar-denominated liabilities are translated at period-end exchange rates contributing to higher foreign exchange gains or losses as the US dollar fluctuates against the pound sterling. Telewest will continue to monitor this risk until the Financial Restructuring is completed, when it is anticipated that the US dollar-denominated debt instruments will be swapped for equity and the foreign exchange risk will be substantially eliminated.

In the three-month period ended March 31, 2002, Telewest determined that it was probable that forecasted future prepayments of principal against outstanding US dollar-denominated debt would not occur. Accordingly, the cumulative adjustment in OCI of £53 million resulting from marking to market the derivative instruments was reclassified from OCI to foreign exchange gains in the Statement of Operations in that period. Subsequent adjustments of the carrying value of these instruments to fair value are reflected in the Statement of Operations when incurred.

Share of net losses/profits of affiliates and impairment fell from a charge of £118 million in the year ended December 31, 2002 to a net profit of £1 million in the year ended December 31, 2003. This was due principally to amounts written off and impairment of investments of £125 million in the year ended December 31, 2002 compared with £0 in the year ended December 31, 2003.

Telewest’s principal affiliated companies for the purposes of Telewest’s share of net losses/profits of affiliated companies as at December 31, 2003 included UK Gold Holdings Limited, UK Channel Management Limited and Front Row Television Limited.

Other profits/losses including minority interests in subsidiaries, net, amounted to a net profit of £8 million for the year ended December 31, 2003 compared with a net profit of £37 million for the year ended December 31, 2002. The other profits in the year ended December 31, 2002 primarily arose as a result of gains of £33 million on the disposal of Telewest’s investments in its subsidiary The Way Ahead Group Limited and in an affiliated company, TV Travel Group Limited. Other profits for the year ended December 31, 2003 primarily arose from the disposal of fixed assets.

Comparison of Years Ended December 31, 2001 and 2002

Telewest’s consolidated revenue increased by £29 million or 2.3% from £1,254 million for the year ended December 31, 2001 to £1,283 million for the year ended December 31, 2002. This increase was attributable to growth in its cable segment (£52 million or 4.6%) offset by reduced revenues from its content segment (£23 million or 17.8%), mainly due to the disposal of non-core businesses and the closure of ITV Digital. The growth in Telewest’s consumer sales division of its cable segment was also affected by a non-recurring charge of £16 million in respect of a VAT adjustment charge against revenue in 2002 described above. Excluding this non-recurring VAT adjustment, Telewest’s consolidated revenue would have increased by £45 million or 3.6%.

CABLE SEGMENT

Consumer Sales Division

	Year ended December 31, 2001	Year ended December 31, 2002	Percentage increase/(decrease)
Consumer Sales Division
Revenue (in millions):
Cable Television	£329	£336	2.1%
Consumer Telephony	488	495	1.4%
Internet and other	40	63	57.5%

Total Consumer Sales Division	£857	£894	4.3%

Average monthly revenue per subscriber	£40.03	£ 41.80	4.4%
Dual or triple penetration	69.0%	69.9%	1.3%
Number of “triple play” subscribers	58,802	183,143	211.5%
Percentage of “triple play” subscribers	3.3%	10.4%	215.2%
Total residential subscribers	1,765,619	1,758,625	(0.4%)
Household penetration	37.5%	37.4%	(0.3%)
Average household churn	—	18.2%	—

Telewest’s consumer sales division revenue increased by £37 million or 4.3% from £857 million for the year ended December 31, 2001 to £894 million for the year ended December 31, 2002. This increase was attributable primarily to increases in average monthly revenue per subscriber coming from the growth of its successful broadband products, increased multi-service penetration and selected price rises offset by a small decrease in the number of total homes connected and the £16 million VAT adjustment explained above. Excluding this non-recurring VAT adjustment, Telewest’s consumer sales division revenue would have increased by £53 million or 6.2% to £910 million.

Excluding the non-recurring VAT adjustment, the increase in average monthly revenue per subscriber was attributable to an increase in dual or triple-service subscribers, continued analog-to-digital migration and selected retail price increases in Telewest’s cable television and residential telephony services in July 2001, April 2002 and August 2002, offset in part by a decrease in second line penetration and lower call volumes in residential telephony. Dual or triple-service subscriptions, which resulted from the continued market acceptance of combined cable television, telephony and broadband internet packages, grew primarily as a result of an increase in the number of subscribers to Telewest’s blueyonder broadband internet services offset in part by increased product churn for cable television, telephony and dial-up internet services, as described below.

Total residential subscribers connected decreased marginally mainly as a result of the continued effect of the selected price rises described below and the more rigorous enforcement of Telewest’s installation fee collection and disconnection policies in line with its objective of focusing on more cash-generative customers. This decrease was largely offset by new subscribers to Telewest’s products, particularly its blueyonder broadband internet services.

Following price rises by its competitors, Telewest introduced selected price rises across its cable television, telephony and dial-up internet product range in April 2002 and August 2002.

Although household churn in the year ended December 31, 2002 was 18.2%, it was 15.7% for the three-month period ended on that date.

Cable Television Revenue

Cable television revenue increased by £7 million or 2.1% from £329 million for the year ended December 31, 2001 to £336 million for the year ended December 31, 2002. The increase was principally attributable to the continued migration of Telewest’s cable television subscribers from analog television to digital television and retail price increases introduced in 2001 and 2002, largely offset by a decline in cable television subscribers as a result of higher churn rates, and a fall in the amount of premium programming purchased by its subscribers.

	Year ended December 31, 2001	Year ended December 31, 2002	Percentage increase/(decrease)
Cable Television
Cable television subscribers—digital	723,826	857,472	18.5%
Cable television subscribers—analog	617,958	436,339	(29.4%)

Total cable television subscribers	1,341,784	1,293,811	(3.6%)

Percentage of cable television subscribers—digital	53.9%	66.3%	23.0%
Average monthly revenue per digital subscriber	£23.20	£22.70	(2.2%)
Average monthly revenue per analog subscriber	£18.98	£17.93	(5.5%)
Average monthly revenue per subscriber (analog and digital)	£20.75	£20.82	0.3%
Product penetration	28.5%	27.5%	(3.5%)
Average cable television subscriber churn	18.7%	21.5%	15.0%

As of December 31, 2002, Telewest’s digital television services had been rolled out in all franchise areas, excluding its Eurobell South-East areas and its Cabletime areas. As a result of this substantially completed roll-out, Telewest’s cable television customers continued to migrate from its analog services to its digital services, where they generated higher monthly revenues. The migration of analog customers to digital slowed during the year ended December 31, 2002 compared with the previous year. Telewest expects this trend to continue throughout 2004 as a result of its increased focus on cash and cost control, including reduced marketing activity in respect of its digital cable television services and the decreased size of its analog customer base.

Total cable television subscribers connected decreased largely as a result of higher churn rates experienced following the price increases described above.

During the year ended December 31, 2002, Telewest experienced a fall in the amount of premium programming purchased by its subscribers. Telewest’s “premium-to-basic” ratio (which measures units of premium programming as a percentage of its basic television subscriber base) fell from 80% as at December 31, 2001 to 72% as at December 31, 2002.

Average monthly revenue for digital cable television subscribers declined principally as a result of the change in the mix between premium and basic packages described above. For example, approximately 75% of Telewest’s digital television subscribers during the year ended December 31, 2002 took “basic only” packages compared to approximately 69% of subscribers during the year ended December 31, 2001.

Consumer Telephony Revenue

Consumer telephony revenue increased by £7 million or 1.4% from £488 million for the year ended December 31, 2001 to £495 million for the year ended December 31, 2002. The increase in consumer telephony revenue was primarily due to an increase in average revenue per line, offset in part by a decrease in the total number of residential telephony lines.

	Year ended December 31, 2001	Year ended December 31, 2002	Percentage increase/ (decrease)
Consumer Telephony
3-2-1 subscribers	1,461,243	1,253,662	(14.2%)
Total Talk subscribers	154,566	360,662	133.3%

Total residential telephony subscribers	1,615,809	1,614,324	(0.1%)

Residential telephony penetration	34.3%	34.4%	0.3%
Residential telephone lines	1,762,312	1,717,191	(2.6%)
Second line penetration	9.1%	6.4%	(29.7%)
Average residential telephony subscriber churn rate	16.5%	17.3%	4.8%
Average monthly revenue per line	£22.79	£23.16	1.6%
Average monthly revenue per subscriber	£25.09	£24.92	(0.7%)

Average monthly revenue per line increased, despite a small decrease in average monthly revenue per subscriber, principally as a result of selected price increases and the continued success of Telewest’s unmetered telephony product, Talk Unlimited which together contributed approximately £1.01 to the increase. This was offset in part by a £0.64 reduction resulting from declining call volumes, principally as a result of the substitution of mobile calls for fixed line calls, a decrease in second line penetration and the transfer of telephony traffic for calls made by its subscribers to a large internet service provider, from its consumer sales division to its carrier services unit, which will now be billed at a flat rate rather than on a per-minute basis.

The decrease in the number of residential telephony subscribers resulted principally from an increase in customer churn following price rises in July 2001 and April 2002, offset in part by the impact of the increased penetration of Telewest’s Talk Unlimited product. The decrease in the number of residential telephony lines resulted primarily from a decrease in second lines during the year.

Internet and Other Revenue

Internet and other revenue, which arises wholly in Telewest’s consumer sales division, increased by £23 million or 57.5% from £40 million in the year ended December 31, 2001 to £63 million in the year ended December 31, 2002. The increase was due to an increase in internet income (principally as a result of the continued success of its high-speed internet products, as described below) offset in part by the £16 million VAT adjustment described above which was recorded in other revenue. Excluding this non-recurring adjustment, internet and other revenue would have increased by £39 million or 97.5% to £79 million.

Other revenues (derived from the sales of cable television publications) declined by £4 million from £9 million at December 31, 2001 to £5 million at December 31, 2002, principally as a result of lower sales in advance of the cessation of this sales activity in November 2002.

	Year ended December 31, 2001	Year ended December 31, 2002	Percentage increase/(decrease)
Internet Subscribers
Blueyonder broadband	85,122	262,219	208.1%
Blueyonder SurfUnlimited	184,034	193,201	5.0%
Blueyonder pay-as-you-go	119,295	85,025	(28.7%)

Total internet subscribers	388,451	540,445	39.1%

Blueyonder Broadband
Average subscriber churn rate	7.5%	12.4%	65.3%
Average monthly revenue per subscriber	£25.21	£25.12	(0.4%)

Internet income increased by £43 million or 138.7% from £31 million as at December 31, 2001 to £74 million as at December 31, 2002. This increase resulted from an increase in the number of internet subscribers and the continued success of Telewest’s broadband internet products.

Telewest began marketing its 512 Kb broadband internet service for home personal computers, “blueyonder broadband” internet, on a national basis from the start of 2001, and on June 17, 2002 it announced the launch of its new 1Mb blueyonder broadband internet service. At December 31, 2002, Telewest had 26,676 subscribers to its 1Mb service.

During the period ended December 31, 2002, Telewest’s blueyonder broadband internet customers significantly contributed to the growth in its average monthly revenue with 183,143 customers or 69.8% of its blueyonder broadband internet customers also taking both cable television and telephony services and 93% taking at least one other service. “Triple play” subscribers to all three of Telewest’s blueyonder broadband internet, telephony and cable television services had an average monthly revenue of approximately £67 as at December 31, 2002. Blueyonder broadband internet was also successful in attracting new customers to Telewest, with 33% of broadband internet installations being performed for subscribers who are new to Telewest. Blueyonder broadband internet churn increased in the twelve-month period ended December 31, 2002 from 7.5% to 12.4% as some of its customers, who were initially attracted by promotions, discontinued their service.

Dial-up internet subscribers to Telewest’s SurfUnlimited product, which provides unmetered internet access for a flat fee, together with its pay-as-you-go metered internet service, decreased as subscribers continued to migrate to Telewest’s blueyonder broadband internet service. As a result of this migration, 28% of the broadband customers added during 2002 were upgrades from SurfUnlimited. The price of Telewest’s metered blueyonder pay-as-you-go internet service was raised from 1.5 pence to 2 pence per minute to encourage these subscribers to upgrade to an unmetered service.

Business Sales Division

	Year ended December 31, 2001	Year ended December 31, 2002	Percentage increase/ (decrease)
Business Sales Division
Revenue (in millions)	£268	£283	5.6%

Business customer accounts	72,934	73,746	1.1%
Average annualized revenue per customer account	3,137	3,114	(0.7%)

The increase in business sales division revenue resulted from increased revenues from voice and data services, primarily from small-to-medium sized enterprises, or SMEs, and from Telewest’s carrier services unit, offset in part by a decrease in average annualized revenue per customer account from its business customers.

The increase in revenues from voice and data services resulted primarily from an increase in the number of business customers accounts using these services.

The decrease in average annualized revenue per customer account was due primarily to increased price competition in the marketplace.

The business sales division continues to benefit from growth in the provision of data services across all market segments with the launch of an internet protocol virtual private network—a secure and scalable private network solution that enables companies to send voice, video and data through one single, efficient connection. For example, The Scotsman newspaper extended its existing contract with Telewest for another three years and is taking additional data services, including internet protocol virtual private network with multi-protocol label switching across various sites.

Telewest’s carrier services unit contributed £58 million of revenue for the year ended December 31, 2002 compared with £52 million for the year ended December 31, 2001. Revenue in the year ended December 31, 2002 benefited from the recognition of £8 million from an Atlantic Telecommunications contract, previously deferred and being recognized over 20 years. In 2002, Atlantic Telecommunications was placed in administration and, as a result, Telewest was released from the terms of this contract, allowing it to credit the deferred revenue in the current year. There was no cash impact from this accounting treatment.

CONTENT SEGMENT

Content Segment Revenue

	Year ended December 31, 2001	Year ended December 31, 2002	Percentage increase/ (decrease)
	(in millions)
Content Segment
Subscription revenue	£ 33	£ 33	—
Advertising revenue	£ 38	£ 42	10.5%
Net revenue(1)	£ 129	£ 106	(17.8%)
Number of homes receiving Telewest programming	7.5	8.5	13.3%
Share of the net profits of UKTV	£ 3	£ 17	466.7%
UK television advertising market share	3.0%	3.4%	13.3%

(1)	Net revenue consists of total revenue (subscription revenue, advertising revenue, management fees, transactional and interactive revenue and other revenue) less inter-segmental revenues of £14 million for the year ended December 31, 2001 and £15 million for the year ended December 21, 2002.

After the elimination of inter-segmental revenues of £14 million and £15 million for the years ended December 31, 2001 and 2002, respectively, the net revenue of Flextech, Telewest’s content segment, decreased during the period. Before this elimination of inter-segmental trading between Flextech and Telewest, Flextech’s revenue decreased by £22 million or 15.4% from £143 million for the year ended December 31, 2001 to £121 million for the year ended December 31, 2002.

Flextech’s decrease in net revenue was principally as a result of a non-recurring grant received from the UK government in 2001, the termination of BSkyB’s analog television service in 2001, and discontinued revenue streams from businesses that were disposed of, offset in part by an increase in advertising revenue.

The year ended December 31, 2001 included a £4 million UK government grant payment in respect of the trial of Living Health, Telewest’s broadband interactive television health service, and revenues of approximately £7 million from HSN Direct International Limited and Screenshop Limited which were disposed of during that year. The period also included revenues of £3 million from the sale of spare analog transponder capacity to BSkyB, which discontinued its analog services during 2001.

The increase in the number of homes receiving programming from Telewest’s content segment resulted principally from former ITV Digital subscribers migrating to platforms carrying Flextech programming. None of the content segment’s wholly owned channels were carried on the ITV Digital platform which was closed in April 2002.

Advertising revenue increased 10.5% despite a market that saw only a 5% overall rise. The content segment’s advertising revenue performance derives from the relative viewing strength of its channels, with its share in pay-television homes growing from 6.1% to 6.6% and its share of basic viewing remaining stable at 20.4% in spite of increased competition in the multi-channel market.

Telewest’s content segment’s share of the net profits of UKTV (its joint venture with BBC Worldwide) is included in share of net losses of affiliates.

COMBINED CABLE AND CONTENT SEGMENTS

Operating Costs and Expenses

Operating Costs and Expenses	Year ended December 31, 2001	Year ended December 31, 2002	Percentage increase/ (decrease)
	(in millions)
Cable programming expenses	£ 142	£ 128	(9.9%)
Cable telephony expenses	235	218	(7.2%)
Content segment expenses	83	70	(15.7%)
Depreciation	469	495	5.5%
Impairment of fixed assets	—	841	—

Total expenses	929	1,752	88.6%
Selling, general and administrative (SG&A)	497	526	5.8%
Amortization of goodwill	183	—	—
Impairment of goodwill	766	1,445	88.6%

Total Operating Costs and Expenses	£2,375	£3,723	56.8%

Telewest’s operating costs and expenses, before depreciation, impairment of fixed assets, amortization and impairment of goodwill decreased due to reduced cable programming expenses, cable telephony expenses, and content segment expenses, offset in part by increases in SG&A principally caused by higher payroll costs due to its reorganization redundancy program and higher legal and professional costs associated with the Financial Restructuring.

Cable programming expenses decreased principally as the result of lower programming costs resulting from an increase in the number of Telewest’s television subscribers choosing to subscribe to packages with fewer or no premium channels and favorable renegotiations with certain programmers for content contracts. These decreases were partly offset by increased costs of programming for Telewest’s digital television packages, which have more channels than its analog packages.

Decreases in cable telephony expenses resulted from improving rerouting of traffic to least-cost providers, a reduction in termination rates for certain calls, an improvement in the mix of telephony revenue and the non-recurrence of £7 million of cost relating to the carrier services unit expensed in 2001.

The content segment’s expenses consist principally of amortization costs of programming shown on its television channels and the costs of advertising sales those channels receive. The decrease in the content segment’s cost of sales resulted from lower costs following the closure of transactional businesses in 2001 and 2002 and the costs of a non-recurring sale of programming rights in 2001. The content segment’s cost of sales was 57.9% of the content segment’s revenues (including inter-segmental sales to Telewest) for the year ended December 31, 2002 compared with 58.0% on the same basis for the year ended December 31, 2001.

The increase in depreciation expenses is primarily attributable to additional expenditure for the installation of new subscribers and the upgrade of parts of Telewest’s network. In addition, a charge for impairment of fixed assets amounting to £841 million was recorded in the year ended December 31, 2002 (£0 in 2001) which will result in reduced depreciation expenses going forward as these assets will no longer be depreciated (see below “—Impairment of Assets”).

The increase in SG&A primarily reflected the net increase in employment costs due to redundancy charges associated with an employee reduction program (offset in part by reductions in payroll costs from decreasing numbers of employees), together with legal and professional costs relating to Telewest’s Financial Restructuring and increased expense associated with the marketing of its broadband and digital products, and was partially offset by decreases in other overhead expenses as Telewest continues to achieve cost efficiencies.

Redundancy costs incurred in respect of the reorganization during the year ended December 31, 2002 were approximately £25 million. Legal and professional costs incurred to that date in relation to Telewest’s Financial Restructuring were approximately £22 million. Excluding these redundancy and legal and professional costs, SG&A would have decreased by £18 million or 3.6% for the year ended December 31, 2002. SG&A increased as a percentage of total operating costs, before depreciation, impairment of fixed assets, amortization and impairment of goodwill from 51.9% for the year ended December 31, 2001 to 55.8% for the year ended December 31, 2002 (and excluding the redundancy and legal and professional costs discussed above, increased to 53.5% on the same basis). Staff costs increased to £275 million for the year ended December 31, 2002 from £257 million for the year ended December 31, 2001, reflecting the redundancy costs associated with the reduction in staffing levels discussed above, offset in part by decreased ongoing payroll costs.

Under SFAS 142, effective from January 1, 2002, goodwill arising from business combinations and intangible assets with indefinite lives is no longer amortized but is subject to annual review for impairment (or more frequently should indications of impairment arise). Goodwill associated with equity-method investments will also no longer be amortized under SFAS 142 but will be subject to impairment testing as part of the investment to which it relates in accordance with APB 18. Accordingly, there was no charge for amortization of goodwill in the year ended December 31, 2002 compared to a charge of £183 million for the year ended December 31, 2001. Following asset impairment reviews in both 2002 and 2001, impairment of goodwill was recorded at £1,445 million for the year ended December 31, 2002 compared with £766 million for the year ended December 31, 2001 (see the text below under the heading “—Impairment of Assets”).

Impairment of Assets. During the years ended December 31, 2002 and 2001, Telewest undertook impairment reviews of its network assets, of goodwill arising on recent acquisitions and of its investments in affiliates acquired in recent years. The reviews covered Telewest’s cable and content segments. The principal reasons for the reviews were: a share price decline indicative of a fall in the values of the underlying assets and a softening of the advertising sales market, declining revenue growth and a lower than expected take-up by customers of additional services.

The reviews in 2002 found evidence of impairment in the value of goodwill arising on the core cable segment and content segment businesses, the carrying value of network assets and in the value of the affiliated undertaking UKTV. The reviews in 2001 indicated impairment in the value of goodwill arising in the core content segment business and the investments in the two affiliates, UKTV and SMG. No impairment in the carrying value of the network assets was required in 2001. As a result of the reviews, the carrying amounts of goodwill, fixed assets and the investments in the affiliated undertakings were written down to fair value, resulting in a charge of £1,445 million against goodwill (£766 million in 2001), an impairment of £841 million against fixed assets (£0 in 2001) and a charge of £88 million against the investments in affiliates (£202 million in 2001). These charges have been included in the statement of operations within impairment of goodwill, impairment of fixed assets, and share of net losses of affiliates and impairment, respectively. The estimated fair value of the goodwill and the investment in UKTV were based on projected future cash flows at a post-tax discount rate of 11.5%, which Telewest believed was commensurate with the risks associated with the assets. The projected future cash flows were determined using Telewest’s then current long-range plan for the business, with a terminal value which takes into account analysts’ and other published projections of future trends across pay-television platforms, including the total television advertising market.

Other Income/(Expense)

	Year ended December 31, 2001	Year ended December 31, 2002 Restated	Percentage increase/ (decrease)
Other income/(expense)	(in millions)
Interest income	£ 15	£ 19	26.7%
Interest expense (including amortization of debt discount)	(487)	(528)	8.4%
Foreign exchange gains, net	—	213	—
Share of net losses of affiliates and impairment	(216)	(118)	(45.4%	)
Minority interest in losses of subsidiaries, net	1	1	—
Other, net	(3)	36	—

Total other income/(expense), net	£(690)	£(377)	(45.4%	)

In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements 4, 44 and 64, Amendment of FASB 13, and Technical Corrections.” SFAS 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for various lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. Telewest adopted this standard from January 1, 2002, and reclassified £15 million from extraordinary items to interest expense for the year ended December 31, 2001. Consequently, the comparative amounts for other income/expense, net, and interest expense have been reclassified in the following text.

Other income/expense, net, before taxation totalled £377 million for the year ended December 31, 2002 and £690 million for the year ended December 31, 2001, a decrease of £313 million or 45.4%. This net decrease resulted from an increase in foreign exchange gains, net, an increase in interest income, a decrease in Telewest’s share of net losses of affiliated companies and impairment, and an increase in other profits, offset by an increase in interest expense.

Higher interest income was generated from the higher cash balances held by Telewest during the year ended December 31, 2002 as a result of unwinding certain foreign exchange contracts and drawdowns under Telewest’s existing senior secured credit facility in advance of its funding requirements.

The increase in interest expense was primarily as a result of the additional borrowing under Telewest’s bank facilities to fund the continued roll-out of digital television and broadband internet products, drawdowns under Telewest’s existing senior secured credit facility in advance of funding requirements, and for general working capital purposes. Additionally, £11 million of the increase arose on the write-off of deferred financing costs of debentures as a consequence of all notes and debentures being in default and payable on demand as at December 31, 2002.

Foreign exchange gains, net, were the result of the US dollar significantly weakening against the pound sterling during the year ended December 31, 2002. In the previous year, Telewest’s US dollar-denominated debt was substantially hedged. Following the termination of all of its derivative arrangements, Telewest now has a significantly higher proportion of unhedged US dollar-denominated liabilities that have been translated at period-end exchange rates contributing to higher foreign exchange gains as the US dollar has weakened against the pound sterling.

In the three-month period ended March 31, 2002, Telewest determined that it was probable that forecasted future prepayments of principal against outstanding US dollar-denominated debt would not occur. Accordingly, the cumulative adjustment in OCI of £53 million resulting from marking to market the derivative instruments was reclassified from OCI to foreign exchange gains in the statement of operations. Subsequent adjustments of the carrying value of these instruments to fair value are taken directly to the statement of operations as they are incurred.

Telewest’s share of net losses of its affiliated companies and impairment was £118 million for the year ended December 31, 2002 compared with £216 million net losses for the year ended December 31, 2001. Telewest’s share of the net losses of its affiliated companies and impairment in each of the years 2001 and 2002 resulted principally from the impairment of its investments in UKTV and SMG, described below. Telewest’s principal affiliated companies as at December 31, 2002 included UK Gold Holdings Limited, UK Channel Management Limited and Front Row Television Limited.

Other profits/losses, including minority interests in subsidiaries, net, amounted to a net profit of £37 million for the year ended December 31, 2002 compared with a net loss of £2 million in the year ended December 31, 2001. The net profit of £37 million arose primarily as a result of gains of £33 million arising on the disposal of Telewest’s investments in its subsidiary, The Way Ahead Group Limited and in an affiliated company, TV Travel Group Limited.

Liquidity and Capital Resources

Telewest has not been able historically to fund its operating expenditure and interest costs through operating cash flow and has therefore incurred substantial indebtedness. In the first half of 2002, a series of circumstances, including the well-publicized downturn in the telecommunications, media and technology sector, increasingly tight capital markets, and the downgrading of Telewest’s corporate credit ratings in March and April 2002, severely limited its access to financing and consequently impaired its ability to service its debt and refinance its existing debt obligations. As a result, since April of 2002, Telewest has been examining options relating to a restructuring of its balance sheet, including entering into detailed negotiations with the Bondholder Committee and a steering committee of its Senior Lenders.

On October 1, 2002, following entry into a preliminary non-binding agreement with the Bondholder Committee, Telewest elected not to pay interest under certain of its notes and debentures and to defer settlement of certain foreign exchange hedging contracts. On November 1, 2003, Telewest did not pay interest on additional debt securities as it fell due and did not pay the principal amount due on an issue of notes. The non-payment of interest and principal, and the decision to defer settlement of certain foreign exchange hedging contracts, ultimately resulted in defaults in respect of each of these debt securities and created a cross-default under Telewest’s existing senior secured credit facility. Telewest has further been informed by the Senior Lenders that steps taken, and expected to be taken, as part of the Financial Restructuring would constitute one or more further defaults under the existing senior secured credit facility. In addition, as a result of provisions made for a VAT judgment and fees incurred in respect of the Financial Restructuring, Telewest has informed the Senior Lenders that it was in breach of two of the financial covenants in its existing senior secured credit facility for the three- month period ended December 31, 2002. Telewest has also informed the Senior Lenders that, as a result of the continuing fees relating to the Financial Restructuring and the tightening of financial covenants on January 1, 2003, it was in breach of two financial covenants for the three-month period ended March 31, 2003. As a result of these defaults, the Senior Lenders and many of Telewest’s other creditors have a right to accelerate their obligations and demand immediate repayment.

In current conditions, Telewest’s directors have been able to permit Telewest to do business and to meet its working capital needs as a direct result of the continued support of its creditors (in generally not calling defaults or accelerating their claims) and the Telewest directors’ belief that the Financial Restructuring is likely to be implemented. Because Telewest is not making current interest and principal payments on its notes and debentures, it is able to finance its remaining working capital needs through available cash and cash generated by its operations. However, Telewest does not believe its creditors will continue to forbear from declaring defaults if the Financial Restructuring is not implemented or if it is not implemented in a timely manner. Without the support of its creditors, Telewest’s directors may have no option but to take steps to petition for some sort of insolvency protection, which could significantly impair Telewest’s ability to operate.

At December 31, 2003, Telewest and its wholly owned finance subsidiary Telewest Jersey had approximately £3.3 billion in debt securities outstanding, £352 million in deferred and unpaid interest outstanding, £2.0 billion drawn-down under the existing senior secured credit facility and £140 million outstanding under capital leases. Telewest’s outstanding notes and debentures, all of which are capable of being accelerated in accordance with the terms that govern them, are as follows:

Security:	Principal Amount at Maturity:	Maturity Date:
5% Accreting Notes due 2003	£255,073,000	November 1, 2003*
5% Accreting Notes due 2003	£34,440,000	November 1, 2003*
5% Accreting Notes due 2003	£4,026,000	November 1, 2003*
Telewest Jersey—6% Senior Convertible Notes due 2005 (guaranteed by Telewest)	$500,000,000	July 7, 2005

Security:	Principal Amount at Maturity:	Maturity Date:
9 5/8% Senior Debentures due 2006	$300,000,000	October 1, 2006
5 1/4% Senior Convertible Notes due 2007	£299,500,000	February 19, 2007
11% Senior Discount Debentures due 2007	$1,536,413,000	October 1, 2007
11 1/4% Senior Notes due 2008	$350,000,000	November 1, 2008
9 7/8% Senior Discount Notes due 2009	£325,000,000	April 15, 2009
9 1/4% Senior Discount Notes due 2009	$500,000,000	April 15, 2009
9 7/8% Senior Notes due 2010	£180,000,000	February 1, 2010
9 7/8% Senior Notes due 2010	$350,000,000	February 1, 2010
11 3/8% Senior Discount Notes due 2010	$450,000,000	February 1, 2010

* Not paid at maturity

If the Financial Restructuring is completed, all of the foregoing notes and debentures, as well as the intercompany loan of the proceeds of Telewest Jersey’s notes to Telewest, and Telewest’s guarantee of those notes, will be cancelled in exchange for the issuance of 98.5% of the common stock of New Telewest to the existing holders of those debt securities and certain other creditors with claims in connection with those debt securities. Completion of the restructuring is subject to significant risks and conditions. For more information regarding these risks, see “Risk Factors.”

On March 16, 2001, Telewest Communications Networks Limited, a wholly owned subsidiary of Telewest, entered into the existing senior secured credit facility with a syndicate of banks for £2.25 billion. Telewest Communications Networks Limited is referred to as TCN in this shareholders’ circular and prospectus. The existing senior secured credit facility includes a permitted institutional financing capacity of £250 million, referred to as the ‘Institutional Tranche,’ and also permits under its terms £500 million of leasing and vendor financing. As of December 31, 2003, TCN had received £125 million from GE Capital Structured Finance Group Limited and £20 million from Newcourt Capital (UK) Ltd, pursuant to the Institutional Tranche and Telewest/TCN had £148 million of leasing and other permitted financing. Borrowings on the facility are secured on the assets of Telewest, including partnership interests and shares of subsidiaries. Except for the Institutional Tranche, borrowings bear interest at between 0.5% and 2.00% above LIBOR (depending on the ratio of borrowings to quarterly annualized consolidated net operating cash flow). Borrowings under the Institutional Tranche bear interest at up to 4% above LIBOR. The terms of the facility restrict additional indebtedness, liens, investments, disposals and other activities.

Currently, TCN’s ability to borrow under the facility is restricted by amendments agreed with its Senior Lenders on August 21 and September 27, 2002 which effectively prohibit TCN from further drawdowns under the facility. As at December 31, 2003, £2.0 billion was outstanding under the facility. In connection with the negotiations with TCN’s Senior Lenders, the facility was amended on August 21, 2002, September 27, 2002, February 26, 2003 and May 29, 2003 to, among other things, restrict the level of its permitted borrowings, investments, encumbrances and disposals.

As part of the Financial Restructuring, Telewest and TCN have agreed to the terms of, but have not yet executed, a commitment letter with the Senior Lenders pursuant to which TCN’s existing senior secured credit facility would be amended and replaced by the proposed amended senior secured credit facility. For more detail on the terms of the proposed amended senior secured credit facility, see the text under the heading “Proposed Amended Senior Secured Credit Facility” below.

The terms of the proposed amended senior secured credit facility contemplate total committed credit facilities of term loans of £1,840 million, a committed revolving credit facility of £140 million, a committed overdraft facility of £50 million and an uncommitted term loan facility of £125 million. Of the committed amount of £1,840 million, £1,695 million would mature on December 31, 2005, with the balance of £145 million maturing on June 30, 2006. New Telewest does not expect to be able to generate sufficient free cash flow to be able to repay these facilities and will therefore need to refinance a substantial majority of the proposed amended senior secured credit facility before December 31, 2005. There can be no assurance, however, that this refinancing will be available to New Telewest or will be available on acceptable terms.

Given the short maturity of the proposed amended senior secured credit facility, Telewest and New Telewest will be exploring their refinancing options. These options are likely to include extension of the existing facility, entering into a new senior credit facility with longer maturities and/or accessing the capital markets for debt and equity financings.

Upon becoming effective, the proposed amended senior secured credit facility would contain new financial and performance covenants for TCN, the borrower. New Telewest anticipates that TCN will be in compliance with these covenants immediately upon the proposed amended senior secured credit facility becoming effective and following the completion of the Financial Restructuring. Continued compliance, however, will depend on a number of factors, including improvements in New Telewest’s operating performance and cash flow, the level of interest rates, and other factors that may not have been anticipated or which are out of TCN’s control. Although its management believes that TCN will be able to grow at a rate which will allow it to meet those covenants, its inability to do so could entitle its Senior Lenders to accelerate all outstanding debt under that facility. New Telewest is unlikely to have sufficient cash resources to repay the outstanding indebtedness if it is declared immediately due and payable. Moreover, New Telewest will also be obligated to utilize excess cash flow and certain other funds to repay the Senior Lenders.

As indicated above, historically Telewest has not generated sufficient cash flow from its operations to meet its capital expenditure and debt service requirements. If the Financial Restructuring is completed, New Telewest and its subsidiaries will have significantly lower interest expense and principal repayment requirements as a result of the reduction of indebtedness. However, the business of Telewest will continue to require cash to fund its operations (including possible operating losses), capital expenditures and debt service repayments (albeit reduced). In addition, the ability of TCN and its subsidiaries to upstream cash is extremely limited, with the result that no assurance can be given that New Telewest and Telewest UK will have cash available to fund any liabilities that they might incur. New Telewest and Telewest UK are also restricted in their ability to borrow.

The current long-range plan was adopted by existing management as part of Telewest’s attempts to address its financial situation. When the Financial Restructuring is completed, the directors of New Telewest are expected to review and revise Telewest’s current long-range business plan. Although any changes based on the review of the existing Telewest long-range plan will take into account the need to meet the financial and performance covenants in the proposed amended senior secured credit facility, it is not possible to anticipate the impact these changes will have on New Telewest’s liquidity.

New Telewest anticipates that, after the Financial Restructuring is completed, its principal sources of funds will be proceeds from the proposed amended senior secured credit facility, additional vendor financing, if available, possible strategic sales of assets, cash in hand and cash flow from operating activities. Future actual funding requirements could exceed currently anticipated requirements. Differences may result from higher-than-anticipated costs, including higher interest costs on the proposed amended senior secured credit facility as a result of higher interest rates generally, higher capital expenditure and/or lower than anticipated revenues. Actual costs, capital expenditure and revenues will depend on many factors, including, among other things, consumer demand for voice, video, data and internet services, the impact on the business of new and emerging technologies, the extent to which consumer preference develops for cable television over other methods of providing in-home entertainment, the development of the interactive e-commerce market, consumer acceptance of cable telephony as a viable alternative to BT’s telephony services, the continued downward pressure on telephony margins and the general economic environment.

New Telewest will, however, continue to be required to devote a significant proportion of its cash flow from operations to the payment of interest on the proposed amended senior secured credit facility, thereby reducing funds available for other purposes. It is possible that New Telewest may continue to incur losses and may not achieve or sustain sufficient cash flow in the future for the payment of interest and/or other purposes.

Capital Expenditure

	Year ended December 31, 2002	Year ended December 31, 2003
	(in millions)
Additions to property and equipment	£461	£223

Additions to property and equipment for the year ended December 31, 2003 totaled £223 million, a decrease of £238 million or 51.6% from £461 million for the year ended December 31, 2002. This decrease is due to reduced network spend, falling electronic equipment prices and lower levels of customer acquisition. Telewest’s capital expenditure has primarily funded the construction of local distribution networks and its National Network, capital costs of installing customers, and enhancements to its network for new product offerings. The additions in the year ended December 31, 2003 were principally a result of network capacity upgrades and new subscriber installations in connection with Telewest’s roll-out of digital television and broadband internet services.

Notwithstanding that capital expenditures have continued to decrease in 2003 over 2002, New Telewest expects to continue to have significant capital needs in the future. With the majority of its network construction complete and substantially all network upgrades necessary for the delivery of telephony and digital services complete, it is anticipated that capital expenditure will be largely driven by the costs associated with the connection of new subscribers (which will vary depending upon the take-up of services) and the replacement of network assets at the end of their useful lives. It is anticipated that capital expenditures for the 2004 and 2005 fiscal years will be slightly, but not significantly, higher than that for 2003.

Consolidated Statements of Cash Flows

Years Ended December 31, 2001, 2002 and 2003

	Year ended December 31, 2001	Year ended December 31, 2002	Year ended December 31, 2003
	(in millions)
Net cash provided by operating activities	£13	£103	£308
Net cash used in investing activities	(561)	(365)	(212)
Net cash provided by/(used in) financing activities	502	638	(59)

Net (decrease)/increase in cash and cash equivalents	£(46)	£376	£37
Cash and cash equivalents at beginning of year	60	14	390

Cash and cash equivalents at end of year	£14	£390	£427

For the year ended December 31, 2003, Telewest had a net cash inflow from operating activities of £308 million compared with a net inflow of £103 million for the year ended December 31, 2002, and a net inflow of £13 million for the year ended December 31, 2001. The increase in net cash provided by operating activities resulted principally from improved operating results, declining capital expenditures and management of working capital together with the deferral of the payment of interest in advance of the Financial Restructuring.

Telewest incurred a net cash outflow from investing activities of £212 million for the year ended December 31, 2003 compared with £365 million for the year ended December 31, 2002, a decrease of £153 million or 41.9%. Net cash outflow from investing activities for the year ended December 31, 2001 was £561 million, £196 million or 34.9% greater than that in 2002. Capital expenditure accounted for £228 million of the total in 2003 compared with £448 million in 2002 and £548 million in 2001, which was offset in part by the proceeds of sales of investments in subsidiary and affiliated companies, as described below. Telewest’s capital expenditure has primarily funded the construction of local distribution networks and the National Network, capital costs of installing customers and enhancements to its network capacity for new product offerings. The additions in the year ended December 31, 2003 were principally a result of network capacity upgrades and new subscriber installations in connection with Telewest’s roll-out of digital television and broadband internet services. At December 31, 2003, 92% of the homes passed and marketed in Telewest’s addressable areas were capable of receiving its digital television and broadband internet services.

Net cash used in financing activities totaled £59 million for the year ended December 31, 2003, primarily consisting of the capital element of vendor finance and finance lease repayments, compared with net cash provided by financing activities of £638 million for the year ended December 31, 2002. Net cash provided by financing activities for the year ended December 31, 2002 consisted primarily of £640 million in drawdowns from the existing senior secured credit facility and a net £76 million realized on the termination of US dollar/pound sterling exchange rate hedging arrangements offset in part by the repayment of the loan secured on Telewest’s interest in approximately 16.9% of the issued share capital of SMG plc and finance lease payments. Net cash provided by financing activities for the year ended December 31, 2001 included the repayment on March 16, 2001 of £810 million and £122 million under an old senior secured credit facility and a facility at Telewest’s Flextech subsidiary, respectively, with a drawdown from the existing senior secured credit facility.

As of December 31, 2003, Telewest had cash balances of £427 million on a consolidated basis (excluding £13 million that was restricted as to use to providing security for leasing obligations). Cash balances increased by £37 million during the year ended December 31, 2003 mainly as a result of increased net cash provided by operating activities, a significant reduction in expenditures on property and equipment and the non-payment of interest on Telewest’s outstanding notes and debentures, offset by a reduction in cash provided by financing activities. As of December 31, 2001 and 2002, Telewest had cash balances of £14 million and £390 million, respectively (excluding £12 million that was restricted, as noted, above in each of 2001 and 2002; and £8 million that was on deposit to guarantee the temporary overdraft facility of an affiliated company in 2001).

Included in the table of contractual obligations shown below is a total of £12 million relating to capital expenditure authorized by Telewest for which no provision has been made in the consolidated financial statements. This amount includes subscriber installations (e.g., set-top boxes) for customer growth, network enhancements and computer projects necessary for the maintenance of the infrastructure of Telewest’s business. In addition, and also included in the table, Telewest has contracted to buy £23 million of programming rights for which the license period has not yet started. These commitments will be funded when required from operating cash flow and available bank facilities. Both of these amounts are shown as being payable in less than one year.

Contractual Obligations and Other Commercial Commitments

Telewest’s contractual obligations and other commercial commitments as at December 31, 2003 are summarized in the tables below.

Contractual Obligations

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	£m	£m	£m	£m	£m

Debt	5,293	5,287	4	1	1
Capital lease obligations	140	89	33	18	–
Operating leases	142	14	26	22	80
Unconditional purchase obligations	829	829	–	–	–
Other long-term obligations	–	–	–	–	–

Total contractual obligations	6,404	6,219	63	41	81

The following table includes information about Telewest’s other commercial commitments as of December 31, 2003. Other commercial commitments are items that Telewest could be obligated to pay in the future. They are not required to be included in the balance sheet.

Other Commercial Commitments

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less than 1 year	1-3 years	4-5 years	After 5 years
	£m	£m	£m	£m	£m

Guarantees	19	6	13	–	–

Telewest has no other material contractual or other commercial commitments.

Quantitative and Qualitative Disclosures about Market Risk

The principal market risks to which Telewest was exposed during the year ended December 31, 2003 were:

•	interest rate changes on variable-rate, long-term bank debt; and

•	foreign exchange rate changes, generating translation and transaction gains and losses on its US dollar-denominated notes and debentures.

After the Financial Restructuring, New Telewest expects that its exposure to foreign exchange rate changes will be substantially eliminated as a result of the cancellation of all of Telewest’s US-dollar denominated notes and debentures.

From time to time Telewest uses derivative financial instruments solely to reduce its exposure to these market risks, and it does not enter into these instruments for trading or speculative purposes.

In the year ended December 31, 2002, Telewest terminated foreign currency derivative contracts as described below. Notwithstanding that Telewest intends to cancel all of its outstanding notes and debentures as part of the Financial Restructuring, until and unless that restructuring occurs, this will increase Telewest’s exposure to foreign exchange fluctuations in respect of the principal and interest on debt securities no longer hedged. Telewest may also increase its exposure to variable interest rates, if it does not renew hedging arrangements as they come due (see below).

Interest Rate Risk

Telewest’s outstanding long-term bank debt consists entirely of the existing senior secured credit facility entered into by TCN. This credit facility is denominated in pounds sterling and bears interest at variable rates. Telewest seeks to reduce its exposure to adverse interest rate fluctuations on borrowings under the existing senior secured credit facility principally through interest rate swaps entered into by TCN. Telewest’s existing interest rate swaps provide for payments by it at a fixed rate of interest (ranging from 5.475% to 7.175%) and the receipt of payments based on a variable rate of interest. The swaps have maturities ranging from March 31, 2004 to March 31, 2005. The aggregate amount outstanding under the existing senior secured credit facility at December 31, 2003 was £2.0 billion and the aggregate notional principal amount of the hedging arrangements was £600 million, leaving an unhedged amount of £1.4 billion at December 31, 2003. As part of the Financial Restructuring, it is anticipated that TCN will enter into a new £1.0 billion fixed-for-floating interest rate swap with a three-year maturity. For additional information on the settlement of Telewest’s existing swap contracts and entry into the new swap contract see “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Settlement with Swap Counterparties.”

Based on Telewest’s consolidated variable rate debt outstanding at December 31, 2003 after taking into account its derivative instruments, Telewest estimates that a one-percentage point change in interest rates would have an approximately £14 million impact on its annual net interest expense.

Foreign Currency Exchange Risk

Telewest has historically held derivative financial instruments solely to hedge specific risks and has not held these instruments for trading purposes. The derivatives were held to hedge against the variability in cash flows arising from the effect of fluctuations in the pound sterling/US dollar exchange rate on Telewest’s future interest payments and principal payments under its US dollar-denominated notes and debentures. Telewest used forward foreign currency contracts or cross-currency swaps to fix the pound sterling amount of future US dollar cash outflows for interest payments and principal repayments up to their first call dates or other dates where it could, at its option, redeem the instruments before maturity.

Until completion of the Financial Restructuring, Telewest’s results may be materially influenced by future exchange rate movements now that it has largely discontinued the use of hedge accounting, since those derivative financial instruments would be considered speculative for accounting purposes and would be marked to their market value with changes being included immediately in earnings, whereas the underlying liabilities would be retranslated at the spot rate of exchange. Cancellation or redemption of the derivative financial instruments has increased Telewest’s exposure to foreign currency exchange rate risk on its US dollar-denominated notes and debentures. As a result of the Financial Restructuring, all of Telewest’s US dollar-denominated notes and the debentures will be cancelled and New Telewest will have no outstanding US dollar-denominated indebtedness.

In March 2002, Telewest terminated certain US dollar/pound sterling exchange rate hedging arrangements with a nominal amount of $999 million (£688 million); termination of these arrangements netted a £74 million cash inflow to Telewest. A further £30 million cash inflow was realized by Telewest in May 2002 through the termination of additional foreign exchange rate hedging arrangements with a nominal amount of $367 million (£253 million). On April 2, 2002, $560 million (£390 million) of hedging arrangements matured and were replaced with $350 million (£246 million) of forward foreign exchange contracts. In the three-month period ended September 30, 2002, Telewest terminated all of its remaining hedging arrangements with a nominal value of $2.3 billion (approximately £1.5 billion). Contracts with a nominal value of $1.0 billion were settled in cash, resulting in an outflow of £28 million. The remaining contracts have a nominal value of $1.3 billion and are expected to be settled as part of the Financial Restructuring, see “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Settlement with Swap Counterparties” for a description of the settlement of these contracts.

Quantitative Disclosure of Market Risk

The analysis below presents the sensitivity of the market value, or fair value, of Telewest’s financial instruments to selected changes in market rates and prices. The changes chosen represent Telewest’s view of changes that are reasonably possible over a one-year period. The estimated fair value of the hedging instruments identified below are based on quotations received from independent, third-party financial institutions and represent the net amount receivable or payable to terminate the position, taking into consideration market rates as of the measuring date and counterparty credit risk. The estimated fair value of the US dollar-denominated, fixed-rate, long-term debt is also based on market quotations obtained from independent third-party financial institutions.

The hypothetical changes in the fair value of hedging instruments are estimated, based on the same methodology used by the third-party financial institutions to calculate the fair value of the original instruments, keeping all variables constant except that the relevant interest rate or exchange rate, as the case may be, has been adjusted to reflect the hypothetical change. Fair value estimates by their nature are subjective and involve uncertainties and matters of significant judgment and therefore cannot be determined precisely. Fair value of debt is the market value of bonds and bank debt, which can change according to market conditions and company-specific performance.

The amounts generated from the sensitivity analysis are forward-looking estimates of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from those projected results due to developments in the global financial markets which may cause fluctuations in interest rates and exchange rates to affect fair values in a manner that varies from the hypothetical amounts disclosed in the table below, which therefore should not be considered a projection of likely future events and losses. The sensitivity analysis is for information purposes only. In practice, market rates rarely change in isolation.

Interest Rate Risk

The sensitivity analysis below presents the hypothetical change in fair value based on an immediate one-percentage point (100 basis points) increase in interest rates across all maturities (excluding accrued bond interest):

	December 31, 2002		December 31, 2003
	Fair value	Hypothetical Change in Fair value	Fair value	Hypothetical Change in Fair value
	£m	£m	£m	£m

Interest rate swaps	(34)	10	(12)	4
Fixed rate debt	(777)	(17)	(2,092)	(59)

Foreign Currency Exchange Rate Risk

The sensitivity analysis below presents the hypothetical change in fair value based on an immediate 10% decrease in the US dollar to pound sterling exchange rate.

	December 31, 2002		December 31, 2003
	Fair value	Hypothetical Change in Fair value	Fair value	Hypothetical Change in Fair value
	£m	£m	£m	£m

US dollar-denominated long-term debt	(559)	(62)	(1,526)	(170)
Foreign currency swap	*	*	*	*
Foreign exchange forward contracts	(33)	*	(33)	*

*	No longer applicable

The hypothetical change in fair value for the US dollar-denominated long-term debt is calculated by re-translating to pounds sterling the US dollar-denominated long-term debt (excluding accrued bond interest) at a rate 10% below the US dollar/pound sterling exchange rate prevailing at the relevant period end.

The fair value of the foreign exchange forward contracts of £33 million represents the amounts due as a result of the settlement of the contracts unwound but not yet paid. This is a fixed cost and will not vary with movements in exchange rates. See “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Settlement with Swap Counterparties” for a description of the settlement of these contracts.

Effects of Recent Accounting Pronouncements

SFAS 143 “Accounting for Asset Retirement Obligations”

In July 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations.” SFAS 143, which is effective for fiscal years beginning after June 15, 2002, requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

Telewest has evaluated its legal retirement obligations in relation to all of its tangible long-lived assets and specifically in relation to the buildings that it occupies, and its network assets. Buildings which are held under operating leases do not specify a fixed refurbishment payment, but instead specify a standard of physical restoration for which Telewest is responsible. Telewest attempts to maintain properties on an ongoing basis to the standard required by the lease and consequently would not expect to have significant additional retirement obligations in respect of its leased properties. Also, Telewest believes that it has no legal or constructive retirement obligations in relation to its network assets, all of which are located within the United Kingdom, as there is no legal requirement for Telewest to retire such assets. Telewest does not therefore believe the adoption of SFAS 143 has a material impact on the financial statements.

SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities”

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, and nullifies Emerging Issues Task Force, or EITF, Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Telewest does not believe the adoption of this statement will have an impact on its financial position or results of operations for future exit or disposal activities.

SFAS 148 “Accounting for Stock-Based Compensation—Transition and Disclosure”

An amendment of SFAS 123, “Accounting for Stock-Based Compensation,” is effective for the year ended December 31, 2002. SFAS 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The statement also requires new disclosures about the ramp-up effect of stock-based employee compensation on reported results and that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. Telewest has adopted the disclosure provisions of the statement in these financial statements. Telewest has not adopted the fair value based method of accounting for stock-based employee compensation and still accounts for these in accordance with APB Opinion 25, Accounting for Stock Issued to Employees.

FASB Statement No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”

On April 30, 2003, the FASB issued FASB Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other FASB projects that address financial instruments, and (3) implementation issues related to the definition of a derivative.

Statement 149 has multiple effective date provisions depending on the nature of the amendment to Statement 133, and Telewest is currently considering its potential effect on its financial statements.

FASB Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”

On May 15, 2003, the FASB issued FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Statement 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003. For unmodified financial instruments existing at May 31, 2003, Statement 150 is effective at the beginning of the first interim period beginning after June 15, 2003. Telewest does not expect the new standard to have a significant effect on its financial statements.

Other New Standards

In November 2002, the EITF issued its consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables”, or EITF 00-21, on an approach to determine whether an entity should divide an arrangement with multiple deliverables into separate units of accounting.

According to the EITF, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if all of the following criteria are met: (1) the delivered item(s) has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of the undelivered item(s); and (3) if the arrangement includes a general right of return, and delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. If all the conditions above are met and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration should be allocated to the separate units of accounting based on their relative fair values. The guidance in this Issue is effective for revenue arrangements entered into in fiscal years beginning after June 15, 2003. Telewest believes that the adoption of EITF 00-21 will not have a material impact on its financial statements.

In November 2002, the FASB issued FASB Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, or FIN 45, which addresses the disclosure to be made by a guarantor in its financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. It requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. Telewest has adopted the disclosure requirements and will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. To date, Telewest has not entered into or modified any guarantees.

In January 2003, the FASB issued FASB Interpretation 46, “Consolidation of Variable Interest Entities”, or FIN 46, which interprets Accounting Research Bulletin 51, or ARB 51, Consolidated Financial Statements. FIN 46 clarifies the application of ARB 51 with respect to the consolidation of certain entities called variable interest entities (VIEs) to which the usual condition for consolidation described in ARB 51 does not apply because the controlling financial interest in VIEs may be achieved through arrangements that do not involve voting interests. In addition, FIN 46 requires the primary beneficiary of VIEs and the holder of a significant variable interest in VIEs to disclose certain information relating to their involvement with the VIEs. The provisions of FIN 46 apply immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. FIN 46 applies in the first fiscal year beginning after June 15, 2003, to VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003. To comply with the transitional provisions of FIN 46, Telewest has evaluated its existing structures to determine whether it is reasonably likely that it would be required to consolidate or disclose information about a VIE’s nature, purpose, size and activities, together with Telewest’s maximum exposure to loss. Telewest is also required to disclose the anticipated impact of adoption of FIN 46 on its financial statements.

Telewest has 50% joint venture interests in two affiliates, UKTV, a joint venture with the BBC, and Front Row Television Limited (“Front Row”), a joint venture with NTL, both of which are accounted for under the equity method. Telewest believes that both UKTV and Front Row are businesses as defined by EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, and FIN 46, Consolidation of Variable Interest Entities (Revised December 2003), and, accordingly, does not consider that either consolidation or additional disclosures are required. Telewest does not therefore believe that the impact of the adoption of FIN 46 will have a material effect on its financial statements.

THE BUSINESS OF TELEWEST

History and Development of the Company

Telewest’s legal name is Telewest Communications plc, and its commercial names are Telewest Broadband, Telewest Business and Flextech. Telewest is a public limited company and was originally incorporated, in preparation for its initial public offering described below, under the English Companies Act 1985, or the Companies Act, on October 20, 1994. Telewest’s registered office is located at Export House, Cawsey Way, Woking, Surrey GU21 6QX, England, and its telephone number is (+44) 1483 750 900.

During the 1980s and early 1990s, Liberty Media and MediaOne Group, Inc. acquired interests in various UK cable franchises. In December 1991, Liberty Media and MediaOne combined their respective UK cable interests by contributing certain of those interests to a joint venture that was managed by Liberty Media and MediaOne through various affiliates. In November 1994, Telewest’s predecessor, referred to as Old Telewest, acquired all of the assets of that joint venture as well as certain other interests of Liberty Media and MediaOne in UK cable entities. Immediately after the acquisition, Old Telewest completed a public offering of its ordinary shares and American Depositary Shares, raising an aggregate of approximately £414 million, net of commissions and expenses. Immediately after the public offering was completed, Liberty Media and MediaOne each beneficially owned approximately 36.7% of the Old Telewest ordinary shares and 50% of the Old Telewest convertible preference shares.

The following are important events in the development of Telewest’s business since its initial public offering:

•	In October 1995, Telewest acquired the entire issued share capital of Old Telewest and SBC CableComms (UK), or SBCC, then the owner of seven cable franchises in the United Kingdom. Subsequent to the Old Telewest and SBCC acquisitions, Telewest acquired several other UK cable franchises.

•	In September 1998, Telewest acquired General Cable, then the owner of eight cable franchises in the United Kingdom and a 44.95% interest in Birmingham Cable in which Telewest had historically held a 27.47% interest. Later in 1998, Telewest acquired the remaining 27.58% interest in Birmingham Cable from Comcast UK (27.47%) and from several individual shareholders (0.11%).

•	With effect from November 23, 1999, Telewest acquired the remaining 50% of Cable London that it did not already own.

•	On April 19, 2000, Telewest completed its merger with Flextech, a key supplier of channels and related services in the United Kingdom.

•	On November 1, 2000, Telewest completed its acquisition of Eurobell, a supplier of telephone, internet, data and cable TV services in the Southeast of England.

Telewest’s principal shareholders have historically been Liberty Media and MediaOne (a wholly owned subsidiary of AT&T since June 2000). On July 7, 2000, following clearance by the European Commission, MediaOne completed an agreement with certain subsidiaries of Microsoft whereby those subsidiaries purchased 21.7% of Telewest’s outstanding share capital from MediaOne. On May 3, 2001 Telewest was notified by Liberty Media of an increase in its shareholding in Telewest as a result of the purchase of a further 20 million Telewest shares. As a result, Liberty Media, Microsoft and MediaOne then owned approximately 25.2%, 23.6% and 1.3%, respectively, of Telewest’s share capital. In September 2002, MediaOne disposed of its entire remaining shareholding in Telewest. In May 2003, Microsoft sold its entire 23.6% stake in Telewest to a subsidiary of IDT Corporation. Liberty Media was a wholly owned subsidiary of AT&T until August 2001, when it was split off from AT&T and became an independent, publicly traded company. As of March 18, 2003, Liberty Media beneficially owned over 25% and IDT beneficially owned over 23% of Telewest’s shares.

Description of Business

Overview

Telewest is a leading broadband communications and media group in the United Kingdom. Telewest’s business is divided into two main reporting segments: cable and content. The cable segment is further subdivided into a consumer sales division and a business sales division. The consumer sales division provides cable television, cable telephony and internet access services to residential customers. Telewest’s business sales division focuses on a wide range of voice, data and managed solutions services for businesses. Telewest’s content segment supplies basic television channels and related services to the UK pay-television broadcasting market.

Telewest’s business includes a broadband, local access broadcasting network covering approximately 4.7 million homes. Telewest’s network consists of local distribution networks, its “national network” and an internet protocol, or IP, services platform which allow it to handle the voice, video and data needs of its customers. The potential of Telewest’s broadband, local access network and architecture provides it with a significant competitive advantage in terms of speed and true two-way interactivity with directly connected residential and business customers. Telewest has connected approximately 1.7 million residential cable subscribers, including cable television, telephony and internet services customers. In addition, as at December 31, 2003, Telewest provided business telephony services to approximately 69,000 business customer accounts.

A growing and strategically significant part of Telewest’s business is “blueyonder broadband,” a high-speed internet service which Telewest launched in March 2000. As at December 31, 2003, Telewest had approximately 414,000 blueyonder subscribers, approximately 70% of whom also subscribe to both its telephony and cable television services. In June 2002, Telewest introduced a 1Mb internet service to complement the existing 512Kbps internet service. Approximately 8.1% of Telewest’s broadband customers now subscribe to Telewest’s 1Mb service. The 1Mb service allows for the faster downloading of software, the sharing of large files and enhanced full-screen video and audio streaming. Telewest subsequently launched a 2Mb blueyonder broadband internet service on May 12, 2003, and approximately 7,000 subscribers had subscribed to the 2Mb service as of December 31, 2003. The 2Mb service is approximately 40 times faster than traditional dial-up internet services.

In order to strengthen its current position in the broadband internet market, Telewest has recently launched a 256Kb/s service, which Telewest expects will broaden the range of customers it attracts.

Flextech, Telewest’s content segment, operates in association with UKTV, a joint venture Telewest formed with BBC Worldwide to offer a portfolio of pay-television channels based on the BBC’s program library. Flextech, together with UKTV, is the largest provider of basic (non-premium) thematic channels to the UK multi-channel television broadcasting market, measured by viewing share, reaching approximately 10 million pay multi-channel television subscribers.

All of the above figures are as at December 31, 2003, unless otherwise stated.

Telewest Operating Data-Unaudited

The following table sets out certain of Telewest’s operating data for the twelve-months ended December 31, 2001, 2002 and 2003, respectively. The information represents combined operating statistics for all of Telewest’s franchises.

	Year Ended December 31,
CABLE SEGMENT	2001	2002	2003
Consumer Sales Division
Homes passed	4,914,155	4,895,956	4,899,852
Homes passed and marketed	4,713,937	4,699,694	4,674,764
Dual television and residential telephony subscribers	1,141,158	984,765	876,142
Dual or triple-service subscribers(1)	1,218,294	1,228,586	1,264,756
Cable television only subscribers	138,053	116,508	92,565
Residential telephony only subscribers	401,286	395,133	347,122
Internet only subscribers	7,986	18,398	25,995
Total residential subscribers	1,765,619	1,758,625	1,730,438
Customer additions	*	315,654	217,361
Customer disconnects	*	(322,648)	(245,548)
Net customer movement	74,278	(6,994)	(28,187)
RGUs(2)	3,042,715	3,170,354	3,286,706
Net RGU additions	248,072	127,639	116,352
RGUs per customer	1.72	1.80	1.90
Household penetration	37.5%	37.4%	37.0%
Average household churn(3)	*	18.2%	14.2%
Percentage of triple-service subscribers(1)	3.3%	10.4%	16.8%
Percentage of dual or triple-service subscribers(1)	69.0%	69.9%	73.1%
Average monthly revenue per subscriber(4)	£40.03	£41.80	£43.42

Cable Television
Cable television subscribers – analog	617,958	436,339	284,191
Cable television subscribers – digital	723,826	857,472	987,873
Total cable television subscribers	1,341,784	1,293,811	1,272,064
Penetration(5)	28.5%	27.5%	27.2%
Average subscriber churn rate(6)	18.7%	21.5%	17.6%
Average monthly revenue per subscriber(7)	£20.75	£20.82	£20.87

Residential Telephony
3-2-1 subscribers	1,461,243	1,253,662	1,144,474
Talk subscribers(8)	154,566	360,662	455,559
Total residential telephony subscribers	1,615,809	1,614,324	1,600,033
Residential telephony penetration(9)	34.3%	34.4%	34.3%
Residential telephone lines	1,762,312	1,717,191	1,675,854
Second lines penetration	9.1%	6.4%	4.7%
Average subscriber churn rate(10)	16.5%	17.3%	13.7%
Average monthly revenue per line(11)	£22.79	£23.16	£23.02
Average monthly revenue per subscriber(12)	£25.09	£24.92	£24.29

Internet Subscribers
Blueyonder broadband	85,122	262,219	414,609
Blueyonder SurfUnlimited	184,034	193,201	184,009
Blueyonder pay-as-you-go	119,295	85,025	49,368
Total internet subscribers	388,451	540,445	647,986

Blueyonder Broadband
Average subscriber churn rate(13)	7.5%	12.4%	13.3%
Average monthly revenue per subscriber(14)	£25.21	£25.12	£22.72

Business Sales Division
Business customer accounts	72,934	73,746	69,269
Average annualized revenue per customer account(15)	£3,137	£3,114	£3,227

CONTENT SEGMENT
Pay multi-channel subscribers(16)	10,504,118	9,764,233	10,360,056
Flextech share of basic viewing(17)	20.4%	20.4%	19.3%
Share of total television advertising revenues(18)	3.0%	3.4%	3.9%

*	Data not available.

Notes:

(1)	Dual-service subscribers are those subscribers who take two of Telewest’s cable television, residential telephony and broadband internet services; triple-service subscribers are those subscribers who take all three of these services; and dual or triple-service subscribers are those subscribers who take two or all three of these services.
(2)	Revenue generating units or “RGUs” represent the total aggregate subscribers to our broadband, telephony and television services (e.g., a single triple-service subscriber would equal three RGUs). This definition is in accordance with the National Cable & Telecommunications Association (NCTA) reporting guidelines. Dial-up internet subscribers, second telephone lines and additional TV outlets are not included although they are revenue generating for Telewest.
(3)	Average household churn rate for the period is calculated on a rolling 12-month basis and represents (i) the total number of residential subscribers who disconnected or who were disconnected during that period, divided by (ii) the average number of residential subscribers in that period.
(4)	Average monthly revenue per subscriber (often referred to as “ARPU” or “Average Revenue per User”) represents (i) the average monthly revenue of residential subscribers for such period, divided by (ii) the average number of residential subscribers in such period.
(5)	Cable television penetration at a specified date represents (i) the total number of cable television subscribers at that date, divided by (ii) the total number of homes passed and marketed for cable television at that date.
(6)	Average cable television subscriber churn rate for the period is calculated on a rolling 12-month basis and represents (i) the total number of cable television subscribers who terminated basic services or whose services were terminated during that period, divided by (ii) the average number of cable television subscribers in that period.
(7)	Average monthly revenue per cable television subscriber for each period represents (i) the average monthly cable television revenue for that period, divided by (ii) the average number of cable television subscribers in that period.
(8)	Includes subscribers to our Talk Unlimited, Talk International and Talk Evenings and Weekends flat rate telephony services.
(9)	Residential telephony penetration at a specified date represents (i) the total number of residential cable telephony subscribers at that date divided by (ii) the total number of homes passed and marketed for residential cable telephony at that date.
(10)	Average residential telephony subscriber churn rate for the period is calculated on a rolling 12-month basis and represents (i) the total number of residential cable telephony subscribers who terminated telephony services or whose services were terminated during that period, divided by (ii) the average number of residential cable telephony subscribers in that period.
(11)	Average monthly revenue per residential telephony line for each period represents (i) the average monthly residential cable telephony revenue for that period, divided by (ii) the average number of residential cable telephony lines in that period.
(12)	Average monthly revenue per residential telephony subscriber for each period represents (i) the average monthly residential cable telephony revenue for that period, divided by (ii) the average number of residential cable telephony subscribers in that period.
(13)	Average blueyonder broadband internet subscriber churn rate for the period is calculated on a rolling 12-month basis and represents (i) the total number of blueyonder broadband internet subscribers who terminated their services or whose services were terminated during that period, divided by (ii) the average number of blueyonder broadband internet subscribers in that period.
(14)	Average monthly revenue per blueyonder broadband internet subscriber for each period represents (i) the average monthly blueyonder broadband internet revenue for that period, divided by (ii) the average number of blueyonder broadband internet subscribers in that period.
(15)	Average annualized revenue per customer account represents (i) the average monthly business sales division revenue (excluding revenues from carrier services unit) for the 12 months to the end of that period, divided by (ii) the average number of business sales division customers in that period, and (iii) multiplied by 12 months.
(16)	Pay multi-channel subscribers represents the number of pay multi-channel subscribers as at the end of the last month of a 12 month period.
(17)	Basic viewing over 24 hours in pay-television homes.
(18)	Includes Flextech’s wholly owned channels and UKTV’s advertising revenues.

CABLE SEGMENT

Consumer Sales Division

Telewest’s consumer sales division encompasses residential cable television, telephony and internet services. Telewest markets all of its residential services under the “Telewest Broadband” name. In line with its current long-range plan, the focus of the consumer sales division has shifted from acquiring customers to acquiring and retaining the most profitable customers, increasing average revenue per user and reducing churn.

Telewest’s intention is to focus on providing core bundled products (cable television, telephony and broadband internet) to drive the number of dual and “triple play” customers. Dual-play customers are customers who subscribe to two of its three residential services (cable television, telephony and internet services) and “triple play” customers are customers who subscribe to cable television, telephony and internet services.

As part of this strategy Telewest recently implemented a new pricing policy for all of its products and services, including its digital television services. The new pricing policy is intended to:

•	increase average revenue per user;

•	drive Telewest’s “triple play” customer base;

•	increase free cash flow;

•	emphasize product offerings where Telewest has a competitive edge; and

•	ensure that Telewest sells only profitable product combinations.

In accordance with its strategy to acquire and retain the most profitable customers, Telewest has recently introduced an up-front payment system for all new customers which can be offset against any installation fee or subscription fee and that filters out subscribers who receive Telewest’s services, but fail to pay for them.

As at December 31, 2003, Telewest had approximately 292,000 “triple play” customers subscribing to broadband internet, telephony and cable television services. These “triple play” customers accounted for nearly 16.8% of its customer base. This “triple play” base, which represents its most profitable customer segment, has increased rapidly and is a result of Telewest’s strategy to be a leader in broadband services and to target profitable customers.

Cable Television

Telewest’s cable television services provide a wide range of programming over its digital and analog television platforms, including news and information, general interest, business, children’s, international, music and sports programming. Telewest obtains some of its programming from Flextech (its content segment) and the balance from a variety of sources, including BSkyB, terrestrial broadcasters and other programming suppliers.

Telewest offers multi-channel analog and digital television services in all of the areas in which it operates, except for the areas covered by Eurobell South-East and Cabletime, where it currently offers only its analog service. Telewest is currently upgrading part of its Cabletime network in Birmingham so that it can deliver digital television and broadband internet services to approximately 60,000 homes. Other areas of the network that are not yet digitally serviceable may be upgraded over the next several years. When most of its existing customers have migrated from analog to digital services, Telewest expects to phase out its analog service.

Cable television is the product with the highest up-front investment, principally as a result of the provision of free set-top boxes to new subscribers. It is also the service with the lowest margins. As a result, Telewest’s focus is on acquiring profitable, higher margin television customers rather than overall subscriber growth. Telewest therefore raised prices earlier this year, with the largest increases falling on its least profitable customers; those subscribing to its entry-level cable television package.

As at December 31, 2003, Telewest had approximately 1,272,000 cable television subscribers.

Digital Television Services

Telewest’s digital television services consist of a wide array of television and radio channels, pay-per-view films, interactive services, including enhanced “red-button” functionality, and television e-mail. As at December 31, 2003, Telewest had an installed base of approximately 988,000 digital television subscribers representing approximately 77.7% of its total cable television subscriber base. Telewest’s digital television services allow greater customer choice than its analog services and include interactive services and an electronic program guide.

In 2002, Telewest tested and implemented Liberate 1.2 software across its digital television platform. The software provides its digital cable customers with a range of interactive “red button” services, which are interlinked in real time to enabled television programs and include additional program information, shopping and games.

Telewest offers combined digital television and telephony packages, to which one or more premium channels (e.g., movie and sport channels) may be added for an additional monthly fee. All of Telewest’s digital television customers can also purchase pay-per-view films provided by Front Row, a joint venture that Telewest owns jointly with NTL Incorporated. Digital television customers can also purchase pay-per-view Barclaycard FA Premier League football matches, “Sky Box Office” events and adult-content programming.

In order to enhance the attractiveness of its basic cable television packages, Telewest has introduced new channels to these packages. For example, Sky One, the Hallmark Channel, UK Gold +1 and Living +1 have been added to its “Essential” package, and Sky Sports News and UK History have been added to its “Starter” package. These packages accounted for approximately 38.5% and 17.8%, respectively, of its digital TV base at December 31, 2003. These packages are not available to new stand-alone cable television subscribers. Customers who wish to subscribe to cable television on a stand-alone basis must now subscribe to “Supreme,” Telewest’s top-tier basic package.

In March 2003, by agreement with BSkyB, Telewest began to provide digital television subscribers with “Sky Multiplex”, comprising nine movie channels. During the year ended December 31, 2003, Telewest launched nine new basic entertainment channels.

Analog Television Services

Telewest offers its customers more than 30 basic channels and nine premium channels as part of its stand-alone and combined analog service offerings. Some of its channels operate throughout the day and others operate for only part of the day and share a channel position. When most of its existing customers have migrated from analog to digital services, Telewest expects to phase out its analog services.

Cable Telephony

Telewest offers a wide range of high-quality telephony services to its residential customers. Telewest enhances its basic residential telephony service by offering additional services, such as call waiting, call barring (which prevents unauthorized outgoing calls), call diversion (call forwarding), three-way calling, voicemail, caller line identification and fully itemized monthly billing.

Telewest offers “Talk Unlimited” as a stand-alone product or combined with pay-television packages. Talk Unlimited is a fixed-fee residential telephony package with unlimited local and national calls, excluding calls to non-geographic, premium rate and mobile telephone numbers. As at December 31, 2003, Telewest had approximately 319,000 standard Talk Unlimited subscribers accounting for approximately 20.0% of all of its residential telephony subscribers.

At the beginning of 2003, Telewest expanded its fixed-fee telephony services by launching “Talk Evenings and Weekends”, a telephony service offering unlimited local and national evening and weekend calls to anywhere in the United Kingdom, and “Talk International,” which offers reduced rates to all international destinations, each for a flat monthly rate. As at December 31, 2003, Telewest had approximately 107,000 Talk Evenings and Weekends subscribers. Total subscribers to Telewest’s “Talk” services at December 31, 2003 amounted to approximately 456,000, or approximately 28.5% of its total telephony subscribers at that date, including approximately 30,000 Talk International subscribers. Telewest is also improving the value for its telephony consumers by offering free voicemail.

Internet Services

High-speed Internet Service (blueyonder broadband)

In March 2000, Telewest launched “blueyonder broadband,” its high-speed internet service. Using Telewest’s National Network and its interactive services platform, blueyonder broadband offers high-speed access to the internet. Customers currently access this service via cable modems linked to personal computers and have unlimited and continuous access to internet content for a monthly subscription fee. Telewest also offers blueyonder broadband internet service via wired connections to modems in digital television set-top boxes and introduced a wireless connection on August 6, 2003. As at December 31, 2003, Telewest had approximately 414,000 blueyonder broadband internet subscribers.

In June 2002, Telewest launched its 1Mb blueyonder broadband internet residential internet service, following an extensive trial with 1,500 Scottish customers. This service offers a continuous cable connection to the internet and enables its customers to download music and software more quickly than is possible with the standard blueyonder broadband 512Kb internet service, share larger files and benefit from enhanced full-screen video and audio streaming. As at December 31, 2003, Telewest had approximately 34,000 subscribers (representing approximately 8.1% of its broadband subscriber base) for its 1Mb service. On May 12, 2003, Telewest announced the launch of a 2Mb blueyonder broadband residential internet service following a successful trial with 1,500 customers. As at December 31, 2003, Telewest had approximately 7,000 subscribers to its 2Mb service (representing approximately 1.7% of its broadband subscriber base). The 2Mb service is approximately 40 times faster than traditional dial-up internet services and substantially faster than the broadband internet services currently offered by BT, AOL or Freeserve.

In order to strengthen its market position in the broadband internet market, Telewest has recently launched a 256Kb/s service, which Telewest expects will broaden the range of customers it attracts.

Blueyonder broadband internet is successful in attracting new customers to Telewest’s services. For example, in the year ended December 31, 2003, approximately 42% of blueyonder broadband internet installations were for subscribers new to Telewest’s services.

Telewest recently launched a self-installation option for blueyonder broadband internet service, available to existing digital television subscribers, making it the lowest permanent entry price to broadband internet in the United Kingdom. The new self-installation packs are available to Telewest’s approximately 988,000 existing digital TV subscribers and make use of cable modems embedded in set-top boxes. Self-installation is more convenient for some customers and improves cost efficiency as fewer visits to customer premises are required, and fewer stand-alone cable modems are needed. Telewest also launched a wireless self-installation pack on August 6, 2003.

Telewest’s blueyonder broadband internet services won several industry awards in 2002. In February, Telewest collected the “Best Un-metered ISP” award for its blueyonder broadband dial-up and broadband services and the “Best Application Service” award for its blueyonder broadband workwise business product at the fourth annual Internet Service Providers Association Awards. Telewest’s 1 Mb service was voted the “Best New Telecommunications” product for 2002 at the Computing Industry Awards. Industry experts and readers of the internet press have voted Telewest “Best Broadband ISP,” “Most Satisfying British ISP” and “Best Gaming Service” at the Future UK Internet Awards 2002, and Telewest has been voted “Best Cable Modem Service” by ISP Review.

Blueyonder broadband internet service is now available to all of Telewest’s subscribers, except those in the Eurobell South-East and Cabletime coverage areas. Telewest is currently upgrading part of its “Cabletime” network in Birmingham so that it may deliver digital television and broadband internet services to approximately 60,000 homes. Other areas of the network which are not yet digitally servicable may be upgraded over the next several years.

Together with its dial-up internet services, described below, Telewest had approximately 648,000 internet subscribers as at December 31, 2003.

Dial-up Internet Services

Telewest also provides unmetered internet access for a flat fee under the brand name “SurfUnlimited.” As at December 31, 2003, Telewest provided internet access to approximately 233,000 residential customers through its “SurfUnlimited” and pay-as-you-go internet services. SurfUnlimited introduces subscribers to a reliable fixed-fee unmetered service. During the year ended December 31, 2003, approximately 13% of Telewest’s broadband installations were for subscribers who had migrated upward from SurfUnlimited.

Sales and Marketing

Telewest’s sales divisions each have separate sales and marketing teams. Telewest markets all of its residential services under the “Telewest Broadband” brand name. In the consumer sales division, Telewest’s marketing strategy is designed to acquire higher-margin customers and increase average revenue per user while lowering selling costs. Telewest relies primarily on integrated marketing campaigns, which combine radio, newspaper and poster advertising with telemarketing, direct mail and retail sales.

Customer Service

Telewest has experienced rapid growth and development in a relatively short period of time, both in the nature of the services it offers and in the number of subscribers for those services. This growth has challenged Telewest’s ability to provide uniform customer service across its customer base and to integrate training and operations support systems, such as billing and accounts receivable functions, across its business.

Customer service, however, remains a prime focus of Telewest. As at December 31, 2003, Telewest employed approximately 2,000 full-time equivalent staff in customer service roles after consolidation of its 12 customer service centers into seven. Telewest now has a dedicated customer service center to deal with all billing and collection operations and has improved its billing procedures by introducing a single bill, combining charges for all products and services, and “E-billing,” which enables customers to elect to receive their bills electronically.

On March 31, 2003, Telewest opened a dedicated “National Movers Center” to improve the customer service provided to those customers who move house within Telewest’s franchise area and to increase take-up of its products and services by people moving into pre-wired homes.

Business Sales Division

Markets and Products

Telewest’s business sales division, which operates under the “Telewest Business” brand, is focused on the delivery of business communications solutions through an effective combination of voice, data and managed solutions services. Telewest’s local network infrastructure and its National Network allow it to offer a wide range of advanced communications services to businesses. Telewest’s main customers range from SMEs to larger targeted corporations and public sector organizations.

Telewest believes that the business market, in particular multi-site organizations in the private and public sectors, represents an attractive opportunity because these organizations have complex requirements for communications services and the core capabilities of its network enable it to provide an array of managed network services, such as advanced telephony, private networks and virtual private networks, to meet those requirements. In particular, these organizations:

•	have an increasing demand for bandwidth;

•	account for a significant percentage of the total UK business telecommunications spending; and

•	make buying decisions and need technical support locally.

Telewest’s business services range from simple voice and point-to-point private circuits to more specialized products including hybrid managed Centrex and its “IP Virtual Private Networks.” These advanced products enable customers to integrate voice, data and video transmission over a single network.

Telewest’s Carrier Services Unit offers managed services to telecommunications operators and internet service providers, as well as the use of its fiber-optic National Network for the handling of voice and data communications. This exploits Telewest’s fixed network investment by providing additional revenues from the operations of other carriers. The Carrier Services Unit also focuses on strategic partnerships with larger carriers, such as UK mobile telephone operators.

Sales and Marketing

Telewest’s business sales division is positioned as a high-quality, price-competitive solutions provider and employs direct sales forces with specialist knowledge and experience within each of its target customer areas (i.e., SMEs, larger corporations, travel and public sector) and an understanding of the particular challenges and needs of each target area. Complex solutions are designed by its “Business Solutions Consultants,” who are experts in the latest technologies and their applications.

Telewest also employs its own telemarketing team to provide follow-up calls to its marketing campaigns. This team operates within Telewest’s marketing communications group. The leads generated are passed through to the sales force.

For existing customers, Telewest’s business account managers and service managers contact each major customer regularly to ensure service satisfaction and to market additional services appropriate for that customer.

Customer Service

A consistently high quality of service is central to the provision of services by Telewest Business from initial consultancy and advice to sales support and aftercare. Business customers require specialized customer service. This is provided through two dedicated call centers that provide specialized fault-handling and resolution services.

CONTENT SEGMENT

Content Segment (Flextech)

Telewest’s content segment, Flextech, is primarily engaged in the supply of basic television channels and related services to the UK pay-television broadcasting market.

Flextech, together with UKTV, Telewest’s joint venture with BBC Worldwide, is the largest supplier of basic (i.e., non-premium) thematic channels to the UK pay-television broadcasting market, supplying approximately 19.3% of the UK’s basic viewing in multi-channel television homes in the year ended December 31, 2003. Flextech has four wholly owned pay channels: Living TV, Bravo, Trouble and Challenge TV and is also BBC Worldwide’s equal partner in UKTV, which currently has six pay channels: UK Gold, UK Gold 2, UK Style, UK Horizons, UK Drama and UK Food. Flextech also owns three multiplexed channels (Living TV +1, Bravo +1 and Trouble Reloaded) and has an interest in three multiplexed channels operated by UKTV: UK Gold +1, UK Style +1 and UK Horizons +1. Each of the Flextech and UKTV multiplexes air programming otherwise available on the channel from which they are derived (e.g., Living TV + 1 is derived from Living TV) at a different broadcast time.

Depending upon the distribution agreement with the platform operator and the package chosen by the customer, Telewest’s wholly owned and UKTV channels are available on its own analog and digital platforms, BSkyB’s digital platform and NTL Incorporated’s analog and digital platforms. These channels generate revenue based on the number of customers subscribing to programming packages carried by the relevant platform operators. Further revenues are generated by the sale of airtime and sponsorship to advertisers and advertising agencies by Flextech’s advertising sales department. Flextech and UKTV are also represented on Freeview, the free-to-air digital terrestrial television platform launched by the BBC, BSkyB and Crown Castle International on October 30, 2002. In October 2002, UKTV launched the UK History channel and in January 2003, Flextech launched Ftn and UKTV launched UK Bright Ideas. All three channels are available on all multi-channel platforms. Ftn, which broadcasts between 6 p.m. and 6 a.m., and UK Bright Ideas, which broadcasts between 6 a.m. and 6 p.m., are separate channels with distinct twelve-hour offerings which jointly fill one of the twenty-four hour general entertainment slots available on Freeview. UK History, UK Bright Ideas and Ftn are solely reliant on advertising revenues.

Flextech, together with UKTV, intends to become a significant force in multi-channel television by leveraging Telewest’s relationship with the BBC, through UKTV, and by targeting niche markets with Telewest’s wholly owned channels, and UKTV channels.

Sources of Supply

Programming

Telewest obtains its programming content through Flextech, UKTV and other programming suppliers, such as BSkyB. Telewest’s contracts with programming suppliers generally run from twelve months to four years. In general, Telewest pays for its basic programming based on the number of customers subscribing to a particular channel. Some of Telewest’s programming contracts also provide volume discounts that reduce per-subscriber charges as the number of customers subscribing to a channel increases.

Telewest obtains a significant amount of its premium programming and some of its basic programming under various arrangements with BSkyB, the exclusive supplier of most significant premium programming in the United Kingdom. BSkyB’s general entertainment, premium sports and movie programming is generally popular in the United Kingdom and is important in terms of attracting and retaining cable television customers. Telewest currently purchases premium programming from BSkyB pursuant to an industry rate card. The industry rate card sets out the pricing for the supply of programming by BSkyB to UK cable operators that do not have separate agreements with BSkyB.

Telewest’s other significant suppliers include Viacom, Discovery and Turner (Time Warner).

Services and Equipment

Telewest obtains services and equipment for the construction and operation of its cable systems from numerous independent suppliers. Telewest believes that it can purchase substantially all of the services and equipment it needs to operate its business from more than one source. However, if the supplier of a product that involves significant lead time for production and delivery were unwilling or unable to supply it, Telewest could suffer disruptions in the operation of its business, which could have an adverse effect on its results. Telewest owns almost all of the cable network equipment utilized on its network other than its digital telephony switches, which are leased under finance leases from, among others, Export Development Canada and subsidiaries of The Royal Bank of Scotland plc. Telewest is in default under certain of its finance leases as a result of steps taken to effect the Financial Restructuring. Telewest is currently in discussion with each counterparty to its existing finance leases regarding the waiver of existing and future defaults that have, or might, arise as a result of the Financial Restructuring. See “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Waiver of Breaches of Master Leasing Agreements.”

Telewest’s Networks

Telewest’s network, which consists of approximately 65,000 kilometers of fiber and coaxial cable, as well as high-capacity electronics equipment, consists of three parts:

•	local distribution networks located in each area in which Telewest operates;

•	a National Network, which links all of Telewest’s local distribution networks; and

•	a broadband IP services platform, which overlays the National Network and provides the backbone for Telewest’s interactive digital and high-speed internet services.

Local Distribution Networks

Telewest’s local distribution networks are vital to the provision of its broadband and cable telephony services.

Broadband

Telewest provides broadband services using hybrid fiber-coaxial network architecture. Analog television signals are received at regional headends either from satellite or terrestrial antennas, and digital television signals are received from its national digital headend. Both are then transmitted via the local distribution networks. Telewest’s networks use multiple fiber-optic cables to transmit signals from the regional headends to fiber nodes dedicated to small clusters of about 500 homes, at which point Telewest uses high-bandwidth coaxial cable to distribute the signals to individual residential subscribers. Telewest’s network has a high bandwidth (typically 750MHz) and is capable of two-way, high-speed data transfer.

In the United Kingdom, cable operators generally have been required to install cable underground. Telewest’s network architecture is particularly suited to this environment because it is essentially service transparent, thereby allowing future service upgrades to be implemented (within current bandwidth constraints) primarily at the headend and/or customer premises, without the need for extensive, expensive and time-consuming upgrading of the underground network. For example, Telewest’s digital television and high-speed internet services were introduced primarily through changes to headend and customer premises equipment, rather than changes to the underground network.

Cable Telephony

Telewest provides telephony services using an “overlay” distribution network, which shares the same physical underground infrastructure as the broadband hybrid fiber-coaxial network and is connected to digital switches that have been installed in each of the areas in which it operates. The switches enable Telewest to complete, within its own networks, local calls between its customers. They also provide Telewest with flexibility in selecting interconnection carriers for calls that terminate outside its networks. The digital switches also enable Telewest to gather information about customer calling patterns, which can be used to structure customized call pricing plans and discount programs, and to monitor fraud by identifying unusual or excessive call activity at an early stage. As well as offering basic telephony services, the switches support enhanced calling features and complex services for businesses, including Centrex and ISDN services.

Digital telephony signals typically are transmitted using synchronous digital hierarchy, or SDH, over fiber-optic cable to a 500-home node, at which point the signal is converted to a conventional telephony signal and distributed to customers over twisted copper pairs. In addition, direct fiber connections can be made to businesses to deliver a wide range of higher-capacity data services.

Throughout most of the areas in which Telewest operates, both the hybrid fiber-coaxial and overlay networks have been built to enable delivery of both broadband and telephony services to customers.

Telewest’s overlay distribution network also enables it to provide businesses with a variety of data services ranging from private circuits to managed-fiber networks.

Telewest’s National Network

Telewest’s National Network links all of Telewest’s areas of operation and consists of approximately 6,300 kilometers of high-capacity, multi-fiber-optic cable, as well as fully resilient state-of-the-art SDH which allows for the efficient delivery of data across fiber-optic networks.

Telewest uses its National Network in a number of ways. Each of its telephony switches is linked through the network, allowing a greater proportion of calls to remain solely within Telewest’s network, thereby saving on interconnection costs. The network is also used to distribute all of its digital and analog television channels from its national headend in Knowsley to each of its areas of operation.

In common with all other UK telecommunications operators, a part of Telewest’s fiber-optic cable (making up the National Network) is owned by other licensed operators and is leased to Telewest on an “indefeasible rights of use” basis. These indefeasible rights of use have, in some cases, unexpired terms of up to 25 years before Telewest is able to acquire ownership of the fiber or duct outright.

IP Network

In 1999, Telewest augmented the National Network with a national IP network and commenced deployment of a broadband IP services platform, which has now been completed. The IP network consists of 54 high-capacity IP routers located in its existing facilities. This network provides the backbone for Telewest’s interactive digital television services as well as its high-speed internet services. The network is also used to deliver a range of IP virtual private network based data services to business customers.

The broadband IP services platform has been deployed in parallel with Telewest’s digital television and high-speed internet services. This platform consists of a range of application servers, application software and customer premises equipment such as Telewest’s digital set-top boxes and cable modems.

Intellectual Property

Telewest does not own any material copyrights, patents or trademarks, other than the Telewest brand name, certain television channel brand names and certain programming content. Telewest does not believe that the ownership of copyrights, patents or trademarks, other than the Telewest brand name and these television channel brand names, is material to its business. Telewest relies on a number of third-party copyrights, patents and trademarks for applications relating to billing, customer management and the delivery of services over its networks. Telewest also obtains television programming content from third parties.

Research and Development

Telewest’s research and development is focused on evaluating changes in technology that could affect its television, telephony and internet services. Research and development expenditures, however, do not represent a material cost for Telewest.

Employees

The weighted average number of Telewest’s employees during the financial years ended December 31, 2001, 2002 and 2003 respectively, analyzed by category, were as follows:

	2001	2002	2003
Sales and customer services	5,160	4,802	4,457
Construction and operations	3,756	3,587	3,222
Administration	1,745	1,537	1,432

Total	10,661	9,926	9,111

The weighted average number of persons employed during a year is calculated by averaging the number of persons employed at the end of each of the twelve months within that period.

As of the date of this shareholders’ circular and prospectus, New Telewest had no employees other than the executive officers described under the heading “Management.” It is anticipated that substantially all employees of Telewest will become employees of New Telewest.

In May 2003, a ballot was held to consider whether certain field operations staff should, in the future, be represented by the Communication Workers Union, or CWU. The vote was carried in favor of membership and as a result Telewest signed an agreement with the CWU on June 16, 2003 which became fully binding on both parties in September 2003. Approximately 1,200 field operations staff are covered by the agreement. Except for this arrangement, none of Telewest’s employees are covered by collective bargaining agreements. Telewest believes that its relationship with its employees is good.

Seasonality

Although there is limited seasonal fluctuation in the demand for Telewest’s services, some services are subject to seasonal fluctuation. Telephone usage, for example, generally decreases during the summer due to the summer holidays and as a result of customer moves.

Competition

Telewest’s broadband products and services compete with those of a wide range of companies that use a variety of sophisticated and rapidly changing technologies. Telewest faces strong competition in all of the markets in which it operates.

Cable Television

Telewest competes directly with terrestrial television (over-the-air broadcast television) services, direct-to-home, or DTH, digital satellite services, such as BSkyB, and digital terrestrial service providers, such as Freeview. Telewest’s programming, particularly its pay-per-view programming, also competes with other forms of purchased and rented home entertainment, including video and DVD.

The principal competitors of Telewest’s cable television business are as follows:

Terrestrial Television Services

Analog terrestrial television viewing in the United Kingdom has long been one of the most popular forms of entertainment, and daily viewing time in the United Kingdom has been among the highest in the world. Although the five free-to-air analog terrestrial television channels in the United Kingdom are generally perceived as providing high-quality programming, Telewest believes that many viewers have a desire for a wider variety of television programming. Telewest believes that acceptance of alternative programming, together with the relatively high penetration of DTH satellite services and digital terrestrial television, demonstrates a willingness by many consumers in the United Kingdom to pay for additional programming.

Digital Television Services

Competition in the pay-television market has dramatically increased since the launch by BSkyB and ITV Digital of their respective DTH satellite and digital terrestrial television services in October 1998 and November 1998, respectively. ITV Digital has now ceased operations and has been effectively replaced by Freeview. Competition in this market was further enhanced by offers of free set-top boxes from BSkyB and its offer to bundle free internet access and discounted indirect telephony access with its digital television service.

DTH Satellite

BSkyB is the sole distributor of pay-satellite television programming in the United Kingdom and is Telewest’s principal competitor in the UK pay-television broadcasting market as well as one of its most important sources of programming. BSkyB currently offers its DTH satellite service customers pay-per-view services throughout the United Kingdom, including in the areas in which Telewest operates. As at December 31, 2003, BSkyB claimed to have approximately 7.2 million digital television subscribers. The size of its customer base allows it to purchase programming from third parties under advantageous terms and to distribute that programming and its own premium and basic programming to its subscribers at prices that may be less than the prices that Telewest charges its subscribers for programming.

BSkyB has launched “Sky+”, a personal video recorder product that allows television viewers to “time-shift” programming. Telewest currently does not market a product that is comparable to Sky+. Competition from Sky+ could adversely affect Telewest’s business.

Digital Terrestrial Television

Freeview, a free-to-air digital television service, was launched in October 2002 by a consortium led by the BBC, and also involving BSkyB and Crown Castle. Freeview currently offers approximately 30 free digital television channels, in addition to a number of radio channels, including BBC Three, BBC Four, CBeebies and ITV2 as well as digital versions of the five terrestrial channels. Freeview is generally available to consumers who purchase a set-top box (currently retailing for less than £80) that plugs into an analog television, or had previously purchased a set-top box in order to view programming provided by the now defunct ITV Digital, and also to consumers that own an integrated digital television. The UK government has approved a wide range of additional free-to-view channels that are being produced by the BBC, some of which will be available on

Telewest’s platform. Data released by the Independent Television Commission estimated that as at June 30, 2003, approximately 797,000 set-top boxes had been sold for Freeview, and reached 1,790,000 homes. Competition from Freeview and free-to-view channels could materially adversely affect Telewest’s business operating results.

Several former BSkyB executives have announced that they intend to launch a pay-television service, “Top Up TV”, on March 31, 2004, which ultimately will be available to all consumers who are capable of receiving Freeview. Top Up TV has indicated that it intends to provide approximately 10 channels, including Discovery, E4, UK Gold and Bloomberg, to subscribers for a fee of £7.99 per month.

Interactive Services

There are a small number of service providers that operate pay-per-view-type interactive services on the BT broadband network. If the market develops for these types of interactive services, Telewest’s business, operating results and financial condition could be materially adversely affected.

New Technologies

There are now a range of service providers using both the BT Asynchronous Digital Subscriber Line, or ADSL, wholesale service and unbundled BT local loop network to provide broadband services to retail customers.

Five mobile telephone networks have been awarded third generation, or 3G, licenses in the United Kingdom. Of these, only “3,” operated by Hutchinson 3G Limited, has commercially launched its broadband/3G service. However, it is anticipated that the other mobile networks will do so during 2004 and 2005. This will widen competition in the provision of broadband services.

The UK government is currently considering what steps it will take as part of a decision to switch off the analog terrestrial television transmission within the next decade, which will require a large majority of the UK population to have “migrated” from analog to digital (IDTV) television sets.

Cable Telephony

Competition in both the residential and business telephony markets is increasing, principally as a result of general price competition, the introduction of carrier pre-selection, number portability and as a result of the continued growth of mobile operators and mobile telephony as a substitute for fixed-line telephony.

BT, Telewest’s principal competitor in the residential telephony market, has an established market presence, a fully built network and resources substantially greater than Telewest’s. As BT provides, by its own estimates, approximately 73% of all UK fixed voice minutes as of June 30, 2003, Telewest’s ability to convince consumers to choose its services over those of BT will largely determine Telewest’s success in the residential telephony market.

Calls to Mobiles

Following a consultation in September 2001, the Office of Telecommunications announced that it intended to impose a price cap of the retail price index less 12% on the interconnection/call termination rates of the UK mobile networks. This decision was rejected by all four mobile operators and referred to the Competition Commission in January 2002. In January 2003, the Competition Commission concluded that the termination charges of the four mobile operators operated against the public interest and were 30-40% above a fair charge. It recommended that each mobile network operator be required to reduce its level of total termination charge by 15% in real terms by July 25, 2003. The Competition Commission also recommended that O2’s and Vodafone’s charges should be subject to a further reduction of 15% less any increase in the UK retail price index between July 25, 2003 and March 31, 2004 and for each of the two subsequent financial years, and that Orange’s and T-Mobile’s charges should be reduced by 14% less any increase in the UK retail price index in each of these subsequent two time periods.

The Director General of Telecommunications and the Office of Telecommunications accepted the Competition Commission’s conclusion of a one-off reduction of 15% by July 2003. The Competition Commission’s report and the UK Office of Telecommunications’ proposed implementation of its conclusions was the subject of judicial review proceedings brought by Vodafone, T-Mobile and Orange. The High Court ruled that the determination of the Office of Telecommunications and the Competition Commission’s decisions be upheld. The mobile operators listed above were given leave to appeal this decision but chose not to.

On July 25, 2003, all of the mobile operators in the United Kingdom, excluding “3,” reduced their call termination payments by the required average of 15%. Between December 2003 and February 2004, Ofcom consulted on the regulation of wholesale voice call termination. The proposals consulted on will be implemented subject to any intervention by the European Commission. Ofcom proposes a targeted average charge from April 1, 2004 to March 31, 2005 and that Vodafone’s and O2’s mobile termination charges should be reduced by 15%, and Orange’s and T-Mobile’s charges should be reduced by 14%, less any increase in the UK retail price index, between April 1, 2005 and March 31, 2006.

Mobile interconnection costs are significant to Telewest’s business. Telewest will be exploring options to provide new telephony packages in the light of the mandated reductions in termination charges imposed on the UK mobile operators and any further future reductions.

Telewest believes that price is an important factor influencing UK customers to choose a telephony provider. BT has continued to modify its telephony rate structure by increasing line rental charges, decreasing the costs of its calls and generally moving towards fixed-price, bundled tariffs. Regulatory and competitive pressures may cause BT to reduce its prices further. In particular, the advent of wholesale line rental bundled with carrier pre-selection services, as a result of regulatory obligations imposed by the UK Office of Telecommunications, or Oftel, on BT, may intensify the extent of competition faced by Telewest from telephony service providers using BT’s network. In particular, with the introduction of this new bundled BT wholesale product, service providers will be able to take over and manage the entire service and billing relationship with the customer. Although Telewest intends to remain competitive, these developments and changes in BT’s price structure may adversely affect Telewest’s financial condition and results of operations.

BT is also Telewest’s principal competitor in the business telephony market and, according to the Office of Telecommunications, provides 8.2 million business lines estimated at 82% of all UK business telephony lines. Business telephony providers compete on price, range and quality of services provided. Telewest expects competition to intensify among existing and new market participants in the voice market, which could affect its ability to compete effectively in the business telephony market.

Telewest also competes for residential and business customers with mobile network operators. Competition from these operators could increase further, particularly if their call charges are reduced further or their service offerings are expanded or improved.

There are now a range of service providers using both the BT ADSL wholesale service and unbundled BT local loop network to provide broadband services to retail customers.

Internet Services

SurfUnlimited, Telewest’s unmetered dial-up access product, Telewest’s blueyonder pay-as-you-go dial-up access product, and blueyonder broadband all compete in a rapidly evolving market place and with products and services provided by companies in the telecommunications, information, media, entertainment and advertising fields. These products compete for usage, subscribers, advertising and e-commerce with a variety of companies offering dial-up and high-speed internet services, including AOL, Freeserve, Microsoft and BT.

As of May 2003, according to published statistics, there were 2,335,000 broadband subscribers in the United Kingdom. Of these, 1,170,000 were provided with a service via the BT network and 1,140,000 received cable broadband services from Telewest or NTL.

BT is a significant provider of both retail and wholesale access broadband services in the United Kingdom. In June 2003, BT announced a joint venture with Yahoo Inc. to launch a new broadband internet service to residential consumers. In addition, BT also provides a wide range of internet access packages and payment options. Broadband packages include several types of self-installed products.

“BT Openworld,” BT’s high-speed internet service and broadband portal based on ADSL technology, operates at speeds comparable to those of Telewest’s 512Kb blueyonder broadband service. In July 2003, BT announced a one-month free broadband line rental offer available from July 1 to September 30, 2003.

On August 29, 2003, BT announced a range of price cuts across its business services portfolio. The new fees were applied to all new customers and existing users on a pro rata basis from September 1. Customers’ quarterly bills will be adjusted accordingly.

In October 2002, BT and BSkyB announced that BSkyB would sell BT broadband services on a promotional basis to BSkyB’s digital television customers. This may adversely affect Telewest’s efforts to win over BSkyB customers through its ability to offer integrated digital television and broadband packages and could adversely affect Telewest’s financial condition and results of operations.

Oftel has mandated that BT offer wholesale access to any high-bandwidth product that it makes available, such as ADSL, and allow unbundled access to its local access loops to those internet service providers that wish to install their own broadband equipment at BT’s local exchanges. As a result, several companies have launched competing ADSL-based high-speed internet services, some of which operate at speeds equal to or in excess of Telewest’s 512Kb, 1Mb and 2Mb services. The regulation of BT’s wholesale broadband services and unbundled local loop has an effect on Telewest’s retail broadband services. For example, on July 21, 2003, Oftel ordered BT to reduce its charges for wholesale unmetered internet access by 17%, backdated to June 2002.

Telewest does not currently provide its blueyonder internet services on a wholesale basis, but it may do so in the future. NTL announced on December 5, 2002 that it had agreed with AOL Broadband, the broadband division of Time Warner, to deliver AOL’s broadband service on NTL’s cable network. On December 16, 2003, Ofcom issued its final proposals for BT wholesale broadband regulation. These proposals do not currently extend to Telewest, but there can be no assurance that they will not do so in the future. On December 9, 2003, BT announced the launch of a ‘voice over internet protocol’ (VOIP) service that could be accessed and used by cable broadband customers. Telewest is currently considering its response to BT’s action.

Content

Flextech (Telewest’s content segment) supplies basic television programming to the UK multi-channel television market and depends largely on subscription and advertising revenues from that television programming.

Flextech’s television programming competes with other broadcasters and may lose audience share, as a result of which its contracts with platform owners (which currently cover all UK digital and analog platforms) may not be renewed or may be renewed on less favorable subscription terms, and its advertising revenues may, as a result, decrease. Economic and market factors may also adversely influence subscription and advertising revenues apart from individual channel performance.

Flextech competes for program rights with broadcasters transmitting similar competitor channels to those owned by Flextech and those in which it has an interest by virtue of UKTV, Flextech’s joint venture with BBC Worldwide. As a result of this competition for a limited number of well-known program rights, it is possible that the price of these program rights could substantially increase, thereby limiting Flextech’s ability to purchase that programming for transmission on its channels and those of UKTV, or adversely affecting the profitability of its channels.

On October 11, 2002, Carlton Communications plc and Granada plc announced their intention to merge. The proposed merger was subject to a second-phase investigation by the UK Competition Commission. The Secretary of State accepted the Competition Commission’s report and recommendations in full, clearing the merger on October 7, 2003, subject to behavioral remedies which give advertisers, among other things, the option to renew the terms of their 2003 contracts with Granada and/or Carlton without change.

Telewest cannot predict the effect that the merger of Carlton and Granada will have on the business of Flextech and UKTV. It is possible that, by combining, Carlton and Granada will be able to defend or increase their share of the UK television advertising market through “air-time bundling” contracts and pricing practices that may adversely affect the business, results of operations and financial condition of Flextech and UKTV.

Other Broadband Services

A condition has been added to BT’s license that requires it to make its local access loops available as leased circuits to other public telecommunications operators on a wholesale basis, subject to any price regulation by the UK Office of Telecommunications. Operators are therefore able to upgrade BT’s local access loops to provide higher bandwidth capacity by using ADSL technology at BT’s local exchanges and at customers’ premises. In addition, BT has launched both retail and wholesale ADSL services. BT is also now supplying other operators with high-bandwidth capacity on a wholesale basis. There are currently a small number of service providers that operate types of pay-per-view interactive services on BT’s broadband network. ‘Broadband services’ have been defined by the UK Office of Telecommunications as services that deliver data at above 256 Kbps. The availability of ADSL and other local loop broadband technologies will increase the availability of services that compete with Telewest’s analog and digital television services, its internet services and its interactive services, which may have a material adverse effect on Telewest. In October 2002, BSkyB and BT announced that BSkyB would sell BT broadband services on a promotional basis to BSkyB’s digital television customers. This offer is comprised of a discount to the standard BT broadband retail price plus an initial discount to the customer’s BSkyB bill. This bundled offering of digital television and high-speed broadband internet access may cause Telewest to lose customers which could have a material adverse effect on Telewest’s business, operating results and financial condition.

Regulatory Matters

Overview

Telewest’s principal business activities are regulated and supervised by various governmental bodies in the United Kingdom and by the regulatory initiatives of the European Commission. The principal regulators of the UK cable television and telephony industry are the Office of Communications, or Ofcom, the Office of Fair Trading, the Department of Trade and Industry, and the Department of Culture, Media and Sport.

The Communications Act 2003 was enacted on June 17, 2003 and entered into force on December 29, 2003. This legislation has transferred to Ofcom the regulatory functions of the Director General of Telecommunications, the Office of Telecommunications, the Independent Television Commission, the Broadcasting Standards Commission, the Radio Authority and the Radiocommunications Agency (an executive agency of the Department of Trade and Industry).

UK Regulatory Authorities

Ofcom

Ofcom licenses and regulates the provision of commercial television broadcasting under the Broadcasting Acts of 1990 and 1996. Its functions are, among other things, to grant licenses for television broadcasting activities (including cable television licenses) and to regulate the commercial television sector by issuing codes on programming, advertising and sponsorship, monitoring programming content and enforcing compliance with the Broadcasting Acts and license conditions. Ofcom has the power to vary licenses, impose fines and revoke licenses in the event of a breach of license conditions. It also enforces ownership restrictions on those who hold or may hold an interest in licenses issued under the Broadcasting Act 1990, and is overseeing the introduction of digital television in the United Kingdom.

Ofcom’s functions also include the issuance of market review statements and notifications pursuant to the new Electronic Communications EU Directives (see “—European Directives,” below) and the Communications Act 2003, imposing regulatory conditions on specific providers, and the monitoring and extension of those conditions as necessary, advising the Secretary of State for Trade and Industry on telecommunications issues, investigating complaints and exercising concurrent jurisdiction with the Office of Fair Trading under the Competition Act 1998 in respect of telecommunications markets. In exercising its functions, Ofcom has duties to promote the interests of consumers and to maintain and promote effective competition. Ofcom is also required to advise the Secretary of State as to the media public interest considerations in merger cases where the Secretary of State has issued a public interest intervention notice. Any such media public interest issues identified by Ofcom can then be referred by the Secretary of State to the Competition Commission for detailed investigation before the Secretary of State decides to either permit or block the merger on public interest grounds.

The Office of Fair Trading

Under the Competition Act 1998, Ofcom and the Office of Fair Trading share concurrent responsibility for enforcing UK competition law in the telecommunications sector in respect of anti-competitive agreements and abuses of a dominant market position. The Office of Telecommunications and the Office of Fair Trading have issued a joint guideline (“The Application of the Competition Act in the Telecommunications Sector”) explaining how this concurrent jurisdiction is exercised. That guideline explains how the Competition Act 1998 is enforced in the telecommunications sector, and the relationship between the Competition Act 1998 and the Telecommunications Act.

The Enterprise Act 2002, which entered into force in 2003, established the Office of Fair Trading as a corporate body headed by a chairman, replacing the previous office of the Director General of Fair Trading.

The Department of Trade and Industry

Under the Communications Act 2003, the Secretary of State for Trade and Industry is primarily responsible for overseeing telecommunications policy, such as implementing EU Directives, after consultation with Ofcom. In practice, however, it is the Department of Trade and Industry, as the relevant government department, that fulfills these functions.

Department of Culture, Media and Sport

The Department of Culture, Media and Sport is responsible for, among other things, determining the principles of broadcasting and media ownership policy.

Cable Television Regulation

Broadcast Licenses

Telewest holds four Television Licensable Content Service (TLCS) licenses that enable it to produce local programming, including local advertisements.

The television channels provided by Flextech are regulated under the Communications Act 2003. Flextech provides all of its television channels by telecommunications satellite and by licensable telecommunications networks. Each television channel provided by satellite has its own TLCS licence granted by Ofcom (formerly the Independent Television Commission). These television licenses are granted on demand, subject to certain restrictions set out in the Communications Act 2003. There are no positive program obligations in terms of quality or diversity, but it is a condition of each licence that the licensed service conforms to the consumer protection requirements and provisions of the Ofcom codes on programming, advertising, sponsorship and advertising breaks.

Ofcom has the power to vary the terms of TLCS licenses but only after the licensee has been given a reasonable opportunity of making representations about any proposed variation and, where the proposal is to vary the license period, only where the licensee has consented to that variation.

Holders of TLCS licenses are required to pay an annual license fee. The fees of the TLCS licenses are related to the scale, scope and revenue-earning capacity of each television service and are based upon revenues from advertising, sponsorship and subscriptions. The tariffs for these licenses have yet to be agreed with Ofcom, and may exceed previous license fee tariffs. In particular, Ofcom has issued a consultation document proposing that, in future, the tariff would be based on a single, flat rate of turnover. The current tariffs range from 0.0055% to 0.1810% of revenues (with a minimum fee of £500) and can be amended by Ofcom. The fee for the national cable television (local delivery service) license is related to the number of homes passed. Ofcom is currently consulting on the new regime for license fees.

Revocation of Television Licensable Content Service Licenses

Ofcom is empowered to revoke TLCS licenses where the licensee fails to comply with its conditions or a direction from Ofcom, in some circumstances on a change of control of a licensee, and to enforce ownership restrictions in the applicable broadcasting law.

TLCS licenses are transferable only with the prior written consent of Ofcom.

Ownership Restrictions

The Communications Act 2003, as amended, also contains specific restrictions on the types of entities that may hold TLCS licenses or interests therein or control the holders of those licenses. That legislation has, however, removed foreign ownership restrictions in the UK media market.

Price Regulation of Cable Television

Cable television pricing in the United Kingdom is not subject to retail pricing restrictions, including price limitations, rate of return assumptions or similar mechanisms of the kind imposed under US cable regulations. The Independent Television Commission (and now Ofcom) does not have the power to impose price regulation. However, all pay-television services are subject to a “fair and effective competition” condition found in each license issued by the Independent Television Commission and the application of general competition law and, at the wholesale and retail levels, examination by the Office of Fair Trading. In particular, BSkyB as a wholesale supplier of premium channels has been investigated by the Office of Fair Trading to determine whether its wholesale pricing practices infringed the Chapter II prohibition of the Competition Act 1998.

In January 2000, the Office of Fair Trading launched a competition review of BSkyB’s supply of premium movies and sports channels on a wholesale basis to Telewest and its pay-television competitors. On December 17, 2002, the Office of Fair Trading announced that BSkyB had been found to occupy a dominant position in the market for the wholesale supply of premium sports and films channels, but that BSkyB had not been found to have abused that dominant market position in violation of Chapter II of the Competition Act 1998. The Office of Fair Trading concluded that:

•	there were insufficient grounds to conclude that BSkyB had exerted an anti-competitive “margin squeeze” against Telewest and its UK pay-television competitors by setting its wholesale prices for premium channels at a level that would prevent other distributors with the same efficiency as BSkyB from making a profit. The investigation found, however, that BSkyB’s behavior was “borderline” in this respect;

•	there were insufficient grounds for a finding that BSkyB had committed an infringement through its “mixed bundling” (i.e., offering packages of channels at a discount to the aggregate individual prices of the channels) by anti-competitively offering discounts on additional premium channels taken by subscribers, restricting the entry of new channels into the market; and

•	the discounts offered by BSkyB to distributors of its premium channels did not restrict entry into channel supply and were not, therefore, anti-competitive.

Following the Office of Fair Trading ruling, Telewest entered into negotiations regarding a new commercial agreement with BSkyB for the provision of premium channels. Telewest has now reached a provisional non-binding agreement with BSkyB, but a final agreement is conditional on detailed documentation and the approval of the Office of Fair Trading.

Regulation of Digital Broadcasting

As well as establishing the Independent Television Commission’s role (now transferred to Ofcom) in licensing and regulating commercial broadcast television services, the Broadcasting Act 1996 introduced provisions for the licensing of digital terrestrial broadcasting (currently provided by Freeview (see “—Competition—Cable Television—Digital Television Services”)), which Telewest believes will increase competition for the cable television service provided by Telewest’s operating companies.

Inter-operability

Telewest currently complies with mandatory Independent Television Commission (now Ofcom) and European standards for digital television transmission, but it cannot assure you that its digital television systems will not be adversely affected by future European Directives or Ofcom requirements on uniform standards.

In December 2001, the European Parliament and the European Council adopted a new Framework Directive, which included an obligation on the Member States, including the United Kingdom, to encourage the use of standards and/or specifications identified by the European Commission needed to encourage the harmonized provision of electronic communications networks and services and associated facilities. The scope of the obligation may extend to inter-operability within the digital television services market, including the area of open standards and applications programming interfaces, and, in particular, digital video broadcasting on a multi-media highway platform which relates to the applications programming interfaces used in digital television apparatus and infrastructure supporting the same. The European Commission has already stated that digital video broadcasting on a multi-media highway platform will be included in the list of standards to be published under the Framework Directive. While Telewest’s digital apparatus and network are not currently compliant with the digital video broadcasting on a multi-media highway platform standard, compliance with those standards is not currently compulsory at either the UK or European level. However, the European Commission has the right under the Framework Directive to make the list of standards compulsory where it has not been adequately implemented and the list of standards is necessary to ensure inter-operability and freedom of choice for users. The European Commission will be consulting on the status of digital inter-operability in 2004, with a view to considering whether any standards in this area should become mandatory.

UK Telecommunications Regulation

General Authorizations

A Telecommunications Act license authorizes a cable operator to operate in the UK and, if Telecommunications Code powers are attached to the license, install the physical network used to provide cable television and telecommunications services in the area to which the license relates. It also authorizes the operator to connect its system to other UK telecommunications systems.

All existing Telecommunications Act licenses were revoked on July 25, 2003 in accordance with the EU Communications Directive. Licenses granted pursuant to the Telecommunications Act were replaced as of that date by a general authorization regime that requires advance notification, the payment of an administration charge and adherence to certain general and specific conditions that replace the obligations in the previous licenses. Under this regime any company can, in principle, operate or provide communications services.

Under the general authorizations regime, Telewest is subject to various conditions and regulations including the provision of emergency services (the UK equivalent of 911 services in the United States). The conditions also contain a number of detailed provisions relating to the technical aspects of the Telewest system (for example, numbering, metering and the use of technical interfaces) and the manner in which Telewest conducts its business. Telewest is also subject to the Competition Act 1998 and various terms reflecting the provisions of the European Directive on Access to and Interconnection of Electronic Communications Networks and Services (described below). Telewest is also required to comply with certain codes of practice and to provide information that Ofcom may require to carry out his statutory functions. Furthermore, Telewest has an obligation to provide number portability.

The fees payable to Ofcom are charged annually and are calculated on a proportion of Ofcom’s costs in exercising its duties under the Communications Act 2003. Telecommunications operators such as Telewest must now pay annual fees based on total turnover. If Ofcom’s costs are estimated to be greater than all the fees collected, an extra fee may be levied on all operators. The total fee must not currently exceed 0.08% of the annual UK turnover of the business attributable to authorized activities (although Ofcom is consulting as to the removal of this cap in the future).

Service Obligations

A cable operator has no obligation under its various authorizations to provide voice telephony services. Obligations concerning interconnection and price publication may be triggered at any point for the former and for the latter if it is deemed to have “significant market power” and/or is deemed to have “dominance.” Telewest has not received any directions from the Office of Telecommunications/Ofcom stating that Telewest is considered to have significant market power or dominance, except in the area of wholesale call termination.

Installation and Maintenance Obligations

The general authorizations that Telewest operates under provide various rights and obligations with respect to installing and maintaining equipment such as ducts, cables and cabinets on public or private land, including the installation of equipment on public highways. Cable operators also have the benefit of the New Roads and Street Works Act 1991, which provides them with the same rights and responsibilities with respect to construction on public highways as other public utilities. The UK government is considering changes to the legislation that surrounds street works activities and equipment. Those changes may have an adverse effect on Telewest.

Strategic Review of the UK Telecommunications Market

On December 12, 2003, Ofcom launched a strategic review of the UK telecommunications market. This will explore:

•	the importance of telecommunications to the UK economy, and the extent to which the sector benefits from competition including the fixed, mobile, narrowband and broadband markets;

•	the extent to which competition and/or regulation has delivered the goals of lower prices, higher quality of service and wider choice for service providers and consumers;

•	UK consumers’ perspectives on those markets, including the value they place on different products and services. The review will examine this in the context of the experience of consumers in other countries. It will also seek comparisons with the range of products and services offered to UK consumers by companies in sectors other than telecommunications;

•	investment and innovation trends in the industry and the significance of emerging technologies as a driver for new opportunities for service providers and consumers; and

•	the scope for effective competition at all levels in the telecommunications markets and the extent to which that competition is likely to be sustainable in the foreseeable future.

The impact of the outcome of this review on Telewest cannot be predicted and may not be favorable.

Wholesale broadband regulation

On December 16, 2003 Ofcom issued its final proposals for wholesale broadband regulation. These oblige BT to offer wholesale broadband services to third parties on a retail price index minus ‘x’% price basis. These obligations do not extend to Telewest. However, there can be no assurance that such wholesale price restrictions will not apply to UK cable networks in the future.

Public service broadcasting review

Ofcom is conducting a 12-month review of public service broadcasting. This will include a detailed analysis of all the UK public service broadcasters (the BBC, ITV1, Channel 4, Five and SC4) and all related television services taken together.

The outcome of the review will influence the outcome of the UK government’s review of the charter governing the establishment, funding and regulation of the BBC.

Liberalization of Directory Enquiry Services

In September 2001, the Director General of Telecommunications announced that he intended to liberalize the provision of directory enquiry services, specifically in relation to access to directory enquiry services by BT’s customers. The new directory enquiry service regime was launched on BT and other networks on December 10, 2002. This consisted of service providers using “118” services. The legacy directory enquiry service (192) was switched off in August 2003. Apart from offering its own 118 services, Telewest has also agreed with two third-party providers (The Number and Conduit) to provide directory enquiry services to customers on Telewest’s network.

Calls to Mobiles

Following a consultation in September 2001, the Office of Telecommunications announced that it intended to impose a price cap of the retail price index less 12% on the interconnection/call termination rates of the UK mobile networks. This decision was rejected by all four mobile operators and referred to the Competition Commission in January 2002. In January 2003, the Competition Commission concluded that the termination charges of the four mobile operators operated against the public interest and were 30-40% above a fair charge. It recommended that each mobile network operator be required to reduce its level of total termination charge by 15% in real terms by July 25, 2003. The Competition Commission also recommended that O2’s and Vodafone’s charges should be subject to a further reduction of 15% less any increase in the UK retail price index between July 25, 2003 and March 31, 2004 and for each of the two subsequent financial years, and that Orange’s and T-Mobile’s charges should be reduced by 14% less any increase in the UK retail price index in each of these subsequent two time periods.

As stated above, the Director General of Telecommunications and the Office of Telecommunications accepted the Competition Commission’s conclusion of a one-off reduction of 15% by July 2003. The Competition Commission’s report and the UK Office of Telecommunications’ proposed implementation of its conclusions was the subject of judicial review proceedings brought by Vodafone, T-Mobile and Orange. The High Court ruled that the determination of the Office of Telecommunications and the Competition Commission’s decisions be upheld. The mobile operators listed above were given leave to appeal this decision but chose not to. On July 25, 2003, all of the mobile operators in the United Kingdom, excluding “3,” reduced their call termination payments by the required average of 15%. Ofcom has issued proposals on the regulation of wholesale mobile voice call termination on December 19, 2003 which are the subject of consultation. Ofcom proposes a targeted average charge from April 1, 2004 to March 31, 2005 and that Vodafone’s and O2’s mobile termination charges should be reduced by 15%, and Orange’s and T-Mobile’s charges should be reduced by 14%, less any increase in the UK retail price index, between April 1, 2005 and March 31, 2006. These proposals have now been implemented.

Mobile interconnection costs are significant to Telewest’s business. Telewest will explore options to provide new telephone packages in the light of any changes to the charges it incurs in respect of interconnection/call termination rates that are imposed on the mobile networks.

Telewest’s Call Termination and Origination Rates

Since October 2001, Telewest has had a disagreement with BT on the level of call termination payments relevant for inbound geographic calls to the Telewest network. This matter was referred to Ofcom in December 2003. On March 19, 2004, Ofcom issued its initial decision that Telewest should comply with the industry wide agreement for such payments. Telewest expects this decision to be made final shortly. Any amounts due from Telewest to BT will be paid after the final Ofcom decision is announced and in line with normal interconnect processes. The same amounts have been provisioned for in Telewest’s accounts since October 2001.

In addition, the Office of Telecommunications determined in August 2002 that Telewest could set its own call origination rate for non-geographic calls (such as 0800 numbers). Telewest is in negotiations with BT to agree an appropriate call origination rate.

Telewest is also currently negotiating with BT with regard to both the call termination and number translation service call origination rates that will be relevant to Telewest.

European Directives and Ofcom Consultations

The United Kingdom is a Member State of the European Union. As such, it is required to enact national legislation that implements EU Directives. As a result, Telewest is subject to regulation initiated at the EU level.

A series of Directives has revised the regulatory regime concerning communications services across the European Union. They include the following:

•	Directive 02/21/EC for a New Regulatory Framework for Electronic Communications Networks and Services (referred to as the Framework Directive);

•	Directive 02/20/EC on the Authorization of Electronic Communications Networks and Services;

•	Directive 02/19/EC on Access to and Interconnection of Electronic Communications Networks and Services (referred to as the Access Directive); and

•	Directive 02/22/EC on Universal Services and Users’ Rights relating to Electronic Networks and Services (referred to as the Universal Services Directive).

These new Directives have been implemented in the United Kingdom as of July 25, 2003, primarily by the Communications Act 2003. As part of the implementation of the new Directives, the UK Office of Telecommunications (whose functions are now carried out by Ofcom) has, among other reviews and consultations, undertaken:

•	in relation to the Access Directive, a review of various communications markets in order to establish which operators in the United Kingdom have significant market power and should be subject to specific access regulation. So far, Telewest has been deemed to have significant market power only in the fixed call termination market, along with all other UK operators. Telewest’s call termination rates are therefore subject to regulation regarding the obligation to negotiate and offer interconnection as well as to base any associated rates on reasonable costs;

•	a consultation regarding the award of code powers under the new authorization regime; and

•	a consultation regarding metering and billing.

The consultations have resulted, or will result, in a reduction in regulation in wholesale international call routes, a reduction in regulation in wholesale unmetered internet termination, the maintenance of price controls in retail markets to ensure the lowest-spending consumers remain protected as competition develops and the maintenance of regulation to allow other operators to compete in retail calls markets through carrier pre-selection, indirect access and a new wholesale line rental product.

In addition, Ofcom is currently consulting on:

•	the license fees payable by providers of electronic communications and/or broadcasting services;

•	the application of the electronic communications code to broadband provision in the UK;

•	guidelines on the handling of competition law complaints made to Ofcom;

•	the regulation of electronic program guides (EPGs) on digital television sets, including on the granting of access to EPG “slots” to channel providers; and

•	ensuring that visually and hearing-impaired citizens receive sufficient access to television services.

Telewest does not expect any material changes to its operations as a result of the implementation of the new Directives and the Communications Act 2003. Indeed, in some areas, the implementation of the new legislation is expected to reduce the regulation of its operations.

Environmental Regulations and Equipment

Telewest is subject to environmental regulations and legislation with respect to energy, emissions and waste in the ordinary course of its business.

Telewest is committed to developing and maintaining good environmental standards across all facets of its business. Telewest’s Environmental Management Committee, which was established in late 2001, meets on a regular basis and is responsible for monitoring Telewest’s environmental performance and for setting targets for improvement.

The committee’s primary objective is to rationalize Telewest’s data gathering methods across the group. As a business, Telewest is targeting a reduction in its overall adverse environmental impacts through 2004 in line with its corporate restructuring program. Specifically, fewer staff, fewer buildings, reduced fault rates favorably impacting the number of engineer call-outs, web-based self-service ordering and exciting new product innovations such as “self-install” broadband internet will all positively drive Telewest’s environmental performance.

The costs associated with complying with environmental regulations and legislation are not material to Telewest’s business.

Legal Proceedings

Other than as set forth below, neither Telewest nor any of its subsidiaries is or has been engaged in any legal or arbitration proceedings, nor are any such proceedings pending or threatened by or against them that may have, or have had during the past twelve months, a significant effect on Telewest’s and its subsidiaries’ financial position.

VAT Dispute

A dispute between Telewest Communications Group Limited, Telewest Communications (Publications) Limited and the Commissioners of Customs and Excise over the VAT status of Cable Guide and Zap magazines was heard between October 21 and October 25, 2002, in respect of which judgment was passed down on January 21, 2003, which resulted in the provision of £16 million against revenue in Telewest’s consolidated financial statements. The exceptional item arose in respect of VAT payable in the period from January 2000 to July 2002. Telewest’s magazines have since ceased publication. Therefore, the exceptional item represents the full extent of Telewest’s VAT liability in respect of its magazine operations. The VAT tribunal held that Telewest’s arrangements to protect the zero-rated VAT status of Cable Guide and Zap magazines could, in principle, be effective in creating a separate supply by Telewest Communications (Publications) Limited, which was not ancillary to the supply of pay-television services. However, in practice, the steps taken by Telewest were held to be insufficient to make the arrangements effective. Telewest appealed this decision in the High Court in November 2003. The appeal was unsuccessful and Telewest has submitted a further appeal against the High Court’s decision.

Foreign Exchange Contracts Dispute

On October 29, 2002, following non-payment of Telewest’s obligations under certain foreign exchange contracts, Crédit Agricole Indosuez presented a winding-up petition against Telewest (in respect of a debt of approximately £10.5 million). On or about October 31, 2002, The Royal Bank of Scotland plc served a notice in support of the petition. At the initial hearing of the petition, it was adjourned until January 29, 2003, when it was adjourned further. On June 5, 2003, The Huff Alternative Fund LP, also served a notice in support of the winding-up petition. The winding-up petition has not yet been listed for hearing, and as far as Telewest is aware Crédit Agricole Indosuez has not taken any further steps to list it. Telewest has obtained several orders under Section 127 of the UK Insolvency Act 1986 to enable it to continue to make certain payments without the risk of those payments subsequently being declared void as a result of the presentation of the winding-up petition.

Telewest intends to enter into a settlement agreement with Crédit Agricole Indosuez whereby Crédit Agricole Indosuez will apply to the High Court of England and Wales following the sanction of the Telewest scheme by the High Court for the withdrawal of the winding-up petition which it presented on October 29, 2002 in respect of Telewest. Telewest has agreed in principle to the terms of a settlement with The Royal Bank of Scotland plc pursuant to which The Royal Bank of Scotland will withdraw its support for the winding-up petition presented by Crédit Agricole Indosuez. As a result of the release agreement expected to be signed by W.R. Huff, The Huff Alternative Fund LP is expected to consent to the withdrawal or dismissal of the winding-up petition presented by Crédit Agricole Indosuez. The release agreement is described in more detail under the heading “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Release Agreement.” The settlement agreement is described in more detail under the heading “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Settlement with Swap Counterparties.”

Eximius Litigation

On April 24, 2003, process was filed in the Supreme Court of the State of New York in relation to an action brought by Eximius Capital Funding, Ltd., or Eximius, against Telewest to recover the principal and interest and other payments due in respect of certain of Telewest’s notes. Telewest has been informed that W.R. Huff Asset Management Co., L.L.C., referred to herein as W.R. Huff, is an adviser to Eximius, but that Eximius is not a member of the same group of companies as W.R. Huff. Telewest moved to dismiss Eximius’ complaint principally on the grounds that, under the terms of the indentures governing the notes, Eximius has no standing to bring the claims alleged in its complaint and has also failed to state legally sufficient claims. On September 12, 2003, the parties entered into a Stipulation agreeing to stay the action pending consummation of the transactions and events contemplated by the September 12 term sheet, and to dismiss the action with prejudice when the transactions contemplated by the term sheet are consummated in accordance with the term sheet. Despite the request of the parties, the Court did not endorse the Stipulation. In a decision dated October 24, 2003, the Court granted Telewest’s motion and dismissed Eximius’ complaint without prejudice.

On May 12, 2003, process was filed in the Supreme Court of New York in relation to a further action brought by Eximius against, among others, Telewest, Liberty Media, Telewest’s directors and certain of its former directors (collectively, the Defendants) in respect of an alleged breach of fiduciary duty and other alleged wrongful conduct by the Defendants in relation to the Financial Restructuring. The Defendants have moved to dismiss Eximius’ complaint on numerous grounds including that (i) New York is not the proper forum to adjudicate Eximius’ claims, (ii) Eximius lacks standing to bring the alleged claims, and (iii) Eximius’ claims are not ripe for adjudication. The Court has not ruled on that motion. On September 12, 2003, the parties entered into a Stipulation agreeing to stay the action pending consummation of the transactions and events contemplated by the September 12 term sheet, and to dismiss the action with prejudice when the transactions contemplated by the term sheet are consummated in accordance with the term sheet. The action is currently stayed.

On or about June 12, 2003, the United States District Court for the Southern District of New York allowed Eximius and certain other holders of Telewest’s notes to amend a complaint originally filed against, among others, Liberty Media relating to the tender offer by Liberty TWSTY Bonds, Inc. for certain of Telewest’s notes. The amended complaint adds Eximius, WRH High Yield Partners, L.P. (a wholly owned subsidiary of W.R. Huff) and Qwest Occupational Health Trust as plaintiffs, and Telewest and its directors and certain former directors as defendants. The amended complaint alleges that the defendants violated Section 10(b) of the United States Securities Exchange Act of 1934 in connection with certain statements concerning Telewest in 2001 and early 2002. On July 11, 2003, the plaintiffs filed a motion for a preliminary injunction seeking to enjoin defendant Liberty from voting certain of Telewest’s notes in the Financial Restructuring. On July 14, 2003, the Court held a hearing on the plaintiffs’ preliminary injunction motion. The Court has not ruled on that motion. On September 12, 2003, the parties entered into a Stipulation agreeing to stay the action pending consummation of the transactions and events contemplated by the September 12 term sheet, and to dismiss the action with prejudice when the transactions contemplated by the term sheet are consummated in accordance with the term sheet. On September 19, 2003, the Court endorsed the Stipulation and the action is currently stayed.

The claimants under the actions under this heading entitled “—Eximius Litigation” are expected to enter into a release agreement to release Telewest, its directors and certain former directors and Liberty Media from all claims arising out of, relating to or in connection with Telewest or any of its shares, debentures or derivative agreements. See “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements—Plaintiffs’ Release Agreement.”

Property, Plant and Equipment

Telewest’s headquarters are located in Woking, Surrey. Telewest also utilizes numerous offices, technical facilities, warehouses and customer service centers in its franchise areas. As of December 31, 2003, Telewest owned and leased an aggregate of approximately 1,795,000 square feet (approximately 1,575,000 square feet of which was owned or occupied pursuant to long-term leases, and approximately 220,000 square feet of which was otherwise leased). In November 2002, a property rationalization program was commenced following a reduction in headcount during that year. Telewest continues to reassess the square footage that it currently occupies. 16 properties have been closed and 18 have been disposed of or surrendered since December 31, 2002.

Telewest believes that its current properties are adequate for its current needs and additional space can be obtained on reasonable terms to accommodate future growth, if needed.

Details of Telewest’s principal premises, all of which are located in the United Kingdom, are summarized below:

•    Freehold Properties, all of which are used in connection with Telewest’s cable segment.

Location	Current Use

Knowsley, Merseyside	Group data center, digital headend, technical center and call center
Almondsbury, Bristol	Office and technical facility
Staverton, Cheltenham	Offices, stores and technical facility
Croydon, Surrey	Offices and technical facilities

•    Leasehold Properties, all of which are used in connection with Telewest’s cable segment, except the Great Portland Street and Stephen Street offices in London, which are also used in the content segment.

Location	Current Use

Edinburgh	Call center and technical facility
Basildon	Call center, offices and technical facility
London – Stephen Street	Offices
Sheffield	Call center
London – Great Portland Street	Offices
Liverpool – Albert Dock	Call center
Woking, Surrey	Corporate headquarters
Liverpool – Century Buildings	Office and technical facility
Gateshead	Call center, offices and technical facility
Plymouth	Office, call center and technical facility
Birmingham – CablePhone House	Office
Dudley	Call center
Birmingham – Mailbox	Call center

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

New Telewest’s common stock is expected to trade on the Nasdaq National Market under the symbol “TLWT.” There has not been any previous public trading market for the shares of New Telewest common stock.

The ordinary shares of Telewest have historically traded on the London Stock Exchange under the symbol “TWT” and its ADSs have traded on the Nasdaq National Market under the symbol “TWSTY.” The following table shows the range of high and low sales prices reported on the London Stock Exchange and the Nasdaq National Market for the periods indicated.

	Telewest Shares(1)		Telewest ADSs(2)
	High	Low	High	Low
Year ended December 31, 2002:
First Quarter	67.5 pence	11.3 pence	$195.00	$37.00
Second Quarter	13.5 pence	2.4 pence	$40.80	$7.00
Third Quarter	3.0 pence	0.8 pence	$10.40	$2.60
Fourth Quarter	3.6 pence	1.0 pence	$10.50	$3.05
Year ended December 31, 2003:
First Quarter	3.0 pence	2.0 pence	$8.60	$6.34
Second Quarter	2.4 pence	1.5 pence	$8.00	$5.36
Third Quarter	3.1 pence	1.5 pence	$9.60	$4.60
Fourth Quarter	2.2 pence	1.7 pence	$7.75	$5.91
Year ending December 31, 2004:
First Quarter (through March 22, 2004)	2.1 pence	1.7 pence	$7.50	$6.11

(1)	The middle-market quotations provided for the Telewest ordinary shares are derived from the Daily Official List of the London Stock Exchange.
(2)	Telewest ADSs are evidenced by ADRs issued by The Bank of New York, as the depositary, under an amended and restated deposit agreement, dated as of November 30, 1994 (as amended as of October 2, 1995 and September 20, 2002), among Telewest, the Bank of New York and all holders and beneficial owners of ADRs issued thereunder. The prices set out for the Telewest ADSs are provided by Nasdaq. From the time of Telewest’s initial public offering until September 30, 2002 each ADS represented 10 ordinary shares. From October 1, 2002, each ADS represented 200 ordinary shares, as a result of Nasdaq’s listing requirements for each ADS to trade at $1.00 or more. The prices provided for the Telewest ADSs for periods before October 1, 2002 have been adjusted to reflect the current 200 to 1 ratio.

On March 22, 2004 the closing price for Telewest shares on the London Stock Exchange was 1.7 pence and the closing price for Telewest ADSs was $6.21. You are advised to obtain current market quotations for Telewest ordinary shares and ADSs. Telewest cannot assure you as to the market prices of Telewest ordinary shares or ADSs at any time after the date of this shareholders’ circular and prospectus.

As of March 22, 2004, there were 44,685 holders of record of Telewest ordinary shares and 9 registered holders of Telewest ADSs. Historically, Telewest has not declared or paid cash dividends on its ordinary shares. New Telewest does not intend to pay dividends on its common stock in the foreseeable future.

MANAGEMENT

Directors and Executive Officers of New Telewest

The following tables contain information regarding New Telewest’s directors and executive officers:

Board of Directors

Name	Age	Position with New Telewest
Anthony (Cob) Stenham	72	Director and Chairman of the Board
Barry R. Elson	62	Director, President and Acting Chief Executive Officer
William Connors	33	Director
John H. Duerden	63	Director
Marnie S. Gordon	38	Director
Donald S. La Vigne	37	Director
Michael McGuiness	39	Director
Steven R. Skinner	61	Director

Anthony (Cob) Stenham. Mr. Stenham became Chairman of New Telewest on March 2, 2004. Mr. Stenham has served as non-executive Chairman of Telewest since December 1999 and served as a non-executive director from November 1994 and deputy Chairman of the board until December 1999. From 1992 to 2003 he was a non-executive director of Standard Chartered plc and from 1990 to 1997 he was Chairman of Arjo Wiggins Appleton plc and a managing director of Bankers Trust Company from 1986 to 1990. Mr. Stenham also currently serves as non-executive Chairman of Ashtead group plc, Ifonline Group Limited and Whatsonwhen plc. He is a non-executive director of Hebridean Cruises plc.

Barry R. Elson. Mr. Elson became Chairman of New Telewest on November 26, 2003. Mr. Elson resigned as Chairman, although not as a director, and was appointed President and Acting Chief Executive Officer of New Telewest on March 2, 2004, effective as of February 18, 2004. Mr. Elson was also appointed Acting Chief Executive Officer of Telewest on February 18, 2004. Mr. Elson has been a senior executive in the broadband-telephony-video industry for 18 years, almost 14 of those with Cox Communications in Atlanta where he rose through a series of senior line operating positions to be Executive Vice President of Operations with a company-wide $1.4 billion profit and loss responsibility. From 1997 to 2000, he was President of Conectiv Enterprises and corporate Executive Vice President of Conectiv, a diversifying $4.2 billion energy company in the middle Atlantic states. Most recently, he was Chief Operating Officer of Urban Media, a Silicon Valley venture capital backed building centric CLEC start-up with nationwide operations, and President of Pilot Associates, a management consulting/coaching firm specializing in the broadband-telephony-video industry for Wall Street clients.

William Connors. Mr. Connors became a director of New Telewest on November 26, 2003. Mr. Connors is a Portfolio Manager for W.R. Huff Asset Management Co., LLC and Chief Investment Officer of WRH Global Securities, LP. He has worked with W.R. Huff Asset Management since 1992. Mr. Connors serves on the Board of Directors of ICG Communications, Inc. and Impsat Fiber Networks S.A. He is a Chartered Financial Analyst.

John H. Duerden. Mr. Duerden became a director of New Telewest on November 26, 2003. Mr. Duerden has been the Chief Operating Officer, Development Division of Invensys plc, a UK production technology company, since September 2002. From May 2001 through September 2002, Mr. Duerden was Chief Executive Officer of Xerox Engineering Systems, Inc., a wholly-owned subsidiary of Xerox Corporation. From September 2000 through January 2001, Mr. Duerden was briefly Chief Executive Officer and Managing Director of Lernout & Hauspie Speech Products, a speech and language solutions company. From August 1995 through May 2000,

Mr. Duerden was Chairman, Chief Executive Officer and President of Dictaphone Corporation, a company that provides medical dictation systems communications recording and quality monitoring systems. From June 1990 through April 1995, Mr. Duerden was President and Chief Operations Officer of Reebok International, the athletic footwear and apparel company.

Marnie S. Gordon. Ms. Gordon became a director of New Telewest on November 26, 2003. Ms. Gordon has been a director of and chair of the Audit committee for Thermadyne Holdings Corporation, a manufacturer of cutting and welding products, since June 2003. From April 1998 through January 2001, Ms. Gordon was a director at Angelo, Gordon & Co., an investment management firm specializing in non-traditional assets.

Ms. Gordon is a Chartered Financial Analyst.

Donald S. La Vigne. Mr. La Vigne became a director of New Telewest on November 26, 2003. Since January 2001, Mr. La Vigne has been head of Private Equity for J. Rothschild Capital Management Ltd., an investment management company, and a subsidiary of RIT Capital Partners Plc. From January 2000 through July 2000,

Mr. La Vigne was Executive Vice President—Strategy and Business Development for eMachines, Inc., a personal computer vendor. From January 1999 through January 2000, Mr. La Vigne was Chief Executive Officer of FreePC, Inc., a personal computer company that subsequently merged with eMachines, Inc. From June 1997 through January 1999, Mr. La Vigne was President of Stanton Capital, LLC, a private investment management business. Mr. La Vigne is a non-executive director of Coats Holdings Plc and Coats Ltd.

Michael McGuiness. Mr. McGuiness became a director of New Telewest on November 26, 2003. Mr. McGuiness is a Portfolio Manager for W.R. Huff Asset Management Co., L.L.C., an investment adviser and private equity boutique, and a large independent manager in the High Yield market. Mr. McGuiness has worked for W.R. Huff Asset Management for nine years. Mr. McGuiness serves on the Board of Directors of Sirius Satellite Radio, Inc. Mr. McGuiness is a Chartered Financial Analyst.

Steven R. Skinner. Mr. Skinner became a director of New Telewest on November 26, 2003. From March 1997 through June 2003, Mr. Skinner served as President and Chief Operating Officer and a director of Triton PCS, one of the leading wireless service carriers in the Southeast. Mr. Skinner is also a director of Lightship Telecom, an integrated communications provider serving New England. Mr. Skinner was also the co-founder of Triton PCS and prior to January 1997, until the company was sold in 2000, was the co-founder and vice chairman of the advisory board of Triton Cellular Partners L.P., a company that specialized in acquiring and managing rural cellular companies.

There are currently four members on the Telewest board of directors. However, Anthony Rice and Denise Kingsmill CBE, two non-executive directors, have proffered their resignations conditional upon the mailing of an explanatory statement relating to the schemes of arrangement to Telewest scheme creditors. In addition, Stephen Cook has agreed to tender his resignation from the Telewest board upon completion of the Financial Restructuring. When the Financial Restructuring is completed, it is anticipated that there will be nine members on the New Telewest board of directors. New Telewest’s board of directors will include only one director who is currently on the Telewest board of directors, Cob Stenham. The new board of directors may seek to expand the senior management team by hiring additional personnel.

Most of the New Telewest directors were designated by certain of the existing holders of Telewest’s notes and debentures. None of the existing holders of Telewest’s notes and debentures will have any further rights in respect of the election of directors or the appointment of executive officers of New Telewest when the Financial Restructuring is completed.

Executive Officers

Name	Age	Position with New Telewest
Barry R. Elson	62	Director, President and Acting Chief Executive Officer
Stephen Cook	43	Vice President, Group Strategy Director and General Counsel
Neil Smith	39	Vice President and Chief Financial Officer

Stephen Cook. Mr. Cook was appointed Vice President, Group Strategy Director and General Counsel of New Telewest on November 26, 2003, and has served as Group Strategy Director of Telewest since April 2000 following the completion of the merger with Flextech. Mr. Cook has also served as General Counsel of Telewest since August 2000. From October 1998 to April 2000, Mr. Cook served as General Counsel, Company Secretary and as an executive director of Flextech. Between April 1995 and October 1998, Mr. Cook was a partner with Wiggin and Co., Flextech’s principal legal advisers, and a non-executive director of SMG plc from March 2000 until November 2002. Mr. Cook was a partner at the law firm of McGrigor Donald from May 1993 until April 1995.

Neil Smith. Mr. Smith was appointed Vice President and Chief Financial Officer of New Telewest on November 26, 2003, and has served as Group Finance Director of Telewest since September 1, 2003. Prior to that, Mr. Smith served as Deputy Group Finance Director of Telewest from September 2002 to September 2003. Mr. Smith had previously served as Finance Director, Consumer Sales Division of Telewest from August 2000 to September 2002, having joined Telewest as Group Financial Controller in July 2000. Prior to that, Mr. Smith was Deputy Finance Director at Somerfield plc, a UK based food retailer, where Mr. Smith worked in many corporate finance roles since 1994.

Staggered Board

New Telewest’s restated certificate of incorporation provides that its directors are divided into three classes, each of which serves a staggered three-year term. New Telewest’s Class I Directors are Barry Elson, Donald S. La Vigne and Michael McGuiness and their terms terminate on the date of New Telewest’s 2005 annual meeting. New Telewest’s Class II Directors are Marnie S. Gordon and Steven R. Skinner and their terms terminate on the date of New Telewest’s 2006 annual meeting. New Telewest’s Class III Directors are William Connors, John H. Duerden and Cob Stenham and their terms terminate on the date of New Telewest’s 2007 annual meeting. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term.

Committees of the Board of Directors of New Telewest

New Telewest’s board of directors will have an Audit Committee, Compensation Committee, Executive and Nominating Committee, and Strategic Development and Finance Committee.

Audit Committee

The Audit Committee will operate under a charter adopted by New Telewest’s board of directors. The Audit Committee will be responsible for reviewing and monitoring New Telewest’s financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, receiving and reviewing audit reports submitted by New Telewest’s independent auditors and making recommendations to New Telewest’s board of directors as may seem appropriate to the Audit Committee to ensure that New Telewest’s interests are adequately protected, and reviewing and approving all related-party transactions and potential conflict of interest situations. In addition, the Audit Committee, among other things, selects the external auditors, reviews the independence of external auditors, monitors compliance with New Telewest’s internal controls and approves non-audit services performed by the external auditors.

The Audit Committee members will be independent as required by the audit committee charter and the listing standards of the National Association of Securities Dealers, Inc. and it is expected that one or more of the members of the Audit Committee will be financial experts as defined in the rules promulgated by the US Securities and Exchange Commission.

Compensation Committee

The Compensation Committee will be responsible for administering New Telewest’s employee stock option plans and, in this capacity, approving all option grants to executive officers and management. The Compensation Committee also makes recommendations to New Telewest’s board of directors with respect to the compensation of the Chairman of the Board and the Chief Executive Officer and will approve the compensation paid to other senior executives.

All of the members of the Compensation Committee will be independent as required under the listing standards of the National Association of Securities Dealers, Inc.

Executive and Nominating Committee

The Executive and Nominating Committee will be appointed by the board of directors for the primary purpose of managing the business affairs of New Telewest between meetings of New Telewest’s board of directors with respect to issues the Executive and Nominating Committee determines do not require a meeting of

New Telewest’s board of directors as a whole. The Executive and Nominating Committee generally has all of the authority of New Telewest’s board of directors in the transaction of business of New Telewest, which, in the judgment of the Executive and Nominating Committee, may require action before the next regular meeting of New Telewest’s board of directors.

The Executive and Nominating Committee will also establish and articulate the qualifications, desired background, and selection criteria for members of the board of directors of New Telewest in accordance with relevant rules and law and will be responsible for the evaluation and recommendation to New Telewest’s board of directors concerning the number and accountability of board committees, committee assignments and committee membership rotation practices. In addition, the Executive and Nominating Committee will make recommendations to New Telewest’s board of directors concerning all nominees for board membership, including the re-election of existing board members. The Executive and Nominating Committee will solicit input from the board of directors and conduct a review of the effectiveness of the operation of the New Telewest board and board committees, including reviewing governance and operating practices and the corporate governance guidelines for New Telewest’s board of directors.

All of the members of the Executive and Nominating Committee participating in nominating decisions will be independent as required under the listing standards of the National Association of Securities Dealers, Inc.

Strategic Development and Finance Committee

The Strategic Development and Finance Committee will be responsible for overseeing New Telewest’s financing, investment and strategic acquisition activities. The Strategic Development and Finance Committee will review New Telewest’s finances and make recommendations to the board of directors of New Telewest and senior management regarding significant capital markets activities such as equity and debt issuances, debt refinancings and other changes to New Telewest’s capital structure. The Strategic Development and Finance Committee will also advise the board of directors and members of senior management of New Telewest on matters such as long-range financial and strategic planning, material acquisitions and dispositions, joint ventures and strategic alliances.

Compensation of New Telewest Directors

Non-employee directors receive an annual fee of $60,000, plus $500 per board or committee meeting by telephone and $1,000 per board or committee meeting held in person.

In addition to the fees paid to them as directors, committee chairmen, other than the chairman of the Audit Committee, receive an annual fee of $12,500 and each other committee member receives an annual fee of $6,500. The chairman of the Audit Committee receives an annual fee of $           .

New Telewest reimburses its directors for out-of-pocket expenses incurred in connection with meetings of the board of directors and committees of the board of directors.

New Telewest will establish a share plan pursuant to which it is expected that each director will be entitled to an initial grant of options to purchase shares as a means to encourage the directors to remain with New Telewest and to align the interests of the directors with those of New Telewest’s stockholders. These options will have an exercise price set at the time of their grant. Further grants to directors may be considered.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee will not have been at any time during fiscal 2003, or at any other time, officers or employees of Telewest.

No executive officer of New Telewest, other than Barry Elson, will serve as a member of New Telewest’s board of directors. No executive officer of New Telewest serves on the compensation committee of any entity that has one or more executive officers serving as a member of New Telewest’s board of directors or the Compensation Committee.

Indemnification of Officers and Directors of Telewest and New Telewest

Subject to restrictions imposed by law, Telewest directors are indemnified by Telewest against certain liabilities incurred by them in the execution of their duties and the exercise of their powers, authority and discretion. Telewest currently purchases and maintains, and following the effective date of the Telewest scheme, TCN will purchase and maintain, insurance that, subject to policy terms and limits of coverage, indemnifies present and former directors of Telewest and its subsidiaries, including New Telewest, against certain liabilities incurred by them as directors and officers.

New Telewest’s charter requires New Telewest to indemnify its current and former directors and officers against certain liabilities to the fullest extent permitted by law. New Telewest’s by-laws also provide that New Telewest may purchase and maintain insurance on behalf of any of its directors, officers or agents. New Telewest has also entered into indemnification agreements with its directors and officers. Telewest has agreed, through to the effective date of the Financial Restructuring, to contribute or otherwise supply sufficient funds to New Telewest to enable it to meet any claims (including, without limitation, claims for reimbursement of expenses) to indemnify its directors and officers under its certificate of incorporation and by-laws and under any contractual agreement with such directors and executive officers disclosed in, or contemplated by the transactions described in, this shareholders’ circular and prospectus.

Executive Compensation

Summary Compensation Table

The following table sets forth the aggregate compensation paid by Telewest for the last three fiscal years to the Managing Director and the executive officers of Telewest, referred to as the Named Executive Officers, that have been appointed executive officers of New Telewest in connection with the Financial Restructuring.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary (£000’s)	Bonus (£000’s)		Other Annual Compensation (£000’s)(4)	Restricted Share Awards(5) (£000’s)	Securities Underlying Options/ SARs (#)(6)	LTIP Payouts (£000’s)	All Other Compensation (£000’s)(7)
Charles Burdick (1)	2003	500	—	(2)	97	—	—	—	20
(President and Chief Executive Officer)	2002 2001	400 347	160 283		76 41	— 205	— 816,666	— —	15 14

Stephen Cook	2003	370	133		90	—	—	—	—
(Vice President, Group Strategy Director	2002 2001	350 347	140 112		84 81	— —	— 816,666	— —	— —
and General Counsel)

Neil Smith	2003	210	191	(3)	64	—	—	—	20
(Vice President and Chief Financial Officer)	2002 2001	175 160	55 60		47 38	— —	— 407,457	— —	28 20

(1)	Charles Burdick resigned as group managing director and as a director of Telewest and as a director and President and Chief Executive Officer of New Telewest effective as of February 18, 2004. Barry Elson was appointed Acting Chief Executive Officer of Telewest on February 18, 2004 and President and Acting Chief Executive Officer of New Telewest on March 2, 2004 with effect from February 18, 2004. Mr. Elson received $ during 2003 and $ during 2004 in consulting fees for services rendered to Telewest. Mr. Elson does not beneficially own any shares or options issued by Telewest or New Telewest. Mr. Elson resigned as Chairman of the board of New Telewest on March 2, 2004.

(2)	It has been agreed that following the completion of the Financial Restructuring, the board of New Telewest will in its sole and absolute discretion consider whether a bonus should be paid to Charles Burdick in respect of 2003.

(3)	In addition to the annual bonus payment in respect of 2003, Mr. Smith received a retention bonus in the amount of £100,000 and a one-time bonus payment in the amount of £1,000 in 2003.

(4)	The amounts of personal benefits for 2003 that represent more than 25% of Other Annual Compensation include: (i) a cash pension allowance in the amount of £74,000 for Mr. Cook (ii) a cash pension supplement in the amount of £80,289 for Mr. Burdick and (iii) a relocation allowance in the amount of £19,531 and a cash pension supplement in the amount of £22,373 for Mr. Smith. For more information about the cash pension allowance and cash pension supplement, see “—Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

(5)	As of December 31, 2003, Mr. Burdick held an aggregate of 185,915 shares of restricted stock, having an aggregate value of £3,532 on that date. In accordance with the terms of Mr. Burdick’s severance package, he will be entitled to retain those shares and all of the shares will vest as a result of the Financial Restructuring. Telewest does not pay dividends to its shareholders.

(6)	Stock Appreciation Rights (SARs) are rights granted to an employee to receive a bonus equal to the appreciation in the value of the company’s stock for a predetermined number of shares over a specific period. None of the Named Executive Officers have been granted SARs.

(7)	All Other Compensation reflects contributions by Telewest up to the earnings cap to a personal pension arrangement for Mr. Burdick and Telewest’s contributory pension scheme for Mr. Smith.

Option/Stock Appreciation Rights Grants in 2003

There were no stock option grants made to any of the Named Executive Officers during the years ended December 31, 2002 and 2003.

Aggregated Option Exercises for 2003 and Year-End Option Values

The following table provides information concerning the exercises of options on Telewest’s ordinary shares during the year ended December 31, 2003 by the Named Executive Officers and the value of unexercised options on Telewest’s ordinary shares held by each of the Named Executive Officers as of December 31, 2003.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year- End (#)		Value of Unexercised in-the- Money Options/SARs at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable
Charles Burdick (1)	—	—	—	2,837,676	—	—
Stephen Cook	—	—	—	2,231,151	—	—
Neil Smith	—	—	—	596,007	—	—

(1)	Charles Burdick resigned as group managing director and as a director of Telewest and as a director and President and Chief Executive Officer of New Telewest effective as of February 18, 2004. Barry Elson was appointed Acting Chief Executive Officer of Telewest on February 18, 2004 and President and Acting Chief Executive Officer of New Telewest on March 2, 2004 with effect from February 18, 2004.

(2)	Certain of the options included within the number disclosed have reached the vesting date of the grant. However, such options remain unexercisable due to the performance conditions applied to the options not being met.

Compensation and Employee Benefit Plans

The Telewest and Flextech Share and Option Schemes

If the Telewest scheme of arrangement is sanctioned by the High Court of England and Wales, holders of options granted under Telewest’s and Flextech’s share option plans will be entitled to exercise their options (and acquire Telewest shares) within the time periods specified in the rules of each scheme. These time periods range from a minimum of one month to a maximum of six months from the date that the Telewest scheme is sanctioned by the High Court of England and Wales or the date on which they are notified of that sanction. To the extent that holders of options granted under the Telewest Sharesave Scheme and the Flextech 1995 Sharesave Scheme wish to exercise their options, the number of Telewest shares available for subscription will be restricted to those which can be subscribed with the proceeds of their savings contract at the date of exercise. Options that are not exercised within the time periods specified in the relevant rules will lapse. All of the outstanding options have exercise prices that are currently higher than the market value of a Telewest share.

Share awards granted under the Telewest Share Schemes will vest and be released in full, except as described below, following the date on which holders of awards are notified that the Telewest scheme has been sanctioned by the High Court of England and Wales. The Telewest shares that will be used to satisfy these awards are either currently held in the Telewest 1994 Employees’ Share Ownership Plan, or the Trust, or will be issued by Telewest on the vesting of the share awards. Unless the trustee of the Trust determines otherwise, awards granted less than three years ago under the Telewest 1995 Restricted Share Scheme will vest pro rata to the number of whole calendar months completed since the date of grant as a proportion of thirty-six.

Holders of options granted under Telewest’s and Flextech’s share option plans who exercise their options and appear on the register of members of Telewest at the close of business on the last day of dealings in Telewest shares before the Telewest scheme becomes effective, and holders of share awards granted under Telewest Share Schemes to whom Telewest shares have been transferred from the Trust by that date, will receive New Telewest common stock in connection with the Telewest scheme, to the extent they are entitled to receive more than a fractional interest. Otherwise they will receive cash. To the extent that any Telewest shares remain in the Trust, the trustee will receive New Telewest common stock and/or cash which the trustee will hold on trust for the Trust beneficiaries, being the employees, and former employees, of Telewest. In accordance with the Trust deed, the trustee may pay or apply the income and capital of the assets held in the trust to, or for, the benefit of those beneficiaries in such shares and in such manner as the trustee, in its absolute discretion, thinks fit.

New Telewest Stock Option and Share Plans

After the Financial Restructuring, New Telewest plans to establish share and option plans pursuant to which senior management may be entitled to the grant of options or shares as a means to encourage senior management to remain with New Telewest and to align the interests of senior management with those of New Telewest’s stockholders. It is intended that the equity compensation issuable to directors and employees of New Telewest (including the equity compensation to Mr. Elson described below) will be issued pursuant to such plans. An aggregate of 24,500,000 shares of common stock have been reserved for issuance pursuant to such plans, subject to downward adjustment if the number of shares issued in the Financial Restructuring is decreased so that the number of shares reserved equals 10% of the number of shares issued pursuant to the Transfer Agreement.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Charles Burdick. Charles Burdick resigned as Group Managing Director and as a director of Telewest and as President, Chief Executive Officer and a director of New Telewest effective as of February 18, 2004. In connection with his resignation, Telewest agreed to pay Mr. Burdick his current salary and benefits until the earlier of the completion of the Financial Restructuring and December 31, 2004, at which point Telewest has agreed to pay Mr. Burdick a lump sum equal to one year’s salary. In addition, Telewest has agreed to pay to Mr. Burdick’s legal advisors up to £1,000 in legal fees incurred in connection with his termination of employment, and to pay Mr. Burdick £1,000 for certain amendments to his existing service agreement pursuant to which Mr. Burdick will agree not to become employed or engaged by any of BT, BSkyB or NTL in any executive or consultancy capacity without the prior written consent of Telewest for a period of 12 months immediately following his resignation. Following the completion of the Financial Restructuring, the board of directors of New Telewest will, in its discretion, consider awarding Mr. Burdick a bonus, based on compliance with the terms of his resignation letter, his 2003 performance and any other factors the board deems relevant. Outstanding options and shares held by Mr. Burdick will be exercisable with immediate effect.

Barry Elson. Telewest entered into a letter agreement with Barry Elson, dated February 13, 2004. Pursuant to the letter agreement with Telewest, Mr. Elson has agreed to act as Acting Chief Executive Officer of Telewest through the effective date of the Financial Restructuring in return for $5,000 for each day that services are performed for Telewest. Mr. Elson’s services may be terminated at any time, entitling him to a severance payment equal to $58,333 per month during which he is Acting Chief Executive Officer, up to a maximum of $700,000.

Mr. Elson has also entered into a letter agreement with New Telewest, dated February 18, 2004. Pursuant to the letter agreement with New Telewest, Mr. Elson has agreed that he would be prepared to serve as Acting Chief Executive Officer and a member of the board of directors of New Telewest through the nine-month anniversary of the effective date of the Financial Restructuring. Through the effective date of the Financial Restructuring, Mr. Elson would be compensated pursuant to his letter agreement with Telewest. From the effective date of the Financial Restructuring, through the nine-month anniversary of that date, Mr. Elson has indicated his willingness to be employed, subject to the approval of New Telewest’s board of directors, pursuant to the following terms:

•	Mr. Elson would receive an annual base salary of $700,000 plus an annual bonus of up to $200,000 in cash or stock dependent on his meeting various targets to be set by the New Telewest board;

•	Mr. Elson would receive 245,000 fully vested options and 735,000 options vesting in arrears on a quarterly basis over a five-year period upon the approval of the New Telewest board of his continued employment after the effective date of the Financial Restructuring (the number of options would be adjusted in the event that assumptions regarding the number of outstanding shares of New Telewest subsequent to the Financial Restructuring change);

•	Mr. Elson would receive 245,000 shares of restricted stock vesting in arrears equally on a quarterly basis over a three-year period, subject to a one-year lock-up from the final vesting date, upon the approval of the New Telewest board of his continued employment after the effective date of the Financial Restructuring (the number of shares of restricted stock would be adjusted in the event that assumptions regarding the number of outstanding shares of New Telewest subsequent to the Financial Restructuring change); and

•	Mr. Elson would be entitled to a severance payment equal to $58,333 per month during which he serves as Acting Chief Executive Officer up to a maximum of $700,000, payable upon termination without cause or at the nine-month anniversary of the effective date of the Financial Restructuring if New Telewest does not offer continued employment as Chief Executive Officer.

Stephen Cook. Flextech plc entered into an employment agreement with Stephen Cook dated October 21, 1998. Stephen Cook’s employment agreement was subsequently transferred to Telewest Communications Group Limited on June 22, 2000. The employment agreement was amended on July 17, 2003, and remains in effect unless terminated by either party giving the other party not less than 12 months’ notice. However, Mr. Cook’s employment agreement can be terminated as a result of the Financial Restructuring. Under the employment agreement, Mr. Cook is entitled to terminate his employment, with immediate effect, at any time within 90 days of the completion of the Financial Restructuring. If Mr. Cook were to terminate his employment agreement in this manner, he would be entitled to one year’s salary and benefits and a pro-rated proportion of any bonus payable for the financial year in which the termination occurs.

Mr. Cook’s current basic annual salary is £370,000 and he is entitled to a performance-based bonus at the sole discretion of the board, a company car or cash allowance in lieu thereof, private medical insurance (for himself and for his family), life assurance cover equal to four times his basic salary and income protection insurance. A cash sum of 20% of Mr. Cook’s gross basic annual salary is paid to him to use for his personal pension arrangements (this payment is subject to a personal contribution of 4% of his gross basic annual salary to a personal pension scheme). Stephen Cook is eligible to participate in the Telewest Share Schemes.

Neil Smith. Telewest Communications Group Limited entered into an employment agreement with Neil Smith dated March 6, 2000. The employment agreement was amended on September 24, 2002 and August 25, 2003 and remains in effect unless terminated by Mr. Smith giving the employing company not less than 6 months’ notice and by the employing company giving Mr. Smith not less than 12 months’ notice.

Mr. Smith’s current basic annual salary is £250,000 and he is entitled to a company car or cash allowance in lieu thereof, private medical insurance (for himself and for his family), life assurance cover equal to four times his basic salary and income protection insurance. Pension contributions are made to a contributory pension scheme of 20% of his gross basic annual salary up to the earnings cap and an additional cash sum of 20% of his gross basic annual salary above the earnings cap is paid to him for his personal pension arrangements (these payments are subject to a personal contribution of 10% of his gross basic annual salary to the scheme). Mr. Smith is entitled to participate in the Telewest Share Schemes.

PRINCIPAL SHAREHOLDERS

Telewest

The following table sets forth certain information with respect to persons known to Telewest to be the beneficial owners, as at March 22, 2004, directly or indirectly, of 3% or more of the aggregate number of Telewest’s ordinary shares and limited voting shares. As far as Telewest is aware, unless otherwise discussed below, the persons named in the table have sole voting and investment power with respect to all Telewest ordinary shares and Telewest limited voting shares indicated as being beneficially owned by them.

Name and Address of Beneficial Owner	Number of Telewest Ordinary Shares	Number of Telewest Limited Voting Shares	Total Number of Telewest Shares	Percentage of Telewest Issued Share Capital
Liberty Media Corporation and its subsidiaries(1) 12300 Liberty Boulevard Englewood, Colorado 80112	722,205,225	22,185,093	744,390,318	25.18%
IDT Corporation and its subsidiaries(2) 520 Broad Street Newark, NJ 07102	636,056,024	60,322,654	696,378,678	23.56%
All Telewest directors and officers as a group	291,435	–	291,435	Less than 0.2%

(1)	503,384,682 of the ordinary shares listed as beneficially owned by Liberty Media Corporation are registered in the name of Liberty International B-L LLC, a majority owned indirect subsidiary of Liberty Media Corporation and the remaining 218,820,543 ordinary shares listed as beneficially owned by Liberty Media Corporation are registered in the name of Liberty Flex Holdings Ltd, a subsidiary of Liberty Media Corporation. Liberty International B-L LLC is also the registered holder of the limited voting shares listed as beneficially owned by Liberty Media Corporation.
(2)	All the ordinary shares listed as beneficially owned by IDT Corporation are registered in the name of NY Nominees and the limited voting shares listed as beneficially owned by IDT Corporation are registered in the name of IDT Venture Capital, Inc., a wholly owned subsidiary of IDT Corporation.

Except as disclosed above, Telewest has not been notified, and is not aware, that any person, directly or indirectly, is interested in 3% or more of the issued share capital of Telewest.

New Telewest

The following table sets forth certain information with respect to persons who are expected to be the beneficial owners, directly or indirectly, of 5% or more of the shares of New Telewest’s common stock immediately following the Financial Restructuring. As far as New Telewest is aware, unless otherwise discussed below, the persons named in the table will have sole voting and investment power with respect to all shares of New Telewest common stock indicated as being beneficially owned by them. The table assumes that each scheme of arrangement is completed without the submission of any claims that are not related to principal or interest on (i) Telewest’s notes, debentures, guarantees and its intercompany note to Telewest Jersey or (ii) Telewest Jersey’s outstanding notes.

Name and Address of Beneficial Owner	Number of Shares of New Telewest Common Stock(1)	Percentage of New Telewest Issued Share Capital

(1)	Share numbers are subject to reduction in the event that New Telewest’s board of directors determines that the number of shares outstanding immediately after the Financial Restructuring may be too large, such that the shares may trade at a price below the $5 per share minimum required by the Nasdaq National Market. Ownership percentages of New Telewest common stock will, however, remain unchanged.

CERTAIN RELATIONSHIPS, RELATED-PARTY TRANSACTIONS

AND MATERIAL CONTRACTS

Liberty Media

Relationship Agreement

Liberty Media and Microsoft are parties to a relationship agreement with Telewest, which provides them with certain rights in connection with their shareholding in Telewest. In addition, the articles of association of Telewest provide that each of Liberty Media and certain affiliates of Microsoft will be entitled to appoint three persons to the Telewest board of directors for so long as they own not less than 12.5% of Telewest’s ordinary shares in issue. The articles also provide that each of Liberty Media and certain affiliates of Microsoft will be entitled to appoint two persons to the Telewest board of directors for so long as they own not less than 5% of Telewest’s ordinary shares in issue. Liberty Media informed Telewest that it was withdrawing its three non-executive directors from the board of directors of Telewest on July 17, 2002. Microsoft withdrew its three non-executive directors on May 15, 2003. In May 2003, Microsoft Corporation, which at the time owned approximately 23.56% of Telewest’s outstanding shares, sold its entire shareholding to IDT Corporation, resulting in IDT beneficially owning approximately 23.56% of Telewest’s shares. Microsoft’s rights under the relationship agreement were not transferable and Microsoft executed a letter agreement on May 23, 2003 terminating the relationship agreement as between Microsoft and Liberty Media, and indicating that its shares were no longer subject to the relationship agreement. The Telewest articles of association continue to provide Microsoft with the right to appoint directors of Telewest in the event it acquires 5% or more of Telewest’s issued ordinary shares in the future. IDT has no director appointment rights or other benefits from the terms of the relationship agreement or Telewest’s articles of association.

According to public statements of Liberty Media, as at December 31, 2003, approximately 15.51% of IDT’s outstanding share capital was held directly or indirectly by Liberty Media. Liberty Media’s interest in IDT equates to 2.36% of the voting power of IDT’s outstanding share capital.

The relationship agreement restricts Telewest from entering into certain transactions, such as material acquisitions and disposals, the issuance of equity securities, the incurrence of indebtedness, and the appointment or removal of the chief executive officer of Telewest without the consent of Liberty Media. The relationship agreement also governs the voting and disposition of Liberty Media’s shares, and provides Liberty Media with rights to maintain its ownership levels in Telewest. In addition, the relationship agreement contains a prohibition on Telewest’s and its subsidiaries’ disposal of the shares or assets of certain designated subsidiaries involved in the construction, development, management and operation of cable television and communications networks without the prior written consent of Liberty Media. In aggregate, these subsidiaries account for a material portion of Telewest’s business. The prohibition is intended to prevent the occurrence of certain adverse tax consequences to Liberty Media related to a gain recognition agreement between Liberty Media and the US Internal Revenue Service. For a more detailed description of the relationship agreement see “Additional Information Required by the United Kingdom Listing Authority—Material Contracts—Telewest.”

In connection with the Financial Restructuring, it is intended that the relationship agreement will be terminated.

Tender Offer

On June 12, 2002, Liberty TWSTY Bonds, Inc., a wholly owned subsidiary of Liberty Media, launched a tender offer for: (i) up to $60.0 million of Telewest’s 9 5/8% Senior Debentures due 2006, (ii) up to $307.3 million of Telewest’s 11% Senior Discount Debentures due 2007, (iii) up to $70.0 million of Telewest’s 11 1/4% Senior Notes due 2008, (iv) up to £65.0 million of Telewest’s 9 7/8% Sterling Senior Discount Notes due 2009, (v) up to $100.0 million of Telewest’s 9 1/4% Senior Discount Notes due 2009, (vi) up to £36.0 million of Telewest’s 9 7/8% Sterling Senior Notes due 2010, (vii) up to $70.0 million of Telewest’s 9 7/8% Senior Notes due 2010 and (viii) up to $90.0 million of Telewest’s 11 3/8% Senior Discount Notes due 2010. Telewest issued a response to the tender offer on June 24, 2002, indicating that it was unable to take a position on the tender offer because it was unable to determine whether the tender offer was beneficial or detrimental to the holders of its notes and debentures. On July 17, 2002, Liberty TWSTY Bonds, Inc. announced that it was terminating the tender offer, citing a decline in the US and UK securities markets and its own share price.

Post-Financial Restructuring

Subsequent to the Financial Restructuring, W.R. Huff and Liberty Media are expected to each own beneficially, directly or indirectly, more than 5% of the outstanding common stock of New Telewest. Telewest has, prior to the Financial Restructuring, agreed that it will pay certain compensation for and fees and expenses of W.R. Huff and Liberty Media. Details of the amounts paid can be found under the heading “The Financial Restructuring—Costs of the Financial Restructuring.” New Telewest has not made any payments to these parties.

William Connors and Michael McGuiness, each of whom is a director of New Telewest, are employees of W.R. Huff and will remain directors subsequent to the Financial Restructuring.

DESCRIPTION OF THE NEW TELEWEST CAPITAL STOCK

The authorized capital stock of New Telewest consists of 1,000,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 245,000,001 shares of common stock are anticipated to be outstanding when the Financial Restructuring is completed and an additional 24,500,000 shares of common stock have been reserved for issuance under equity compensation plans. If the board of directors of New Telewest determines that the number of shares of New Telewest common stock outstanding immediately after the completion of the Financial Restructuring may be too large, such that the shares may trade at a price below the $5 per share minimum required by the Nasdaq National Market, New Telewest may, by notice to Telewest, reduce the number of shares issuable under the Transfer Agreement to the maximum number believed by New Telewest to be consistent with a $5 per share trading price. If that occurs, the number of shares of New Telewest common stock outstanding will be correspondingly reduced.

Description of Common Stock

The holders of New Telewest common stock are entitled to one vote for each share held of record on all matters submitted to a vote of New Telewest stockholders and do not have cumulative voting rights in the election of directors. The holders of New Telewest common stock are not entitled to vote on any amendment to the New Telewest certificate of incorporation that relates solely to the terms of one or more outstanding series of New Telewest preferred stock if the holders of the affected series of New Telewest preferred stock are entitled, either separately or together with the holders of one or more other series of New Telewest preferred stock, to vote thereon under the New Telewest certificate of incorporation or under the Delaware General Corporation Law, or the DGCL.

Generally, a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote on the proposal is required for stockholder action. However, New Telewest’s certificate of incorporation provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of New Telewest capital stock which by its terms may be voted on all matters submitted to stockholders of New Telewest generally, voting together as a single class, is required for stockholder action relating to (a) amendments to the by-laws and (b) the amendment or repeal of the provisions of New Telewest’s certificate of incorporation relating to:

•	the classification of directors;

•	the removal of directors;

•	the prohibition on action by written consent of stockholders;

•	special meetings of stockholders;

•	certain liabilities of directors;

•	amendments to the by-laws,

•	indemnification of directors and officers;

•	the applicability of Section 203 of the DGCL to New Telewest; and

•	Article XII of New Telewest’s certificate of incorporation which imposes these voting requirements.

These voting requirements, as well as the classification of directors on New Telewest’s board of directors and certain other provisions of New Telewest’s certificate of incorporation, which are more fully described under the heading “—Special Provisions of the Certificate of Incorporation,” may have the effect, alone or in combination with each other, of delaying, deferring or preventing a change in control of New Telewest.

Subject to all rights and preferences of holders of any outstanding shares of New Telewest preferred stock, holders of common stock are entitled to receive proportionately such dividends as may from time to time be declared by New Telewest’s board of directors out of funds legally available for the payment of dividends.

In the event of New Telewest’s liquidation, dissolution or winding-up, holders of common stock would be entitled to share proportionately in all of New Telewest’s assets available for distribution to holders of common stock remaining after payment of liabilities and liquidation preference of any of the outstanding preferred stock of New Telewest.

Holders of New Telewest common stock have no pre-emptive rights and have no rights to convert their common stock into any other securities, and there are no redemption or sinking-fund provisions contained in New Telewest’s certificate of incorporation with respect to the common stock. There is no liability for further calls or for assessments by New Telewest.

At the effective date of the Telewest scheme, New Telewest’s certificate of incorporation will contain no provisions modifying the voting or dividend rights of holders of common stock described above and there will be no preferred stock outstanding. The rights, preferences and privileges of holders of New Telewest common stock may be adversely affected by the rights of the holders of shares of any series of New Telewest preferred stock that may be issued in the future.

Application has been made for the listing of the New Telewest common stock on the Nasdaq Stock Market, Inc. In order for the New Telewest common stock to satisfy the conditional listing requirements of the Nasdaq National Market, the New Telewest common stock must have a minimum closing bid price of at least $5.00 per share on the first day of trading on the Nasdaq National Market after the Financial Restructuring. Telewest cannot assure you that New Telewest’s common stock will satisfy the first trading day minimum closing bid price per share requirement of the Nasdaq National Market or that New Telewest will be able to maintain the Nasdaq National Market listing of the New Telewest common stock.

Description of Preferred Stock

New Telewest’s board of directors has the authority to issue preferred stock in one or more series and to fix as to any series of preferred stock the designation, title, voting powers and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, without any further vote or action by New Telewest’s stockholders.

The board of directors’ ability to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of New Telewest preferred stock, as well as shares of New Telewest common stock, will be available for issuance without further action by New Telewest stockholders, unless any action is required by applicable law or the rules of any exchange, automated quotation system or regulated quotation system on which New Telewest securities may be listed or quoted, as the case may be, or applicable rules of any self-regulatory organization. The board of directors of New Telewest will make any determination to issue the shares based on its judgment as to the best interests of New Telewest and the best interests of its stockholders. New Telewest’s board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of New Telewest common stock.

Description of Series A Junior Participating Preferred Stock

New Telewest has designated and reserved for issuance a total of one million (1,000,000) shares of New Telewest Series A junior participating preferred stock, par value $0.01 per share. When issued and paid for in accordance with the Stockholder Rights Agreement, which New Telewest will put in place and which is described below, the New Telewest Series A junior participating preferred stock will be fully paid and non-assessable. New Telewest will appoint a transfer agent for the New Telewest Series A junior participating preferred stock if and when any shares are issued.

Each share of New Telewest Series A junior participating preferred stock will entitle its holder to receive dividends out of New Telewest funds legally available for the payment of dividends when, as and if declared by the New Telewest board of directors. With respect to those dividends, the New Telewest Series A junior participating preferred stock will rank:

•	senior to all classes of New Telewest common stock and to each other class of capital stock or series of New Telewest preferred stock that are designated to rank junior to the New Telewest Series A junior participating preferred stock;

•	junior to all classes of New Telewest preferred stock that are designated to rank senior to the New Telewest Series A junior participating preferred stock; and

•	equal to all classes of New Telewest preferred stock that are designated to rank equally with the New Telewest Series A junior participating preferred stock.

Dividends, when, as and if declared by the New Telewest board of directors, would be payable quarterly in cash on the first day of January, April, July and October of each year, in an amount per share (subject to adjustment for a stock dividend on, or a subdivision or combination of, New Telewest common stock) equal to the greater of:

•	$10.00; and

•	1,000 times the aggregate amount per share of all dividends declared on the New Telewest common stock since the immediately preceding dividend payment date.

Upon the liquidation, dissolution or winding-up of New Telewest, the holders of outstanding shares of New Telewest Series A junior participating preferred stock will be entitled to be paid out of the assets available for distribution to New Telewest stockholders after payment of any liquidation values of any securities senior in liquidation rights to the New Telewest Series A junior participating preferred stock. After payment of the liquidation values of senior securities, the holders of the New Telewest Series A junior participating preferred stock will be entitled to receive (subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, New Telewest common stock) the greater of:

•	$1,000.00 for each share of New Telewest Series A junior participating preferred stock they hold, plus any accrued and unpaid dividends or distributions on those shares; and

•	the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of New Telewest common stock.

If, upon any liquidation, dissolution or winding-up of New Telewest, the remaining assets available for distribution are insufficient to pay the holders of the New Telewest Series A junior participating preferred stock and all other securities ranking equally with the New Telewest Series A junior participating preferred stock with respect to liquidation the full amount to which they are entitled, the holders of New Telewest Series A junior participating preferred stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the New Telewest Series A junior participating preferred stock. Following the payment of the liquidation value in full with respect to each share of New Telewest Series A junior participating preferred stock, no additional distributions will be made to the holders of the New Telewest Series A junior participating preferred stock.

Subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, the New Telewest common stock, each share of New Telewest Series A junior participating preferred stock will entitle the holder to 1,000 votes on all matters submitted to a vote of holders of the New Telewest common stock. The holders of the New Telewest Series A junior participating preferred stock will vote together as a single class with the holders of the New Telewest common stock.

If dividends on the New Telewest Series A junior participating preferred stock have been declared and are in arrears in an amount equal to six quarterly dividends, whether or not consecutive, all holders of New Telewest preferred stock which have such provision in the New Telewest certificate of incorporation governing their terms, including holders of the New Telewest Series A junior participating preferred stock, whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to the New Telewest board of directors. The directors will serve until successors to them have been elected or until dividends on the New Telewest Series A junior participating preferred stock are no longer in arrears.

The New Telewest Series A junior participating preferred stock will not be redeemable. The New Telewest Series A junior participating preferred stock will not be convertible.

Stockholder Rights Agreement

Upon issuance, each share of New Telewest common stock (whether originally issued or from New Telewest’s treasury) will be accompanied by a Stockholder Right. Except as set forth below, each Stockholder Right, when it becomes exercisable, entitles the registered holder to purchase from New Telewest one one-thousandth of a share of New Telewest Series A junior participating preferred stock at the Stockholder Rights Purchase Price of $80.00, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement. The complete description and terms of the Stockholder Rights will be set forth in a Stockholder Rights Agreement between Telewest and The Bank of New York as Rights Agent.

The Stockholder Rights Agreement is intended to encourage a potential acquiror to negotiate directly with the New Telewest board of directors, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in New Telewest without the prior approval of the New Telewest board of directors. The effect of the Stockholder Rights may be to delay, defer or prevent a change in control of New Telewest (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to New Telewest stockholders.

Initially, the Stockholder Rights are attached to all New Telewest common stock certificates representing shares then outstanding, and no separate Stockholder Rights certificates will be distributed. Subject to some exceptions specified in the Stockholder Rights Agreement, the Stockholder Rights will separate from the New Telewest common stock on the “Distribution Date,” which is the earlier of the close of business on:

(1)	The “Shares Acquisition Date,” which is the date on which a person or group of affiliated persons becomes an “Acquiring Person” by:

(i)	having acquired beneficial ownership of 25% or more of the outstanding shares of New Telewest common stock (except pursuant to a Permitted Offer, as defined below, and except for acquisitions of 25% or more (i) by New Telewest, (ii) by any of its subsidiaries, employee benefit plans or related entities, (iii) directly from New Telewest, (iv) as a result of stock repurchases by New Telewest or (v) as a result of inadvertent acquisitions where the person rectifies the breach in accordance with the Rights Agreement);

(ii)	entering into an agreement or arrangement with New Telewest or any subsidiary of New Telewest providing for an acquisition transaction when the Stockholder Rights are not redeemable; or

(iii)	becoming an “Adverse Person” in the judgment of the New Telewest board of directors; or

(2)	the date 10 business days (or such later date as the New Telewest board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

The definition of Acquiring Person under clause (l)(i) above also specifically excludes the Bank of New York in its capacity as escrow agent, and any acquisition of 25% or more of the New Telewest common stock before the bar dates of the Telewest scheme and the Telewest Jersey scheme.

A “Permitted Offer” is a tender or exchange offer for all outstanding shares of New Telewest common stock at a price and on terms which a majority of certain members of the board of directors determine to be fair to stockholders and not inadequate and to be otherwise in the best interests of New Telewest and its stockholders, other than such Acquiring Person, its affiliates and associates.

Until the Distribution Date, (1) the Stockholder Rights will be evidenced by the New Telewest common stock certificates and will be transferred with and only with such New Telewest common stock certificates, (2) New Telewest common stock certificates will contain a legend incorporating the Stockholder Rights Agreement by reference and (3) the surrender for transfer of any certificates for New Telewest common stock outstanding will also constitute the transfer of the Stockholder Rights associated with the New Telewest common stock represented by such certificate.

The Stockholder Rights will not be exercisable until the Distribution Date and will expire at 5:00 p.m., New York City time, on March 2, 2014 unless such date is extended or the Stockholder Rights are earlier redeemed or exchanged by New Telewest as described below.

As soon as practicable after the Distribution Date, Stockholder Rights certificates will be mailed to holders of record of New Telewest common stock as of the close of business on the Distribution Date and, thereafter, the separate Stockholder Rights certificates alone will represent the Stockholder Rights. Only shares of New Telewest common stock issued prior to the Distribution Date will be issued with Stockholder Rights.

In the event that a person becomes an Acquiring Person, each holder of a Stockholder Right will thereafter have the right to receive, upon exercise, New Telewest common stock (or, in certain circumstances, other securities of New Telewest) having a value equal to two times the exercise price of the Stockholder Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Stockholder Rights that are, or (under certain circumstances specified in the Stockholder Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

In the event that, at any time following the Shares Acquisition Date, (i) New Telewest is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of New Telewest common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving company’s voting power, or (ii) more than 50% of the assets or earning power of New Telewest is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate or any other person in which such Acquiring Person, affiliate or associate has an interest or any person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of New Telewest common stock are not treated alike, any other person, then each holder of a Stockholder Right (except Stockholder Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company (or in certain circumstances, its parent) having a value equal to two times the exercise price of the Stockholder Right. The holder of a Stockholder Right will continue to have the right described in this paragraph whether or not such holder exercises or surrenders the right described in the preceding paragraph.

At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Stockholder Rights, and under certain other circumstances, the board of directors of New Telewest may redeem the Stockholder Rights in whole, but not in part, at a price of $0.001 per Stockholder Right (the “Stockholder Rights Redemption Price”), payable in cash, New Telewest common stock or other consideration deemed appropriate by the New Telewest board of directors.

Additionally, following the Shares Acquisition Date, New Telewest may redeem the then outstanding Stockholder Rights in whole, but not in part, at the Stockholder Rights Redemption Price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving New Telewest in which all holders of shares of New Telewest common stock are treated alike but not involving an Acquiring Person or its affiliates or associates. The payment of the Stockholder Rights Redemption Price may be deferred under certain circumstances as contemplated in the Stockholder Rights Agreement.

lmmediately upon the action of the New Telewest board of directors electing to redeem the Stockholder Rights, the Stockholder Rights will terminate and the only right of the holders of Stockholder Rights will be to receive the Stockholder Rights Redemption Price.

The Purchase Price payable, and the number of shares of New Telewest Series A junior participating preferred stock, New Telewest Common Shares or other securities issuable, upon exercise of the Stockholder Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the New Telewest Series A junior participating preferred stock, (ii) upon the grant to holders of New Telewest Series A junior participating preferred stock of certain rights or warrants to subscribe for or purchase New Telewest Series A junior participating preferred stock at a price, or securities convertible into New Telewest Series A junior participating preferred stock with a conversion price, less than the then current market price of the New Telewest Series A junior participating preferred stock or (iii) upon the distribution to holders of the New Telewest Series A junior participating preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Stockholder Rights and the number of one one-thousandths of a share of New Telewest Series A junior participating preferred stock issuable upon exercise of each Stockholder Right are also subject to adjustment in the event of a stock split of the New Telewest Common Shares or a stock dividend on the New Telewest Common Shares payable in New Telewest Common Shares or subdivisions, consolidations or combinations of New Telewest Common Shares occurring, in any such case, prior to the Distribution Date.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of New Telewest Series A junior participating preferred stock will be issued (other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a share, which may, at the election of New Telewest, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of New Telewest Series A junior participating preferred stock on the last trading day prior to the date of exercise.

At any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of New Telewest common stock, the New Telewest board of directors may exchange the Stockholder Rights (other than Stockholder Rights owned by such person or group that have become void), in whole or in part, for New Telewest common stock at an exchange ratio of one share of New Telewest common stock, or one one-thousandth of a share of New Telewest Series A junior participating preferred stock (or of a share of a class or series of New Telewest preferred stock having equivalent rights, preferences and privileges), per Stockholder Right subject to adjustment.

Until a Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New Telewest (other than as a holder of common stock), including, without limitation, the right to vote or to receive dividends.

Any of the provisions of the Stockholder Rights Agreement may be amended by the New Telewest board of directors prior to the Stockholder Rights Distribution Date. After the Stockholder Rights Distribution Date, the provisions of the Stockholder Rights Agreement may be amended by the New Telewest board of directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Stockholders Rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement, except that the Stockholder Rights Agreement may not be supplemented or amended to lengthen (1) a time period relating to when the Stockholder Rights may be redeemed at such time as when the Stockholder Rights are not then redeemable; or (2) any other time period unless any such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Stockholder Rights under the Stockholder Rights Agreement. The foregoing notwithstanding, no amendment may be made to the Stockholder Rights Agreement at a time when the Stockholder Rights are not redeemable except to cure any ambiguity or correct or supplement any provision contained in the Stockholder Rights Agreement that may be defective or inconsistent with any other provision therein.

Transfer Agent and Registrar

The transfer agent and registrar for the New Telewest common stock is The Bank of New York.

Special Provisions of the Certificate of Incorporation

New Telewest’s certificate of incorporation contains the provisions summarized below, among others. These provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued New Telewest common stock and any series of New Telewest preferred stock, of delaying, deferring or preventing a change in control of New Telewest, of making it more difficult to remove or change the composition of the incumbent New Telewest board of directors and its officers, of being adverse to stockholders who desire to participate in a tender offer and of depriving stockholders of possible opportunities to sell their New Telewest common stock at a premium to market prices.

New Telewest’s certificate of incorporation provides that the directors are divided into three classes, each of which serves a staggered three-year term, and that vacancies on New Telewest’s board of directors that may occur between annual meetings may be filled by the members of the board. In addition, this provision specifies that any director elected to fill a vacancy on New Telewest’s board of directors will serve for the balance of the term of the replaced director. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

New Telewest’s certificate of incorporation also provides that directors can be removed by the stockholders only for cause and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the capital stock that by its terms may be voted generally in the election of directors of New Telewest, voting together as a single class.

New Telewest’s certificate of incorporation provides that only a majority of New Telewest’s board of directors (or a committee thereof), its chairman or president may call a special meeting of the stockholders and that stockholders may not act by written consent.

New Telewest’s certificate of incorporation also provides that no New Telewest director will be personally liable to New Telewest or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent the elimination from, or limitation of, liability is not permitted under the DGCL.

Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or in the right of the corporation, indemnification is limited to expenses actually and reasonably incurred in defense or settlement and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. New Telewest’s certificate of incorporation requires New Telewest to indemnify its officers and directors in accordance with its by-laws to the fullest extent authorized by the DGCL.

Through its certificate of incorporation, New Telewest has elected to be governed by Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that such stockholder becomes an interested stockholder, unless:

•	prior to that time either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares held by persons who are both directors and officers and certain employee stock plans; or

•	at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A business combination includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation’s voting stock.

An amendment to any of the provisions of New Telewest’s certificate of incorporation relating to the following matters requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of New Telewest then entitled to be voted on all matters submitted to New Telewest’s stockholders generally:

•	the classification of directors;

•	the removal of directors;

•	the prohibition on action by written consent of stockholders;

•	special meetings of stockholders;

•	certain liabilities of directors;

•	amendments to the by-laws;

•	indemnification of directors and officers;

•	the applicability of Section 203 of the DGCL to New Telewest; and

•	Article XII of New Telewest’s certificate of incorporation, which imposes these super-majority voting requirements.

The requirement of a super-majority stockholder vote is designed to prevent a stockholder who controls a majority of the outstanding shares of the New Telewest capital stock that by its terms may be voted on all matters submitted to stockholders generally from avoiding the super-majority voting requirements of the provisions listed above by simply amending or repealing these provisions.

Special By-laws Provisions

New Telewest’s by-laws provide that to be properly brought before the annual or any special stockholders’ meeting, business must be:

•	specified in the notice of meeting, or any supplement or amendment thereto, given by or at the direction of New Telewest’s board of directors;

•	otherwise properly brought before the meeting by or at the direction of New Telewest’s board of directors; or

•	solely in the case of the annual meeting, otherwise properly brought before the meeting by a stockholder who timely gives notice to New Telewest in writing and who is a stockholder of record on the date of giving of notice and on the record date for the meeting.

To be timely, a stockholder’s written notice must be delivered to or mailed and received at the principal executive offices of New Telewest not less than 75 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided that if the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received by New Telewest not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

A stockholder may nominate directors only if the stockholder delivers timely written notice to New Telewest (and is a stockholder of record on the date of giving notice and on the record date for the meeting), in the case of: (x) an annual meeting, not less than 75 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided that in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received by New Telewest not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs; and (y) a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or the public disclosure was made, whichever first occurs.

New Telewest’s by-laws provide that it may purchase and maintain insurance on behalf of any of its directors, officers, employees or agents against any liability that may be asserted against him or her. New Telewest will maintain liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers. New Telewest has also entered into indemnification agreements with its directors and officers of New Telewest and its subsidiaries.

Information on CREST Depository Interests

General

CREST is the UK system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by CRESTCo Limited, or CRESTCo. It avoids the need for physical share certificates, which delay trading. Under the laws of England and Wales, shares of non-UK companies, such as New Telewest, cannot be held and transferred directly in CREST. As a result, CREST developed CREST Depository Interests, or CDIs, to allow trading and settlement in shares of non-UK companies in CREST.

Except as set out below, eligible Telewest shareholders, other than The Bank of New York, acting as depositary for the ADR holders, will receive their interest in New Telewest by means of the CREST International Settlement Links Service link with The Depository Trust Company, or DTC. Under the CREST International Settlement Links Service, shares of New Telewest common stock will be transferred to the DTC account of CREST International Nominees Limited, a subsidiary of CRESTCo, which will hold them as nominee for CREST Depository Limited, another subsidiary of CRESTCo. CREST Depository Limited will issue depository interests representing entitlements to the shares of New Telewest common stock known as CDIs. Details of the arrangements for CREST are contained in the CREST International Manual (March 2004), which is available on the CREST website at www.crestco.co.uk.

Telewest shareholders, who are also holders of notes or debentures issued by Telewest, may give written notice to Telewest, the escrow agent or the registrars, Lloyds TSB Registrars, at least seven business days in advance of the effective date of the Telewest scheme if they wish to receive New Telewest common stock to which they are entitled as shareholders of Telewest pursuant to the same distribution mechanics by which they will receive New Telewest common stock in their capacity as a creditor under the Telewest scheme, namely in a DTC account. Such notice must include any relevant details of such account.

A corporate nominee service will be established with Lloyds TSB Registrars for eligible Telewest shareholders who do not hold their Telewest shares in CREST. The corporate nominee will hold the CDIs on behalf of those shareholders and will send them a statement of entitlement in respect of their CDI holding.

CDIs

CDIs are held, transferred and settled solely within CREST. CDI holders will not be the record holders of the shares of New Telewest common stock to which they are entitled as a result of the Financial Restructuring. They will, however, have beneficial ownership of the shares of New Telewest common stock through their ownership of the CDIs.

CDIs have the following characteristics:

•	they can be priced in pounds sterling;

•	dividends, if declared, can be paid in pounds sterling;

•	trades will be capable of settlement in London within CREST in the form of CDIs; and

•	annual custody fees associated with CDIs held through the corporate nominee service of Lloyds TSB Registrars will be paid by New Telewest.

Holders of CDIs will be entitled to exchange their CDIs at any time for New Telewest shares held through DTC or in physical form. This will entitle them to all the rights of stockholders of New Telewest, including the right to attend and vote at stockholder meetings.

Trading and Voting

Trading of CDIs

CDI holders who have their own CREST account will be able to trade the CDIs in the usual way. CDI holders who are participants in DTC or who have a brokerage account with a participant in DTC can exchange their CDIs for New Telewest shares at any time.

Eligible New Telewest CDI holders who do not have their own CREST account will hold their New Telewest CDIs through the corporate nominee service provided by Lloyds TSB Registrars. Information in relation to trading will be provided with the statement of entitlement sent to those CDI holders by Lloyds TSB Registrars. For a period of approximately eight weeks following the dispatch of the statements of entitlement, a special dealing service will be available to eligible holders who hold their CDIs through the corporate nominee service. The service will be a postal service, instruction forms and reply-paid envelopes being included with the dispatch of statements of entitlement. Dealings will take place once a week.

Voting

Holders of CDIs will not be the record holders of the underlying shares of New Telewest common stock. As a result, they may not be able to enforce or exercise certain rights of New Telewest stockholders. New Telewest will establish, as far as practicable, arrangements under which holders of CDIs will be able to receive notices of meetings of stockholders of New Telewest, annual reports and any other documents issued by New Telewest to its stockholders and arrangements under which holders of CDIs will be able to give directions as to how they would like the underlying shares of their CDIs to be voted at meetings of stockholders of New Telewest in generally an equivalent way to stockholders of New Telewest.

New Telewest will, as far as practicable, make arrangements whereby:

•	any notices, annual reports and any other documents issued by New Telewest to its stockholders together with, if and when applicable, forms requesting voting instructions will be sent to CDI holders of record at or around the same time as such documents are sent to New Telewest stockholders;

•	for those CDI holders within the corporate nominee service, New Telewest will instruct Lloyds TSB Registrars to make the arrangements for dispatch of the relevant documents;

•	for those CDI holders that have their own CREST account, New Telewest will request a register from CRESTCo as and when required and will make the arrangements for dispatch of the relevant documents itself;

•	the CDI holders will be able to exercise their votes by returning completed voting instructions either to Lloyds TSB Registrars (if they hold their CDIs in the corporate nominee service) or to New Telewest (if they have their own CREST account); and

•	it is intended that all CDI holders will be able to exercise their votes (in proportion to their entitlement to the underlying shares of New Telewest common stock) as proxies for CREST International Nominees Limited, the holder of record on the New Telewest register.

Dividends

If the CDIs are held through the corporate nominee service of Lloyds TSB Registrars, dividends (if any) will be paid in pounds sterling.

CDI holders who have their own CREST accounts will be able to have dividends (if any) paid in pounds sterling for as long as their CDIs are so held.

COMPARISON OF RIGHTS OF SHAREHOLDERS

Your rights as a shareholder of Telewest are governed by the Companies Act 1985 (as amended), hereinafter referred to as the Companies Act, Telewest’s memorandum and articles of association, the Listing Rules of the UK Listing Authority and the City Code on Takeovers and Mergers and certain other English legislation. After the Financial Restructuring, you will become a holder of shares, or CDIs representing shares, of New Telewest common stock and your rights will be governed by the Delaware General Corporations Law, or DGCL, and New Telewest’s certificate of incorporation and by-laws. The shares of New Telewest common stock will not be listed on the London Stock Exchange and New Telewest will not be subject to the City Code on Takeovers and Mergers, or the City Code.

The City Code is a set of general principles and rules that govern the conduct of takeovers and mergers of certain UK companies. It is issued and administered by the Takeover Panel, which supervises the conduct of takeovers and mergers in the United Kingdom. Telewest is subject to the rules of the City Code.

The following is a comparison of the material rights of holders of New Telewest’s common stock and holders of Telewest’s shares. The comparison summarizes provisions of the existing organizational documents of Telewest and New Telewest and, in some instances, provisions of the DGCL and the laws of England and Wales. The certificate of incorporation and by-laws of New Telewest and the memorandum and articles of association of Telewest have been filed with the US Securities and Exchange Commission as exhibits to the registration statement of which this shareholders’ circular and prospectus is a part and are incorporated by reference herein. See “Where You Can Find More Information.”

Provision	New Telewest	Telewest

Capital Stock

Authorized Share Capital

The authorized share capital of New Telewest consists of:

•        1,000,000,000 shares of common stock, $0.01 par value per share, of which one share was issued and outstanding at the close of business on March 22, 2004, and 245,000,001 are expected to be issued and outstanding upon completion of the Financial Restructuring; and

•        5,000,000 shares of preferred stock, $0.01 par value per share, none of which was outstanding at the close of business on March 22, 2004.

The authorized share capital of Telewest consists of:

•        4,300,000,000 ordinary shares, £0.10 par value per share, of which 2,873,663,895 were issued and outstanding at the close of business on March 22, 2004; and

•        300,000,000 limited voting shares, £0.10 par value per share, of which 82,507,747 were issued and outstanding at the close of business on March 22, 2004.

The ordinary shares and the limited voting shares rank pari passu in all respects, except that the limited voting shares do not confer the right to speak or vote on any resolution for the removal, election, appointment or re-appointment of directors so that, other than the foregoing limitation, the limited voting shares at all times carry the same rights as, and are treated as forming one uniform class with, the ordinary shares, provided that the limited voting shares are treated as a separate class in relation to any variation of rights attached to them.

Provision	New Telewest	Telewest

Issuance of other classes of shares	New Telewest’s board of directors may authorize by means of a board resolution the issuance of preferred shares in one or more series and to fix for each series, the number of shares that shall constitute the series, their voting power (whether full, limited or no voting power), and the designations, preferences and relative participating, optional or other rights and qualifications, limitations or restrictions of those shares. Such a “blank check” preference share provision could have “anti-takeover” effects. See, for example, “Description of the New Telewest Capital Stock—Stockholders Rights Plan.”	Telewest shares of any class cannot be issued without shareholder approval.

Stock Exchange Listing	Subject to satisfaction of the applicable listing criteria on completion of the Financial Restructuring, the common stock of New Telewest will be quoted on the Nasdaq National Market.	Telewest’s ordinary shares are listed on the London Stock Exchange, and are quoted on the Nasdaq National Market by way of American Depositary Shares.

Dividends

Subject to the rights of the holders, if any, of preferred stock, holders of New Telewest stock will be entitled to receive dividends at the times and in the amounts as may be determined by New Telewest’s board of directors.

Under Section 170(a) of the DGCL, New Telewest may declare and pay dividends, subject to limitations in its certificate of incorporation, either out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. There are no similar limitations in the certificate of incorporation of New Telewest.

Telewest may declare a dividend by ordinary resolution of the shareholders, but no dividend may exceed the amount recommended by the board of directors.

Telewest’s board of directors alone may declare and pay such interim dividends as appears to them to be justified by profits available for distribution. All dividends unclaimed for a period of 12 years from the date they became due for payment shall be forfeited by the holder of the relevant shares.

Under the Companies Act, a dividend may not be made to shareholders except out of profits available for the purpose, that is, a company’s accumulated realized profits as far as not previously utilized by distribution or capitalization less its accumulated realized losses as far as not previously written-off in a reduction or a reorganization of capital.

Pre-emptive Rights	None.	The articles of association do not contain any pre-emptive rights. The Companies Act confers on shareholders rights of pre-emption in respect of the issuance of equity securities that are, or are to be, paid up wholly in cash. These provisions

Provision	New Telewest	Telewest

may be waived by a special resolution of the shareholders, either generally or specifically, for a maximum period not exceeding five years.

In addition, under the Listing Rules of the UK Listing Authority, the issuance of securities for cash other than to existing equity shareholders in proportion to their holdings must be approved by an ordinary resolution of shareholders. However, a waiver of the statutory pre-emption rights described above will also satisfy the UK Listing Authority requirement.

Board of Directors

Size of Board	New Telewest’s board of directors must contain not less than three nor more than 15 directors, as determined by the board pursuant to a resolution approved by the affirmative vote of a majority of the directors present at that meeting of the board.	Telewest’s board of directors must comprise not less than two directors.

Classification of Board of Directors	New Telewest’s directors are divided into three classes. Each class is to be as nearly equal in number as possible. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain each class as nearly equal as possible. No reduction shall have the effect of shortening the term of any incumbent director.	Telewest’s board of directors is not classified.

Election of Board of Directors; Vacancies

Any vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

A stockholder may nominate directors only if the stockholder delivers timely written notice to New Telewest (and is a stockholder of record on the date of giving of notice and on the record date for the meeting), in the case of:

(i)     an annual meeting, not less than 75 days nor more than 90 days before the first anniversary of the date of the preceding year’s annual meeting (subject to adjustment if the meeting date is moved); and

The shareholders may by ordinary resolution (on which limited voting shares do not carry the right to vote) appoint a person as director, either to fill a vacancy or as an additional member of the board of directors.

Without prejudice to the power of shareholders to appoint directors, the board of directors may appoint a person who is willing to act as a director, either to fill a vacancy or as an additional member of the board of directors.

This right of both the shareholders and the board of directors to appoint a director is subject to the articles.

Provision	New Telewest	Telewest

(ii)    a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

Term of Office	Except for two classes of directors who are expected to initially hold terms expiring at the annual meetings in 2005 and 2006, respectively, the term of office of each director shall be until the third annual meeting following his or her election and, in any event, until the qualification of his or her successor unless a lesser term is appropriate to have consistent class size.	All directors serve until the next annual general meeting following their election and, in any event, until their successors have been elected or their earlier resignation or removal from office in accordance with the articles.

Removal of Directors	Directors can be removed from office only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of New Telewest on the relevant record date.	Directors can be removed from office by ordinary resolution of the shareholders.

Indemnification and Limitation of Liability of Directors, Officers and Employees

New Telewest shall indemnify to the fullest extent permitted by law any current or former director or officer or any person serving or who has served at the request of New Telewest as a director, officer, employee or agent of another corporation against expenses actually and reasonably incurred in connection with the defense or reasonable settlement of any such action, suit or proceeding or any appeal therein.

A director will not be personally liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by law.

New Telewest is not responsible for indemnification if the individual is adjudged to be liable to New Telewest (unless a court determines otherwise).

The indemnification provided for in the certificate of incorporation is not exclusive of other rights to which a director or officer may be entitled, including rights under

Every officer of Telewest shall be indemnified against all costs, charges, losses and liabilities incurred in the execution of his or her duties and in the exercise of his or her powers, authority and discretion, including liability incurred defending proceedings in which there is no finding, or admission, of material breach of duty on his or her part, or where the court grants relief from liability for negligence, breach of duty or breach of trust, in relation to Telewest’s affairs.

The board of directors may also purchase and maintain insurance for any present or former officer of Telewest or its subsidiary undertakings or employee, to indemnify the officer or employee against liability for negligence, default or other liabilities which may be lawfully insured against.

Provision	New Telewest	Telewest

the by-laws, any agreement, any insurance purchased by New Telewest, any vote of stockholders or disinterested directors, or otherwise.

Shareholder Meetings

Calling a Special Meeting / Extraordinary General Meeting	A special meeting of stockholders may be called by the chairman of the board, the president or the board of directors. Stockholders may not call a special meeting.	The board of directors may call an extraordinary general meeting of shareholders whenever it thinks fit. The board of directors must call an extraordinary general meeting immediately on receipt of a requisition from shareholders holding not less than one-tenth of Telewest’s voting capital. Requisitionists may convene an extraordinary general meeting if the directors do not, within 21 days of receipt of the deposit of requisition to convene an extraordinary general meeting. At a meeting convened by requisitionists, no business may be transacted except that stated by the requisition or proposed by the board.

Quorum Requirements

At any meeting of stockholders, the holders of not less than a majority of the shares outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum.

A quorum, once established, is not broken by the withdrawal of enough votes to leave less than a quorum. Any meeting of stockholders may be adjourned and notice of the reconvened meeting need not be given if the time and place and other details of the reconvened meeting are announced at the meeting at which the adjournment is taken.

At any general meeting of shareholders, two or more persons holding ordinary shares who are present in person or by proxy, shall constitute a quorum.

A quorum, once established, is broken if fewer than two shareholders are present and, if the meeting was requisitioned by the shareholders, it is dissolved. In any other case, it is adjourned for between 14 and 28 days, and to such place as the chairman decides. At least seven clear days’ notice of the adjourned meeting shall be given.

Voting Rights

Holders of New Telewest common stock are entitled to one vote for each share held on all matters on which stockholders are generally entitled to vote.

Holders of preferred stock are entitled to vote under certain circumstances.

The board of directors or the officer presiding at a meeting of the stockholders may require that any votes cast at the meeting be cast by written ballot.

Holders of Telewest ordinary shares are entitled on a poll vote to one vote for each share held on all matters on which shareholders are generally entitled to vote.

Holders of limited voting shares are entitled on a poll vote to one vote for each share held on any resolution other than those relating to the removal, election, appointment or re-appointment of directors.

Shares may be subject to disenfranchisement in the event of:

(i)     non-payment of calls or other monies due in respect of the shares;

Provision	New Telewest	Telewest

(ii)    non-compliance with a statutory notice requiring disclosure as to beneficial ownership of shares; or

(iii)  the holder’s shareholding being detrimental to the grant, renewal or extension of any licenses granted in respect of cable television or under the Telecommunications Act.

Voting at a general meeting is by a show of hands unless a poll is demanded by (i) the chairman of the meeting, (ii) not less than five shareholders present in person or by proxy entitled to vote, (iii) shareholders present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to attend and vote at such meeting, or (iv) any shareholders present in person or by proxy and holding shares conferring a right to vote at the meeting on which there have been paid-up sums in aggregate equal to not less than one-tenth of the total sum paid on all shares conferring that right.

Required Votes	Unless the certificate of incorporation or by-laws of New Telewest or the DGCL specify a greater quorum or voting requirement, any action to be taken by the stockholders of New Telewest may be taken by the affirmative vote of a majority of the votes entitled to be cast.	Unless otherwise required by law or the articles, any action to be taken by the shareholders in a general meeting is taken by ordinary resolution, which requires the affirmative vote of a majority of the shareholders present in person and voting, in the case of a vote by show of hands, or present in person or by proxy and holding shares conferring in the aggregate a majority of votes actually cast on the ordinary resolution, in the case of a vote by poll.

Supermajority Voting Requirements

The affirmative vote of the holders of at least two-thirds of the outstanding shares of New Telewest capital stock which by its terms may be voted on all matters submitted to stockholders of New Telewest generally, voting together as a single class, is required for stockholder action relating to (a) amendments to the by-laws; and (b) the amendment or repeal of the provisions of New Telewest’s certificate of incorporation relating to:

(i)       the classification of directors;

A special resolution (e.g., a resolution amending the memorandum or articles, changing Telewest’s name or waiving statutory pre-emption rights) or an extraordinary resolution (e.g., relating to certain matters concerning liquidation) requires the affirmative vote of not less than three-fourths of the shareholders present in person and voting, in the case of a vote by show of hands, or present in person or by proxy and holding shares conferring in the aggregate at least three-fourths of the votes actually cast on the resolution, in the case of a vote by poll.

Provision	New Telewest	Telewest

(ii)      the removal of directors;

(iii)     the prohibition on action by written consent of stockholders;

(iv)     special meetings of stockholders;

(v)      certain liabilities of directors;

(vi)     amendments to the by-laws;

(vii)    indemnification of directors and officers;

(viii)  the applicability of Section 203 of the DGCL to New Telewest; and

(ix)     Article XII of New Telewest’s certificate of incorporation which imposes these voting requirements.

Action by Written Consent	Any action by stockholders must be taken by stockholder vote at an annual or special meeting and may not be taken by a written consent of stockholders under Section 228 of the DGCL or any other provision of the DGCL.	A resolution in writing executed by or on behalf of each member who would have been entitled to vote upon it if it had been passed at a general meeting at which he or she was present is as effective as if it had been passed at a general meeting duly convened and held.

Advance Notice Requirements for Matters to be Considered at a Stockholders’ Meeting

The by-laws of New Telewest provide that, to be properly brought before the annual or any special stockholders’ meeting, business must be:

•        specified in the notice of meeting, or any supplement or amendment thereto, given by or at the direction of the board of directors;

•        otherwise properly brought before the meeting by or at the direction of the board of directors; or

•        solely in the case of the annual meeting, otherwise properly brought before the meeting by a stockholder who timely gives notice to New Telewest in writing and who is a stockholder of record on the date of giving of notice and on the record date for the meeting.

To be timely, a stockholder’s written notice must be delivered to or mailed and

An annual general meeting may be called by not less than 21 days’ notice in writing. An extraordinary general meeting at which an ordinary or extraordinary resolution is proposed requires 14 days’ notice in writing and an extraordinary general meeting at which a special resolution is proposed requires 21 days’ notice in writing. These notice periods exclude the day when notice is given or deemed to be given and the day for which it is given. Under the Listing Rules of the UK Listing Authority, notice of a shareholder meeting is generally accompanied by a shareholder circular (or, in the case of an annual general meeting, by an annual report and accounts) containing an explanation of the purpose of the meeting and the board of directors’ recommendation on the actions to be taken. An annual general meeting may be called by shorter notice if it is so agreed by all the members

Provision	New Telewest	Telewest

	received at the principal executive offices of New Telewest not less than 75 days nor more than 90 days before the first anniversary of the date of the preceding year’s annual meeting (subject to adjustment if the meeting date is changed).	entitled to attend and vote and any other meeting may be called by shorter notice by a majority holding not less than 95% in nominal value of shares having the right to attend and vote.

Amendments to Organizational Documents

Certificate of Incorporation / Articles of Association	Under the DGCL, the board of directors of New Telewest must adopt a resolution declaring the advisability of an amendment to the certificate of incorporation and the amendment must be approved by the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the certificate of incorporation (see “Supermajority Voting Requirements,” above).	Telewest’s articles may be amended by special resolution of the shareholders, i.e., the affirmative vote of not less than three-fourths of the shareholders (see “Supermajority Voting Requirements,” above).

By-laws / Memorandum	The by-laws may be amended or new by-laws may be adopted by either (1) the affirmative vote of the holders of at least two-thirds of New Telewest’s outstanding capital stock entitled to vote thereon; or (2)(a) with respect to any provision other than Article VIII (Corporate Identity), by a majority of the entire board of directors, which is the total number of directors New Telewest would have at any time if there were no vacancies; and (b) with respect to Article VIII, by at least 66 2/3% of the entire board of directors.	Certain aspects of the memorandum of association of Telewest may be amended by special resolution of the shareholders, i.e., the affirmative vote of not less than three-fourths of the shareholders (see “Supermajority Voting Requirements,” above).

Other Provisions

Dissenters’ Appraisal Rights	Section 262 of the DGCL provides that, with some exceptions, a stockholder who has not consented to or voted in favor of a merger or consolidation may apply to the court for a determination of the fair value of that stockholder’s shares.	Telewest shareholders have no dissenters’ appraisal rights.

Business Combinations	Under Section 203 of the DGCL, which deals with business combinations, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with affiliates or associates, owns, or who become an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder	Telewest shareholders have no special rights in respect of business combinations.

Provision	New Telewest	Telewest

became an interested stockholder, except under limited circumstances. Although a company may elect in its certificate of incorporation not to be governed by this provision of Delaware law, New Telewest has provided in Article XV of its certificate of incorporation that it will be governed by this provision. A super-majority vote is required to amend this Article of the certificate of incorporation (see “Supermajority Voting Requirements,” above).

Stockholder Rights Agreement	New Telewest has authorized the adoption of a Stockholder Rights Agreement, commonly called a “poison pill,” which would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring New Telewest in a manner or on terms not approved by the board of directors. The Stockholder Rights Agreement, which grants each New Telewest stockholder a Preferred Stock purchase right, is designed to deter coercive takeover tactics and to prevent an acquiror from gaining control of New Telewest without offering fair value to its stockholders (see “Stockholder Rights Agreement,” above).	Telewest does not have a shareholder rights agreement or any similar arrangement.

Forced Disposal of Shares	New Telewest has no comparable restriction.	If the board of directors, after a consultation process, determines that the interest of a shareholder in its shares may be prejudicial to the retention, grant, renewal or extension of a license granted in respect of cable television or under the UK Telecommunications Act, it may require the shareholder to dispose of some or all of those shares to a person not connected with the shareholder.

Sanctions on Shareholders	New Telewest has no comparable restriction.	Holders of Telewest shares may lose the right to vote if they fail to comply within a prescribed period of time with a request by Telewest under Section 212 of the Companies Act to provide information on past or present ownership of, or interests in, the shares.

Provision	New Telewest	Telewest

Disclosure of Shareholdings	A person who acquires, directly or indirectly, the beneficial ownership (as defined in the regulations promulgated by the Securities and Exchange Commission) of more than 5% of New Telewest’s common stock is required to	Under the Companies Act, a person who acquires an interest, directly or indirectly, of 3% or more of any class of shares is required to notify the company of its interest within two business days following the day on which the
	publicly file with the Securities and Exchange Commission a disclosure statement on Schedule 13D or 13G pursuant to Regulation 13D under the US Securities Exchange Act of 1934.	notification obligation arises. In these circumstances, the Listing Rules require Telewest to make a public announcement without delay and in any event by the end of the business day following receipt of notification. After the 3% level is exceeded, similar notifications must be made in respect of increases or decreases of 1% or more, or if the number of shares in which the person is interested drops below 3%.

PROPOSED AMENDED SENIOR SECURED CREDIT FACILITY

The Commitment Letter

Telewest and TCN have agreed the terms of, but have not yet executed, a commitment letter which sets out the terms and conditions on which the Senior Lenders will make available to TCN an amended senior secured credit facility.

Conditions Precedent to the Commitment Letter

Under the terms of the commitment letter, the commitment of each of the Senior Lenders to provide the facilities contemplated by the proposed amended senior secured credit facility is subject to, among other things, the following conditions:

•	the accuracy and completeness of representations being made by TCN, Telewest, New Telewest and Telewest UK in the commitment letter;

•	the execution of an amended and restated facility agreement relating to the facilities in the form agreed by the Senior Lenders, TCN, Telewest, certain members of the Bondholder Committee and W.R. Huff; and

•	the receipt by the steering committee of the Senior Lenders of the following agreements in a form satisfactory to the steering committee:

binding voting agreements from IDT Corporation, Liberty Media, W.R. Huff and members of the Bondholder Committee, and such voting agreements must represent at least 60% of the aggregate outstanding notes and debentures of Telewest and Telewest Jersey;

binding agreements related to the discharge of outstanding liabilities arising under Telewest’s existing derivative agreements and the entry by TCN into new derivative agreements (see “—Settlement Agreements—Settlement with Swap Counterparties”); and

binding agreements related to the waiver of defaults arising out of a master leasing agreement and associated lease contracts with Royal Bank of Scotland (Industrial Leasing) Limited and a master leasing agreement with R. B. Leasing Limited and attaching agreed form novation and amendment agreements in relation to the master leasing agreements (see “—Settlement Agreements—Settlement of Master Leasing Agreements”).

Termination Rights under the Commitment Letter

In addition to the foregoing conditions, under the terms of the commitment letter, the Senior Lenders holding at least two-thirds of the value of the total commitments may terminate the Senior Lenders’ obligations under the commitment letter upon notice to Telewest, New Telewest, Telewest UK and TCN of the occurrence of one or more events, including the following:

•	the mailings of the public documents in respect of the schemes shall not have occurred on or before 15 days after the execution of the commitment letter;

•	the Telewest scheme and the Telewest Jersey schemes fail to become effective on or before the later of 90 days after the execution of the commitment letter or 60 days after the date of any vote by creditors to approve the Telewest scheme and the Telewest Jersey schemes, subject to such vote occurring on or before 75 days after the execution of the commitment letter;

•	Telewest withdraws the Telewest scheme or Telewest Jersey withdraws the Telewest Jersey schemes, or indicates in writing its intention to do so, or states publicly that it will not support the Financial Restructuring, or Telewest fails to confirm to certain Senior Lenders within 48 hours of a request that it is Telewest’s intention to continue with and recommend the Financial Restructuring in all material respects, or there is, in the opinion of the Senior Lenders holding two-thirds of the value of the total commitments, a material change in the terms of the Telewest scheme or Telewest Jersey schemes;
•	any of the noteholders’ and Liberty Media’s voting agreements are materially amended other than by virtue of termination of a voting agreement as a result of the disposal by the beneficial owner in certain circumstances of some or all of the securities to which it relates;

•	any of the noteholders’ and Liberty Media’s voting agreements are withdrawn or terminated and that termination results in such voting agreements representing less than 60% of the notes entitled to be voted in the Telewest or Telewest Jersey schemes, subject to certain exceptions;

•	any of the settlement agreements relating to the settlement of Telewest’s swap contracts, the voting agreement with IDT Corporation or the master leasing agreements with Royal Bank of Scotland (Industrial Leasing) Limited and RB Leasing Limited are withdrawn, terminated or materially amended by the parties to those agreements, or any of JPMorgan Chase Bank, The Royal Bank of Scotland plc, Crédit Agricole Indosuez (London branch), The Bank of New York, Royal Bank of Scotland (Industrial Leasing) Limited and RB Leasing Limited take any action or exercise any remedy inconsistent with the Financial Restructuring;

•	a facility agreement for the proposed amended senior secured credit facility in agreed form is not signed on or before the effective date of the Telewest scheme;

•	any of TCN, Telewest, New Telewest or Telewest UK breaches any representations, warranties or any terms of the commitment letter, or certain other letter agreements between Telewest, TCN and the steering committee, a co-ordinating committee of certain Senior Lenders or PricewaterhouseCoopers (other than breaches already acknowledged), and, if the breach can be remedied, fails promptly to remedy the breach;

•	there occurs an event or circumstance in relation to the Financial Restructuring that would result in the agent for the Senior Lenders or a Senior Lender acting contrary to any law, regulation or treaty, or any official directive or official request in connection with the commitment letter and the proposed amended senior secured credit facility;

•	there occurs a failure to obtain any order of any court (including any interim order), when applied for, or a requisite majority for any vote, when sought, in order for the shareholder resolution to be passed or the scheme creditors to approve the Telewest scheme and the Telewest Jersey schemes;

•	there occurs the making of any order (including any interim order) of any court or governmental body of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the Financial Restructuring;

•	any event occurs or circumstances arise which, in the opinion of the Senior Lenders holding at least two-thirds of the value of the total commitments, has a material adverse change to the business plan of Telewest or a material adverse change to the assets, liabilities, business or prospects of Telewest or affect the ability of TCN and its subsidiaries, Telewest, New Telewest or Telewest UK to perform all or any of their respective material obligations under the proposed amended senior secured credit facility and related documents;

•	any written information provided by Telewest or its advisers or any oral information provided by certain officers or advisers of Telewest in connection with the Financial Restructuring to the co-ordinators, the steering committee or the agent of the Senior Lenders or their advisers is inaccurate or incomplete in any respect which, in the reasonable opinion of the Senior Lenders holding at least two-thirds of the value of the total commitments, is regarded as material in the context of the Financial Restructuring, or the decision to provide the proposed amended senior secured credit facility;

•	TCN, Telewest, New Telewest or Telewest UK (as the case may be) fails to disclose facts or information in connection with the Financial Restructuring to the agent for the Senior Lenders which, in the reasonable opinion of the Senior Lenders holding at least two-thirds of the value of the total commitments, is regarded as material in the context of the Financial Restructuring, or the decision by a Senior Lender to provide the proposed amended senior secured credit facility;
•	any creditor or creditors of TCN, Telewest, New Telewest or Telewest UK takes any action or step which, in the reasonable opinion of the Senior Lenders holding at least two-thirds of the value of the total commitments, is likely to impair any of the security given for the benefit of the Senior Lenders under the security documents relating to the existing senior secured credit facility; or

•	Telewest or Telewest Jersey does not obtain, at least two business days before the effective date of the schemes, the agreement of the US Bankruptcy Court to enter a permanent injunction under section 304 of the US Bankruptcy Code in respect of the Telewest scheme or the Telewest Jersey schemes.

The commitment letter will automatically terminate on the earlier of (i) the later of 90 days after the execution of the commitment letter or 60 days after the date of any vote by creditors to approve the Telewest scheme and the Telewest Jersey scheme, subject to such vote occurring on or before 75 days after the execution of the commitment letter, and (ii) the date the facilities contemplated by the proposed amended senior secured credit facility become effective.

Undertakings by Telewest and TCN

In addition to the other conditions to the commitment letter, Telewest and TCN have undertaken, among other things, that:

•	within five business days of the signing of the commitment letter, Telewest will repay to TCN the sum of £41 million (together with accrued interest) held in trust for repayment to TCN pursuant to the terms of the trust deed dated October 1, 2002, which repayment would result in the amount being subject to the Senior Lenders’ security interest;

•	Telewest and TCN will not make, or fund the making of, any payments of principal or cash interest that is owing or may become owing on the notes and debentures of Telewest and Telewest Jersey;

•	neither TCN nor any of its subsidiaries will make payments restricted under the existing senior secured credit facility;

•	TCN will not make any further drawings under the existing senior secured credit facility; and

•	Telewest will use reasonable endeavors to procure the termination of the relationship agreement by MediaOne and Microsoft Corporation and a release of their accrued rights against Telewest under that agreement.

In addition, TCN, Telewest UK and Telewest agree to indemnify each Senior Lender against any losses or claims incurred in connection with the commitment letter or the term sheet describing the terms of the proposed amended senior secured credit facility and New Telewest agrees to guarantee the obligations of TCN, Telewest UK and Telewest under such indemnity.

Commitment Letter Fee

In connection with entering into the commitment letter, Telewest, New Telewest, Telewest UK and TCN have agreed to pay the Senior Lenders a fee of 0.4% of the committed amount of the proposed amended senior secured credit facility under the terms of the commitment letter. The fee will be payable on the business day following the day on which all parties to the commitment letter have signed the commitment letter.

The Terms of the Proposed Amended Senior Secured Credit Facility

The terms and conditions of the facilities that are currently expected to replace the existing senior secured credit facility are set out in a form of loan agreement, which has been negotiated among TCN, Telewest, New Telewest and the representatives of the Senior Lenders.

The Facilities

The proposed amended senior secured credit facility will provide TCN (as the borrower) with aggregate committed credit facilities of £2.03 billion and with aggregate uncommitted credit facilities of £125 million. The committed credit facilities will be comprised of four facilities as follows:

•	“Tranche A” term credit facilities in an aggregate principal amount of £1,695 million, maturing on December 31, 2005;

•	“Tranche B” revolving credit facilities in an aggregate principal amount of £140 million, maturing on December 31, 2005;

•	“Tranche C” overdraft facilities in an aggregate principal amount of £50 million, maturing on December 31, 2005; and

•	“Tranche D” term credit facilities in an aggregate principal amount of £145 million, maturing on June 30, 2006.

Tranche D contemplates the provision of additional uncommitted term credit facilities in an aggregate principal amount of £125 million, of which £20 million will be freely available and £105 million will only be available to be drawn down by TCN with the prior written consent of the Senior Lenders holding at least two-thirds in value of the total commitments.

Interest

Tranches A and B will bear interest at a rate of: (a) LIBOR plus (b) the mandatory cost (if applicable) (a rate set by a fixed formula based on applicable English statutory banking regulations or their EU counterparts) plus (c) the applicable margin as indicated below, and Tranche C will bear interest at the relevant overdraft lender’s fluctuating base rate plus the applicable margin, as follows:

Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow	Applicable Margin
	Tranche A	Tranche B	Tranche C
Greater than or equal to 5:1	4.00%	5.50%	4.00%
Less than 5:1 but greater than or equal to 4.5:1	3.50%	5.00%	3.50%
Less than 4.5:1 but greater than or equal to 4:1	3.00%	4.50%	3.00%
Less than 4:1	2.50%	4.00%	2.50%

The margin will be set for each interest period at the beginning of such interest period by reference to the ratio of TCN’s Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow in the most recent quarterly management accounts delivered to the Senior Lenders. If TCN has failed to deliver the relevant management accounts, the margin will revert to the highest base in the grid. The margin for the initial six months following the effective date of the schemes will be set by reference to the ratio of TCN’s Total Senior Debt as of the effective date of the schemes to Consolidated Annualized TCN Group Net Operating Cash Flow as set out in agreed quarterly management accounts delivered to the Senior Lenders prior to the effectiveness of the proposed amended senior secured credit facility. If, in setting the margin for the initial six-month period after the effective date of the schemes, the ratio of TCN’s Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow is less than 4:1, then the applicable margin for the initial six-month period after the effective date of the schemes shall be set as if the ratio were equal to 4:1.

Tranche D will bear interest at a rate of: (a) LIBOR plus (b) the mandatory cost (if applicable) plus (c) 5.00%.

If TCN fails to pay any sum on its due date with respect to the facilities, the default interest rate will be 1% higher than the normal interest rate for the relevant tranche.

Security

The facilities to be made available to TCN will be secured by the security interests already existing in relation to the existing senior secured credit facility over, among other things, the assets of TCN and its subsidiaries. Certain subsidiaries of TCN will also provide a guarantee of the facilities. Telewest UK will provide a guarantee, an assignment over its rights in respect of loans made by it to TCN or any of its subsidiaries, and a charge by way of a debenture over its assets (including its shares in TCN) as security for the proposed amended senior secured credit facility. In addition:

•	a new first fixed charge will be entered into over a bank account into which cash balances in excess of permitted financial investments of £20 million will be swept on a daily basis;

•	new material entities may provide security over their assets to account for the increase of the material group entity security test from 90% to 95%;

•	a deed of subordination, an assignment of loans (including £ billion of intercompany loans) and a floating charge over all other assets will be entered into by each of Flextech Limited, Fleximedia

Limited and Telewest Communications Holdco Limited, each currently not a party to the existing senior secured credit facility;

•	a new first fixed charge over the shares of Telewest UK will be provided by New Telewest;

•	a deed of subordination and assignment of loans will be entered into by New Telewest;

•	an amended and restated deed of subordination will be entered into by Telewest;

•	a deed of subordination will be entered into by Telewest UK; and

•	new security documents will be provided by all the existing security providers on substantially the same terms as the existing security documents, save that the new security documents will secure both the existing secured liabilities and the hedging liabilities of the swap counterparties pursuant to the transactions contemplated by the settlement agreements with such swap counterparties. (See “Structure of the Financial Restructuring—Settlement Agreements—Settlement with Swap Counterparties.”)

Repayment

The Tranche A term credit facilities, the Tranche B revolving credit facilities and the Tranche C overdraft facilities will be repayable by TCN in full on December 31, 2005, and the Tranche D term credit facilities and the uncommitted term credit facilities (to the extent the same are made available) will be repayable by TCN in full on June 30, 2006.

Representations and Warranties

The loan agreement for the proposed amended senior secured credit facility will contain representations and warranties customary for this type of financing.

Mandatory Prepayment Events

The terms of the proposed amended senior secured credit facility will require mandatory prepayment of the facilities in the following circumstances.

Cash flow recapture

Unless all of the Senior Lenders agree otherwise, commencing with the twelve-month period ending December 31, 2004, TCN will be obligated to use 50% of excess cash flow, as that term is defined in the loan agreement, to prepay the Tranche A, Tranche B and Tranche D facilities on an annual basis unless the ratio of TCN’s Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow was less than 3.5:1 for such period. The amount of this prepayment will be reduced by an amount equal to the amount by which the facilities are prepaid and permanently cancelled from:

•	any voluntary prepayment; and

•	the net proceeds of any permitted debt or equity offering by New Telewest.

Change of Control

Unless the Senior Lenders holding at least two-thirds in value of the total commitments agree otherwise, there will be a mandatory prepayment of the facilities (i) if any person or group (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the US Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the US Securities Exchange Act of 1934, as amended), directly or indirectly, of 30% or more of the voting stock (as defined in the proposed amended senior secured credit facility) or 30% or more of the economic interest (excluding any such interest represented by preferred stock of such person which is not voting stock or exchangeable or convertible into voting stock) of New Telewest, (ii) on the first day on which a majority of the members of the board of directors of New Telewest are not continuing directors (as defined in the proposed amended senior secured credit facility); or (iii) if there is a merger, amalgamation, consolidation or any other similar arrangements involving TCN or any affiliate of TCN not permitted under the loan agreement.

The members of the Bondholder Committee and W.R. Huff will not be deemed to be beneficial owners for the purpose of this provision solely by virtue of either:

•	having been members of the Bondholder Committee or, in the case of W.R. Huff, participating in discussions with such committee or its advisers in relation to the financial restructuring of Telewest, before the Telewest scheme becomes effective; or

•	the directors of New Telewest initially appointed by certain members of the Bondholder Committee and W.R. Huff undertaking their bona fide duties as directors.

Disposals

Unless the Senior Lenders holding at least two-thirds in value of the total commitments agree otherwise, there will be a mandatory prepayment of the Tranche A, Tranche B and Tranche D facilities in an amount equal to the net cash proceeds of any sale or disposal of assets permitted to be made under the terms of the proposed amended senior secured credit facility, except to the extent that those proceeds have been reinvested in the business of TCN and its subsidiaries within 120 days of that disposal.

Unless the Senior Lenders holding at least 95% in value of the total commitments agree otherwise, there will be a mandatory prepayment of the Tranche A, Tranche B and Tranche D facilities in an amount equal to 100% of the net cash proceeds of the disposal of all or part of the Flextech business.

Unless the Senior Lenders holding at least two-thirds in value of the total commitments agree otherwise, there will be a mandatory prepayment of the Tranche A, Tranche B and Tranche D facilities in an amount equal to 50% of the net cash proceeds of any initial public offering of, or disposal of, certain specified joint ventures with the BBC.

Proceeds from New Telewest equity and debt offerings

Unless the Senior Lenders holding at least 95% in value of the total commitments agree otherwise, or unless on the relevant testing day the ratio of TCN’s Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow was less than 3.5:1, there will be a mandatory prepayment of the Tranche A, Tranche B and Tranche D facilities in an amount equal to 25% of the net cash proceeds of any permitted equity offering by New Telewest or any affiliate of New Telewest. To the extent that TCN has made a voluntary prepayment of the facilities using the proceeds of any permitted debt offering by New Telewest, and in the case of Tranche B, the total commitments thereunder have been permanently cancelled by an amount equal to the prepayment, then the net cash proceeds of any subsequent New Telewest permitted equity offering may be used to prepay that debt and the amount used to prepay that debt will be deducted from the net cash proceeds when determining the net cash proceeds of any equity offering for these purposes.

Unless the Senior Lenders holding at least 95% in value of the total commitments agree otherwise, there will be a mandatory prepayment of the Tranche A, Tranche B and Tranche D facilities in an amount equal to the incremental net cash proceeds of any permitted debt offering by New Telewest to the extent that the cumulative total aggregate amount raised and received in cash exceeds £300 million in 2004 and £400 million in 2005 and thereafter.

Finance leases and/or vendor financing arrangements

Unless the Senior Lenders holding at least two-thirds in value of the total commitments agree otherwise, there will be a mandatory reduction in the commitment under the Tranche B facility in an amount equal to the amount by which finance leases and/or vendor financing arrangements exceed £300 million.

Covenants and Conditions

Covenants Applicable to TCN and enumerated TCN subsidiaries

In addition to customary affirmative covenants, TCN and (where appropriate) the subsidiaries listed in a schedule to the loan agreement covenant will be required to:

•	ensure that all cash balances in excess of permitted financial investments of £20 million are transferred on a daily basis (to the extent banks are open) into a security account for the benefit of the Senior Lenders;

•	ensure that contracts used in the business of TCN and its subsidiaries and entered into after the effective date of the Telewest scheme are entered into by TCN or certain of its subsidiaries;

•	inform the agent for the Senior Lenders in writing of any changes to the board of directors, and to the extent such persons are not on the board of directors, the treasurer, the head of finance, the general counsel or the heads of the operating divisions of TCN as soon as reasonably practicable and in any event at least one banking day prior to making any public announcement with respect to such changes; and

•	ensure that it at all times operates as a separate corporate entity from each of Telewest, New Telewest, Telewest UK and any subsidiary of New Telewest that is not a subsidiary of Telewest UK.

The proposed amended senior secured credit facility will also include negative covenants (subject to certain limited permitted exceptions) that restrict TCN’s and certain of its subsidiaries’ and partnerships’ ability to, among other things:

•	incur liens;

•	engage in mergers and make acquisitions;

•	sell assets;

•	guarantee obligations;

•	issue shares;

•	lend money;

•	enter into hedging arrangements;

•	incur additional indebtedness except amounts not in excess of £20 million or in respect of leases and vendor financing arrangements up to a maximum amount of £350 million. Any financing in excess of £300 million is to reduce the commitment under the Tranche B facility;

•	change the nature of its business;

•	enter into transactions with affiliates;

•	carry on business in the United States;

•	redeem or purchase its equity or any other share capital;

•	terminate, sell, transfer or cease to exercise direct control over or authorize capital raising or funding activities by certain existing joint ventures; and

•	prepay certain indebtedness.

In addition, Telewest UK, TCN and its subsidiaries and partnerships will be restricted from making (i) any direct or indirect distribution, dividend, loan or other payment (whether in cash, property, securities or otherwise), (ii) any transfer of any assets, or (iii) any payment (whether in cash, property, securities or otherwise) of principal of, or interest on, subordinated debt, to Telewest or New Telewest or their subsidiaries (other than TCN and certain of its subsidiaries and partnerships), except for:

•	payments by TCN to Telewest UK or payments by Telewest UK to New Telewest, in each case of up to £5 million each year (in the form of loans, dividends or payment of interest on permitted loans to fund the costs of Telewest UK and New Telewest acting as holding companies); and

•	payments by TCN to Telewest UK or Telewest UK to New Telewest in respect of cash interest payable on permitted New Telewest debt that has been used to prepay the proposed amended senior secured credit facility and, in the case of Tranche B, permanently cancel an equal amount of the Tranche B commitments, provided that such payments do not exceed the lesser of (a) the aggregate amount of interest that would have been paid on the amount of the proposed amended senior secured credit facility that has been prepaid in respect of the same period and (b) the amount of cash interest due and payable by New Telewest in respect of the amount lent by New Telewest to Telewest UK and by Telewest UK to TCN to fund the prepayment in the same period.

The proposed amended senior secured credit facility will also apply the following financial covenants to TCN:

•	the ratio of TCN’s Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow for the quarterly period ending on the quarterly dates described below cannot exceed:

Quarter ending	Ratio
June 30, 2004	5.40
September 30, 2004	5.00
December 31, 2004	4.80
March 31, 2005	4.80
June 30, 2005	4.50
September 30, 2005	4.20
December 31, 2005	4.05

•	the ratio of Consolidated TCN Group Net Operating Cash Flow to Total Senior Debt interest charges for the six-month periods ending on the quarterly dates described below cannot be less than:

Quarter ending	Ratio
June 30, 2004	2.05
September 30, 2004	2.25
December 31, 2004	2.40
March 31, 2005	2.40
June 30, 2005	2.65
September 30, 2005	2.90
December 31, 2005	3.15

•	the maximum total capital expenditure for the twelve-month periods ending on the quarterly dates described below cannot exceed:

Quarter ending	Maximum Total Capital Expenditure (in millions)
June 30, 2004	£400
September 30, 2004	390
December 31, 2004	390
March 31, 2005	385
June 30, 2005	375
September 30, 2005	370
December 31, 2005	365

If the Consolidated TCN Group Net Operating Cash Flow exceeds the projected Consolidated TCN Group Net Operating Cash Flow contained in the original long-range plan, then the maximum total capital expenditure for the immediately following twelve-month period will be increased by 50% of the difference between the actual and projected net operating cash flow. This covenant will cease to apply when the ratio of Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow for that twelve-month period ending on a quarterly date is less than 4.0, but will be reinstated if the ratio is subsequently greater than or equal to 4.0 on any subsequent quarterly date.

•	the minimum financial contribution (being the consolidated revenues of TCN less the consolidated actual direct costs of TCN) for the six-month periods ending on the quarterly dates described below cannot be less than:

Quarter ending	Minimum Financial Contribution (in millions)
June 30, 2004	£430
September 30, 2004	445
December 31, 2004	455
March 31, 2005	465
June 30, 2005	480
September 30, 2005	495
December 31, 2005	505

This covenant will cease to apply when the ratio of Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow for any quarterly period is less than 4.0, but will be reinstated if the ratio is subsequently greater than or equal to 4.0 on any subsequent quarterly date.

Covenants Applicable to New Telewest and Telewest UK

Pursuant to separate deeds of subordination, New Telewest and Telewest UK will also be subject to certain affirmative covenants in connection with the proposed amended senior secured credit facility. In addition, they will each be required to act solely as a holding company and to take certain steps to operate as a separate corporate entity from their respective subsidiaries and from one another. New Telewest will also be required to on-lend 50% of the net cash proceeds of any permitted equity offering to Telewest UK (to on-lend to TCN) and TCN will then be required to apply an amount equal to 25% of the net cash proceeds of such permitted equity offering to the mandatory prepayment of the proposed amended senior secured credit facility.

The deeds of subordination will also contain certain negative covenants (subject to certain permitted exceptions) that restrict in different manners New Telewest’s and Telewest UK’s ability to, among other things:

•	engage in transactions with affiliates;

•	incur liens;

•	engage in mergers, make acquisitions or establish any person;

•	carry on a business or own any assets in the TCN Group or otherwise own material assets;

•	in the case of New Telewest, incur indebtedness, except to the extent that (a) the ratio of Total New Telewest Group Debt (including such borrowed amount) is not more than 5.5 times Consolidated Annualized TCN Group Net Operating Cash Flow, (b) the amount borrowed in respect of which interest is not required to be paid in cash, in whole or in part, does not exceed £500 million, it being understood that the principal amount of such borrowed amount from time to time shall include the original principal amount thereof together with all interest which has accrued thereon and been capitalized or which will accrue and may be capitalized up to and including June 30, 2006 and any additional notes or other debt issued or which may be issued as payment of interest thereon in kind up to and including June 30, 2006 and, with respect to borrowed money issued at a discount, the principal amount of such borrowed amount at any time shall be the accreted value thereof up to and including June 30, 2006, (c) the amount borrowed is not scheduled to be repaid and is not mandatorily redeemable earlier than January 1, 2010 and there is no other right of early repayment (subject to certain exceptions), (d) there is no recourse to and no amount may be paid by Telewest UK and its subsidiaries and TCN and its subsidiaries except as permitted by the proposed amended senior secured credit facility, and (e) any borrowed amount that is downstreamed to Telewest UK and TCN does not bear interest (subject to one limited exception), is not repayable prior to January 1, 2010 and is not subject to a right of early payment;

•	in the case of Telewest UK, incur indebtedness, other than indebtedness both (a) which is lent to it by New Telewest and is immediately and fully on-lent to TCN as subordinated debt and (b) in respect of which payments may only be made prior to the date on which the new secured obligations are satisfied in full so as to constitute permitted payments under the proposed amended senior secured credit facility;

•	in the case of New Telewest, enter into hedging arrangements other than currency hedges with respect to non-sterling permitted debt issuances up to a maximum principal amount of £500 million;

•	in the case of Telewest UK, enter into any hedging arrangements;

•	allow its subsidiaries (and, in the case of Telewest UK, itself) to carry on business or be managed in the United States;

•	incur non-indebtedness liabilities which, in the aggregate, exceed £25 million plus certain permitted cash amounts from permitted equity issuances on the balance sheet;

•	prepay indebtedness other than in certain limited circumstances; and

•	permit to subsist any guarantee other than in certain limited circumstances.

The existing deed of subordination to which Telewest is a party will be amended and Telewest will also enter into a new deed of subordination which will limit its conduct prior to its dissolution.

Events of Default

The proposed amended senior secured credit facility will provide customary events of default, which are subject to grace periods and materiality standards. The events of default will also include TCN after a grace period ceasing to have on its board of directors a director who is either a non-executive director of TCN and not a member of management of New Telewest and its subsidiaries or the general counsel of New Telewest and who, in each case, (i) has not been a shareholder of Telewest and its subsidiaries or New Telewest or any of its subsidiaries (other than ownership of shares (i) obtained as part of compensation as a director, officer or employee or (ii) representing less than 0.25% of the issued share capital of New Telewest or Telewest), (ii) is independent of the shareholders of New Telewest (for these purposes, a person will be deemed to be “independent” if such person is not (or has not been for the last three years prior to appointment) an employee, principal officer or director of any institution that was a member of the Bondholder Committee, W.R. Huff, Liberty Media, IDT Corporation or any institution holding more than 5% of the share capital of Telewest or New Telewest) or any of their respective affiliates, and (iii) is not a director of New Telewest or any affiliate of New Telewest other than Telewest UK, TCN or a subsidiary of TCN.

Conditions

The ability of TCN to borrow under the proposed amended senior secured credit facility will be subject to numerous conditions precedent. These conditions are in addition to the conditions and termination rights set out in the commitment letter. Assuming the conditions precedent to the commitment letter are satisfied and none of the termination rights under the commitment letter have been exercised, the loan agreement will be entered into. The effectiveness of the proposed amended senior secured credit facility agreement, including availability of the committed credit facilities, will still be conditional upon numerous conditions, including the following conditions, among other things, being satisfied:

•	the Telewest scheme of arrangement becoming effective;

•	the cancellation or conversion into equity of intercompany loans owed by TCN to Telewest;

•	the transfer of certain assets and leases from Telewest to TCN and Telewest UK under the Transfer Agreement;

•	the granting of certain additional security interests by TCN, its subsidiaries and New Telewest and its subsidiaries in favor of the Senior Lenders;

•	the provision of evidence by Telewest of the cancellation of outstanding Telewest swap contracts and their replacement with executed settlement agreements entered into by TCN;

•	the advance of £160 million, which was made to TCN by the Senior Lenders on September 27, 2002, having been repaid;

•	the provision of evidence that Telewest has been delisted from the London Stock Exchange and that New Telewest has been accepted for quotation on the Nasdaq National Market, subject to notice of issuance;

•	the amendment of the articles of association of TCN to require, among other things, the approval of directors representing two-thirds of the board of TCN, including the vote of an independent director of TCN, to:

institute or consent or take any similar step relating to the liquidation, bankruptcy, winding-up or dissolution of TCN;

amend the memorandum or articles of association of TCN, including these provisions;

•	the provision of additional security by New Telewest and Telewest UK, including deeds of subordination and assignment of loans and the provision of substantially similar security to the existing security by the existing security providers to cover both the existing secured liabilities and the hedging liabilities of the swap counterparties pursuant to the transactions contemplated by the settlement agreements with such swap counterparties. (See “Structure of the Financial Restructuring—Settlement Agreements — Settlement with Swap Counterparties.”);

•	the provision of a certified copy of the annual budget for 2004 for TCN and its subsidiaries for the period commencing on January 1, 2004 and ending on December 31, 2004 on a monthly basis;

•	the execution by TCN of the amendment fee letter from CIBC World Markets plc as Agent to TCN, together with evidence that the fees due and payable and referred to in such letter have been paid;

•	approval by a majority of the Telewest shareholders of the transfer by Telewest of substantially all of its assets on the terms and conditions set out in the Transfer Agreement;

•	the provision of a copy of the termination agreement reflecting the termination and waiver of all accrued rights by Liberty Media of the Relationship Agreement between, among others, Telewest, Liberty Media and Microsoft Corporation (with a warranty from Telewest relating to past compliance);

•	the provision of a letter from Microsoft Corporation confirming that the Relationship Agreement has been terminated as between Microsoft Corporation and Telewest;

•	the provision of (i) a schedule of the cash balances of Telewest immediately prior to the effective date of the proposed amended senior secured credit facility and agreement as to the application of such cash on the effective date of the proposed amended senior secured credit facility and (ii) a schedule of the fees and expenses reasonably incurred in connection with the proposed recapitalization of Telewest which are payable by TCN up to the maximum aggregate amount of £20 million;

•	the provision of a copy of the registration statement relating to New Telewest, together with confirmation that such registration statement is effective or will become effective on delivery of an office copy of the court order sanctioning the scheme of arrangement relating to Telewest to the registrar of companies for registration;

•	the provision of a copy of the KPMG opinion addressed to Telewest in form and substance satisfactory to the Lenders on the impact of the type C reorganization and a copy of the steps paper being prepared by KPMG in form and substance satisfactory to the Lenders to summarize the tax impact of the restructuring, on which the Lenders may rely under the terms of certain reliance letters, together with a copy of a Code of Practice 10 submission to and ruling from the UK Inland Revenue in relation to the transactions contemplated by the Transfer Agreement, including counsel’s instructions and opinion on the timing of the disposal of the sub-group;

•	the provision of copies of the permanent orders from the US Bankruptcy Court under Section 304 of the Bankruptcy Code in relation to Telewest and Telewest Jersey;

•	Telewest, Telewest Jersey, New Telewest and The Bank of New York having entered into an escrow agreement for the receipt and distribution of New Telewest common stock;

•	the provision of a copy of the release agreement with a group of plaintiffs consisting of Eximius Capital Funding, Ltd., Angelo Gordon & Co., L.P., Oaktree Capital Management LLC, Capital Research and Management Company, Goldentree Asset Management, LP, W.R. Huff CM, L.L.C., WRH High Yield Partners, L.P. and Qwest Occupational Health Trust, together with written confirmation that all the conditions to such release agreement have been satisfied or will be satisfied as at the effective date of the proposed amended senior secured credit facility;

•	a hedge counterparties deed of accession having been duly executed by each of the new hedge counterparties; and

•	the appointment of an independent director of TCN.

Fees under the Proposed Amended Senior Secured Credit Facility

It is currently expected that TCN will enter into a facility agreement with the Senior Lenders with respect to the proposed amended senior secured credit facility. That agreement when executed will require TCN to also enter into an amendment fee letter with CIBC World Markets plc as agent for the Senior Lenders. Under the amendment fee letter, TCN will become obligated to pay the Senior Lenders on the occurrence of the effective date of the Telewest and Telewest Jersey schemes an amendment fee of £30,450,000 less the amount of the commitment fee paid pursuant to the terms of the commitment letter.

In addition, under the amendment fee letter, TCN will become obligated to pay on the earlier of (i) February 28, 2005 and (ii) the date on which the quarterly management accounts and compliance certificate are delivered under the proposed amended senior secured credit facility in respect of the quarter ending December 31, 2004 a fee calculated on the commitment amount of the facilities on December 31, 2004 and determined by reference to the ratio of TCN’s Total Senior Debt to Consolidated Annualized TCN Group Net Operating Cash Flow determined as at December 31, 2004. The fee will be 0.75% of the committed amount of the facilities on December 31, 2004 if the ratio is greater than or equal to 4.25:1, 0.375% of the committed amount if the ratio is less than 4.25:1 but greater than or equal to 3.75:1, and zero if the ratio is less than 3.75:1. In the event that quarterly management accounts and a compliance certificate are not delivered by February 28, 2005, the fee will be 0.75% of the committed amount.

TCN will also be obligated to pay customary agency and commitment fees.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

United States Federal Tax Consequences of the Financial Restructuring

The following discussion summarizes the material US federal tax consequences of the Financial Restructuring Transactions but does not purport to be a complete analysis of all potential US federal income tax consequences that may be material to an investor based on his or her particular tax situation. For purposes of this discussion under the heading “—Material United States Federal Tax Consequences,” the term Financial Restructuring Transactions means collectively (i) the transfer of assets by Telewest to Telewest UK, (ii) the issue of common stock by New Telewest to an escrow agent for the benefit of the shareholders and creditors of Telewest including holders of Telewest and Telewest Jersey notes and debentures (the transactions described in (i) and (ii) collectively referred to as the “Exchange”) and (iii) the liquidations of Telewest and Telewest Jersey. For US federal tax purposes, a holder of ADRs and CDIs will be treated as the owner of the underlying shares of common stock of Telewest or New Telewest, as applicable, that those ADRs and CDIs represent. Accordingly, this discussion treats ownership of ADRs and CDIs as equivalent to owning the shares of common stock of Telewest or New Telewest, as applicable, and the US federal tax consequences discussed below apply equally to beneficial owners of common stock of Telewest, New Telewest, ADRs and CDIs, or, collectively, Telewest Stock. This discussion is based upon the United States Internal Revenue Code of 1986, as amended, the “Code”, the Treasury regulations promulgated thereunder, or the Regulations, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of US federal taxation that might be relevant to a holder of Telewest Stock, or a Holder, in light of such Holder’s particular circumstances or special tax situations, including, but not limited to, Holders of 10% or more of the Telewest Stock, partnerships or pass-through entities for US federal income tax purposes, Holders who have elected mark-to-market accounting, expatriates or former long-term residents of the United States, financial institutions or financial services entities, broker-dealers, tax-exempt organizations, insurance companies, traders or dealers in securities, investors whose functional currency is not the US dollar, Holders who acquired their Telewest Stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or Holders who hold their Telewest Stock as part of a straddle, hedge, constructive sale or conversion transaction, nor does it address any consequences arising under the laws of any local, state or foreign jurisdiction or under any treaty or the application of the US gift tax or alternative minimum tax. If a partnership (or other pass-through entity) holds Telewest Stock, the tax treatment of a partner (or other beneficial owner of an interest in a pass-through entity) will depend upon the status of the partner (or other beneficial owner of an interest in a pass-through entity) and the activities of the partnership (or other pass-through entity). If you are a partner (or other beneficial owner of an interest in a pass-through entity) in a partnership (or other pass-through entity) that holds Telewest Stock, you should consult your tax advisers. This discussion also does not address the treatment of Holders that are “Section 1248 shareholders” with respect to Telewest, within the meaning of Regulation Section 1.367(b)-2(b). This discussion assumes that Holders hold their Telewest Stock as capital assets within the meaning of Section 1221 of the Code.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE FINANCIAL RESTRUCTURING.

For purposes of this discussion, a “United States Person” is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for US federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States, including any state;

•	an estate the income of which is subject to US federal income taxation regardless of its source; or

•	a trust if the trust is subject to the supervision of a court within the United States and the control of one or more United States Persons as described in Section 7701(a)(30) of the Code.

An individual may be treated as a resident of the United States in any calendar year for US federal income tax purposes, instead of a non-resident, by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, a Holder would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for US federal income tax purposes as if they were citizens of the United States.

For purposes of this discussion, the term “US Holder” means a Holder of Telewest Stock that beneficially owns Telewest Stock and that is a United States Person, and the term “Non-US Holder” means a Holder of Telewest Stock that beneficially owns Telewest Stock and that is not a United States Person.

Telewest has received the opinion of KPMG to the effect that the discussion under the heading “Material United States Federal Tax Consequences” is accurate in all material respects.

US Federal Income Tax Consequences of the Financial Restructuring

Telewest will receive the opinion of KPMG that the Financial Restructuring Transactions, taken together, should constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code. As there is no single controlling authority that addresses each material fact and issue regarding the Financial Restructuring Transactions, KPMG’s tax opinion relies upon authorities that address similar transactions. As the application of the law depends on the unique facts of a specific transaction, KPMG cannot opine with certainty on the issue of whether the Financial Restructuring Transactions, taken together, constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code. Nevertheless, KPMG believes that the Financial Restructuring Transactions, taken together, should constitute a reorganization within the meaning of Section 368(a)(1) of the Code. The discussion below discusses the US federal income tax consequences of the Financial Restructuring Transactions, assuming that, taken together, they constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that each of the Financial Restructuring Transactions is pursuant to the plan of reorganization. Telewest does not plan to seek any rulings from the United States Internal Revenue Service, or the IRS, with respect to the tax consequences of the Financial Restructuring Transactions. If the Financial Restructuring Transactions do not constitute a reorganization within the meaning of Section 368(a)(1) of the Code, the tax consequences of the Financial Restructuring Transactions could differ from those described below, which may include Holders recognizing gain or loss as a result of the Exchange.

Holders of Telewest Stock will not receive fractional shares of New Telewest common stock; rather, their fractional share interest will be received by an escrow agent on their behalf and sold, and the net proceeds distributed to them, as described above under the heading “The Financial Restructuring—Settlement Mechanics and Treatment of Fractional Share Interests.” See “US Federal Income Tax Consequences to US Holders—US Federal Income Tax Consequences Relating to the Exchange” and “US Federal Income Tax Consequences to Non-US Holders—Gain on Disposition of New Telewest Common Stock” for a discussion as to the US federal income tax consequences of such a sale on behalf of a Holder.

Legal restrictions in certain jurisdictions may prevent the distribution of shares of New Telewest common stock, or make such distribution unduly onerous, and, in such circumstances, a Holder will receive the net proceeds of sale of the shares of New Telewest common stock, as described above under the heading “The Financial Restructuring—Settlement Mechanics and Treatment of Fractional Share Interests.” In such event, the US federal income tax consequences applicable to a US Holder with respect to such a sale of shares of New Telewest common stock should be similar to those described below under the heading “US Federal Income Tax Consequences to US Holders—US Federal Income Tax Consequences Relating to the Exchange” applicable to a sale of a fractional share of New Telewest common stock. The US federal income tax consequences applicable to a Non-US Holder with respect to such a sale of shares of New Telewest common stock are discussed below under the heading “US Federal Income Tax Consequences to Non-US Holders—Gain on Disposition of New Telewest Common Stock.”

US Federal Income Tax Consequences of the Financial Restructuring Transactions to Telewest and New Telewest

The Financial Restructuring Transactions will not (provided that the Financial Restructuring Transactions as a whole constitute a tax-free reorganization under Section 368(a)(1) of the Code as discussed above) result in any United States gain or loss recognition to Telewest or to New Telewest with respect to the transfer of assets by

Telewest to Telewest UK in exchange for solely voting shares of New Telewest and Telewest UK’s assumption of Telewest liabilities, assuming that none of the assets held by Telewest are United States real property interests within the meaning of the Code. Although the liquidation of Telewest also will not (provided that the Financial Restructuring Transactions as a whole constitute a tax-free reorganization under Section 368(a)(1) of the Code as discussed above) be taxable, Telewest may realize income from the discharge of indebtedness in the Financial Restructuring Transactions that may be excluded from gross income to the extent that Telewest is insolvent within the meaning of Section 108(d)(3) of the Code. Discharge of indebtedness income that is excluded from Telewest’s gross income as a result of the insolvency exception will result in a reduction of Telewest’s tax attributes to the extent provided in Sections 108(b) and 1017 of the Code.

If there are any Section 1248 shareholders (within the meaning of Regulation Section 1.367(b)-2(b)) of Telewest, then Telewest will (provided that the Financial Restructuring Transactions as a whole constitute a tax-free reorganization under Section 368(a)(1) of the Code as discussed above) include in income as a deemed dividend any Section 1248 amounts (as defined in Regulation Section 1.367(b)-2(c)(1)) attributable to its subsidiaries pursuant to Regulation Section 1.367(b)-2(e) and Regulation Section 1.367(b)-4(b).

As a non-United States Person with no trade or business in the United States, Telewest is not subject to tax in the United States on income derived from sources outside the United States; accordingly, it is not anticipated that any current US federal income tax will result from the realization of cancellation of indebtedness income or from the inclusion as a deemed dividend of any Section 1248 amount by Telewest.

Future Income Subject to US Federal Income Tax

The Financial Restructuring Transactions will likely result in a greater portion of New Telewest’s earnings being subject to US federal income tax than is currently the case for Telewest and might therefore subject New Telewest to a higher effective income tax rate than is currently the case for Telewest. As non-US persons, none of which have a trade or business in the United States, Telewest and its foreign subsidiaries are not subject to tax in the United States on their income derived from sources outside the United States. However, New Telewest will be subject to US federal income tax on its worldwide income. In addition, because New Telewest will have foreign subsidiaries meeting the definition of a “controlled foreign corporation,” any subpart F income of such foreign subsidiaries will be taxable to New Telewest.

US Federal Income Tax Consequences to US Holders

US Federal Income Tax Consequences Relating to the Exchange

Subject to the discussion under the headings “—US Federal Income Tax Considerations Relating to Gain Recognition Agreements” and “—US Federal Income Tax Consequences to US Holders If Telewest Is or Was a PFIC,” US Holders will (provided that the Financial Restructuring Transactions as a whole constitute a tax-free reorganization under Section 368(a)(1) of the Code as discussed above) recognize no gain or loss in the Exchange, except to the extent of any cash received in respect of shares or fractional shares of New Telewest common stock. A US Holder who receives cash in respect of a fractional share of New Telewest common stock will (provided that the Financial Restructuring Transactions as a whole constitute a tax-free reorganization under Section 368(a)(1) of the Code as discussed above) recognize gain or loss equal to the cash amount received in respect of such fractional share reduced by such US Holder’s tax basis in its Telewest Stock which is allocable to the fractional share of New Telewest common stock. Any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss with respect to Telewest Stock held for more than twelve months at the effective time of the Exchange. The deduction of capital losses is subject to certain limitations.

A US Holder that receives foreign currency from the escrow agent in respect of a sale of a fractional share of New Telewest common stock and converts the foreign currency into US dollars subsequent to receipt may have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the US dollar, which may be ordinary income or loss.

The tax basis of a US Holder’s New Telewest common stock received in the Exchange will (provided that the Financial Restructuring Transactions as a whole constitute a tax-free reorganization under Section 368(a)(1)

of the Code as discussed above) equal the tax basis of its Telewest Stock surrendered decreased by the basis of any of its Telewest Stock allocable to a fractional share. The holding period of the New Telewest Stock of a US Holder will (provided that the Financial Restructuring Transactions as a whole constitute a tax-free reorganization under Section 368(a)(1) of the Code as discussed above) include the holding period of the Telewest Stock surrendered for it in the Exchange. Each US Holder will be required to retain certain tax records and file with its US federal income tax return a statement setting out certain facts relating to the Financial Restructuring Transactions.

US Federal Income Tax Considerations Relating to Gain Recognition Agreements

Special rules apply to United States Persons who have previously filed gain recognition agreements under Section 367 of the Code with respect to prior exchanges in which such United States Persons received Telewest Stock in tax-free transactions. A United States Person may have filed a gain recognition agreement if such United States Person transferred stock or securities of a foreign or domestic corporation to Telewest and received in exchange 5% (applying the attribution rules of Section 318 as modified by Section 958(b) of the Code) or more of either the total voting power or total value of Telewest’s stock immediately after such transfer. These gain recognition agreements require in certain circumstances that such persons report such transactions as taxable. As a result of the Financial Restructuring Transactions, United States Persons subject to such gain recognition agreements with respect to Telewest Stock may have certain reporting and other requirements if they wish to avoid such retroactive triggering into income of gain deferred by execution of such gain recognition agreements. Further, in certain circumstances the execution of a substitute gain recognition agreement might be required.

TELEWEST STRONGLY URGES EACH PERSON WHO HAS IN EFFECT A GAIN RECOGNITION AGREEMENT UNDER SECTION 367 OF THE CODE WITH RESPECT TO TELEWEST STOCK TO CONSULT ITS TAX ADVISER REGARDING THE IMPACT OF THE FINANCIAL RESTRUCTURING TRANSACTIONS UPON ITS GAIN RECOGNITION AGREEMENT, INCLUDING ANY SPECIAL ELECTIONS THAT MIGHT BE AVAILABLE AND ANY REPORTING, CERTIFICATION AND AMENDMENT REQUIREMENTS THAT MUST BE SATISFIED IN ORDER TO AVOID TRIGGERING THE REQUIREMENT UNDER THE GAIN RECOGNITION AGREEMENT TO REPORT AS INCOME THE GAIN WHICH WAS NOT PREVIOUSLY RECOGNIZED.

US Federal Income Tax Consequences to US Holders if Telewest Is or Was a Passive Foreign Investment Company

In addition to the discussion under the heading “—US Federal Income Tax Consequences Relating to the Exchange” above, the Exchange might be a taxable event to US Holders if Telewest is or ever was a passive foreign investment company, or PFIC, under Section 1297 of the Code, provided that Section 1291(f) of the Code is currently effective.

A foreign corporation is a PFIC if 75% or more of its gross income for a taxable year is passive income or if 50% or more of the value of its assets held by the corporation during a taxable year produce or are held to produce passive income. Passive income includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as interest, dividends, rents and royalties received from a related person that are allocable to income of such related person other than passive income. For purposes of these rules, Telewest would be considered to own the assets of and recognize the income of any corporations as to which it owns 25% or more of the value of their outstanding stock, in proportion to such ownership. If a foreign corporation is classified as a PFIC for any taxable year during which a United States Person owns stock in the foreign corporation, the foreign corporation remains thereafter classified as a PFIC with respect to that shareholder, unless a shareholder makes an appropriate election to remove the PFIC classification.

Section 1291(f) of the Code requires that, to the extent provided in the Regulations, a United States Person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Regulations have been promulgated under this statute. Proposed Regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations may require gain recognition by United States Persons exchanging Telewest Stock for common stock of New Telewest, if Telewest were classified as a PFIC at any time during such United States Person’s holding period in such Telewest Stock and such person had not made a timely election to treat Telewest as a qualified electing fund under Section 1295 of the Code. The tax on any such gain so recognized would be imposed at the highest rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such holders of Telewest Stock on Telewest’s undistributed earnings. However, it is impossible to predict at this time whether, in what form, and with what effective date, final Regulations under Section 1291(f) will be adopted.

While Telewest believes that it is not and never has been a PFIC, Telewest has not undertaken an analysis to determine in each year of its existence whether or not it was a PFIC. If Telewest’s belief is correct, then the Exchange will not be a taxable event for any US Holder based on an application of the PFIC rules. However, the determination of whether a foreign corporation is a PFIC is primarily a factual determination. Therefore, the IRS might not agree that Telewest is or was not a PFIC.

Information Reporting and Backup Withholding Tax Relating to a Sale of Shares of New Telewest Common Stock on behalf of a US Holder

A US Holder of Telewest Stock that receives proceeds from a sale of shares of New Telewest common stock, including a sale of a fractional share of New Telewest common stock on its behalf, will be subject to information reporting and may be subject to backup withholding, unless an exception applies under IRS Regulations. Under the backup withholding rules, a US Holder of Telewest Stock that receives proceeds from a sale of shares of New Telewest common stock, including a sale of a fractional share of New Telewest common stock on its behalf, may be subject to backup withholding unless such US Holder (a) comes within certain exemption categories (which include corporations) and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that it is a United States Person. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax, provided the requisite information is provided timely to the IRS.

US Federal Tax Consequences to Non-US Holders

US Federal Income Tax Consequences Relating to the Exchange

Non-US Holders will (provided that the Financial Restructuring Transactions as a whole constitute a tax-free reorganization under Section 368(a)(1) of the Code as discussed above) recognize no gain or loss in the Exchange, except to the extent of any cash received in respect of shares or fractional shares of New Telewest common stock as described above under the heading “The Financial Restructuring—Settlement Mechanics and Treatment of Fractional Share Interests.” The US federal income tax consequences of receiving cash in respect of a sale of New Telewest common stock, including the sale of a fractional share of New Telewest common stock, are discussed below under the heading “US Federal Income Tax Consequences to Non-US Holders—Gain on Disposition of New Telewest Common Stock.”

Distributions on New Telewest Common Stock

Cash and property distributions on New Telewest common stock will constitute dividends for US federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under US federal income tax principles. Dividends paid to Non-US Holders of New Telewest common stock that are not effectively connected with the conduct of a US trade or business by the Non-US Holder will be subject to US withholding tax at a 30% rate, or, if a tax treaty applies, a lower rate specified by the treaty, unless at least 80% of New Telewest’s gross income from all sources for the previous three years (or, if shorter, the number of years that New Telewest has been in existence) consists of foreign source income attributable to the conduct of a trade or business outside the United States. Non-US Holders should consult their tax advisers regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a Non-US Holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated US federal income tax rates and in the manner applicable to US Persons. In that case, New Telewest will not have to withhold US federal withholding tax if the Non-US Holder, prior to payment, complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

A Non-US Holder who claims the benefit of an applicable income tax treaty rate will be required to satisfy applicable certification and other documentation requirements. As long as New Telewest common stock is traded on the Nasdaq or other established financial market, a Non-US Holder will not be required to provide a US taxpayer identification number to claim treaty benefits. However, in the case of common stock held by a foreign trust:

•	the certification requirement will be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Regulations; and

•	look-through rules will apply for foreign simple trusts and foreign grantor trusts.

A Non-US Holder that is eligible for a reduced rate of US federal withholding tax under an income tax treaty may request a refund or credit of any excess amounts withheld by timely filing an appropriate US income tax return with the IRS.

Gain on Disposition of New Telewest Common Stock

Except as described below and subject to the discussion below concerning backup withholding, a Non-US Holder will not be subject to US federal income tax on gain realized on a disposition of New Telewest common stock (including a sale of any fractional shares of New Telewest common stock as described above under the heading “The Financial Restructuring—Settlement Mechanics and Treatment of Fractional Share Interests”) unless:

•	the gain is effectively connected with the Non-US Holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-US Holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated US federal income tax rates and in the manner applicable to United States persons and, if the Non-US Holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the Non-US Holder is an individual, is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements; or

•	New Telewest is or has been a “US real property holding corporation” for US federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-US Holder held New Telewest common stock.

A corporation is a “US real property holding corporation” if the fair market value of its “US real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a “US real property holding corporation” does not apply to a Non-US Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of New Telewest common stock, provided that New Telewest common stock was regularly traded on an established securities market. New Telewest believes that New Telewest has not been and is not currently, and New Telewest does not anticipate becoming in the future, a “US real property holding corporation” for US federal income tax purposes. However, no assurance can be given that New Telewest will not become a “US real property holding corporation.” Non-US Holders are urged to consult their tax advisers to determine the application of these rules to their dispositions of shares of New Telewest common stock.

Federal Estate Tax

New Telewest common stock owned or treated as owned by an individual who is a Non-US Holder at the time of death will be included in the individual’s gross estate for US federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to US federal estate tax.

Information Reporting and Backup Withholding Tax

Dividends paid to a Non-US Holder may be subject to information reporting and US backup withholding. A Non-US Holder will be exempt from information reporting and backup withholding tax if such Non-US Holder provides a Form W-8BEN certifying that it is a Non-US Holder or otherwise meets the documentary evidence requirements for establishing that it is a Non-US Holder or otherwise establishes an exemption.

The gross proceeds from the disposition of New Telewest common stock may be subject to information reporting and backup withholding. Except as provided in the following sentence, if a Non-US Holder sells its common stock outside the United States through a non-US office of a non-US broker and the sales proceeds are paid to such Non-US Holder outside the United States, then the US backup withholding and information reporting requirements will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a Non-US Holder sells its New Telewest common stock through a non-US office of a broker that:

•	is a US person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for US tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that such Non-US Holder is a non-US person and various other conditions are met or such Non-US Holder establishes an exemption.

If a Non-US Holder receives a payment of the proceeds of a sale of New Telewest common stock to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless such Non-US Holder, prior to payment, provides a properly completed Form W-8BEN certifying that it is a non-US person or otherwise establishes an exemption.

A Non-US Holder may request a refund of any amounts withheld under the backup withholding rules that exceed its US federal income tax liability by timely filing a properly completed US income tax return with the IRS.

All certifications described above under the heading “—US Federal Income Tax Consequences to Non-US Holders” are subject to special rules with respect to reliance standards, under which certifications provided by Holders may not be relied on under certain circumstances (for example, if New Telewest, its paying agent, or the broker had actual knowledge or reason to know that the certification is false).

MATERIAL UNITED KINGDOM TAX CONSEQUENCES

The comments below are of a general, non-exhaustive nature and, except where noted, they relate only to the position of Telewest shareholders who are resident or ordinarily resident in the United Kingdom for tax purposes and who will hold the shares of New Telewest common stock received pursuant to the Telewest scheme, or the CREST depositary interests, or CDIs, representing such shares of New Telewest common stock, beneficially as investments. The comments are based on UK law and what is understood to be current Inland Revenue practice as at the date of this shareholders’ circular and prospectus; such law and practice may be repealed, revoked or modified (possibly with retrospective effect) so as to result in UK tax consequences different from those set out below. The comments assume that New Telewest is managed and controlled solely in the United States. No representations are made regarding the UK tax consequences of the Financial Restructuring for any particular Telewest shareholder and you should consult your own tax advisers with respect to the possible UK tax consequences of receiving the shares of New Telewest common stock or CDIs.

Tax Consequences of Receiving Shares of New Telewest Common Stock or CDIs

The Inland Revenue has confirmed that the shares of New Telewest common stock or CDIs that you receive pursuant to the Telewest scheme will, together with any cash received in lieu of fractional entitlements, be treated as the consideration for a deemed part disposal of your Telewest shares for the purposes of UK taxation on chargeable gains. Such deemed part disposal may give rise to a chargeable gain or allowable loss, calculated by reference to the difference between (i) the market value of the shares of New Telewest common stock or CDIs received pursuant to the Telewest scheme plus any cash received in lieu of fractional entitlements, and (ii) a proportionate part of the base cost in your Telewest shares (calculated as set out below), and taking into account any indexation allowance (in the case of corporation taxpayers) or taper relief (in the case of other UK taxpayers).

Those shareholders who receive only cash in lieu of fractional entitlements will be treated as making a part disposal of their Telewest shares in consideration of that cash amount.

The proportionate part of the base cost in your Telewest shares which will be taken into account in computing any chargeable gain or allowable loss on the deemed part disposal shall be determined by applying the following fraction:

A
(A+B)

Where

A = the market value of your shares of New Telewest common stock or CDIs and/or any cash received in lieu of fractional entitlements; and

B = the market value of your Telewest shares immediately after the Telewest scheme of arrangement is implemented.

Accordingly, on the basis that no value is expected to be attributed to your Telewest shares immediately following implementation of the Telewest scheme of arrangement, this should result in all of your base cost in the Telewest shares being taken into account in computing the chargeable gain or allowable loss on the deemed part disposal. Any base cost so taken into account will not be available on any subsequent disposal or deemed disposal of any remaining interest in the Telewest shares (e.g., upon the making of a negligible value claim).

The UK Inland Revenue has confirmed that there will be no charge to income tax on the receipt of the shares of New Telewest common stock or CDIs.

You will not be required to pay stamp duty or stamp duty reserve tax on the receipt of the shares of New Telewest common stock or CDIs.

Notwithstanding that you will be treated as making a part disposal of your Telewest shares for a consideration equal to the market value of the New Telewest common stock or CDIs which you receive, you will have no base cost in the New Telewest common stock or CDIs. Accordingly, you may realize a chargeable gain on a sale of your New Telewest common stock or CDIs for market value following receipt. It is anticipated that, in the majority of cases, an allowable loss will arise on the deemed part disposal of your Telewest shares which is sufficient to shelter this chargeable gain, although this is dependent on the particular circumstances of each shareholder.

Negligible Value Claims in Relation to the Telewest Shares

You may be able to make a claim to the Inland Revenue that your Telewest shares have become of negligible value. On your claim being accepted, you will be treated as having disposed of your Telewest shares and reacquired them at the time of the claim or (subject to the conditions referred to below) at any earlier time specified in the claim, for a consideration of an amount equal to the value specified in the claim. Depending on whether you have any base cost remaining after the part disposal deemed to occur on receipt of the shares of New Telewest common stock or CDIs, which is considered unlikely (see above), this may enable you to realize a further loss for the purposes of UK taxation on chargeable gains. The deemed disposal and reacquisition will be treated as having been made at an earlier time than the time of making the claim provided that (i) you owned the shares at that earlier time, (ii) the shares were of negligible value at that earlier time and (iii) that earlier time is (in the case of corporation taxpayers) on or after the first day of the earliest accounting period ending not more than two years before the time of the claim or (in the case of other UK taxpayers) not more than two years before the beginning of the year of assessment in which the claim is made.

Use of Allowable Losses

Any allowable loss you realize in respect of a disposal or part disposal (including a deemed disposal or part disposal) of your Telewest shares will be set off against any chargeable gains you have realized in the year in which the disposal or part disposal is made, and, to the extent this is not possible, the capital loss can be carried forward and set against chargeable gains arising in subsequent years.

You should note that, if you are an individual, the amount of allowable loss will be set against any chargeable gains you have made in the relevant year of assessment before your annual exemption from capital gains tax (which is £7,900 for the 2003/4 tax year) for that year is taken into account. Accordingly, the benefit of the annual exemption would be lost save to the extent that the chargeable gains exceed the allowable losses.

Dividends

Holders of shares of New Telewest common stock or CDIs will, in general, be subject to UK income tax or corporation tax on the gross amount of dividends paid on the shares of New Telewest common stock. Dividends received by UK corporation taxpayers will be taxed at the prevailing corporation tax rate. An individual shareholder will generally be chargeable to income tax on dividends paid on the shares of New Telewest common stock at the Schedule F ordinary rate (currently 10%) or, to the extent that his or her income exceeds the threshold for higher-rate tax, at the Schedule F upper rate (currently 32.5%). Credit will be available against income or corporation tax for any US tax required to be deducted or withheld from the dividends, provided that such credit does not exceed the credit which would have been allowed had all reasonable steps been taken (such steps including any claims which could be made by the relevant holder under the terms of the double taxation agreement between the United States and the United Kingdom) to minimize such US tax.

Additional credits may be available to UK holders of shares of New Telewest common stock or CDIs who control directly or indirectly 10% or more of the voting power in New Telewest. Any such holders should consult their own tax advisers regarding the UK taxation of dividends received on the shares of New Telewest common stock.

Holders of shares of New Telewest common stock or CDIs who are resident in the United Kingdom but domiciled outside the United Kingdom will be liable to income tax only in respect of amounts remitted to, or treated as remitted to, the United Kingdom in respect of dividends paid on the shares of New Telewest.

UK Taxation on Chargeable Gains—Subsequent Disposals of Shares of New Telewest Common Stock or CDIs

A disposal (or deemed disposal) of shares of New Telewest common stock or CDIs by a shareholder who is either resident or, in the case of an individual, ordinarily resident for tax purposes in the United Kingdom, or who in the case of an individual is not resident in the United Kingdom but carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the shares of New Telewest common stock or CDIs are attributable, may, depending on the shareholder’s circumstances and subject to any available exemptions and reliefs, give rise to a chargeable gain or an allowable loss for the purposes of the UK taxation of chargeable gains.

A shareholder who is an individual and who has, on or after March 17, 1998, ceased to be resident and ordinarily resident for tax purposes in the United Kingdom for a period of less than five years of assessment and who disposes of the shares of New Telewest common stock or CDIs during that period may be liable upon his return to UK capital gains tax arising during his period of absence (subject to any available exemptions or reliefs).

For a shareholder not within the charge to corporation tax, taper relief (which reduces a chargeable gain depending on the length of time for which an asset is held) may be available to reduce the amount of chargeable gain realized on a subsequent disposal. For a shareholder within the charge to corporation tax, indexation allowances should be available to reduce the amount of chargeable gain realized on a subsequent disposal (but not to increase or create any loss).

Individuals not domiciled in the United Kingdom, who are resident or ordinarily resident in the United Kingdom, or who return to the United Kingdom after a period of temporary non-residence, are liable to capital gains tax on gains from disposals of assets situated outside the United Kingdom only in respect of amounts remitted to, or treated as remitted to, the United Kingdom. As New Telewest is incorporated in Delaware, the New Telewest shares will be regarded as assets situated outside the United Kingdom.

Position of individuals not resident and not ordinarily resident in the UK

Such individuals are normally outside the scope of UK capital gains tax unless either:

•	they are temporarily non-resident (i.e., they were previously a long term resident of the United Kingdom and have spent less than five years resident outside the United Kingdom—in which case gains realized during the period of non-residence from disposals of assets held when they left the United Kingdom are charged in the first year of return to the United Kingdom); or

•	they are carrying on a trade through a branch or agency in the United Kingdom and the asset concerned was used for the purposes of that branch or agency.

Unless one of the above exceptions applies, an individual not resident and not ordinarily resident in the United Kingdom will not be liable to UK capital gains tax either on the implementation of the Telewest scheme of arrangement or on the subsequent disposal of the shares of New Telewest common stock.

Stamp Duty and SDRT on Subsequent Transfers of Shares of New Telewest Common Stock or CDIs

No SDRT will be payable in respect of any transfer of, or agreement to transfer, the shares of New Telewest common stock or CDIs.

No stamp duty will be payable in respect of the paperless transfer of a CDI within CREST, or in respect of any other transfer of an interest in the shares of New Telewest common stock in dematerialized form, e.g., by way of book entry transfer through the DTC system. Provided that any instrument of transfer is executed and retained outside the United Kingdom and does not relate to any property situate, or to any matter or thing done or to be done, in the United Kingdom, no stamp duty will be payable in respect of transfers of the shares of New Telewest common stock. This section applies to all shareholders whether or not resident or ordinarily resident in the United Kingdom.

EXPERTS

The consolidated financial statements of Telewest as of December 31, 2003 and December 31, 2002 and for each of the three years ended December 31, 2003, and the consolidated financial statements of New Telewest as of December 31, 2003 and for the year ended December 31, 2003 have been included in this shareholders’ circular and prospectus in reliance on the reports of KPMG Audit plc, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

The discussions included under the headings “Material United States Federal Tax Consequences” and “Material United Kingdom Tax Consequences” were prepared for Telewest and New Telewest by KPMG LLP, independent accountants, and have been included in this shareholders’ circular and prospectus upon the authority of said firm as experts in tax matters.

LEGAL MATTERS

Certain legal matters with respect to US law, including the validity of New Telewest common stock hereby registered, will be passed upon by Fried, Frank, Harris, Shriver & Jacobson (London) LLP.

ADDITIONAL INFORMATION REQUIRED BY THE UNITED KINGDOM LISTING AUTHORITY

Responsibility Statement

The Telewest directors, whose names appear below, accept responsibility for the information contained in this shareholders’ circular and prospectus. To the best of the knowledge and belief of the Telewest directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Directors, Interests and Employment Agreements

Telewest Directors

The names and principal functions of the directors of Telewest are set out below:

Name	Position held
Anthony William Paul Stenham	Non-Executive Chairman
Stephen Sands Cook	Group Strategy Director and General Counsel
Denise Patricia Byrne Kingsmill CBE	Non-Executive Director
William Anthony Rice	Non-Executive Director

The business address of each of the directors of Telewest is 160 Great Portland Street, London W1W 5QA.

Except as otherwise described in this shareholders’ circular and prospectus, the directors of Telewest perform no principal activities outside of Telewest where these are significant with respect to Telewest.

Directors’ and Others’ Interests

The beneficial interests in the share capital of Telewest of the directors of Telewest and of any person connected with them within the meaning of section 346 of the Companies Act 1985 which (i) have been notified to Telewest pursuant to sections 324 and 328 of the Companies Act 1985, or (ii) are required pursuant to section 325 of the Companies Act 1985 to be entered in the register of the Telewest directors’ interests maintained under that section, or (iii) are interests of persons connected with the directors of Telewest which would, if the connected person were a director of Telewest, be required to be notified under (i) and (ii) and the existence of which is known to, or could with reasonable due diligence be ascertained by, that Telewest director, as at                           , 2004 (being the latest practicable date prior to the publication of this shareholders’ circular and prospectus) were as follows:

Interests in Telewest Ordinary Shares

Telewest Director	Number of Telewest ordinary shares in which the director has a direct or indirect interest

Anthony Stenham	40,000
Stephen Cook	—
Denise Kingsmill	30,983
Anthony Rice	27,120

Total	98,103

Note:	As at , 2004 (being the latest practicable date prior to the publication of this shareholders’ circular and prospectus), the Telewest 1994 Employees’ Share Ownership Plan Trust, which is a discretionary trust under which all employees of Telewest are potential beneficiaries, held a total of Telewest ordinary shares. Stephen Cook is, for the purposes of the Companies Act 1985, regarded as being interested in all of the Telewest ordinary shares held by the trust in addition to his interest stated above.

Options of Telewest directors over Telewest ordinary shares under the Telewest 1995 (No.2) Executive Share Option Scheme and the Telewest 1995 Sharesave Scheme.

Director	Telewest ordinary shares under option	Exercise period	Exercise price (pence)

Anthony Stenham	10,977 [1]	02/01/04 – 07/31/04	88.3

Total	10,977

Stephen Cook	982,456 [2]	06/30/03 – 06/29/10	228.0
	421,052 [2]	11/21/03 – 11/20/10	114.0
	10,977 [1]	02/01/04 – 07/31/04	88.3
	583,333 [2]	06/07/04 – 06/06/11	120.0
	233,333[2]	11/16/04 – 11/15/11	75.0

Total	2,231,151

Notes:

1	Telewest 1995 Sharesave Scheme options.
2	Telewest 1995 (No. 2) Executive Share options (subject to performance conditions).

Except as disclosed above, none of the directors of Telewest nor any person connected with them has any interest in the share capital of Telewest or any of its subsidiaries.

Telewest Directors’ Employment Agreements

Stephen Cook has an employment contract with Telewest Communications Group Limited. No employment agreement between any Telewest director and Telewest or any subsidiary of Telewest has been entered into or varied since June 12, 2003, the date of the last annual general meeting of Telewest when all such agreements were made available for inspection, nor has any agreement or variation been proposed, with the exception of Stephen Cook’s employment agreement, which was amended on July 17, 2003, and details of which are set out below. Telewest’s annual report and accounts for the year ended December 31, 2002 contained summary details in respect of these agreements, with the exception of the amendment made to Stephen Cook’s employment agreement on July 17, 2003.

On July 17, 2003, Stephen Cook’s employment agreement was amended to provide that Mr. Cook is entitled to terminate his employment, with immediate effect, at any time within 90 days from the completion of the Financial Restructuring. If Mr. Cook were to terminate his employment in this manner, he would be entitled to one year’s salary, one year’s worth of benefits and a pro-rated portion of any bonus payable for the financial year in which the termination occurs.

Telewest Directors’ Interests in Transactions

No Telewest director has or has had any interest, direct or indirect, in any transactions which are or were unusual in their nature or conditions or are or were significant to Telewest’s business and that (i) were effected by Telewest or any subsidiary of Telewest during the current or immediately preceding financial year, or (ii) were effected by Telewest or any subsidiary of Telewest during an earlier financial year and that remain in any respect outstanding or unperformed.

Litigation

Other than as set out under the heading “The Business of Telewest—Legal Proceedings” in this shareholders’ circular and prospectus, neither Telewest nor any of its subsidiaries is or has been engaged in any legal or arbitration proceedings, nor are any such proceedings pending or threatened by or against them, which may have, or have had during the past twelve months, a significant effect on Telewest’s and its subsidiaries’ financial position.

Material contracts

Telewest

Except for the contracts described below, there have been no contracts entered into by any member of the Telewest group other than in the ordinary course of business (i) within the two years immediately preceding the publication of this shareholders’ circular and prospectus that are, or may be, material or (ii) that contain any provision under which any member of the Telewest group has any obligation or entitlement which is material to the group as at the date of this shareholders’ circular and prospectus:

(i)	The Relationship Agreement, entered into between Microsoft Corporation, Liberty Media International Inc., Liberty Holdings, Inc., Liberty UK, Inc. and Telewest on March 3, 2000, and amended as of May 18, 2001, provides, among other things:

(a)	that for so long as either Microsoft Corporation or Liberty Media holds 15% or more of Telewest’s issued share capital, the consent of Microsoft and Liberty Media must be obtained by Telewest before:

(aa)	making any material acquisition or disposal out of the ordinary course of business, including any transaction which would qualify as a Class 2 transaction for the purposes of the Listing Rules of the UK Listing Authority or which the Telewest directors intend, or are required, to announce;

(bb)	incurring any borrowings or indebtedness in excess of £50 million in aggregate (other than existing facilities) or granting any security interests in any assets which have a fair market value of £50 million or more (other than existing security interests);

(cc)	allotting or issuing shares or securities convertible into shares or granting options;

(dd)	appointing or removing the chief executive officer of Telewest; or

(ee)	increasing the number of directors holding office beyond 16;

(b)	that Liberty Media and Microsoft will vote their shares, and will cause any directors designated by them under Telewest’s articles of association to vote on any matter requiring Telewest board approval, in the manner that would most likely continue the status quo without materially increasing Telewest’s financial obligations or materially deviating from Telewest’s approved budget and business plan;

(c)	that any proposed transfers of Telewest ordinary shares or Telewest limited voting shares by Microsoft or Liberty Media (other than intra-group transfers) will be subject to rights of first refusal in favor of the other and rights of first offer as between Microsoft and Liberty Media in the event of certain changes of control of Microsoft or Liberty Media;

(d)	for certain anti-dilution provisions in favor of Microsoft and Liberty Media entitling the relevant shareholder to subscribe (at the time of the dilutive issue) for additional newly issued shares to the extent that such subscription does not result in a change of control for the purposes of Telewest’s notes, in which event the relevant shareholder shall have the right to subscribe for the balance in Telewest limited voting shares;

(e)	for certain non-compete provisions such that changes to the scope of Telewest’s business require the consent of Microsoft and Liberty Media; and

(f)	that prior to the purchase of any Telewest shares from a third party, Microsoft and Liberty Media shall notify Telewest and, prior to such purchase, redesignate sufficient number of their Telewest ordinary shares into Telewest limited voting shares;

(ii)	A sale and purchase agreement dated November 1, 2000 between Telewest and Deutsche Telekom AG relating to the sale and purchase of the entire issued share capital of Eurobell (Holdings) PLC. The terms of the Eurobell sale and purchase agreement provided that Telewest would pay an initial and deferred consideration to Deutsche Telekom AG in the form of 5% Accreting Convertible Notes on the terms and in the amounts described below. Upon completion of the transaction, Telewest issued an Accreting Convertible Note in the sum of £220 million to Deutsche Telekom AG in consideration for the transfer of:

(aa)	the entire issued share capital of Eurobell (£71.7 million);

(bb)	the assignment of an inter-company loan previously owed by Eurobell to Deutsche Telekom AG (£128.3 million); and

(cc)	a cash payment remitted to Eurobell by Deutsche Telekom AG following the acquisition (£20 million).

On January 15, 2001, Deutsche Telekom AG remitted a further cash payment to Eurobell in the sum of £30 million and Telewest issued an additional Accreting Convertible Note to Deutsche Telekom AG in the sum of £30 million. In addition, pursuant to the terms of the Eurobell sale and purchase agreement, Telewest agreed to pay to Deutsche Telekom AG a further amount as deferred consideration conditional upon the turnover of Eurobell for the year ended December 31, 2000 exceeding a target amount. An additional Accreting Convertible Note was issued to Deutsche Telekom AG on April 2, 2001 by Telewest in the amount of £3.5 million in respect of this deferred consideration;

(iii)	5% Accreting Convertible Notes due 2003 were issued by Telewest in favor of Deutsche Telekom AG in three separate notes dated November 1, 2000, January 15, 2001 and April 2, 2001 of aggregate principal amount of £253.5 million. The notes were issued in exchange for the purchase of the entire share capital of Eurobell (Holdings) plc. The Accreting Convertible Notes were cancelled and reissued on May 30, 2003, in connection with a transfer by Deutsche Telekom to several investment funds and, in connection with such transfer, the holders’ right to convert the notes into Telewest ordinary shares was terminated. Telewest received no consideration for the transfer other than termination of the conversion right. Telewest was obliged to pay the accreted value of the Accreting Convertible Notes in cash at the maturity date, being November 1, 2003; however, Telewest defaulted on such payment and such claims will be compromised in the Financial Restructuring;

(iv)	On March 16, 2001, Telewest Communications Networks Limited, referred to herein as TCN, and Telewest Finance Corporation, as borrowers, and certain subsidiaries and associated partnerships of TCN entered into the existing senior secured credit facility. The credit facilities contemplated under the existing senior secured credit facility totalled £2,250 million, comprising £2,000 million of term credit, revolving credit and ancillary credit facilities made available by a syndicate of banks and financial institutions and a term credit facility of up to the US dollar equivalent of £250 million to be made available by institutional investors that acceded to the existing senior secured credit facility on or after the date of its execution. The proceeds of the facilities were used in part to prepay the indebtedness outstanding under the loan agreement entered into by TCN dated May 17, 1999 and the loan agreement entered into by Flextech dated January 25, 2000 (as amended and restated on April 11, 2000) and thereafter to finance general corporate purposes and working capital requirements of TCN and all its subsidiaries, subsidiary undertakings and associated partnerships from time to time.

On October 17, 2001, Telewest announced that GE Capital Structured Finance Group Limited, an affiliate of GE Capital, had agreed to make available £125 million as part of the additional £250 million institutional investor facility. In addition, on March 12, 2002, Telewest announced that Newcourt Capital (UK) Ltd., a subsidiary of CIT Group Inc., had agreed to make available a further £20 million of institutional funding as part of the £250 million institutional investor facility.

Indebtedness under the existing senior secured credit facility is secured by the assets of TCN and certain of its subsidiaries and associated partnerships, including security interests over partnership interests and shares of subsidiaries. The credit facilities (other than the institutional investor facilities) bear interest at a rate determined by reference to LIBOR plus a margin of between 0.5% and 2.00% per annum (depending on the ratio of indebtedness of TCN and its subsidiaries to quarterly annualized consolidated net operating cash flow of TCN and its subsidiaries from time to time). The institutional investor facilities bear interest at a rate determined by reference to LIBOR plus a margin of up to 4.00%. The terms of the existing senior secured credit facility require compliance by TCN and certain of its subsidiaries and associated partnerships with the financial and other covenants (including restrictions on the making of disposals, incurrence of indebtedness and acquisitions) in the existing senior secured credit facility. Failure to comply with those covenants could result in all amounts outstanding thereunder becoming immediately due and payable;

(v)	An International Swap Dealers Association, Inc. (ISDA) Master Agreement, and the schedule thereto, each dated as of July 11, 2001 between Telewest Communications Holdco Limited, or TCH, and Toronto-Dominion Bank relating to an equity swap transaction between Toronto-Dominion Bank and TCH. The equity swap transaction was secured by means of a legal charge granted by Flextech Investments (Jersey) Limited, or FIJL, in favor of Toronto-Dominion Bank over 55% of the ordinary shares in the capital of SMG plc held by Dominbank Nominees Limited on behalf of FIJL and originally provided for a maturity period of one year. The loan maturity period was extended in July 2002 by agreement between Telewest and Toronto Dominion Bank and was due to expire on January 13, 2003;

(vi)	A termination agreement dated October 18, 2002 between Telewest Communications Holdco Limited, Telewest, The Toronto-Dominion Bank, London Branch, Flextech Investments (Jersey) Limited and Salomon Brothers U.K. Equity Limited providing for the termination of, and repayment of the outstanding principal amount plus accrued interest (up to a maximum of approximately £26.3 million) under, an equity swap transaction and the release of related security interests;

(vii)	A sale agreement dated November 6, 2002 between Flextech Investments (Jersey) Limited, Telewest and Salomon Brothers U.K. Equity Limited relating to the sale of approximately 53 million ordinary shares held by Flextech Investments (Jersey) Limited, or the SMG Shares, in the capital of SMG. Amounts owing under the equity swap transaction were secured by means of a legal charge over the SMG Shares prior to the repayment of the outstanding amounts and the release of security. The terms of the sale agreement provided that Salomon Brothers U.K. Equity Limited would procure purchasers for the SMG Shares at a price of 85 pence per SMG share representing, in aggregate, a total of approximately £45.1 million, in aggregate. The sale of the SMG Shares was completed on November 11, 2002. Telewest paid Citigroup 1% of the gross proceeds of the sale of the SMG Shares;

(viii)	Voting agreements dated , 2004 between Telewest, Telewest Jersey and certain holders of Telewest’s notes and debentures (the “Consenting Noteholders”) in connection with the Financial Restructuring pursuant to which Telewest and Telewest Jersey undertake to take all acts reasonably necessary to effect the Financial Restructuring in consideration for the Consenting Noteholders undertaking, among other things (i) to vote in favor of the relevant scheme of arrangement; (ii) not to take certain actions that could prejudice the successful completion of the Financial Restructuring; and (iii) not to sell any notes or debentures except to a person who also enters into a written undertaking to be bound by the terms of the voting agreement. The voting agreements provide that the undertakings of each Consenting Noteholder shall terminate (unless waived by the Consenting Noteholder) if, among other things, (i) the Telewest and Telewest Jersey schemes fail to become effective by the later of 90 days after the date of the commitment letter or 60 days after the date of any vote by creditors to approve the Telewest scheme and the Telewest Jersey schemes, subject to that vote occurring on or before 75 days after the date of the commitment letter; (ii) Telewest, or any administrator appointed in respect of Telewest, or Telewest Jersey either withdraws the Telewest scheme or the Telewest Jersey schemes or does not confirm upon request its intention to continue with and recommend the Financial Restructuring; or (iii) there has been a material change to the Telewest scheme, the Telewest Jersey schemes, or the proposed amended senior secured credit facility. In addition, the termination, or a material change, by a noteholder, IDT or Liberty Media of its obligations under its voting agreement shall give each noteholder, IDT and Liberty Media (except any of them that has already terminated its obligations under its voting agreement, as appropriate) the right, in certain circumstances, to elect to terminate its obligations under its voting agreement. The voting agreements supersede the terms of a term sheet entered into by the Consenting Noteholders, except with respect to, among other things, (i) the review of New Telewest’s management practices and team, (ii) the due diligence reviews of Telewest and New Telewest by certain of the Consenting Noteholders, and (iii) the payment of fees and expenses of the Consenting Noteholders incurred in connection with the Financial Restructuring. These agreements are further described under the heading “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Noteholder Voting Agreements;”

(ix)	A voting agreement dated , 2004 between Telewest, Telewest Jersey, New Telewest and Liberty Media in connection with the Financial Restructuring pursuant to which Telewest and

Telewest Jersey undertake to take all acts reasonably necessary to effect the Financial Restructuring, and Telewest undertakes to pay Liberty Media immediately upon posting of the public documents in respect of the Telewest scheme all fees and expenses incurred by Liberty Media in an amount as to £1.2 million, in consideration for Liberty Media undertaking, among other things (i) to vote in favour of the relevant scheme of arrangement; (ii) to vote in favor of the shareholders’ resolution necessary to complete the Financial Restructuring and the shareholders’ resolutions necessary to authorize the shareholders’ voluntary liquidation of Telewest; (iii) not to take certain actions that could prejudice the successful completion of the Financial Restructuring; (iv) not to sell any notes, debentures or shares except to a person who also enters into a written undertaking to be bound by the terms of the voting agreement; (v) to grant Telewest the required consent under the relationship agreement; and (vi) to terminate the relationship agreement with Telewest. The voting agreement provides that the undertakings of Liberty Media shall terminate (unless waived by Liberty Media) if, among other things, (i) the Telewest and Telewest Jersey schemes fail to become effective by the later of 90 days after the date of the commitment letter or 60 days after the date of any vote by creditors to approve the Telewest scheme and the Telewest Jersey schemes, subject to that vote occurring on or before 75 days after the date of the commitment letter; (ii) Telewest, or any administrator appointed in respect of Telewest, or Telewest Jersey either withdraws the Telewest scheme or the Telewest Jersey schemes or does not confirm upon request its intention to continue with and recommend the Financial Restructuring; or (iii) there has been a material change to the Telewest scheme, the Telewest Jersey schemes, or the proposed amended senior secured credit facility. In addition, the termination, or a material change, by a noteholder, IDT or Liberty Media of its obligations under its voting agreement shall give each noteholder, IDT and Liberty Media (except any of them that has already terminated its obligations under its voting agreement or materially changed its voting agreement, as appropriate) the right, in certain circumstances, to elect to terminate its obligations under its voting agreement. The voting agreement supersedes the term sheet, except with respect to, among other things, (i) the review of New Telewest’s management practices and team, (ii) the due diligence reviews of Telewest and New Telewest by certain of the Consenting Noteholders, and (iii) the payment of fees and expenses of the Consenting Noteholders incurred in connection with the Financial Restructuring.

The voting agreement also contains a covenant that New Telewest will not take certain actions in respect of a number of companies in the Telewest group that may cause Liberty Media to breach a US ‘gain recognition’ agreement and therefore become liable to taxation in the US. This agreement is further described under the heading “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements—Liberty Media;”

(x)	A termination agreement dated , 2004 between Telewest, Liberty Media International, Inc., Liberty UK Holdings, Inc., and Liberty UK, Inc. providing for the termination of the Relationship Agreement between the parties, conditional upon the Telewest scheme becoming effective;

(xi)

A voting agreement dated                  , 2004 between Telewest, Telewest Jersey and IDT Corporation in connection with the Financial Restructuring pursuant to which Telewest and Telewest Jersey undertake to take all acts reasonably necessary to effect the Financial Restructuring in consideration for IDT undertaking, among other things (i) to vote in favour of the shareholders’ resolution necessary to complete the Financial Restructuring and the shareholders’ resolutions necessary to authorize the shareholders’ voluntary liquidation of Telewest; (ii) not to take certain actions that could prejudice the successful completion of the Financial Restructuring; and (iii) not to sell any shares except to a person who enters into a written undertaking to be bound by the terms of the voting agreement. The voting agreement provides that the undertakings of IDT shall terminate (unless waived by IDT) if, among other things, (i) the Telewest and Telewest Jersey schemes fail to become effective by the later of 90 days after the date of the commitment letter or 60 days after the date of any vote by creditors to approve the Telewest scheme and the Telewest Jersey schemes, subject to that vote occurring on or before 75 days after the date of the commitment letter; (ii) Telewest, or any administrator appointed in respect of Telewest, or Telewest Jersey either withdraws the Telewest scheme or the Telewest Jersey schemes or does not confirm upon request its intention to continue with and recommend the Financial Restructuring; or (iii) there has been a material change to the Telewest scheme, the Telewest Jersey schemes, or the proposed amended senior secured credit facility. In addition, the termination, or a material change, by a noteholder, IDT or Liberty Media of its obligations under its voting agreement shall give each noteholder, IDT and Liberty Media (except any of them that has already terminated its obligations under its voting agreement or materially changed its voting agreement, as appropriate) the right, in certain circumstances, to elect to terminate its obligations under its voting agreement. The voting agreement supersedes the term sheet, except with respect to, among other things, (i) the review of New Telewest’s management practices and team, (ii) the due diligence reviews of Telewest and New Telewest by certain of the Consenting Noteholders, and (iii) the payment of fees and expenses of the Consenting Noteholders incurred in connection with the Financial Restructuring. This agreement is further described under the heading “The Financial Restructuring—Interests of Certain Persons in the Financial Restructuring—Noteholders and Shareholders—Shareholder Voting Agreements—IDT Corporation;”

(xii)	The Transfer Agreement dated , 2004 between Telewest, New Telewest and Telewest UK providing for the transfer of substantially all of the assets of Telewest (including the shares in TCN and Telewest’s other operating companies, but excluding the shares in Telewest Jersey and the subscriber share in New Telewest) to Telewest UK in consideration for Telewest UK assuming responsibility for the satisfaction of substantially all the debts, obligations and liabilities of Telewest, except those compromised pursuant to the Telewest scheme, certain expenses arising as a result of the Financial Restructuring and those liabilities paid out of the cash amount held in trust and allotting and issuing shares to New Telewest. Conditional on the Telewest scheme becoming effective, New Telewest will allot and issue shares to an escrow agent for distribution in accordance with the terms of the Telewest and the Telewest Jersey schemes. Pursuant to the Transfer Agreement, Telewest UK will also indemnify Telewest and Telewest Jersey in respect of all their respective existing or future liabilities, except for those debts, obligations and liabilities compromised in the schemes, certain expenses arising as a result of the Financial Restructuring and those liabilities paid out of the cash amount held in trust by Telewest. This agreement is further described under the heading “The Financial Restructuring—Structure of the Financial Restructuring—Transfer Agreement;”

(xiii)	A commitment letter (subject to conditions) dated , 2004 between Telewest, TCN and the Senior Lenders setting out the terms and conditions on which the Senior Lenders confirm that they are prepared to make available to TCN the proposed amended senior secured credit facility, subject to the execution of the amended senior secured credit facility, pursuant to which Telewest and TCN undertake that, proposed among other things (i) TCN will not make any further drawings under the existing senior secured credit facility; (ii) Telewest and TCN will not make, or fund the making of, any payments in respect of principal or cash interest that is owing, or may become owing, in respect of the notes and debentures of Telewest and Telewest Jersey; (iii) neither TCN nor any of its subsidiaries will make payments restricted under the existing senior secured credit facility; (iv) within five business days of the signing of the commitment letter, Telewest will repay to TCN the sum of £41 million (together with accrued interest) held in trust for repayment to TCN pursuant to the terms of the trust deed dated October 1, 2002, which repayment would result in the amount being subject to the Senior Lenders’ security interest; and (v) Telewest will use reasonable endeavors to procure the termination of the relationship agreement by Media One and Microsoft and a release of their accrued rights under that agreement. The commitment letter provides that the Senior Lenders holding at least two-thirds in value of the total commitments may terminate the Senior Lenders’ obligations under the commitment letter to provide the facilities under the terms of the proposed amended senior secured credit facility upon notice to Telewest and TCN of the occurrence of one or more events, including, among others, (i) the Telewest and Telewest Jersey schemes failing to become effective on or before the latter of 90 days after the execution of the commitment letter or 60 days after the date of any vote by creditors to approve the Telewest scheme and the Telewest Jersey schemes, subject to such vote occurring on or before 75 days after the execution of the commitment letter; (ii) Telewest withdrawing the Telewest scheme or Telewest Jersey withdrawing the Telewest Jersey schemes, or indicates in writing its intention to do so or states publicly that it will not support the Financial Restructuring, or not confirming to certain Senior Lenders within 48 hours of a request that it is its intention to continue with and recommend the Financial Restructuring or there is, in the opinion of the Senior Lenders holding two-thirds of the value of the total commitments, a material change in the terms of the Telewest scheme or Telewest Jersey schemes; or (iii) any event occurs which, in the opinion of the Senior Lenders holding at least two-thirds of the value of the total commitments, has a material adverse change to the business plan of Telewest or a material adverse change to the assets, liabilities, business or prospects of Telewest or affects the ability of TCN and its subsidiaries, Telewest, New Telewest or Telewest UK to perform all or any of their respective material obligations under the proposed amended senior secured credit facility and related documents. This agreement is further described under the heading “Proposed Amended Senior Secured Credit Facility;”

(xiv)	Assuming that none of the termination events to the commitment letter described above occur, the proposed amended senior secured credit facility will come into effect on the effective date of the Telewest scheme subject to the satisfaction by TCN of various conditions precedent to effectiveness, one of which is the Telewest scheme becoming effective. The proposed amended senior secured credit facility will amend and restate in its entirety the existing senior secured credit facility.

The proposed amended senior secured credit facility will provide TCN (as borrower) with committed credit facilities of £2,030 million in aggregate together with uncommitted credit facilities of £125 million in aggregate. Of the committed credit facility, £1,885 million will mature on December 31, 2005 and £145 million will mature on June 30, 2006. Of the uncommitted facility, £20 million will be freely available to TCN and £105 million will be available to be drawn by TCN only with the prior written consent of the Senior Lenders holding at least two-thirds in value of the total commitments. The facilities contemplated to be made available to TCN under the proposed amended senior secured credit facility will be secured by (i) the security interests already existing in relation to the existing senior secured credit facility, namely security interests over, among other things, the assets of TCN and certain of its subsidiaries, Telewest’s shares in TCN and loans owed by TCN and certain of its subsidiaries to Telewest, and (ii) additional new security interests over, among other things, the assets of Telewest UK. This agreement is further described under the heading “Proposed Amended Senior Secured Credit Facility;”

(xv) Deeds	of novations dated [ ], 2004 between Telewest, TCN and each of the Royal Bank of Scotland, JP Morgan, the Bank of New York and Crédit Agricole Indosuez pursuant to which all the rights, liabilities, duties and obligations of Telewest under the existing swap agreements will be transferred to TCN on the completion of the Transfer Agreement in consideration for the payment by Telewest to TCN of an amount equal to the liability incurred by TCN in assuming the obligations under the existing swap agreements.

(xvi)	Swap settlement agreements dated , 2004 between Telewest, TCN and each of The Royal Bank of Scotland, JP Morgan, The Bank of New York and Crédit Agricole Indosuez pursuant to which all of the outstanding liabilities under the existing swap agreements will be discharged on the date that the Telewest scheme becomes effective in consideration for TCN entering into a £1 billion notional amount fixed-for-floating interest rate swap for a period of three years, set at a 90 basis point premium over a market-based swap rate. In addition, the swap counterparties will agree not to bring any legal action against Telewest in relation to the existing swap agreements. These agreements are further described under the heading “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements;”

(xvii)	A waiver agreement (subject to conditions) dated , 2004 between Telewest, TCN, Royal Bank Leasing Limited for itself and as agent for W. & G. Lease Finance Limited and Lombard Corporate Finance (June 2) Limited and Royal Bank of Scotland (Industrial Leasing) Limited (together RB Leasing), pursuant to which RB Leasing waives the breaches of terms of the RB Leases including those that have arisen, or that may arise as a result of the Financial Restructuring in consideration for Telewest agreeing to, among other things, (i) a reduced term in respect of the RB Leases with TCN; (ii) an increase in the margin on the RB Leases; (iii) the amendment of the rental profile on each RB Lease to include a balloon rental to fully amortize RB Leasing’s investment in each RB Lease; (iv) the payment of a default waiver fee of [1.50]% on the capital amount outstanding on all of the RB Leases as at March 31, 2004; (v) the payment by TCN of a

supplementary rental in an amount of approximately £             on September 30, 2006 in respect of the RB Leases; and (vi) the payment of any swap breakage costs which may arise in 2006 following the revised maturity of the RB Leases with TCN. The total value of consideration provided by Telewest and TCN is approximately [£     million]. This agreement is further described under the heading “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements;”

(xviii)	A litigation release agreement dated , 2004 between Telewest, certain of its present and former officers, directors and affiliates (including Liberty Media and IDT) and a group of plaintiffs consisting of Eximius Capital Funding, Ltd., Angelo Gordon & Co., L.P., Oaktree Capital Management, LLC, Capital Research and Management Company, Goldentree Asset Management, LP, W.R. Huff CM, L.L.C., WRH High Yield Partners, L.P., and Qwest Occupational Health Trust pursuant to which, conditional upon the Telewest scheme becoming effective, claims made by one or more of the plaintiffs in actions in the United States against Telewest, its directors and certain former officers and a Liberty Media affiliate are settled, the parties covenant not to sue each other, and to fully, finally and forever release each other, with respect to any and all claims arising out of, relating to, or in connection with Telewest or any of its shares, debentures or derivative agreements. This agreement is further described under the heading “The Financial Restructuring—Structure of the Financial Restructuring—Settlement Agreements;”

(xix)	The Term Sheet dated September 12, 2003 among Telewest, Telewest Jersey, W.R. Huff Asset Management Co., L.L.C., the members of the Bondholder Committee, Liberty Media and IDT relating to the terms of the Financial Restructuring. The various voting agreements supersede the term sheet, except with respect to, among other things, (i) the review of New Telewest’s management practices and team, (ii) the due diligence reviews of Telewest and New Telewest by certain of the Consenting Noteholders, and (iii) the payment of fees and expenses of the Consenting Noteholders incurred in connection with the Financial Restructuring; and

(xx)	On November 25, 2003, Telewest entered into a letter agreement with New Telewest pursuant to which it agreed, through the effective date of the Financial Restructuring, to contribute or otherwise supply sufficient funds to New Telewest to enable it to meet any claims (including, without limitation, claims for reimbursement of expenses) to indemnify its directors and officers under its certificate of incorporation and by-laws and under any contractual agreement with such directors and executive officers disclosed in, or contemplated by the transactions described in, this shareholders’ circular and prospectus.

Significant changes

Telewest

There has been no significant change in the financial or trading position of Telewest and its subsidiaries since December 31, 2003 (being the end of the last financial period for which unaudited financial statements were published).

Consents

KPMG has given and not withdrawn its written consent to the issue of this shareholders’ circular and prospectus with the inclusion in it of its name and report and references to them, in the form and context in which they appear.

Citigroup Global Markets Limited has given and not withdrawn its written consent to the issue of this shareholders’ circular and prospectus with the references to its fairness opinion and name in the form and context in which they appear.

Gleacher Shacklock Limited has given and not withdrawn its written consent to the issue of this shareholders’ circular and prospectus with the references to its fairness opinion and name in the form and context in which they appear.

Fried, Frank, Harris, Shriver & Jacobson (London) LLP has given and not withdrawn its consent to the issue of this shareholders’ circular and prospectus with the references to its name in the form and context in which they appear.

Financial information

The financial information contained in this shareholders’ circular and prospectus does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985.

The statutory accounts of Telewest for the three years ended December 31, 2002 have been delivered to the Registrar of Companies. The auditor of Telewest made reports under section 235 of the Companies Act 1985 in respect of each set of statutory accounts and each report was an unqualified report and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS and at the registered office of Telewest during usual business hours on any weekday (Saturday and public holidays excepted) from the date of mailing of this shareholders’ circular and prospectus until the date of the extraordinary general meeting:

(i)	the memorandum and articles of association of Telewest;

(ii)	the Certificate of Incorporation and By-Laws of New Telewest;

(iii)	the instruments evidencing Telewest’s notes and debentures;

(iv)	the rules of the Telewest 1995 (No. 1) Executive Share Option Scheme, the Telewest 1995 (No. 2) Executive Share Option Scheme, the Telewest 1995 Restricted Share Scheme, the ESOP, the Telewest 1995 Sharesave Scheme, the Telewest 1995 Long Term Incentive Plan, the Telewest Equity Participation Plan, the Flextech 1992 Approved Share Option Scheme, the Flextech 1995 Approved Share Option Scheme, the Flextech 1995 Unapproved Share Option Scheme and the Flextech 1995 Sharesave Scheme;

(v)	the material contracts referred to above;

(vi)	the Telewest directors’ employment agreements and the non-executive Telewest directors’ letters of appointment;

(vii)	the written consents referred to above;

(viii)	the consolidated audited accounts of Telewest for each of the three financial years ended December 31, 2001, 2002 and 2003;

(ix)	the consolidated audited accounts of New Telewest for the period November 12, 2003 to December 31, 2003;

(x)	the required disclosure document to be sent to creditors in connection with the schemes, or Explanatory Statement;

(xi)	the fairness opinion of Citigroup Global Markets Limited and Gleacher Shacklock Limited provided in connection with the Financial Restructuring;

(xii)	the legal opinion of Fried, Frank, Harris, Shriver & Jacobson (London) LLP regarding certain legal matters with respect to US law in connection with the Financial Restructuring; and

(xiii)	this shareholders’ circular and prospectus.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Auditor’s Report

to the board of directors and shareholders of Telewest Global, Inc.

We have audited the accompanying consolidated balance sheet of Telewest Global, Inc. and Telewest UK Limited as of December 31, 2003 and the related consolidated statement of operations, shareholders’ equity/(deficit) and comprehensive income, and cash flow for the period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telewest Global, Inc. and Telewest UK Limited as of December 31, 2003 and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG Audit Plc

KPMG Audit Plc

March 23, 2004

Consolidated Statement of Operations

for the period November 12, 2003 to December 31, 2003

$

Revenue	—
Operating costs and expenses	(337,655)

Operating loss	(337,655)
Other expenses	—

Loss before income taxes	(337,655)
Income tax	—

Net loss	(337,655)

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheet

period ended December 31, 2003

$

Assets
Other receivables	10

Total assets	10

Liabilities and shareholder’s deficit
Other liabilities	337,655

Total liabilities	337,655

Shareholder’s deficit
Preferred stock—$0.01 par value; authorized 5,000,000 shares, issued none	—
Common stock—$0.01 par value; authorized 1,000,000,000 shares, issued 1	—
Additional paid-in capital	10
Accumulated deficit	(337,655)

Total shareholder’s deficit	(337,645)

Total liabilities and shareholder’s deficit	10

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Cash Flows

for the period November 12, 2003 to December 31, 2003

There were no cash flows in the period and consequently no statement of cash flows has been presented.

See accompanying notes to the consolidated financial statements.

Consolidated Statement of Shareholder’s Equity/(Deficit) and

Comprehensive Income

for the period November 12, 2003 to December 31, 2003

	Common stock $	Additional paid-in capital $	Other comprehensive income $	Accumulated deficit $	Total $

Common stock issued ($0.01 par value)	—	10	—	—	10
Net loss	—	—	—	(337,655)	(337,655)

Balance at December 31, 2003	—	10	—	(337,655)	(337,645)

There was no other comprehensive income in the period November 12, 2003 to December 31, 2003.

See accompanying notes to the financial statements.

Notes to Consolidated Financial Statements

period ended December 31, 2003

1    ORGANIZATION AND HISTORY

Telewest Global, Inc. (“the Company”) was incorporated in the US state of Delaware on November 12, 2003, as a wholly owned subsidiary of Telewest Communications plc. As a result of the planned financial restructuring of Telewest Communications plc and its subsidiaries, the Company is expected to become the ultimate holding company for the operating companies that currently carry on the business of the Telewest group. The Telewest Global, Inc. group has no assets other than shares of Telewest UK Limited, a subsidiary newly formed under the laws of England and Wales. Telewest UK Limited currently has no assets. Neither the Company nor Telewest UK Limited have any operating history.

2    BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements are prepared on a going concern basis, which the directors believe to be appropriate for the following reasons:

Telewest Communications plc currently provides financial support to the Telewest Global, Inc. Group ensuring that liabilities can be met as they fall due. Such financial support will continue until the successful completion of the planned financial restructuring, which will provide for the transfer of the subsidiaries of Telewest Communications plc to Telewest UK Limited.

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and those of its wholly-owned subsidiary. All significant inter-company accounts and transactions have been eliminated upon consolidation. All acquisitions have been accounted for under the purchase method of accounting.

4    BUSINESS COMBINATIONS

The Company acquired the entire issued share capital of Telewest UK Limited on November 26, 2003, for a deferred consideration of $2. The acquisition has been accounted for using the purchase method of accounting. No goodwill arose on the acquisition.

5    OTHER LIABILITIES

$

Professional service fees	236,927
Directors’ fees and expenses payable	78,100
Franchise tax liability	22,628

337,655

6     SHAREHOLDER’S EQUITY

On November 26, 2003, the Company issued one share of common stock – par value $0.01 for a consideration of $10.

7     RELATED PARTY TRANSACTIONS

In the normal course of business, the Company has entered into a number of arrangements with its parent, Telewest Communications plc. These arrangements include the directors and officers liability insurance policy applicable to Telewest Communications plc being extended to cover the directors and officers of the Company, and also shared service arrangements in respect of certain employees and facilities of Telewest Communications plc. No costs in respect of these arrangements have been borne during the period by the Company.

Auditor’s Report

To the board of directors and shareholders of Telewest Communications plc

We have audited the accompanying consolidated balance sheets of Telewest Communications plc and subsidiaries (the Group) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity/(deficit) and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements on pages F-9 to F-43 present fairly, in all material respects, the financial position of Telewest Communications plc and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in note 2 to the financial statements, the Group has suffered recurring losses, has a net shareholders’ deficit and is undergoing financial restructuring and this raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 3 to the consolidated financial statements, the 2002 consolidated financial statements have been restated.

As discussed in note 4 to the consolidated financial statements, the Group adopted SFAS 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets, in 2002.

As discussed in note 4 to the consolidated financial statements, the Group changed its method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG Audit Plc

KPMG Audit Plc

Chartered Accountants

Registered Auditor

London, England

March 23, 2004

Consolidated Statements of Operations

years ended December 31

		2003		2002
		(Note 2)	2003	Restated	2001
	Notes	$ million	£ million	£ million	£ million

Revenue
Consumer Sales Division
Cable television		565	317	336	329
Consumer telephony		839	470	495	488
Internet and other		214	120	63	40

		1,618	907	894	857
Business Sales Division		496	278	283	268

Total Cable Segment		2,114	1,185	1,177	1,125
Content Segment		202	113	106	129

Total revenue		2,316	1,298	1,283	1,254

Operating costs and expenses
Cable programming expenses		(223)	(125)	(128)	(142)
Cable telephony expenses		(344)	(193)	(218)	(235)
Content segment expenses		(145)	(81)	(70)	(83)
Depreciation		(694)	(389)	(495)	(469)
Impairment of fixed assets		—	—	(841)	—

Cost of sales		(1,406)	(788)	(1,752)	(929)
Selling, general and administrative expenses		(874)	(490)	(526)	(497)
Amortization of goodwill		—	—	—	(183)
Impairment of goodwill		—	—	(1,445)	(766)

		(2,280)	(1,278)	(3,723)	(2,375)

Operating profit/(loss)		36	20	(2,440)	(1,121)
Other income/(expense)
Interest income (including £11 million, £12 million and £15 million in 2003, 2002 and 2001, respectively, from joint ventures and associates)	22	43	24	19	15
Interest expense (including amortization of debt discount)		(871)	(488)	(528)	(487)
Foreign exchange gains, net		478	268	213	—
Share of net profit/(losses) of affiliates and impairment		2	1	(118)	(216)
Other, net		14	8	36	(3)
Minority interests in losses of consolidated subsidiaries, net		—	—	1	1

Loss before income taxes		(298)	(167)	(2,817)	(1,811)
Income tax (charge)/benefit	17	(29)	(16)	28	70

Net loss		(327)	(183)	(2,789)	(1,741)

Basic and diluted loss per ordinary share		$(0.11)	£(0.06)	£(0.97)	£(0.60)
Weighted average number of ordinary shares outstanding (millions)		2,874	2,874	2,873	2,880

All income is derived from continuing operations.

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets

years ended December 31

		2003		2002
		(Note 2)	2003	Restated
	Notes	$ million	£million	£million

Assets
Cash and cash equivalents		762	427	390
Secured cash deposits restricted for more than one year	21	23	13	12
Trade receivables (net of allowance for doubtful accounts of £13 million and £12 million)	12	203	114	120
Other receivables	9	69	39	68
Prepaid expenses		29	16	27

Total current assets		1,086	609	617
Investment in affiliates, accounted for under the equity method, and related receivables	10	646	362	376
Property and equipment (net of accumulated depreciation of £3,542 million and £3,196 million)	11	4,320	2,421	2,598
Goodwill (net of accumulated amortization of £2,593 million and £2,593 million)	6	798	447	447
Inventory	14	48	27	28
Other assets (net of accumulated amortization and write offs of £82 million and £76 million)	13	41	23	29

Total assets		6,939	3,889	4,095

Liabilities and shareholders’ funds
Accounts payable		175	98	110
Other liabilities	15	1,443	809	633
Debt repayable within one year	16	9,433	5,287	5,444
Capital lease obligations repayable within one year		159	89	77

Total current liabilities		11,210	6,283	6,264
Deferred tax	17	193	108	85
Debt repayable after more than one year	16	11	6	6
Capital lease obligations repayable after more than one year		91	51	127

Total liabilities		11,505	6,448	6,482

Minority interests		(2)	(1)	(1)

Shareholders’ (deficit)/equity
Ordinary shares, 10 pence par value; 4,300 million authorized; 2,874 million and 2,873 million issued in 2003 and 2002 respectively		512	287	287
Limited voting convertible ordinary shares, 10 pence par value; 300 million authorized; 82 million and 82 million outstanding in 2003 and 2002 respectively		14	8	8
Additional paid in capital		7,535	4,223	4,223
Accumulated deficit		(12,625)	(7,076)	(6,893)
Accumulated other comprehensive loss	20	—	—	(11)

Total shareholders’ deficit		(4,564)	(2,558)	(2,386)

Total liabilities and shareholders’ equity		6,939	3,889	4,095

Commitments and contingencies	21

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Cash Flows

years ended December 31

	2003		2002
	(Note 2)	2003	Restated	2001
	$ million	£ million	£ million	£ million

Cash flows from operating activities
Net loss	(327)	(183)	(2,789)	(1,741)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	694	389	495	469
Impairment of fixed assets	—	—	841	—
Amortization of goodwill	—	—	—	183
Impairment of goodwill	—	—	1,445	766
Amortization and write off of deferred financing costs and issue discount on Senior Discount Debentures	166	93	114	99
Deferred tax charge/(credit)	41	23	(28)	(70)
Unrealized gains on foreign currency translation	(478)	(268)	(213)	(10)
Non-cash accrued share based compensation (credit)/cost	—	—	(1)	1
Share of net (profits)/losses of affiliates and impairment	(2)	(1)	(10)	216
(Profit)/loss on disposal of assets	(14)	(8)	92	4
Minority interests in losses of consolidated subsidiaries	—	—	—	(1)
Changes in operating assets and liabilities, net of effect of acquisition of subsidiaries
Change in receivables	50	28	19	25
Change in prepaid expenses	18	10	6	6
Change in accounts payable	(18)	(10)	17	3
Change in other liabilities	424	238	100	62
Change in other assets	(5)	(3)	15	1

Net cash provided by operating activities	549	308	103	13

Cash flows from investing activities
Cash paid for property and equipment	(406)	(228)	(448)	(548)
Cash paid for acquisition of subsidiaries, net of cash acquired	(2)	(1)	—	(6)
Additional investments in and loans to affiliates	—	—	—	(26)
Repayment of loans made to joint ventures, net	12	7	9	9
Proceeds from disposal of assets	—	—	1	2
Disposal of subsidiary undertaking, net of cash disposed	—	—	14	8
Disposal of associate undertaking, net of cash disposed	18	10	59	—

Net cash used in investing activities	(378)	(212)	(365)	(561)

Cash flows from financing activities
Proceeds from exercise of share options	—	—	—	6
Proceeds from issue of Accreting Convertible Notes 2003	—	—	—	30
Issue costs of Notes and credit facility arrangement costs	—	—	—	(41)
Net proceeds from maturity of forward contracts	—	—	76	—
(Placement)/release of restricted deposits	(2)	(1)	8	(8)
Repayments from borrowings under old credit facilities	(2)	(1)	(2)	(824)
Repayment of SMG equity swap	—	—	(33)	—
Proceeds from borrowings under new credit facilities	—	—	640	1,393
Capital element of finance lease repayments	(101)	(57)	(51)	(54)

Net cash (used)/provided by financing activities	(105)	(59)	638	502

Net increase/(decrease) in cash and cash equivalents	66	37	376	(46)
Cash and cash equivalents at beginning of year	696	390	14	60

Cash and cash equivalents at end of year	762	427	390	14

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Shareholders’ Equity/(Deficit) and

Comprehensive Loss

	Ordinary shares	Limited voting shares	Shares held in trust	Additional paid-in capital	Other Comprehensive loss	Accumulated deficit	Total
	£ million	£ million	£ million	£ million	£ million	£ million	£ million

Balance at December 31, 2000	288	6	(2)	4,216	—	(2,363)	2,145
Unrealised gain/(loss) on derivative financial instruments:
Cumulative effects of accounting change	—	—	—	—	(16)	—	(16)
Amounts reclassified into earnings	—	—	—	—	(5)	—	(5)
Current period increase in fair value	—	—	—	—	57	—	57
Net loss	—	—	—	—	—	(1,741)	(1,741)

Total comprehensive loss							(1,705)
Unrealised gain on deemed partial disposal of investment	—	—	—	—	1	—	1
Ordinary shares issued on exercise of share options	1	—	1	6	—	—	8
Gain on retranslation of investment in an overseas subsidiary	—	—	—	1	—	—	1
Redesignation of ordinary shares	(2)	2	—	—	—	—	—
Accrued share based compensation cost	—	—	—	1	—	—	1

Balance at December 31, 2001	287	8	(1)	4,224	37	(4,104)	451
Unrealised gain/(loss) on derivative financial instruments:
Amounts reclassified into earnings	—	—	—	—	(48)	—	(48)
Net loss (restated)	—	—	—	—	—	(2,789)	(2,789)

Total comprehensive loss (restated)							(2,837)
Accrued share based compensation cost/(credit)	—	—	1	(1)	—	—	—

Balance at December 31, 2002 (restated)	287	8	—	4,223	(11)	(6,893)	(2,386)
Unrealised gain/(loss) on derivative financial instruments:
Amounts reclassified into earnings	—	—	—	—	11	—	11
Net loss	—	—	—	—	—	(183)	(183)

Total comprehensive loss							(172)

Balance at December 31, 2003	287	8	—	4,223	—	(7,076)	(2,558)

See accompanying notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

1    ORGANIZATION AND HISTORY

Telewest Communications plc (“the Company”) and its subsidiary undertakings (together “the Group”) provide cable television, telephony and internet services to business and residential customers in the United Kingdom (“UK”). The Group derives its cable television revenues from installation fees, monthly basic and premium service fees and advertising charges. The Group derives its telephony revenues from connection charges, monthly line rentals, call charges, special residential service charges and interconnection fees payable by other operators. The Group derives its internet revenues from installation fees and monthly subscriptions to its internet service provider. The cable segment represents 91% of the Group’s revenue.

The Group is also engaged in broadcast media activities, being the supply of entertainment content, interactive and transactional services to the UK pay-television broadcasting market. The Content Segment accounts in 2003 for approximately 9% of the Group’s revenue.

2    BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Group’s significant estimates and assumptions include capitalisation of labor and overhead costs; impairment of goodwill and long-lived assets (see note 6); and accounting for debt and financial instruments (see note 5). Actual results could differ from those estimates.

The financial statements are prepared on a going concern basis, which the directors believe to be appropriate for the following reasons:

Following the directors’ decision on September 30, 2002 not to pay the interest on certain of the Group’s bonds and other hedging instruments, the Group is now in default of its bonds and its Senior Secured Facility.

These liabilities are now due for repayment in full and the Group is negotiating with its bondholder creditors (the ‘Scheme Creditors’) and bank facility creditors (‘Senior Lenders’) to effect a reorganization of the Group’s debt. This will involve, among other things, the conversion of bond debt to equity and the renegotiation of existing bank facilities. The directors believe the amended facilities will provide the Group with sufficient liquidity to meet the Group’s funding needs after completion of the Financial Restructuring. Further details of the planned Financial Restructuring are included below. In order for the Financial Restructuring to be effective, the Scheme Creditors need to approve the plans by the relevant statutory majority. In addition, the Group’s shareholders need to approve the transfer of substantially all of the Group’s assets in connection with the Financial Restructuring.

The directors are of the opinion that the status of negotiations of the Financial Restructuring will lead to a successful outcome and that this is sufficient grounds for issuing the annual financial statements under the assumption of going concern.

The effect on the financial statements as presented, of the going concern basis of preparation being inappropriate, is principally that the book value of tangible fixed assets and investments would be restated from their present value in use to a net realizable value. While the directors believe that the net realizable values would be lower than the current value in use there is insufficient information available for the directors to quantify the difference.

The Group faces the following significant risks and uncertainties about:

•	its continued ability to raise finance to fund its operations;

•	its successful execution of its long term business plan, which in turn will affect the Group’s ability to raise further finance under the Senior Secured Facility (see note 16); and

•	the need to meet financial and other covenants relating to debt instruments which have already been issued.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

The economic environment in which the Group operates is the United Kingdom, and therefore its reporting currency is sterling (£). Certain financial information for the year ended December 31, 2003 has been translated into US dollars ($), with such US dollar amounts being unaudited and presented solely for the convenience of the reader, at the rate of $1.7842 = £1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on December 31, 2003. The presentation of the US dollar amounts should not be construed as a representation that the sterling amounts could be so converted into US dollars at the rate indicated or at any other rate.

Financial Restructuring

On September 30, 2002 the Company announced that it had reached a non-binding preliminary agreement relating to a restructuring of its balance sheet with an ad hoc committee of its bondholders (the ‘Bondholder Committee’). That agreement provided for the cancellation of all outstanding notes and debentures (the ‘Notes’) (approximately £3,500 million) and certain other unsecured foreign exchange hedge contracts (the ‘Hedge Contracts’) (approximately £33 million) in exchange for new ordinary shares (the ‘New Shares’) representing 97% of its issued share capital immediately after the Financial Restructuring. Under that agreement the Company’s current ordinary shareholders would have received the remaining 3% of its issued ordinary share capital.

The Company also announced on September 30, 2002 that it was deferring payment of interest under certain of its Notes and the amounts due on the settlement of the Hedge Contracts. Such non-payment continues and has resulted in defaults under the existing Senior Secured Facility and the bonds. Based on one such default, in respect of non-payment of approximately £10.5 million to a Hedge Contract counter-party, that counter-party has filed a petition with a UK Court to wind the Company up. The Company intends to deal with this claim as part of the overall restructuring of its unsecured debt obligations and does not believe that the legal action will significantly delay or impede the Financial Restructuring process. The Company expects to meet its obligations to its suppliers and trade creditors and this legal action is expected to have no impact on customer service.

On January 15, 2003, the Company announced that it had reached a non-binding agreement with respect to the terms of amended and restated credit facilities with both the steering committee of its Senior Lenders and the Bondholder Committee. In addition, the terms of these facilities had received credit committee approval, subject to documentation and certain other issues, from all of its Senior Lenders, save for those banks which are also creditors by virtue of the unsecured hedge contracts with which the Company will deal in the overall Financial Restructuring. These amended facilities will replace the existing Senior Secured Facility and are conditional on various matters, including the satisfactory finalization of arrangements for dealing with foreign exchange creditors and the completion of the balance sheet restructuring. These amended credit facilities will provide the Company with substantial liquidity, which is expected to be sufficient to satisfy its cashflow requirements after completion of the Financial Restructuring.

On March 14, 2003, the Group notified the Senior Lenders that, as a result of two non-recurring items, an adverse VAT decision and legal and professional costs associated with the Financial Restructuring, and their impact on net operating cash flow, the Group would breach certain financial covenants under the existing Senior Secured Facility in respect of the quarter ended December 31, 2002. On May 16, 2003, the Group further notified the Senior Lenders that it was in breach of financial covenants for the three-month period ended March 31, 2003 (two covenants breached) due to continuing fees paid in connection with the Financial Restructuring and the tightening of covenants.

On June 9, 2003, the Company announced that it had been notified by the Bondholder Committee that, in order to obtain the support of certain of our bondholders, the Bondholder Committee had requested certain changes to the economic and other terms of the preliminary non-binding agreement relating to the Financial Restructuring with the Bondholder Committee, as announced on September 30, 2002.

On June 17, 2003, representatives of the Bondholder Committee provided the Company with a new proposal for the terms of the Financial Restructuring.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

On July 28, 2003, the Company announced that it expected the final terms of the Financial Restructuring to provide that ordinary shareholders will receive 1.5% of the issued share capital immediately following the Financial Restructuring.

On November 26, 2003, the Company commenced the formal implementation of the Financial Restructuring by causing Telewest Global, Inc., a Delaware incorporated subsidiary that is expected to become the holding company of the Telewest group post restructuring, to file a registration statement with the US Securities and Exchange Commission (the “SEC”).

On January 20, 2004, the Company announced that it had caused Telewest Global, Inc. to file an amended registration statement with the SEC.

The Company continues to engage in negotiations with its bondholders, Senior Lenders and certain other major stakeholders and the directors believe that a final agreement will be achieved in due course.

3    RESTATEMENT

Subsequent to the issuance of the Group’s consolidated financial statements as of and for the year ended December 31, 2002, the Group have determined the need to adjust the classification of debt previously reflected as non-current in the consolidated balance sheet at December 31, 2002 and write off deferred financing costs as at December 31, 2002 relating to the restated debt. The adjustment of debt reclassifies £1,792 million from non-current “Debt repayable after more than one year” to “Debt repayable within one year”. The write off of deferred financing costs decreases other assets and increases interest expense and net loss as of and for the year ended December 31, 2002 by £11 million. There was no impact on the 2001 Consolidated Financial Statements.

These adjustments have been made because the Company recently determined that the effect of non-payment of a Hedge Contract of £10.5 million in 2002 triggered a default on an additional £1,792 million of bond debt as at December 31, 2002.

The Group also determined the need to accrue additional interest of £2 million relating to additional interest for bonds in default as at December 31, 2002. This adjustment increases interest expense, net loss, and other liabilities by £2 million as at and for the year ended December 31, 2002.

Balance Sheet (in £ millions)	Restated Impact on December 31, 2002

	As Reported	As Restated
Other assets	40	29
Total assets	4,106	4,095
Debt repayable within one year	3,652	5,444
Other liabilities	631	633
Total current liabilities	4,393	6,264
Debt repayable after more than one year	1,798	6
Accumulated deficit	(6,880)	(6,893)
Total shareholders’ deficit	(2,373)	(2,386)

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

Consolidated Statement of Operations (in £ millions, except per share data)	Restated Impact for the year ended December 31, 2002

	As Reported	As Restated
Interest expense	(515)	(528)
Net loss	(2,776)	(2,789)
Basic and diluted loss per ordinary share	£(0.97)	£(0.97)

Consolidated Statement of Shareholders’ Equity/(Deficit) and Comprehensive Loss (in £ millions)	Restated Impact on December 31, 2002

	As Reported	As Restated
Total comprehensive loss	(2,824)	(2,837)

4    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and those of its majority owned subsidiaries. All significant inter-company accounts and transactions have been eliminated upon consolidation. All acquisitions have been accounted for under the purchase method of accounting. Under this method, the results of subsidiaries and affiliates acquired in the year are included in the consolidated statement of operations from the date of acquisition.

Impairment of long lived assets and goodwill

The Group applies Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Group adopted, from January 1, 2002 SFAS 144, which requires that long-lived assets and certain identifiable intangibles, including goodwill, to be held and used by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indications of impairment are determined by reviewing undiscounted projected future cash flows. If impairment is indicated, the amount of the impairment is the amount by which the carrying value exceeds the fair value of the assets.

Business Combinations and Goodwill and Other Intangible Assets

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires all business combinations undertaken after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill arising from business combinations and intangible assets with indefinite lives are no longer amortized but are subject to annual review for impairment (or more frequently should indications of impairment arise). Goodwill associated with equity method investments will also no longer be amortized upon adoption of SFAS 142, but will be subject to impairment testing as part of the investment to which it relates in accordance with Accounting Principles Board Opinion (“APB”) No.18, The Equity Method of Accounting for Investments in Common Stock. Separable intangible assets that do not have indefinite lives will continue to be amortized over their estimated useful lives and will be subject to review for impairment in accordance with SFAS 144. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. Prior to July 1, 2001 goodwill and intangible assets were amortized on a constant basis over 20 years. No such amortization has been expensed since December 31, 2001. As of January 1, 2002 the Group had £2,199 million of unamortized goodwill, £1,892 million of which related to business combinations and £307 million of which related to equity method investments.

Impairment under SFAS 142 is measured using a two-step approach, initially based on a comparison of the reporting unit’s fair value to its carrying value; if the fair value is lower, then the second step compares the implied fair value of the goodwill with its carrying value to determine the amount of the impairment. In connection with SFAS 142’s transitional goodwill impairment evaluation, the Statement required the Company

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption of January 1, 2002. The Company compared the individual carrying value of its two reporting units, Cable and Content, to their respective fair values. The fair values of the respective reporting units were determined from an analysis of discounted cash flows based on the Company’s budgets and long range plan. The discounted cash flow analysis was performed at a reporting unit level. At January 1, 2002 the fair values of both reporting units were greater than their respective carrying values and therefore the adoption of SFAS 142 on January 1, 2002, had no impact on the Company’s financial position or results of operations. The Group carries out its annual impairment review during the fourth quarter consistent with the annual budgetary timetable.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash.

Derivatives and hedging

At January 1, 2001 the Company adopted SFAS 133 Accounting for Derivative Instruments and Hedging Activities as amended by SFAS 137, SFAS 138 and SFAS 149. SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition at fair value of all derivative instruments as assets or liabilities in the Company’s balance sheet. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated a hedge and if so, the type of hedge and its effectiveness as a hedge. For derivatives, which are not designated as hedges, changes in fair value are recorded immediately in earnings.

For derivatives designated as cash flow hedges, changes in fair value on the effective portion of the hedging instrument are recorded within other comprehensive income (“OCI”) until the hedged transaction occurs and are then recorded within earnings. Changes in the ineffective portion of a hedge are recorded in earnings. For derivatives designated as fair value hedges, changes in fair value are recorded in earnings. The Group has not, however, had any fair value hedges since the adoption of SFAS 133.

The Group discontinues hedge accounting for derivative financial instruments when it is determined that the derivative instrument is no longer effective in offsetting changes in the cash flows of the hedged item; the derivative instrument expires or is sold; the derivative instrument is no longer designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur; a hedged firm commitment no longer meets the definition of a firm commitment; or its management determines that designation of the derivative instrument as a hedging instrument is no longer appropriate. The tests for determining the effectiveness of a cash flow hedge compare on a strict basis the amount and timing of cash flows on the underlying economic exposure with the cash flows of the derivative instrument.

Upon discontinuation of cash flow hedge accounting, the net gain or loss attributable to the hedging instrument, which has been reported in OCI to the date of discontinuation, continues to be reported in OCI until the date the hedged transaction impacts earnings. This occurs unless it is probable that the hedged transaction will not occur by the end of the originally specified time period. If the hedged transaction is not expected to occur, the net gain or loss is reclassified from OCI to earnings upon discontinuation.

Prior to adoption of SFAS 133 the Group had the following accounting policies in respect of financial instruments. Foreign currency forward contracts, options and swaps, which were used to reduce the exchange risk on the principal amounts and early call premiums on certain foreign currency borrowings, were recorded on the balance sheet at their fair value. Gains and losses arising from changes in fair value were recorded concurrently within earnings. Such gains and losses were offset against gains and losses arising from retranslating the principal amounts of the foreign currency borrowings.

The Group also used foreign currency forward contracts and cross currency interest rate swaps to reduce its exposure to adverse changes in exchange rates associated with the interest payments on certain foreign currency

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

borrowings. Such foreign currency forward contracts and cross currency interest rate swaps were accounted for using the accruals method. The Group also used interest rate swap agreements and an interest rate collar to manage interest rate risk on the Group’s borrowings. Net income or expense resulting from the differential between exchanging floating and fixed interest payments was recorded within the consolidated statement of operations on an accruals basis from the effective date of the interest rate swap agreements and interest rate collar.

Investments

Generally, investments in partnerships, joint ventures and subsidiaries in which the Group’s voting interest is 20% to 50%, and others where the Group has significant influence, are accounted for using the equity method. Investments which do not have a readily determinable fair value, in which the Group’s voting interest is less than 20%, and in which the Group does not have significant influence, are carried at cost and written down to the extent that there has been an other-than-temporary diminution in value. The Group accounts for certain investments in which the Group’s ownership is greater than 50% using the equity method. This method is used for such subsidiaries where the minorities have substantive participating rights such as veto over key operational and financial matters and equal representation on the board of directors.

The Group reviews the carrying values of its investments in affiliates, including any associated goodwill, to ensure that the carrying amount of such investments are stated at no more than their recoverable amounts. The Group assesses the recoverability of its investments by determining whether the carrying value of the investments can be recovered through projected discounted future operating cash flows (excluding interest) of the operations underlying the investments. The assessment of the recoverability of the investments will be impacted if projected future operating cash flows are not achieved. The amount of impairment, if any, is measured based on the projected discounted future operating cash flows using a rate commensurate with the risks associated with the assets.

Advertising costs

Advertising costs are expensed as incurred. The amount of advertising costs expensed was £41 million, £52 million, and £48 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Property and equipment

Property and equipment is stated at cost. Depreciation is provided to write-off the cost, less estimated residual value, of property and equipment by equal instalments over their estimated useful economic lives as follows:

Freehold and long leasehold buildings	50 years	Other equipment
Cable and ducting	20 years	Office furniture and fittings	5 years
Electronic equipment		Motor vehicles	4 years
System electronics	8 years
Switching equipment	8 years
Subscriber electronics	5 years
Headend, studio, and playback facilities	5 years

The Group accounts for costs, expenses and revenues applicable to the construction and operation of its cable systems in accordance with SFAS 51 Financial Reporting by Cable Television Companies. Initial subscriber installation costs are capitalized and depreciated over the life of the network.

Deferred financing costs

Direct costs incurred in raising debt are deferred and recorded on the consolidated balance sheet in other assets. The costs are amortized to the consolidated statement of operations at a constant rate to the carrying value of the

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

debt over the life of the obligation. Deferred financing costs in respect of debt in default which the Group does not expect to service are written off immediately to the consolidated statement of operations when there is no realistic prospect of rolling over the associated debt.

Minority interests

Recognition of the minority interests’ share of losses of consolidated subsidiaries is limited to the amount of such minority interests’ allocatable portion of the equity of those consolidated subsidiaries.

Foreign currencies

Transactions in foreign currencies are recorded using the rate of exchange in effect at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange prevailing at the balance sheet date and the gains or losses on translation are included in the consolidated statement of operations.

Revenue recognition

Revenues are recognized as network communication services are provided. Credit risk is managed by disconnecting services to customers who are delinquent. Connection and activation fees relating to cable television, telephony and internet customers are recognized in the period of connection to the extent that such fees are less than direct selling costs. Any excess connection and activation fees over direct selling costs incurred are deferred and amortized over the expected customer life. This revenue recognition policy is consistent with SFAS 51.

Occasionally the Group sells capacity on its network to other telecommunications providers. Sales of capacity are accounted for as sales-type leases, operating leases, or service agreements depending on the terms of the transaction. If title is not transferred or if the other requirements of sales-type lease accounting are not met, revenues are recognized rateably over the term of the agreement.

Programming revenues are recognized in accordance with Statement of Position (“SOP”) 00–2, Accounting by Producers or Distributors of Films. Revenue on transactional and interactive sales is recognized as and when the services are delivered. Advertising sales revenue is recognized at estimated realizable values when the advertising is aired.

Recognition of contract costs

Certain of the sales of network capacity referred to above involve the Group constructing new capacity. Where the Group retains some of this new capacity, either for subsequent resale or for use within the business, then an element of the construction costs is retained within inventory or equipment, respectively. The allocation of construction costs between costs expensed to the statement of operations and costs capitalized within inventory or equipment is based upon the ratio of capacity to be sold and to be retained.

Pension costs

The Group operates a defined contribution scheme (the Telewest Communications plc Pension Trust) or contributes to third-party schemes on behalf of employees. The amount included in expenses in 2003, 2002 and 2001 of £10 million, £11 million and £10 million, respectively, represents the contributions payable to the selected schemes in respect of the relevant accounting periods. The Group has no obligation to fund third-party pension schemes.

Income taxes

Under the asset and liability method of SFAS 109 Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered.

The Group recognizes deferred tax assets only where it is more likely than not that the benefit will be realized through future taxable income. Otherwise a valuation allowance is established to provide against deferred tax assets.

Share-based compensation

SFAS 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation costs for share-based employee compensation plans at fair value. The Group has chosen to continue to account for share-based compensation using the intrinsic value method prescribed in APB 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, compensation cost for fixed plan share options is measured as the excess, if any, of the quoted market price of the Company’s shares at the date of the grant over the amount an employee must pay to acquire the shares. Compensation cost for variable plan share options is measured each period using the intrinsic value method until the variable or performance features of the plan become fixed. Compensation expense is recognized over the applicable vesting period.

Shares purchased by the trustees in connection with the Telewest Restricted Share Scheme and certain LTIP awards, are valued at cost and are reflected as a reduction of shareholders’ equity in the consolidated balance sheet. This equity account is reduced when the shares are issued to employees based on the original cost of the shares to the trustees.

During 2003 and 2002, no options or awards were granted over any ordinary shares of the Company.

If compensation costs for share option grants and awards under the RSS, LTIP, Executive Option Schemes and EPP had been determined based on their fair value at the date of grant for 2001 consistent with the method prescribed by SFAS 123, the Group’s net loss and basic and diluted loss per share would have been adjusted to the pro forma amounts set out below:

	2003	2002 Restated	2001
	£ million	£ million	£ million

Net loss
as reported	(183)	(2,789)	(1,741)
pro forma	(183)	(2,766)	(1,750)

	Pence	Pence	Pence

Basic and diluted loss per share
as reported	(6)	(97)	(60)
pro forma	(6)	(96)	(61)

The fair value of each option grant in all plans was estimated as at the date of grant using a Black-Scholes option-pricing model. The model used a weighted-average, risk-free interest rate of 5.5% for grants in 2001 and an expected volatility of 55%. The Group does not expect to pay a dividend on its ordinary shares at any time during the expected life of any outstanding option. The Group expects options to be held until maturity.

Earnings per share

Basic earnings per share has been computed by dividing net loss available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed by adjusting the weighted average number of ordinary shares outstanding during the year for all dilutive potential ordinary shares outstanding during the year and adjusting the net loss for any changes in income or loss that would result from the conversion of such potential ordinary shares. There is no difference in net loss and number

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

of shares used for basic and diluted net loss per ordinary share, as potential ordinary share equivalents for employee share options and convertible debt are not included in the computation as their effect would be to decrease the loss per share. The number of potential ordinary shares was 393 million, in 2003, 2002 and 2001, respectively.

Inventories

Inventories of equipment, held for use in the maintenance and expansion of the Group’s telecommunications systems, are stated at cost, including appropriate overheads, less provision for deterioration and obsolescence. Network capacity and ducting held for resale are stated at the lower of cost and net realizable value.

New Accounting Standards Applicable to the Group

SFAS 143 Accounting for Asset Retirement Obligations

In July 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143, which is effective for fiscal years beginning after June 15, 2002, requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

The Group has evaluated its legal retirement obligations in relation to all of its tangible long-lived assets and specifically in relation to the buildings that it occupies and its network assets. Buildings, which are held under operating leases, do not specify a fixed refurbishment payment, but instead specify a standard of physical restoration for which the Group is responsible. The Group attempts to maintain properties on an ongoing basis to the standard required by the lease and consequently would not expect to have significant additional retirement obligations in respect of its leased properties. Also the Group believes that it has no legal or constructive retirement obligations in relation to its network assets, all located in the United Kingdom, as there is no legal requirement for Telewest to retire such assets. The Group does not therefore believe the adoption of SFAS 143 has a material impact on the financial statements.

SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities

In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 applies to costs associated with an exit activity that do not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS 144 Accounting for the Impairment or Disposal of Long-Lived Assets. The Group does not believe the adoption of this statement will have an impact on its financial position or results of operations for future exit or disposal activities.

SFAS 148 Accounting for Stock Based Compensation—Transition and Disclosure

An amendment of SFAS 123, Accounting for Stock-Based Compensation, is effective for the Group for the year ended December 31, 2002. SFAS 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The Statement also requires new disclosures about the ramp-up effect of stock-based employee compensation on reported results and that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. Telewest has adopted the disclosure provisions of the Statement in these financial statements. The Group has not adopted the fair value based method of accounting for stock-based employee compensation and still accounts for these in accordance with APB Opinion 25, Accounting for Stock Issued to Employees.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities

On April 30, 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statement No.133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other FASB projects that address financial statements, and (3) implementation issues related to the definition of a derivative.

SFAS 149 has multiple effective date provisions depending on the nature of the amendment to Statement 133, and the Group is currently considering its potential effect on its financial statements.

SFAS 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

On May 15, 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. For unmodified financial instruments existing at May 31, 2003, SFAS 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The Group does not expect the new standard to have a significant effect on its financial statements.

Other new standards

In November 2002, the Emerging Issues Task Force issued its consensus on EITF 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) on an approach to determine whether an entity should divide an arrangement with multiple deliverables into separate units of accounting. According to the EITF, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if all of the following criteria are met: (1) the delivered item(s) has value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered item(s), and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor. If all the conditions above are met and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration should be allocated to the separate units of accounting based on their relative fair values. The guidance in this Issue is effective for revenue arrangements entered into in interim periods beginning after June 15, 2003. The adoption of EITF 00-21 has not had a material impact on the Group’s financial statements.

In November 2002, the FASB issued FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (‘FIN 45’), which addresses the disclosure to be made by a guarantor in its financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. It requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The Group has adopted the disclosure requirements and will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. To date the Company has not entered into or modified any guarantees.

In January 2003, the FASB issued FASB Interpretation 46, Consolidation of Variable Interest Entities (FIN 46) which interprets Accounting Research Bulletin (ARB) 51, Consolidated Financial Statements. FIN 46 clarifies the application of ARB 51 with respect to the consolidation of certain entities (variable interest entities—VIEs) to which the usual condition for consolidation described in ARB 51 does not apply because the controlling

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

financial interest in VIEs may be achieved through arrangements that do not involve voting interests. In addition, FIN 46 requires the primary beneficiary of VIEs and the holder of a significant variable interest in VIEs to disclose certain information relating to their involvement with the VIEs. The provisions of FIN 46 apply immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. FIN 46 applies in the first fiscal year beginning after June 15, 2003, to VIEs in which an enterprise holds a variable interest that it acquired before February 1, 2003. To comply with the transitional provisions of FIN 46, the Group has evaluated its existing structures to determine whether it is reasonably likely that it would be required to consolidate or disclose information about a VIE’s nature, purpose, size and activities, together with the Group’s maximum exposure to loss. The Group is also required to disclose the anticipated impact of adoption of FIN 46 on its financial statements.

The Group has 50% joint venture interests in two affiliates, UKTV, a joint venture with the BBC, and Front Row Television Limited (“Front Row”), a joint venture with NTL, both of which are accounted for under the equity method. Management believes that both UKTV and Front Row are businesses as defined by EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, and FIN 46, Consolidation of Variable Interest Entities (Revised December 2003), and, accordingly, does not consider that either consolidation or additional disclosures are required. The Group does not believe that the impact of the adoption of FIN 46 will have a material effect on its financial statements.

5    FINANCIAL INSTRUMENTS

The Group holds derivative financial instruments solely to hedge specific risks and does not hold such instruments for trading purposes. During 2002, derivatives were held to hedge against the variability in cash flows arising from the effect of fluctuations of the GBP:USD exchange rate on the Group’s US Dollar-denominated debt. During 2003 and 2002, derivatives were held to hedge against changes in interest rates on its variable rate bank debt.

The Group maintains risk management control systems to monitor currency exchange and interest rate risk attributable to forecasted debt principal payments and interest rate exposure.

Cash flow hedges

Hedges of US Dollar-denominated debt

The Group has issued US Dollar-denominated debt instruments with a range of maturities. The Group previously hedged the principal amounts of these instruments up to their first call dates or other such dates where the Group may at its option redeem the instrument before maturity.

The Group has increased its foreign exchange risk since the discontinuation of hedge accounting as described below. The Group continues to monitor this risk until the Financial Restructuring is completed when the US Dollar-denominated debt instruments will be swapped for equity and the foreign exchange risk is minimised.

In the three-month period ended March 31, 2002, the Group determined that it was probable that forecasted future prepayments of principal against outstanding US Dollar-denominated debt would not occur. Accordingly, the cumulative adjustment in OCI of £53 million resulting from marking to market the derivative instruments has been reclassified from OCI to foreign exchange gains in the Statement of Operations. Subsequent adjustments of the carrying value of these instruments to fair value are taken directly to the Statement of Operations as incurred.

In the nine-month period ended September 30, 2002, the Group had the ability to terminate in-the-money derivative contracts that fluctuated in value. Such derivative contracts hedged our exposure to fluctuations in the GBP:USD exchange rate on the Group’s US Dollar-denominated debt. In March 2002, the Group terminated certain of these derivative contracts with a nominal value of $999 million (£688 million), netting £74 million

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

cash inflow. In May 2002 the Group terminated further derivative contracts with a nominal value of $367 million (£253 million) realizing an additional £30 million cash inflow. In the three-month period ended September 30, 2002, the Group terminated arrangements with a nominal value of $2,300 million (approximately £1,500 million). Contracts with a nominal value of $1,000 million were settled in cash resulting in an outflow of £28 million. The remaining contracts with a nominal value of $1,300 million have yet to be settled for a total cost of £33 million of which £19 million was due on October 1, 2002, but the Company deferred such payment and is considering the payment in the context of its Financial Restructuring.

During the twelve-month period ended December 31, 2003, the Group recorded a net £11 million transfer from cumulative OCI to the Statement of Operations arising from the dedesignation of derivative contracts as ineffective hedges, as described above.

During the twelve-month period ended December 31, 2002, the Group recorded a net £48 million transfer from cumulative OCI to the Statement of Operations arising from the dedesignation of derivative contracts as ineffective hedges, as described above. In the twelve-month period ended December 31, 2001, the Group recorded a £36 million gain in fair value to cumulative OCI, consisting of a loss of £25 million to short-term derivative liabilities and a £61 million gain to long-term derivative assets.

Hedges of variable rate debt

As described in note 16 to the consolidated financial statements, the Group has a Senior Secured Facility with a syndicate of banks and a further amount from an institutional tranche (“Institutional Tranche”). Drawdowns under the Senior Secured Facility and the Institutional Tranche bear interest at 0.5% to 2.00% above LIBOR and up to 4% above LIBOR respectively, so the Group is exposed to variable cash flows arising from changes in LIBOR. The Group hedges these variable cash flows by the use of interest rate swaps. The interest rate swaps can be summarized as follows:

Effective dates	Maturities	Notional principal	Receives	Pays

3/31/1997 – 7/1/2002	3/31/2004 – 3/31/2005	£600m	6-month LIBOR	5.475% – 7.175%

In June 2002, the Group reviewed the effectiveness as hedges of the derivative instruments hedging our exposure to fluctuations in interest rates on its long-term bank debt. The review concluded that continued designation of these instruments as hedges was no longer appropriate and hedge accounting was discontinued with immediate effect. The dedesignation of these instruments as hedges resulted in a transfer of £7 million from cumulative OCI to interest expense within the Statement of Operations. Any movements in the value of the derivatives after June 2002 are recorded within interest expense.

The Group continues to hedge some of its interest rate risk on its Senior Secured Facility through the use of interest rate swaps. The purpose of the derivative instruments is to provide a measure of stability over the Company’s exposure to movements in sterling interest rates on its sterling denominated bank debt.

Fair value of financial instruments

SFAS 107, Disclosures about Fair Value of Financial Instruments requires disclosure of an estimate of the fair values of financial instruments. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement, and therefore cannot be determined precisely. Changes in assumptions could significantly affect the estimates.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

At December 31, 2003 the Group’s significant financial instruments include cash and cash equivalents, trade receivables, interest rate swaps, trade payables and short-term and long-term debt instruments. The following table summarizes the fair value of certain instruments held by and obligations of the Group. The fair value of the other financial instruments held by the Group approximates to their recorded carrying amount due to the short maturity of these instruments and these instruments are not presented in the following table:

	Carrying amount	At December 31, 2003 Fair value	Carrying amount	At December 31, 2002 Fair value
	£ million	£ million	£ million	£ million

Financial instruments – liabilities
Interest rate swap agreements	(12)	(12)	(34)	(34)

Debt obligations
Accreting Notes 2003	294	180	282	62
Senior Convertible Notes 2005	280	338	311	130
Senior Debentures 2006	168	94	186	39
Senior Convertible Notes 2007	300	172	300	63
Senior Discount Debentures 2007	861	468	955	200
Senior Notes 2008	196	116	217	46
Senior Discount Notes 2009	589	357	563	108
Senior Notes 2010	374	207	394	83
Senior Discount Notes 2010	224	158	222	46
Senior Secured Facility	2,000	2,000	2,000	2,000
Other debt	7	7	20	20

The estimated fair values of the financial instruments specified above are based on quotations received from independent, third-party financial institutions and represent the net amounts receivable or payable to terminate the position. The estimated fair values of the Debentures and Notes are also based on quotations from independent third-party financial institutions and are based on discounting the future cash flows to net present values using appropriate market interest rates prevailing at the year end.

Market risk and concentrations of credit risk

Market risk is the sensitivity of the value of the financial instruments to changes in related currency and interest rates.

As described above, the Group terminated its portfolio of derivative financial instruments which were used to hedge its exposure to fluctuations in the GBP:USD exchange rate. Consequently, the Group is exposed to fluctuations in the value of its US Dollar-denominated debt obligations.

Generally, the Group is not exposed to such market risk arising on its interest rate derivative financial instruments because gains and losses on the underlying assets and liabilities offset gains and losses on the financial instruments.

The Group may be exposed to potential losses due to the credit risk of non-performance by the financial institution counterparties to its portfolio of derivative financial instruments. However, such losses are not anticipated as these counterparties are major international financial institutions and the portfolio is spread over a wide range of institutions.

Temporary cash investments also potentially expose the Group to concentrations of credit risk, as defined by SFAS 133. At December 31, 2003 the Group had £166 million on deposit with a major international financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Group’s customer base.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

6    IMPAIRMENT OF ASSETS

During the years ended December 31, 2002 and 2003, the Group undertook an impairment review of its network assets, of goodwill arising on recent acquisitions and of its investments in affiliates acquired in recent years. The review covered the Cable and Content reporting units. The principal reasons for the review were: a share price decline indicative of a fall in the values of the underlying assets and a softening of the ad-sales market, declining revenue growth and a lower than expected customer take-up of additional services.

During the three months ended December 31, 2003, the Group undertook a step 1 impairment review of goodwill on its Cable and Content reporting units and its affiliate, UKTV. The review compared the carrying value of each reporting unit to its respective fair value, as determined by discounted cash flows based on the Group’s budget and long-range plan. The review concluded that the fair value of both reporting units were greater than the respective carrying values.

For the year ended December 31, 2002, the review found evidence of impairment in the value of goodwill arising on the core Cable and Content reporting units and in the value of the affiliated undertaking UKTV. The carrying amounts of goodwill, fixed assets and the investments in the affiliated undertakings were written down to fair value, resulting in a charge of £1,445 million against goodwill, an impairment charge of £841 million against fixed assets and a charge of £88 million against the investments in affiliated undertakings. These charges have been included in the Statement of Operations within impairment of goodwill, impairment of fixed assets and share of net profit/(losses) of affiliates and impairment, respectively. The estimated fair value of the goodwill and the investment in UKTV was based on projected future cash flows at a post-tax discount rate of 11.5% which the Group believes is commensurate with the risks associated with the assets. The projected future cash flows were determined using the Company’s ten-year plan for the business, with a terminal value which takes into account analysts’ and other published projections of future trends across pay-television platforms, including the total television advertising market.

The changes in the carrying amount of goodwill for the years ended December 31, 2003, 2002 and 2001 by reportable segment are as follows:

	Cable £ million	Content £ million	Total £ million

Balance as of January 1, 2001	1,394	1,409	2,803
Addition in the year	11	—	11
Amortization in year	(83)	(73)	(156)
Impairment of goodwill	—	(766)	(766)

Balance as of January 1, 2002	1,322	570	1,892
Impairment of goodwill	(1,016)	(429)	(1,445)

Balance as of December 31, 2002 and 2003	306	141	447

Amortization expense related to goodwill was £183 million (including £27 million related to equity investment goodwill) for the year ended December 31, 2001. The following table reconcilies previously reported net income as if the provisions of SFAS 142 were in effect in 2001:

	2003 £ million	2002 Restated £ million	2001 £ million

Net loss
Reported net loss	(183)	(2,789)	(1,741)
Add back amortization of goodwill	—	—	183

Adjusted net loss	(183)	(2,789)	(1,558)

	Pence	Pence	Pence

Basic and diluted net loss per share
Reported net loss per share	(6)	(97)	(60)
Add back amortization of goodwill	—	—	6

Adjusted net loss per share	(6)	(97)	(54)

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

7    BUSINESS COMBINATIONS

During 2003, the Group purchased the remaining 49% in Rapid Travel as per the options agreed during the original acquistion on May 30, 2001 as noted below.

On May 30, 2001, the Group acquired 51% of the issued share capital of Rapid Travel Solutions Limited (“Rapid Travel”) and was granted a series of call options by, and granted a series of put options to, the vendors in respect of the balance of 49%. The acquisition has been accounted for using the purchase method of accounting. Goodwill arising on the acquisition was £7 million.

If the Group had acquired Rapid Travel at the beginning of 2001, the Group’s results would not have been materially different from the actual results as disclosed in these financial statements.

8    SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash paid for interest was £150 million, £287 million and £335 million for the years ended December 31, 2003, 2002 and 2001, respectively. Cash received in respect of consortium tax relief for the year ended December 31, 2003, 2002 and 2001 was £3 million, £0 and £0.

During 2003 and 2002 there were no significant non-cash investing activities. The amounts stated for 2001 represent the purchase of Rapid Travel. These transactions are described in note 7 to the consolidated financial statements.

	At December 31
	2003 £ million	2002 £ million	2001 £ million

Acquisitions:
Assets	—	—	1
Liabilities assumed	—	—	(2)

Net liabilities contributed	—	—	(1)
Goodwill arising	—	—	7

	—	—	6

Purchase of shares	—	—	2
Option consideration	—	—	4

	—	—	6

In 2003 the Group entered into capital lease obligations with a total capital value of £2 million. At December 31, 2003, the Group had accrued a further £53 million of capital expenditure for property and equipment.

9    OTHER RECEIVABLES

	At December 31
	2003 £ million	2002 £ million

Interconnection receivables	8	7
Accrued income	25	32
Other	6	29

	39	68

Accrued income primarily represents telephone calls made by Consumer Sales Division subscribers and Business Sales Division customers that have not been billed as at the accounting period end. The period of time over which billings have not been raised varies between two days and four weeks.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

10    INVESTMENTS

The Group has investments in affiliates accounted for under the equity method at December 31, 2003 and 2002 as follows:

	Percentage ownership at December 31
	2003	2002

Front Row Television Limited	50.0%	50.0%
UKTV	50.0%	50.0%

Summarized combined financial information for such affiliates which operate principally in the cable television, broadcasting and interactive media industries is as follows:

	At December 31
	2003 £ million	2002 £ million

Combined financial position
Current assets	76	61
Other assets, net	26	31

Total assets	102	92

Current liabilities	66	42
Debt	151	176
Owners’ equity	(115)	(126)

Total liabilities and equity	102	92

	Year ended December 31
	2003 £ million	2002 £ million	2001 £ million

Combined operations
Revenue	137	128	408
Operating expenses	(107)	(103)	(324)

Operating profit	30	25	84
Interest expense & tax	(19)	(12)	(38)

Net income	11	13	46

	At December 31
	2003 £ million	2002 £ million

The Group’s investments in affiliates are comprised as follows:
Loans	197	208
Share of net assets and goodwill	165	168

	362	376

On September 4, 2002 the investment in SMG plc, a listed investment in an associated undertaking, was reclassified as a current asset investment at net realizable value. This resulted in £42 million being written off the carrying value of the investment. The investment in SMG plc was subsequently sold in November 2002 realizing a gain of £1 million.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

11    PROPERTY AND EQUIPMENT

	Land £ million	Buildings £ million	Cable and ducting £ million	Electronic equipment £ million	Other equipment £ million	Total £ million

Acquisition costs
Balance at January 1, 2003	6	138	3,455	1,559	636	5,794
Additions	—	7	129	66	21	223
Disposals	—	—	—	(23)	(31)	(54)

Balance at December 31, 2003	6	145	3,584	1,602	626	5,963

Accumulated depreciation
Balance at January 1, 2003	—	92	1,731	974	399	3,196
Charge for the year	—	2	134	177	76	389
Disposals	—	—	—	(23)	(20)	(43)

Balance at December 31, 2003		94	1,865	1,128	455	3,542

2003 Net book value	6	51	1,719	474	171	2,421

Acquisition costs
Balance at January 1, 2002	6	133	3,186	1,424	597	5,346
Additions	—	7	269	135	50	461
Disposals	—	(2)	—	—	(11)	(13)

Balance at December 31, 2002	6	138	3,455	1,559	636	5,794

Accumulated depreciation
Balance at January 1, 2002	—	45	894	661	273	1,873
Charge for the year	—	10	159	223	103	495
Impairment	—	39	678	90	34	841
Disposals	—	(2)	—	—	(11)	(13)

Balance at December 31, 2002	—	92	1,731	974	399	3,196

2002 Net book value	6	46	1,724	585	237	2,598

Cable and ducting consists principally of civil engineering and fiber optic costs. In addition, cable and ducting includes net book value of pre-construction and franchise costs of £5 million and £18 million as of December 31, 2003 and 2002, respectively. Electronic equipment includes the Group’s switching, headend and converter equipment. Other equipment consists principally of motor vehicles, office furniture and fixtures and leasehold improvements.

12    VALUATION AND QUALIFYING ACCOUNTS

		Balance at January 1 £ million	Additions charged to costs and expenses £ million	Deductions £ million	Balance at December 31 £ million

2003	Deferred tax valuation allowances	1,283	128	—	1,411
	Allowance for doubtful accounts	12	1	—	13

2002	Deferred tax valuation allowances	901	382	—	1,283
	Allowance for doubtful accounts	16	—	(4)	12

2001	Deferred tax valuation allowances	733	168	—	901
	Allowance for doubtful accounts	19	3	(6)	16

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

13    OTHER ASSETS

The components of other assets, net of amortization and write offs, are as follows:	At December 31
	2003 £ million	2002 Restated £ million

Deferred financing costs of Senior Secured Facility	23	29

14 INVENTORY
	At December 31
	2003 £ million	2002 £ million

Inventories of spare capacity and duct held for resale	—	4
Programming inventory	27	24

	27	28

15 OTHER LIABILITIES
Other liabilities are summarized as follows:	At December 31
	2003 £ million	2002 Restated £ million

Deferred income	113	111
Accrued construction costs	53	64
Accrued programming costs	18	21
Accrued interconnect costs	14	17
Accrued interest	429	222
Accrued staff costs	23	10
Accrued expenses	61	42
Other liabilities	98	146

	809	633

16    DEBT

Debt is summarized as follows at December 31, 2003 and 2002:

	Weighted average interest rate
	2003%	2002%	2001%	2003 £ million	2002 Restated £ million

Accreting Notes 2003	5	5	5	294	282
Senior Convertible Notes 2005	6	6	6	280	311
Senior Debentures 2006	9.625	9.625	9.625	168	186
Senior Convertible Notes 2007	5.25	5.25	5.25	300	300
Senior Discount Debentures 2007	11	11	11	861	955
Senior Notes 2008	11.25	11.25	11.25	196	217
Senior Discount Notes 2009	9.875	9.875	9.875	316	287
Senior Discount Notes 2009	9.25	9.25	9.25	273	276
Senior Notes 2010	9.875	9.875	9.875	374	394
Senior Discount Notes 2010	11.375	11.375	11.375	224	222
Senior Secured Facility	5.92	6.223	7.265	2,000	2,000
Other debt	5.11	6.7	6.767	1	14

Debt repayable within one year				5,287	5,444
Other debt due after more than one year	5.11	6.7	6.767	6	6

Total debt				5,293	5,450

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

Notes and debentures

		Principal million	Original maturity date	Earliest redemption date	Interest rate

Accreting Notes 2003	GBP	294	November 1, 2003	November 1, 2003	5%
Senior Convertible Notes 2005	USD	500	July 7, 2005	July 7, 2003	6%
Senior Debentures 2006	USD	300	October 1, 2006	October 1, 2000	9.625%
Senior Convertible Notes 2007	GBP	300	February 19, 2007	March 9, 2003	5.25%
Senior Discount Debentures 2007	USD	1,537	October 1, 2007	October 1, 2000	11%
Senior Notes 2008	USD	350	November 1, 2008	November 1, 2003	11.25%
Senior Discount Notes 2009	GBP	325	April 15, 2009	April 15, 2004	9.875%
Senior Discount Notes 2009	USD	500	April 15, 2009	April 15, 2004	9.25%
Senior Notes 2010	GBP	180	February 1, 2010	February 1, 2005	9.875%
Senior Notes 2010	USD	350	February 1, 2010	February 1, 2005	9.875%
Senior Discount Notes 2010	USD	450	February 1, 2010	February 1, 2005	11.375%

The Debentures and Notes are unsecured liabilities of the Group.

The Senior Convertible Notes 2005 are convertible into 114 million ordinary shares of the Group at a conversion price of 288 pence per ordinary share. Conversion is at the holders’ option at any time up to the close of business on June 22, 2005. The Senior Convertible Notes 2007 are convertible into 92 million ordinary shares of the Group at a conversion price of 325 pence per ordinary share. Conversion is at the holders’ option at any time up to close of business on February 2, 2007. If Notes are called for redemption prior to maturity, each holder has the right to convert Notes into ordinary shares.

The 5% Accreting Convertible Notes due 2003 were issued by Telewest in favor of Deutsche Telekom AG in three separate notes dated November 1, 2000, January 15, 2001 and April 2, 2001 of aggregate principal amount of £253.5 million. The notes were issued in exchange for the purchase of the entire share capital of Eurobell (Holdings) PLC. The Accreting Convertible Notes were cancelled and reissued on May 30, 2003 as Accreting Notes 2003, in connection with a transfer by Deutsche Telekom to several investment funds and, in connection with such transfer, the holders’ right to convert the notes into Telewest ordinary shares was terminated. Telewest received no consideration for the transfer other than termination of the conversion right. Telewest was obliged to pay the accreted value of the Accreting Convertible Notes in cash at the maturity date, being November 1, 2003; however, Telewest defaulted on such payment and such claims will be compromised in the Financial Restructuring.

The unamortized portion of the discounts on issue on the Senior Discount Notes 2009 and Senior Discount Notes 2010 was £29 million and £16 million respectively. The discount on issue is being amortized up to the first call dates of the bonds, such as to produce a constant rate of return on the carrying amount.

The indentures under which the Debentures and Notes were issued contain various covenants, which among other things, restrict the ability of the Group to incur additional indebtedness, pay dividends, create certain liens, enter into certain transactions with shareholders or affiliates, or sell certain assets. As part of its refinancing, the Group elected not to pay: the interest due on October 1, 2002 on its Senior Debentures 2006 and its Senior Discount Debentures 2007; the interest due on November 1, 2002 on its Senior Notes 2008; and the interest due on January 7, 2003 on its Senior Convertible Notes 2005. The non payment of interest constitutes a default event under the terms of these four bonds. As a consequence of the non-payment of hedge contracts of £10.5 million, all the remaining bonds were also in default as at December 31, 2002.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

Senior Secured Facility

On March 16, 2001 the Group entered into a new senior secured credit facility (the “Senior Secured Facility”) with a syndicate of banks for £2,000 million, of which £1,855 million was drawn down at December 31, 2003. The Group is also able to raise a further £250 million from institutional investors (the “Institutional Tranche”) of which £145 million was drawn down at December 31, 2003. The first drawdowns under the Senior Secured Facility were used to repay amounts owed under the old senior secured credit facilities.

Borrowings under the Senior Secured Facility are secured on the assets of the Group including the partnership interests and shares of subsidiaries and bear interest at 0.5% to 2.0% over LIBOR (depending on the ratio of borrowings to quarterly, annualized, consolidated net operating cash flow). Borrowings under the Institutional Tranche bear interest at up to 4% above LIBOR.

The Senior Secured Facility contains cross-default clauses with other debt instruments. As a result of the Group being in default on certain of its Debentures and Notes, it is in default on the Senior Secured Facility. In addition, on March 14, 2003, Telewest notified its Senior Lenders that, as a result of the exceptional items incurred in 2002 and their impact on Telewest’s net operating cash flow, it would breach certain financial covenants under its bank facility in respect of the quarter ended December 31, 2002. On May 16, 2003 the Group further notified the Senior Lenders that it was in breach of the financial covenants for the three-month period ended March 31, 2003 (two covenants breached) due to continuing fees paid in connection with the Financial Restructuring and the tightening of covenants.

The Group is renegotiating its bank facilities and debt financing arrangements. Further details of the Financial Restructuring are included in note 2.

Bank loans

Bank loans are property loans secured on certain land and buildings held by the Group. The balance at December 31, 2003 and 2002 was £7 million.

Maturity Profile

As a consequence of the defaults referred to above, the Group’s long-term debt in respect of Debentures, Notes and its Senior Secured Facility has been disclosed as repayable within one year.

2003 £ million

2004	5,287
2005	1
2006	3
2007	—
2008	1
2009 and thereafter	1

5,293

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

17     INCOME TAXES

Loss before income taxes and all related income tax expense or benefit are solely attributable to the UK.

The provisions for income taxes follow:

	2003 £ million	2002 £ million	2001 £ million

Income tax benefit	7	—	—
Deferred tax (expense)/benefit	(23)	28	70

	(16)	28	70

A reconciliation of income taxes determined using the statutory UK rate of 30% (2002 and 2001: 30%) to the effective rate of income tax is as follows:

	Year ended December 31
	2003%	2002%	2001%

Corporate tax at UK statutory rates	30	30	30
Write down of goodwill	—	(14)	—
Non deductible expenses	(3)	(2)	—
Prior year adjustment related to NOL carryforwards and investment in affiliates	40	—	—
Change in valuation allowance	(77)	(13)	(26)

Effective rate of taxation	(10)	1	4

Deferred income tax assets and liabilities at December 31, 2003 and 2002 are summarized as follows:

	2003 £ million	2002 £ million

Deferred tax assets relating to:
Fixed assets	880	763
Net operating loss carried forward	505	494
Other—investments	26	26

Deferred tax asset	1,411	1,283
Valuation allowance	(1,411)	(1,283)
Investments in affiliates	(108)	(85)

Deferred tax liability per balance sheet	(108)	(85)

At December 31, 2003 the Group estimates that it has, subject to Inland Revenue agreement, net operating losses (“NOLs”) of £1,685 million available to relieve against future profits. From 2002 to 2003, the valuation allowance increased by £128 million (2002: From 2001 to 2002 the valuation allowance increased by £382 million).

The NOLs have an unlimited carry forward period under UK tax law, but are limited to their use to the type of business which has generated the loss.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to a history of operating losses, management does not believe it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2003.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

18    SHAREHOLDERS’ EQUITY

Movement in share capital

During 2001 the Company issued 7 million ordinary shares of 10 pence each upon exercise of employee share options. Total consideration received was £6 million. In addition the Company redesignated 20 million ordinary shares of 10 pence each into 20 million limited voting convertible ordinary shares of 10 pence each.

Limited voting convertible ordinary shares

The ordinary shares and the limited voting convertible ordinary shares have the same rights, except that the limited voting convertible ordinary shares do not confer the right to vote on resolutions to appoint, reappoint, elect or remove directors of Telewest. No application will be made for the limited voting convertible ordinary shares to be listed or dealt in on any stock exchange. Holders of limited voting convertible ordinary shares are entitled to convert all or some of their limited voting convertible ordinary shares into fully paid ordinary shares, provided that the conversion would not result in a change of control of the Company for the purposes of the indentures governing certain Notes and Debentures. Such conversion takes place on the basis of one fully paid ordinary share for one limited voting convertible ordinary share. The limited voting convertible ordinary shares are convertible into ordinary shares at the Company’s option at any time, subject to certain conditions. The sole holders of the limited voting convertible ordinary shares are Liberty Media and IDT Corporation (“IDT”), following IDT’s acquisition of Microsoft’s holding in the Company on May 23, 2003.

Members of the Liberty Media Group and/or IDT can redesignate all or any of their ordinary shares into limited voting convertible ordinary shares. This is to ensure that, on any future purchase of ordinary shares by members of the Liberty Media Group and/or IDT, they will, at that time, be able to re-designate such number of their then existing holding of ordinary shares so as to avoid a change of control of the Company for the purposes of the Notes and Debentures.

Future purchases of ordinary shares and/or limited voting convertible ordinary shares by members of the Liberty Media Group and/or IDT will, however, be subject to Rule 9 of the UK’s City Code on Take-overs and Mergers because both classes of shares are treated as voting shares for that purpose. Under Rule 9, when any person acquires, whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more (but less than 50%) of the voting rights of a public company, that person is normally required to make a general offer to shareholders for the entire share capital of the company then in issue. Any person, or group of persons acting in concert, owning shares carrying 50% or more of the voting rights of a public company, subject to their own individual limits, is free to acquire further shares in that public company without giving rise to the requirement to make a general offer for the entire issued share capital of that company.

19    SHARE-BASED COMPENSATION PLANS

At December 31, 2003, the Company operated five types of employee share-based compensation plans: the Executive Share Option Schemes, the Sharesave Schemes, the Telewest Restricted Share Scheme (“RSS”), the Telewest Long Term Incentive Plan (“LTIP”) and an Equity Participation Plan (“EPP”).

The Company applies APB 25 and related interpretations in accounting for its employee share-based compensation plans. Compensation cost is recognized over the estimated service period in respect of performance based share option grants to the extent that the market value of the Company’s ordinary shares exceeds the exercise price at the earlier of the vesting date or the Balance Sheet date. Compensation cost is recognized for awards over ordinary shares made under the RSS since the awards have no exercise price. Compensation cost is recognized over the estimated service period in respect of the LTIP to the extent that the market value of the Company’s ordinary shares exceeds the exercise price at the earlier of the vesting date or the Balance Sheet date.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

Compensation cost recognized for share option grants and awards is as follows:

	Year ended December 31
	2003 £ million	2002 £ million	2001 £ million

LTIP	—	(1)	—
Executive Share Option Scheme	—	—	1
EPP	—	—	1

	—	(1)	2

During the years ended December 31, 2003 and 2002, no options or awards were granted over any ordinary shares of the Company.

Performance-based share option compensation plans

The Group has two performance-based share option plans: the 1995 (No. 1) Executive Share Option Scheme and the 1995 (No. 2) Executive Share Option Scheme. Under both plans, certain officers and employees are granted options to purchase ordinary shares of the Company. The exercise price of each option generally equals the market price of the Company’s ordinary shares on the date of grant. The options are exercisable between three and ten years after the date of the grant with exercise conditional on the Company’s shares out-performing by price the FTSE100 Index over any three-year period preceding exercise. The Company may grant options for up to 295 million ordinary shares.

A summary of the status of the Company’s performance-based share option plans as of December 31, 2003, 2002, and 2001 and changes during the years ended on those dates are presented below:

	Number of shares	2003 Weighted average exercise price	Number of shares	2002 Weighted average exercise price	Number of shares	2001 Weighted average exercise price

Outstanding at beginning of year	90,057,243	137.3p	97,699,837	136.4p	52,503,409	173.2p
Granted	—	—	—	—	53,709,994	98.8p
Exercised	—	—	—	—	(1,210,816)	78.2p
Forfeited	(18,036,883)	189.0p	(7,642,594)	126.0p	(7,302,750)	134.3p

Outstanding at end of year	72,020,360	124.4p	90,057,243	137.3p	97,699,837	136.4p

Options exercisable at year end	43,737,285	141.2p	36,358,298	141.4p	16,577,655	132.0p

Weighted average fair value of options granted during the year		—		—		69.7p

Share options are forfeited due to employees leaving the Group before their share options become exercisable.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

The following table summarizes information about the Company’s performance-based share option plans outstanding at December 31, 2003.

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2003	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31, 2003	Weighted average exercise price

65.7 – 76.8p	12,157,985	7.0 yrs	74.5p	5,982,133	74.0p
81.5 – 82.5p	1,843,552	7.6 yrs	81.6p	300,164	81.7p
84.6 – 99.9p	1,158,591	1.4 yrs	89.9p	1,158,591	89.9p
102.0 – 109.1p	31,916,053	7.1 yrs	103.8p	14,531,391	103.4p
114.0 – 125.9p	10,036,792	6.8 yrs	118.9p	6,863,150	118.3p
130.4 – 140.9p	642,123	3.3 yrs	139.6p	642,123	139.6p
160.0 – 170.0p	1,456,459	6.4 yrs	166.4p	1,456,459	166.4p
202.4 – 235.0p	12,324,004	6.5 yrs	229.8p	12,318,473	229.7p
237.3 – 249.4p	250,685	6.3 yrs	238.7p	250,685	238.7p
274.3 – 276.5p	29,019	5.4 yrs	275.7p	29,019	275.7p
289.0 – 294.8p	205,097	5.8 yrs	290.7p	205,097	290.7p

65.7 – 294.8p	72,020,360	6.8 yrs	124.4p	43,737,285	141.2p

Fixed share option compensation plans

The Company also operates the Sharesave Scheme, a fixed share option compensation scheme. Under this plan, the Company grants options to employees to purchase ordinary shares at up to a 20% discount to market price. These options can be exercised only with funds saved by employees over time in a qualified savings account. The options are exercisable between 37 and 66 months after commencement of the savings contracts.

A summary of the status of the Company’s fixed share option plan as of December 31, 2003, 2002, and 2001 and the changes during the years ended on those dates are presented below:

	Number of shares	2003 Weighted average exercise price	Number of shares	2002 Weighted average exercise price	Number of shares	2001 Weighted average exercise price

Outstanding at beginning of year	8,969,286	78.0p	21,519,334	80.5p	26,635,135	91.1p
Granted	—	—	—	—	9,205,135	60.3p
Exercised	—	—	—	—	(4,380,809)	57.3p
Forfeited	(3,657,727)	82.4p	(12,550,048)	82.3p	(9,940,127)	100.4p

Outstanding at end of year	5,311,559	75.0p	8,969,286	78.0p	21,519,334	80.5p

Options exercisable at year end	5,953	115.9p	36,272	159.1p	72,926	98.0p

Weighted average fair value of options granted during the year	—	—	—	—	—	33.3p

Share options are forfeited due to employees leaving the Group before their share options become exercisable.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

The following table summarizes information about the Company’s fixed share options outstanding at December

31, 2003:

	Options outstanding
Range of exercise prices	Number outstanding at December 31, 2003	Weighted average remaining contractual life

58.5 – 88.3p	5,295,008	1.0 yrs
115.9 – 191.0p	16,551	0.9 yrs

58.5 – 191.0p	5,311,559	1.0 yrs

Telewest Restricted Share Scheme (“RSS”)

The Company operates the RSS in conjunction with an employment trust, the Telewest 1994 Employees’ Share Ownership Plan Trust (the “Telewest ESOP”), which has been designed to provide incentives to executives of the Company. Under the RSS, executives may be granted awards over ordinary shares of the Company based on a percentage of salary. The awards are made for no monetary consideration. The awards generally vest three years after the date of the award and are exercisable for up to seven years after the date when they vest.

The compensation charge related to each award is based on the share price of the ordinary shares on the date the award was made.

A summary of the status of the RSS at December 31, 2003, 2002, and 2001 and changes during the years ended on those dates are presented below:

	2003	2002	2001
	Number of shares	Number of shares	Number of shares

Outstanding at beginning of year	493,034	530,855	358,316
Granted	—	—	248,595
Exercised	(163,982)	(37,821)	(76,056)

Outstanding at end of year	329,052	493,034	530,855

Awards exercisable at year end	80,457	214,114	38,338

Weighted average fair value of awards granted during the year	—	—	£1.10

At December 31, 2003, the 329,052 awards outstanding and the 80,457 awards exercisable have weighted average remaining contractual lives of 6.8 years and 4.6 years respectively.

Deferred compensation cost relating to RSS is £57,000 (2002: £38,000, 2001: £478,000).

Long Term Incentive Plan (“LTIP”)

The LTIP provides for share awards to executive directors and senior executives. Under the LTIP, an executive will be awarded the provisional right to receive, for no payment, a number of Telewest shares with a value equating to a percentage of base salary. The shares will not vest unless certain performance criteria, based on total shareholder return assessed over a three-year period are met. The percentage of salary will be determined by the Remuneration Committee and will be up to 100% of base salary for executive directors.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

A summary of the status of the LTIP at December 31, 2003, 2002, and 2001 and changes during the years ended on those dates are presented below:

	2003	2002	2001
	Number of shares	Number of shares	Number of shares

Outstanding at beginning of year	423,272	1,566,507	2,714,552
Granted	—	—	910,730
Exercised	(42,448)	(29,502)	(1,220,362)
Forfeited	(314,703)	(1,113,733)	(838,413)

Outstanding at end of year	66,121	423,272	1,566,507

Awards exercisable at year end	66,121	108,569	265,939

Weighted average fair value of awards granted during the year	—	—	£1.09

Share awards are forfeited due to employees leaving the Group before their share options become exercisable or due to performance criteria not being met.

Deferred compensation cost relating to the LTIP is £0 (2002: £0, 2001: £189,000).

Equity Participation Plan (“EPP”)

The Remuneration Committee has provided that, under the EPP, an employee with two years service or at manager level or above, can use up to 100% of the Short Term Incentive Plan (“STIP”) bonus payable to the employee to acquire Telewest shares (“bonus shares”). The employee must deposit the bonus shares with the Trustee of the existing Telewest ESOP. In return, the employee is provisionally allocated for no payment a matching number of Telewest shares. Provided the bonus shares are retained for three years and the employee remains employed for three years, the bonus and matching shares would thereafter be released to the employee.

A summary of the status of the Company’s EPP at December 31, 2003, 2002, and 2001 and the changes during the years ended on those dates are presented below:

	2003	2002	2001
	Number of shares	Number of shares	Number of shares

Outstanding at beginning of year	305,570	572,053	1,193,839
Exercised	(103,394)	(256,790)	(579,430)
Forfeited	(5,467)	(9,693)	(42,356)

Outstanding at end of year	196,709	305,570	572,053

Awards exercisable at year end	196,709	123,168	26,443

Share awards are forfeited due to employees leaving the Group before their share options become exercisable.

Deferred compensation cost relating to the EPP is £0 (2002: £80,000, 2001: £419,000).

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

20    ACCUMULATED OTHER COMPREHENSIVE INCOME

	2003 Gains/(losses) on mark to market of cashflow hedges	2002 Gains/(losses) on mark to market of cashflow hedges
	£ million	£ million

Balance at January 1	(11)	37
Amounts reclassified into earnings	11	(48)

Balance at December 31	—	(11)

The amounts reclassified into earnings are detailed in note 5.

21    COMMITMENTS AND CONTINGENCIES

Restricted cash

At December 31, 2003, the Group has cash restricted as to use of £13 million (2002: £12 million) which provides security for leasing obligations.

As a condition of the proposed amended Senior Secured Facility, currently under negotiation, the Group would be required to repay immediately, an advance of £160 million. The Group currently holds this £160 million within cash at bank and in hand. This advance was originally issued to the Group under the exisiting Senior Secured Facility on September 27, 2002.

Other commitments

The amount of capital expenditure authorized by the Group for which no provision has been made in the consolidated financial statements is as follows:

	2003 £ million	2002 £ million

Contracted	12	13

In addition the Group has contracted to buy £23 million (2002: £28 million) of programming rights for which the license period has not yet started.

Capital and operating leases

The Group leases a number of assets under arrangements accounted for as capital leases, as follows:

	Acquisition costs £ million	Accumulated depreciation £ million	Net book Value £ million

At December 31, 2003 :
Electronic equipment	131	(95)	36
Other equipment	221	(170)	51
At December 31, 2002 :
Electronic equipment	283	(185)	98
Other equipment	118	(58)	60

Depreciation charged on these assets was £41 million and £44 million for the years ended December 31, 2003 and 2002 respectively.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

The Group leases business offices and uses certain equipment under lease arrangements accounted for as operating leases. Minimum rental expense under such arrangements amounted to £18 million, £21 million and £19 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Future minimum lease payments under capital and operating leases are summarized as follows as of December 31, 2003 after taking into consideration default on certain capital leases:

	Capital leases £ million	Operating leases £ million

2004	100	14
2005	23	13
2006	17	13
2007	12	12
2008	8	10
2009 and thereafter	—	80

	160	142
Imputed interest	(20)

	140
Less current portion	(89)

Long term portion	51

It is expected that, in the normal course of business, expiring leases will be renewed or replaced.

The Group leases capacity on its network to other telecommunications companies. These leases are accounted for as operating leases and revenues received are recognized over the life of the leases as follows:

£ million

2004	5
2005	3
2006	1
2007	1
2008	1
2009 and thereafter	5

The assets held under these leases are accounted for as follows:

	Acquisition costs £ million	Accumulated depreciation £ million	Net Book Value £ million

At December 31, 2003 Cable and ducting	45	(7)	38
At December 31, 2002 Cable and ducting	45	(5)	40

Depreciation charged on these assets was £2 million and £2 million for the years ended December 31, 2003 and 2002 respectively.

Contingent liabilities

The Group has provided performance bonds in respect of its national license and to local authorities up to a maximum amount of £6 million (2002: £6 million).

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

The Group is a party to various other legal proceedings in the ordinary course of business which it does not believe will result, in aggregate, in a material adverse effect on its financial condition or results of operations.

22    RELATED PARTY TRANSACTIONS

Identity of relevant related parties

Liberty Media, Inc (“Liberty”) has been a related party of the Group, in that it controlled, directly or indirectly, more than 20% of the voting rights of the Group in 2002 and for the majority of 2003.

IDT Corporation (“IDT”) is a related party of the Group, in that following its acquisition of Microsoft’s holding in the Company on May 23 2003, it controls, directly or indirectly, more than 20% of the voting rights of the Group. Prior to this date Microsoft was a related party of the Group for the same reasons during 2002 and up to 23 May 2003.

UKTV is a related party of the Group, as the Group owns 50% of the voting rights.

In 2001 Sit-Up Limited (“Sit-Up”) became a related party when the Group sold its shareholding in Screenshop to Sit-Up in return for a 36.36% shareholding.

Nature of transactions

The Group had no related party transactions with IDT.

The Group purchases software and consultancy services from Microsoft, on normal commercial terms. Purchases in the year ended December 31, 2003 amounted to £0 (2002: £1 million, 2001: £2 million). The balance outstanding in respect of these purchases was £0 at December 31, 2003, 2002 and 2001.

The Group has billed overheads and costs incurred on their behalf to UKTV and Sit-Up of £7 million and £1 million (2002: £11 million and £1 million, 2001: £8 million and £1 million) respectively. The Group has also made a loan to UKTV. Interest charged on this loan was £10 million (2002: £12 million, 2001: £12 million). Amounts due from UKTV and Sit-Up at December 31, 2003 were £197 million and £0 respectively (2002: £208 million and £4 million, 2001: £218 million and £0) respectively.

In the normal course of its business the Group purchases programming from UKTV on normal commercial terms. Purchases in the year ended December 31, 2003 were £12 million (2002: £13 million, 2001: £9 million). The balance due to UKTV at December 31, 2003 was £0 (2002: £0, 2001: £2 million).

23    SUBSEQUENT EVENTS AND FINANCIAL RESTUCTURING

The Group is renegotiating its bank facilities and debt financing arrangements. Further details of the proposed Financial Restructuring are included in note 2.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

24    QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2003
	Total	Fourth quarter	Third quarter Restated	Second quarter Restated	First quarter Restated
	£ million	£ million	£ million	£ million	£ million

Revenue	1,298	331	325	323	319
Gross profit	510	131	132	124	123
Operating profit	20	10	5	3	2
Finance (expenses)/gains, net	(196)	69	(99)	1	(167)
Net (loss)/income	(183)	64	(89)	5	(163)
Basic and diluted (loss)/income per ordinary share	(6p )	2p	(3p )	0p	(5p )

	2002
	Total Restated	Fourth quarter* Restated	Third quarter	Second quarter	First quarter
	£ million	£ million	£ million	£ million	£ million

Revenue	1,283	307	323	334	319
Gross Profit*	(469)	(764)	97	100	98
Operating loss*	(2,440)	(2,349)	(31)	(29)	(31)
Finance expenses, net	(296)	(65)	(70)	(61)	(100)
Net loss	(2,789)	(2,471)	(134)	(59)	(125)
Basic and diluted loss per ordinary share	(97p )	(86p )	(5p )	(2p )	(4p )

*	In the fourth quarter of 2002, the Group recorded a goodwill impairment charge of £1,445 million, wrote down the value of its investments in affiliates by £130 million and recorded a fixed asset impairment charge of £841 million.

Finance expenses include foreign exchange gains and losses on the retranslation or valuation of US Dollar-denominated financial instruments using period end exchange rates and market valuations.

25    SEGMENTAL INFORMATION

The Group applies SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are defined as a component of an enterprise that (a) engages in business activities from which it may earn revenues and incur expenses, (b) whose operating results are regularly reviewed by the enterprise’s chief operating decision-maker to make decisions about resources to be allocated to the segment and assess its performance, and (c) for which discrete financial information is available. The Group’s chief operating decision-maker is its Acting Chief Executive Officer. The Group operates two operating segments: Cable and Content. The chief operating decision-maker receives disaggregated financial and subscriber data for the Cable operating segment, covering telephony, television and internet product lines; while support, service and network costs are compiled at the operating segment level. The internet product lines comprise internet sales and, until November 2002, when the sales ceased, sales of cable publications. The Content operating segment supplies TV programming to the UK pay-television broadcasting market and its operating results, which are naturally separate from the Cable operating segment, are regularly reviewed by the chief operating decision-maker.

Notes to the Consolidated Financial Statements

years ended December 31, 2003, 2002 and 2001

The following tables present summarized financial information relating to the reportable segments for each of the three years ended December 31, 2003:

	2003		2002
	(Note 2)	2003	Restated	2001
	$ million	£ million	£ million	£ million

CABLE SEGMENT
Cable television	565	317	336	329
Consumer telephony	839	470	495	488
Internet and other	214	120	63	40

Total Consumer Sales Division	1,618	907	894	857
Business Sales Division	496	278	283	268

Third party revenue	2,114	1,185	1,177	1,125
Operating costs and expenses	(1,393)	(781)	(828)	(822)
Depreciation[3]	(680)	(381)	(1,326)	(453)
Amortization of goodwill[2]	—	—	(1,016)	(82)

Operating profit/(loss)	41	23	(1,993)	(232)

Share of net loss of affiliates	—	—	—	(5)
Additions to property and equipment	394	221	458	649
Investment in affiliates	—	—	3	2
Goodwill	546	306	306	1,322
Total assets	5,929	3,323	3,624	5,093

CONTENT SEGMENT
Content Segment	220	123	121	143
Inter-segmental[1]	(18)	(10)	(15)	(14)

Third party revenue	202	113	106	129
Operating costs and expenses	(193)	(108)	(114)	(135)
Depreciation[3]	(14)	(8)	(10)	(16)
Amortization of goodwill[2]	—	—	(429)	(867)

Operating loss	(5)	(3)	(447)	(889)

Share of net profit/(loss) of affiliates and impairment	2	1	(118)	(211)
Additions to property and equipment	4	2	3	4
Investment in affiliates	646	362	373	545
Goodwill	252	141	141	570
Total assets	1,010	566	471	1,239

TOTAL
Cable television	565	317	336	329
Consumer telephony	839	470	495	488
Internet and other	214	120	63	40

Total Consumer Sales Division	1,618	907	894	857
Business Sales Division	496	278	283	268

Total Cable Segment	2,114	1,185	1,177	1,125
Content segment	220	123	121	143
Inter-segmental[1]	(18)	(10)	(15)	(14)

Total revenue	2,316	1,298	1,283	1,254
Operating costs and expenses	(1,586)	(889)	(942)	(957)
Depreciation[3]	(694)	(389)	(1,336)	(469)
Amortization of goodwill[2]	—	—	(1,445)	(949)

Operating profit/(loss)	36	20	(2,440)	(1,121)
Other expense[2]	(334)	(187)	(377)	(690)
Income tax (charge)/benefit	(29)	(16)	28	70

Net loss	(327)	(183)	(2,789)	(1,741)

Share of net profit/(loss) of affiliates and impairment	2	1	(118)	(216)
Additions to property and equipment	398	223	461	653
Investment in affiliates	646	362	376	547
Goodwill	798	447	447	1,892
Total assets	6,939	3,889	4,095	6,332

[1]	Inter-segmental revenues are revenues from sales in our Content Segment which are costs in our Cable Segment and are eliminated on consolidation.[2] In the fourth quarter of 2002, the Group recorded a goodwill impairment charge of £1,445 million and wrote down the value of its investments in affiliates by £130 million. In the fourth quarter of 2001, the Group recorded a goodwill impairment charge of £766 million and wrote down the value of its investments in affiliates by £202 million. [3] In the fourth quarter of 2002, the Group recorded a fixed asset impairment charge of £841 million.

Appendix A

March 9, 2004

The Directors

Telewest Communications plc

160 Great Portland Street

London W1N 5TB

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to holders of ordinary shares of 10 pence each and limited voting shares of 10 pence each (collectively, “Shares”) of Telewest Communications plc of a financial restructuring (the “Financial Restructuring”) of Telewest Communications plc, Telewest Finance (Jersey) Limited (“Telewest Jersey”) and Telewest Communications Networks Limited (“TCN”). In this opinion, “Telewest” refers to Telewest Communications plc and, unless the context otherwise requires, the consolidated subsidiaries of Telewest Communications plc prior to giving effect to the Financial Restructuring (other than New Telewest (as defined below) and its subsidiaries). As described in greater detail in the draft of the explanatory statement dated March 6, 2004 and the draft of the shareholders’ circular and prospectus dated March 1, 2004 (together, the “Transaction Documents”), the Financial Restructuring involves:

(a)	the indebtedness of Telewest arising in connection with notes issued by Telewest and the indebtedness of Telewest and Telewest Jersey arising in connection with notes issued by Telewest Jersey (including the related intercompany debt to Telewest Jersey and the guarantee by Telewest of notes issued by Telewest Jersey) being extinguished in return for the issuance of common stock, $0.01 par value (“Newco Common Stock”), of Telewest Global, Inc., a new Delaware-incorporated holding company (“New Telewest”), representing approximately 98.5% of the Newco Common Stock outstanding immediately after giving effect to the Financial Restructuring;

(b)	the issuance of Newco Common Stock representing approximately 1.5% of the Newco Common Stock outstanding immediately after giving effect to the Financial Restructuring to holders of Shares;

(c)	the amendment and restatement of Telewest’s existing senior secured credit agreement, providing additional liquidity to New Telewest and a revised covenant package consistent with the long range plan dated October 24, 2003 (the “LRP”), prepared by Telewest’s management;

(d)	pursuant to a transfer agreement (the “Transfer Agreement”) substantially all the assets of Telewest (including the shares of TCN and Telewest’s other operating subsidiaries but excluding the shares in Telewest Jersey and New Telewest) being transferred to a subsidiary of New Telewest; and

(e)	the authorization for quotation of the Newco Common Stock through the Nasdaq National Market.

In arriving at our opinion, we reviewed drafts of the Transaction Documents and held discussions with certain senior officers, directors and other representatives and advisors of Telewest concerning the business, operations, liquidity and prospects of Telewest. We examined certain publicly available business and financial information relating to Telewest as well as certain financial forecasts and other information and data relating to Telewest, including, without limitation, the LRP, which were provided to or otherwise reviewed by or discussed with us by the management of Telewest, including information relating to the potential operational benefits anticipated by the management of Telewest to result from the Financial Restructuring. We reviewed the terms of the Financial Restructuring as set forth in the Transaction Documents in relation to, among other things: current and historical market prices and trading volumes of Shares; the historical and projected earnings and other operating data of

Telewest; and the capitalization and financial condition of Telewest. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Financial Restructuring and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Telewest. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts, including, without limitation, the LRP, and other information and data relating to Telewest provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Telewest that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management as to the future financial performance of Telewest. We have assumed, with your consent, that the Financial Restructuring will be consummated in compliance with all applicable laws and in accordance with the terms set forth in the Transaction Documents, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary third party approvals, consents and releases for the Financial Restructuring, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Telewest or the contemplated benefits of the Financial Restructuring. Citigroup Global Markets Limited and Gleacher Shacklock Limited have assumed that the net operating losses relating to Telewest will survive the Financial Restructuring. Representatives of Telewest have advised us, and we further have assumed, that the final terms of the Financial Restructuring will not vary materially from those set forth in the Transaction Documents reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Telewest nor have we made any physical inspection of the properties or assets of Telewest or evaluated the solvency or fair value of Telewest under any applicable laws relating to bankruptcy, insolvency or similar matters. In addition, Citigroup Global Markets Limited and Gleacher Shacklock Limited assumed that there were no material undisclosed liabilities of Telewest for which adequate reserves or other provisions had not been made. We express no view as to, and our opinion does not address, the relative merits, from a commercial point of view, of the Financial Restructuring as compared to any alternative business or financial strategies that might exist for Telewest. The determination of the relative merits, from a commercial point of view, is left to the judgment of the directors of Telewest. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. In providing this opinion, we have placed reliance upon the Telewest directors’ commercial assessments of the Financial Restructuring.

Citigroup Global Markets Limited acted as financial advisor to Telewest, Telewest Jersey and TCN in connection with the Financial Restructuring and will receive a fee for such services contingent upon the consummation of the Financial Restructuring. Citigroup Global Markets Limited and its affiliates in the past have provided, and are currently providing, services to Telewest and its affiliates unrelated to the Financial Restructuring, for which services Citigroup Global Markets Limited and such affiliates have received and may receive compensation. In the ordinary course of its business, Citigroup Global Markets Limited and its affiliates may actively trade or hold the securities of Telewest and its affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Citigroup Inc. and its affiliates have a creditor relationship with Telewest and its affiliates and have acted as lenders to Telewest and its affiliates under their existing senior secured credit facility. In addition, Citigroup Global Markets Limited and its affiliates (including Citigroup Inc. and its affiliates) may maintain other business relationships with Telewest and its affiliates.

Gleacher Shacklock Limited acted as financial advisor to the directors of Telewest in connection with the Financial Restructuring and will receive a fee for such services contingent upon the consummation of the Financial Restructuring. In addition, Gleacher Shacklock Limited and its affiliates (including Gleacher Partners and its affiliates) may maintain other business relationships with Telewest and its affiliates.

The advisory services of Citigroup Global Markets Limited and Gleacher Shacklock Limited were provided for the information of the directors of Telewest in their evaluation of the Financial Restructuring, and their opinion was provided for the use of the directors of Telewest in connection with their recommendation that the shareholders of Telewest approve the Transfer Agreement in connection with the Financial Restructuring as required pursuant to Chapter 10 of the Listing Rules of the UK Listing Authority, and neither is intended to be nor to constitute a recommendation of the Financial Restructuring to Telewest or its creditors, shareholders or other stakeholders. The financial advice and opinion of Citigroup Global Markets Limited and Gleacher Shacklock Limited do not constitute a recommendation to any creditor, shareholder or other stakeholder as to how such creditor, shareholder or other stakeholder should vote or act on any matter relating to the Financial Restructuring.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Financial Restructuring is fair, from a financial point of view, to holders of Shares.

Very truly yours,

CITIGROUP GLOBAL MARKETS LIMITED	GLEACHER SHACKLOCK LIMITED

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or in the right of the corporation, such indemnification is limited to expenses actually and reasonably incurred in defense or settlement and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit.

The registrant’s bylaws provide that it will indemnify each director and each of the President, the Treasurer and the Secretary against all claims and expenses resulting from the fact that he or she was an officer, director or employee of the registrant. In addition, the registrant’s board of directors may, at its option, indemnify any other employee. A claimant is eligible for indemnification if the claimant (i) acted in good faith and in a manner that, in the claimant’s reasonable belief, was in or not opposed to the best interests of the registrant, or (ii) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The vote of a majority of the board of directors is necessary for a determination of whether a claimant is eligible for indemnification.

Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. Telewest currently purchases and maintains, and following the effective date of the Telewest scheme, TCN will purchase and maintain, insurance that, subject to policy terms and limits of coverage, indemnifies present and former directors of Telewest and its subsidiaries, including New Telewest, against certain liabilities incurred by them as directors and officers. New Telewest has also entered into indemnification agreements with its directors and officers. Telewest has agreed, through to the effective date of the Financial Restructuring, to contribute or otherwise supply sufficient funds to New Telewest to enable it to meet any claims (including, without limitation, claims for reimbursement of expenses) to indemnify its directors and officers under its certificate of incorporation and by-laws and under any contractual agreement with such directors and executive officers disclosed in, or contemplated by the transactions described in, this shareholders’ circular and prospectus.

ITEM 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1	Agreement Relating to the Merger of Flextech and Telewest Communications plc, dated December 16, 1999, between Telewest Communications plc and Flextech. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 6, 2000 (Registration No. 333-11602).)

3.1	Restated Certificate of Incorporation of Telewest Global, Inc.*

3.2	Restated By-Laws of Telewest Global, Inc.*

4.1	Memorandum of Association of Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

Exhibit No.	Description

4.2	Amended and Restated Articles of Association of Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 6, 2000 (Registration No. 333-11602).)

4.3	Senior Debenture Indenture, dated as of October 3, 1995, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

4.4	Senior Discount Debenture Indenture, dated as of October 3, 1995, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April l, 1996.)

4.5	Form of Senior Debenture (included in Exhibit 4.3).

4.6	Form of Senior Discount Debenture (included in Exhibit 4.4).

4.7	Deposit Agreement, dated as of October 3, 1995, between Telewest Communications plc and The Bank of New York, as Book-Entry Depositary. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

4.8	Form of American Depositary Receipt (included in Exhibit 4.7).

4.9	Indenture, dated as of November 9, 1998, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on April 8, 1999 (Registration No. 333-09792).)

4.10	Form of Senior Note (included in Exhibit 4.9).

4.11	Deposit Agreement between Telewest Communications plc and The Bank of New York, as Book-Entry Depositary, dated as of November 9, 1998. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on April 8, 1999 (Registration No. 333-09792).)

4.12	Indenture, dated as of February 19, 1999, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on April 8, 1999 (Registration No. 333-09792).)

4.13	Form of Senior Convertible Note (included in Exhibit 4.12).

4.14	Deposit and Custody Agreement among Telewest Communications plc, Citibank (Channel Islands) Limited, as Book Entry Depositary, Citibank. N.A., Brussels Branch, as Note Custodian, and The Bank of New York, as Trustee, dated February 19, 1999. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on April 8, 1999 (Registration No. 333-09792).)

4.15	Indenture, dated as of April 15, 1999, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on October 4, 1999 (Registration No. 333-10964).)

4.16	Form of Senior Discount Note (included in Exhibit 4.15).

4.17	Dollar Deposit Agreement between Telewest Communications plc and The Bank of New York, as Book-Entry Depositary, dated as of April 15, 1999. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 13, 2000 (Registration No. 333-11630).)

4.18	Sterling Deposit Agreement among Telewest Communications plc, The Bank of New York Trust Company (Cayman) Ltd., as Book-Entry Depositary, and The Bank of New York, as Note Custodian, dated as of April 15, 1999. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 13, 2000 (Registration No. 333-11630).)

Exhibit No.	Description

4.19	Indenture, dated January 25, 2000, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.20	Form of Senior Discount Note (included in Exhibit 4.19).

4.21	Form of Senior Note (included in Exhibit 4.19).

4.22	Dollar Deposit Agreement, dated as of January 25, 2000, among Telewest Communications plc, The Bank of New York, as book-entry depository, The Bank of New York, as trustee, and the holders and beneficial owners of certificate less depository interests. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on September l, 2000 (Registration No. 333-12462).)

4.23	Sterling Deposit Agreement, dated as of January 25, 2000, among Telewest Communications plc, The Bank of New York Trust Company (Cayman) Limited, as book-entry depository, The Bank of New York, as note custodian, The Bank of New York, as Trustee, and the holders and beneficial owners of certificated depository interests. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on September 1, 2000 (Registration No. 333-12462).)

4.24	Indenture, dated July 7, 2000, among Telewest Communications plc, Telewest Finance (Jersey) Limited and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.25	Form of Senior Convertible Note (included in Exhibit 4.24).

4.26	5.00% Accreting Convertible Note due 2003 in the initial principal amount of £220,000,000 issued on November 1, 2000 to Deutsche Telekom AG. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.27	5.00% Accreting Convertible Note due 2003 in the initial principal amount of £30,000,000 issued on January 15, 2001 to Deutsche Telekom AG. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.28	5.00% Accreting Convertible Note due 2003 in the initial principal amount of £3,500,000 issued on April 2, 2001 to Deutsche Telekom AG. (Incorporated by reference to Telewest’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.29	Amended and Restated Deposit Agreement, dated as of November 30, 1994 (as amended as of October 2, 1995), among Telewest Communications plc, The Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

4.30	Form of American Depositary Receipt (included in Exhibit 4.29).

4.31	Registration Rights Agreement, dated October 3, 1995, among the Company, the TINTA Affiliate, the Media One Affiliates, the SBC Affiliates and the Cox Affiliate. (Incorporated by reference to the Company’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

4.32	Form of Amendment No. 1 to the Registration Rights Agreement by and among Telewest Communications plc, the Liberty Media Affiliate, the MediaOne Affiliates, the SBC Affiliate, Southwestern Bell International Holdings (UK-2) Corporation, the Cox Affiliate, GUHL and Vivendi. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on June 29, 1998 (Registration No. 33-50201).)

Exhibit No.	Description

4.33	Form of Amendment No. 2 to the Registration Rights Agreement by and among Telewest Communications plc, Microsoft, The MediaOne Affiliates and the Liberty Media Affiliate. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on October 4, 1999 (Registration No. 333-10964).)

4.34	Form of Certificate of Common Stock of Telewest Global, Inc.*

4.35	Form of Registration Rights Agreement among Telewest Global, Inc., and Holders listed on the signature pages thereto.*

4.36	Rights Agreement, dated March 25, 2004, between Telewest Global, Inc. and The Bank of New York, a New York trust company.*

5.1	Form of opinion of Fried, Frank, Harris, Shriver & Jacobson (London) LLP as to the legality of the common stock being registered hereby.***

8.1	Form of Opinion of KPMG LLP as to certain US tax matters.*

8.2	Form of Opinion of KPMG LLP as to certain UK tax matters.*

9.1	Amended and Restated Relationship Agreement, by and among Telewest Communications plc, Microsoft, the MediaOne Affiliates and the Liberty Media Affiliate. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on October 4, 1999 (Registration No. 333-10964).)

9.2	Amendment Agreement Relating to the Revised New Relationship Agreement, dated as of May 18, 2001, between Microsoft, Liberty Media International, Inc., Liberty UK Holdings, Inc., Liberty UK, Inc. and Telewest Communications plc (Incorporated by reference to Amendment. No. 3 to Statement on Schedule 13-D of Liberty Media filed with the Securities and Exchange Commission on November 23, 2001.)

10.1	Loan Agreement by and among Telewest Communications Networks Limited and certain of Telewest Communications plc’s subsidiaries and associated partnerships, as borrower, The Bank of New York, CIBC World Markets plc, Chase Manhattan plc and Toronto-Dominion Bank Europe, Limited, as lead arrangers, the banks and financial institutions listed therein and CIBC Markets World Markets plc as agent and security trustee, dated as of May 17, 1999. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on October 4, 1999 (Registration No. 333-10964).)

10.2

Loan Agreement, dated March 16, 2001, for Credit Facilities of £2,000,000,000 together with an Institutional Facility of up to £250,000,000, among Telewest Communications Networks Limited and the parties named therein. (Incorporated by reference to Telewest Communications plc’s Current Report on Form 6-K filed with the Securities and Exchange Commission on May 24, 2002.)

Note: No long-term debt instrument issued by Telewest Communications plc (other than as set forth above) exceeds 10% of the consolidated total assets of Telewest Communications plc and its subsidiaries. In accordance with paragraph (b)4(iii) of Item 601 of Regulation S-K, Telewest Global, Inc. will furnish to the SEC upon request copies of long-term instruments and related agreements.

10.3	Letter Amendment, dated January 2, 2002, from CIBC World Markets to Telewest Communications Networks Limited amending the Loan Agreement referred to in Exhibit 10.2. (Incorporated by reference to Telewest Communications plc’s Current Report on Form 6-K filed with the Securities and Exchange Commission on May 24, 2002.)

10.4	Form of Supplemental Deed, dated , 2004, relating to the Loan Agreement, dated March 16, 2001, for Credit Facilities of £2,030,000,000 together with an Institutional Facility of up to £125,000,000, among Telewest Communications Networks Limited and the parties named therein.*

10.5	Form of Loan Agreement for Credit Facilities of £2,030,000,000 together with an Institutional Facility of up to £125,000,000 among Telewest Communications Networks Limited and the parties named therein.*

10.6	Form of Commitment Letter from CIBC World Markets plc to Telewest Communications Networks Limited, Telewest Communications plc, Telewest Global, Inc. and Telewest UK Limited relating to the Supplemental Deed referred to in Exhibit 10.4.*

Exhibit No.	Description

10.7	Tax Deed, dated November 22, 1994, between TCI International Holdings, Inc., US WEST Holdings and the predecessor to Telewest Communications plc (“Old Telewest”). (Incorporated by reference to Old Telewest’s 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.)

10.8	Trademark License Agreement, effective as of November 22, 1994, between Old Telewest and U S WEST. (Incorporated by reference to Old Telewest’s 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.)

10.9	Tradename Agreement, effective as of November 22, 1994, between Old Telewest, TCI and TCI/US WEST Cable Communications Group (“TUCCI”). (Incorporated by reference to Old Telewest’s 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.)

10.10	Tax Deed, dated October 3, 1995, among Telewest Communications plc, the SBC Affiliates and the Cox Affiliate. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

10.11	Agreement, dated December 4, 1987, between United Cable Television Corporation on behalf of itself and United Artists Communications, Inc. and Trans-Global (UK) Limited. (Incorporated by reference to Old Telewest’s Registration Statement on Form S-1 (filed with the Securities and Exchange Commission on April 29, 1994, as amended (Registration No. 33-78398).)

10.12	Form of BT Interconnect Agreement, a copy of which was executed by BT and various of Telewest Communications plc’s affiliated entities. (Incorporated by reference to Telewest Communications plc’s 1997 Annual Report on Form l0-K filed with the Securities and Exchange Commission on March 31, 1997.)

10.13	Interconnection Agreement, dated July 15, 1994, between Mercury Communications Limited (“Mercury”) and United Artists Communications (Scotland) Limited. (Incorporated by reference to Old Telewest’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 29, 1994, as amended (Registration No. 33-78398).

10.14	Mercury Marketing and Operations Agreement, dated August 10, 1993, between Telewest CGL and Mercury. (Incorporated by reference to Old Telewest’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 29, 1994, as amended (Registration No. 33-78398).)

10.15	Letter Agreement, dated August 23, 1995, between SBCC and Mercury. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.16	Purchase Agreement, dated August 27, 1993, between Southwestern Bell International Holdings and GPT Limited. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.17	Employment Agreement, dated August 7, 1997, between Charles Burdick and Telewest CGL (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 10-K for the period ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998.)

10.18	Employment Agreement, dated December l, 1999, between Anthony W.P. Stenham and Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 6, 2000 (Registration No 333-11602).)

10.19	Form of Service Agreement between Adam Singer and Flextech plc. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 3l, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.20	Employment Agreement, dated October 21, 1998, between Stephen Cook and Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 3l, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

Exhibit No.	Description

10.21	Appointment as Non-Executive Chairman of the Board of Directors of Telewest Communications plc, effective from December 1, 1999, as amended, between Anthony W.P. Stenham and Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 3l, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.22	Employment Agreement, dated September 21, 1998, between Anthony Illsley (former chief executive officer of Telewest Communications plc) and Telewest Communications plc, as amended on January 17, 2000. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 6, 2000 (Registration No. 333-11602).)

10.23	Amendment to Service Agreement, dated October 14, 1998, between Charles Burdick and Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.24	The Telewest 1995 Restricted Share Scheme. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.25	The Telewest 1995 Sharesave Scheme. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.26	The Telewest 1995 Executive Share Option Scheme No. 1. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.27	The Telewest 1995 Executive Share Option Scheme No. 2. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.28	The Telewest 1995 Share Participation Scheme. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.29	Form of the Telewest 2000 All Employee Share Scheme. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.30	Telewest Long Term Incentive Plan. (Incorporated by reference to Telewest’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.31	Telewest Equity Participation Plan. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.32	Term Sheet dated August 14, 2003 among Telewest Communications plc, Telewest Finance (Jersey) Limited, W.R. Huff Asset Management Co., L.L.C., the members of the Bondholder Committee, Liberty Media Corporation and IDT Corporation.*

10.33	Explanatory Statement relating to the Telewest Communications plc and Telewest Finance (Jersey) Limited Schemes of Arrangement, dated , 2004**

10.34	Telewest Communications plc Scheme of Arrangement, dated , 2004**

10.35	Telewest Finance (Jersey) Limited Scheme of Arrangement, , 2004**

10.36	Form of Transfer Agreement among Telewest Communications plc, Telewest Global, Inc. and Telewest UK Limited*

10.37	Form of Noteholder Voting Agreement among Telewest Communications plc, Telewest Finance (Jersey) Limited and certain noteholders relating to the voting of notes in the schemes of arrangement*

Exhibit No.	Description

10.38	Form of Amendment and Release Agreement among Telewest Communications plc, Telewest Finance (Jersey) Limited and certain noteholders relating to the voting of notes in the schemes of arrangement.*

10.39	Form of Voting Agreement of Liberty Media relating to the voting of its ordinary shares and notes and termination of the Relationship Agreement*

10.40	Form of Termination Agreement among Liberty Media International, Inc., Liberty UK Holdings, Inc., Liberty UK, Inc. and Telewest Communications plc.*

10.41	Form of Voting Agreement of IDT Corporation relating to the voting of its ordinary shares*

10.42	Form of Escrow Agent Agreement among Telewest Communications plc, Telewest Finance (Jersey) Limited, The Bank of New York, Innisfree Incorporated and Telewest Global, Inc.*

10.43	Form of Waiver and Agreement Letter among Telewest Communications plc, Telewest Communications Networks Limited, Royal Bank Leasing Limited and Royal Bank of Scotland (Industrial Leasing) Limited for itself and as agent for W. & G. Lease Finance Limited and W. & G. Equipment Leasing Limited**

10.44	Form of Terms Letter among Telewest Communications plc, Telewest Communications Networks Limited and Royal Bank of Scotland (Industrial Leasing) Limited for itself and as agent for W. & G. Lease Finance Limited and W. & G. Equipment Leasing Limited**

10.45	Form of Heads of Terms among JP Morgan Chase plc, Royal Bank of Scotland plc, Crédit Agricole Indosuez, The Bank of New York, Telewest Communications plc and Telewest Communications Networks Limited *

10.46	Form of Settlement Deed among Crédit Agricole Indosuez, Telewest Communications plc and Telewest Communications Networks Limited*

10.47	Form of Settlement Deed among The Bank of New York, Telewest Communications plc and Telewest Communications Networks Limited*

10.48	Form of Settlement Deed among the Royal Bank of Scotland plc, Telewest Communications plc and Telewest Communications Networks Limited*

10.49	Form of Settlement Deed among the JP Morgan Chase Bank, Telewest Communications plc and Telewest Communications Networks Limited*

10.50	Form of New ISDA Agreement**

10.51	Form of Release Agreement, between Telewest Communications plc, certain of its officers, directors and affiliates (including Liberty Media and IDT) and Eximius Capital Funding, Ltd., Angelo Gordon & Co., L.P., Oaktree Capital Management LLC, Capital Research and Management Company, Goldentree Asset Management, LP, W.R. Huff CM, L.L.C., WRH High Yield Partners, L.P. and QWest Occupational Health Trust.*

10.52	Letter Agreement, dated February 18, 2004, between Charles Burdick and Telewest Communications plc*

10.53	Letter Agreement, dated February 18, 2004, between Barry Elson and Telewest Global, Inc.*

10.54	Letter Agreement, dated February 13, 2004, between Barry Elson and Telewest Communications plc*

21	Subsidiaries of the registrant*

23.1	Consent of KPMG Audit plc*

23.2	Consent of KPMG LLP (for US tax opinion) (included in Exhibit 8.1)*

23.3	Consent of KPMG LLP (for UK tax opinion) (included in Exhibit 8.2)*

23.4	Consent of Fried, Frank, Harris, Shriver & Jacobson (London) LLP (included in Exhibit 5.1)***

24.1	Power of Attorney dated November 26, 2003 executed by William Connors***

Exhibit No.	Description

24.2	Power of Attorney dated November 26, 2003 executed by John H. Duerden***

24.3	Power of Attorney dated November 26, 2003 executed by Barry Elson***

24.4	Power of Attorney dated November 26, 2003 executed by Marnie S. Gordon***

24.5	Power of Attorney dated November 26, 2003 executed by Donald S. LaVigne***

24.6	Power of Attorney dated November 26, 2003 executed by Michael McGuiness***

24.7	Power of Attorney dated November 26, 2003 executed by Rene Schuster***

24.8	Power of Attorney dated November 26, 2003 executed by Steven R. Skinner***

24.9	Power of Attorney dated March 23, 2004 executed by Anthony Stenham*

99.1	Form of Proxy*

99.2	Form of Bank of New York Voting Instructions Card*

*	Filed herewith
**	To be filed by amendment
***	Previously filed

ITEM 22.    Undertakings.

The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England, on March 29, 2004.

TELEWEST GLOBAL, INC.

By:	/s/ Barry R. Elson

Acting Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry R. Elson Name: Barry R. Elson	President, Acting Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2004

/s/ Neil Smith Name: Neil Smith	Chief Financial Officer (Principal Financial and Accounting Officer)	March 29, 2004

* Name: William Connors	Director	March 29, 2004

* Name: John H. Duerden	Director	March 29, 2004

* Name: Marnie S. Gordon	Director	March 29, 2004

* Name: Donald S. LaVigne	Director	March 29, 2004

* Name: Michael McGuiness	Director	March 29, 2004

* Name: Steven R. Skinner	Director	March 29, 2004

* Name: Cob Stenham	Director	March 29, 2004

* Neil Smith Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement Relating to the Merger of Flextech and Telewest Communications plc, dated December 16, 1999, between Telewest Communications plc and Flextech. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 6, 2000 (Registration No. 333-11602).)

3.1	Restated Certificate of Incorporation of Telewest Global, Inc.*

3.2	Restated By-Laws of Telewest Global, Inc.*

4.1	Memorandum of Association of Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

4.2	Amended and Restated Articles of Association of Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 6, 2000 (Registration No. 333-11602).)

4.3	Senior Debenture Indenture, dated as of October 3, 1995, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

4.4	Senior Discount Debenture Indenture, dated as of October 3, 1995, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April l, 1996.)

4.5	Form of Senior Debenture (included in Exhibit 4.3).

4.6	Form of Senior Discount Debenture (included in Exhibit 4.4).

4.7	Deposit Agreement, dated as of October 3, 1995, between Telewest Communications plc and The Bank of New York, as Book-Entry Depositary. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

4.8	Form of American Depositary Receipt (included in Exhibit 4.7).

4.9	Indenture, dated as of November 9, 1998, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on April 8, 1999 (Registration No. 333-09792).)

4.10	Form of Senior Note (included in Exhibit 4.9).

4.11	Deposit Agreement between Telewest Communications plc and The Bank of New York, as Book-Entry Depositary, dated as of November 9, 1998. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on April 8, 1999 (Registration No. 333-09792).)

4.12	Indenture, dated as of February 19, 1999, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on April 8, 1999 (Registration No. 333-09792).)

4.13	Form of Senior Convertible Note (included in Exhibit 4.12).

4.14	Deposit and Custody Agreement among Telewest Communications plc, Citibank (Channel Islands) Limited, as Book Entry Depositary, Citibank. N.A., Brussels Branch, as Note Custodian, and The Bank of New York, as Trustee, dated February 19, 1999. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on April 8, 1999 (Registration No. 333-09792).)

Exhibit No.	Description

4.15	Indenture, dated as of April 15, 1999, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on October 4, 1999 (Registration No. 333-10964).)

4.16	Form of Senior Discount Note (included in Exhibit 4.15).

4.17	Dollar Deposit Agreement between Telewest Communications plc and The Bank of New York, as Book-Entry Depositary, dated as of April 15, 1999. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 13, 2000 (Registration No. 333-11630).)

4.18	Sterling Deposit Agreement among Telewest Communications plc, The Bank of New York Trust Company (Cayman) Ltd., as Book-Entry Depositary, and The Bank of New York, as Note Custodian, dated as of April 15, 1999. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 13, 2000 (Registration No. 333-11630).)

4.19	Indenture, dated January 25, 2000, between Telewest Communications plc and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.20	Form of Senior Discount Note (included in Exhibit 4.19).

4.21	Form of Senior Note (included in Exhibit 4.19).

4.22	Dollar Deposit Agreement, dated as of January 25, 2000, among Telewest Communications plc, The Bank of New York, as book-entry depository, The Bank of New York, as trustee, and the holders and beneficial owners of certificate less depository interests. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on September l, 2000 (Registration No. 333-12462).)

4.23	Sterling Deposit Agreement, dated as of January 25, 2000, among Telewest Communications plc, The Bank of New York Trust Company (Cayman) Limited, as book-entry depository, The Bank of New York, as note custodian, The Bank of New York, as Trustee, and the holders and beneficial owners of certificated depository interests. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on September 1, 2000 (Registration No. 333-12462).)

4.24	Indenture, dated July 7, 2000, among Telewest Communications plc, Telewest Finance (Jersey) Limited and Law Debenture Trust Company of New York as successor trustee. (Incorporated by reference to Telewest’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.25	Form of Senior Convertible Note (included in Exhibit 4.24).

4.26	5.00% Accreting Convertible Note due 2003 in the initial principal amount of £220,000,000 issued on November 1, 2000 to Deutsche Telekom AG. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.27	5.00% Accreting Convertible Note due 2003 in the initial principal amount of £30,000,000 issued on January 15, 2001 to Deutsche Telekom AG. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.28	5.00% Accreting Convertible Note due 2003 in the initial principal amount of £3,500,000 issued on April 2, 2001 to Deutsche Telekom AG. (Incorporated by reference to Telewest’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

4.29	Amended and Restated Deposit Agreement, dated as of November 30, 1994 (as amended as of October 2, 1995), among Telewest Communications plc, The Bank of New York, as Depositary, and

Exhibit No.	Description

the holders from time to time of American Depositary Receipts issued thereunder. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

4.30	Form of American Depositary Receipt (included in Exhibit 4.29).

4.31	Registration Rights Agreement, dated October 3, 1995, among the Company, the TINTA Affiliate, the Media One Affiliates, the SBC Affiliates and the Cox Affiliate. (Incorporated by reference to the Company’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

4.32	Form of Amendment No. 1 to the Registration Rights Agreement by and among Telewest Communications plc, the Liberty Media Affiliate, the MediaOne Affiliates, the SBC Affiliate, Southwestern Bell International Holdings (UK-2) Corporation, the Cox Affiliate, GUHL and Vivendi. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on June 29, 1998 (Registration No. 33-50201).)

4.33	Form of Amendment No. 2 to the Registration Rights Agreement by and among Telewest Communications plc, Microsoft, The MediaOne Affiliates and the Liberty Media Affiliate. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on October 4, 1999 (Registration No. 333-10964).)

4.34	Form of Certificate of Common Stock of Telewest Global, Inc.*

4.35	Form of Registration Rights Agreement among Telewest Global, Inc., and Holders listed on the Signature pages thereto.*

4.36	Rights Agreement, dated March 25, 2004, between Telewest Global, Inc. and The Bank of New York, a New York trust company.*

5.1	Form of opinion of Fried, Frank, Harris, Shriver & Jacobson (London) LLP as to the legality of the common stock being registered hereby.***

8.1	Form of Opinion of KPMG LLP as to certain US tax matters.*
8.2	Form of Opinion of KPMG LLP as to certain UK tax matters.*

9.1	Amended and Restated Relationship Agreement, by and among Telewest Communications plc, Microsoft, the MediaOne Affiliates and the Liberty Media Affiliate. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on October 4, 1999 (Registration No. 333-10964).)

9.2	Amendment Agreement Relating to the Revised New Relationship Agreement, dated as of May 18, 2001, between Microsoft, Liberty Media international, Inc., Liberty UK Holdings, Inc., Liberty UK, Inc. and Telewest Communications plc (Incorporated by reference to Amendment. No. 3 to Statement on Schedule 13-D of Liberty Media filed with the Securities and Exchange Commission on November 23, 2001.)

10.1	Loan Agreement by and among Telewest Communications Networks Limited and certain of Telewest Communications plc’s subsidiaries and associated partnerships, as borrower, The Bank of New York, CIBC World Markets plc, Chase Manhattan plc and Toronto-Dominion Bank Europe, Limited, as lead arrangers, the banks and financial institutions listed therein and CIBC Markets World Markets plc as agent and security trustee, dated as of May 17, 1999. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-3 as filed with the Securities and Exchange Commission on October 4, 1999 (Registration No. 333-10964).)

10.2

Loan Agreement, dated March 16, 2001, for Credit Facilities of £2,000,000,000 together with an Institutional Facility of up to £250,000,000, among Telewest Communications Networks Limited and the parties named therein. (Incorporated by reference to Telewest Communications plc’s Current Report on Form 6-K filed with the Securities and Exchange Commission on May 24, 2002.)

Note: No long-term debt instrument issued by Telewest Communications plc (other than as set forth above) exceeds 10% of the consolidated total assets of Telewest Communications plc and its subsidiaries. In accordance with paragraph (b)4(iii) of Item 601 of Regulation S-K, Telewest Global, Inc. will furnish to the SEC upon request copies of long-term instruments and related agreements.

Exhibit No.	Description

10.3	Letter Amendment, dated January 2, 2002, from CIBC World Markets to Telewest Communications Networks Limited amending the Loan Agreement referred to in Exhibit 10.2. (Incorporated by reference to Telewest Communications plc’s Current Report on Form 6-K filed with the Securities and Exchange Commission on May 24, 2002.)

10.4	Form of Supplemental Deed, dated , 2004, relating to the Loan Agreement, dated March 16, 2001, for Credit Facilities of £2,030,000,000 together with an Institutional Facility of up to £125,000,000, among Telewest Communications Networks Limited and the parties named therein.*

10.5	Form of Loan Agreement for Credit Facilities of £2,030,000,000 together with an Institutional Facility of up to £125,000,000, among Telewest Communications Networks Limited and the parties named therein.*

10.6	Form of Commitment Letter from CIBC World Markets plc to Telewest Communications Networks Limited, Telewest Communications plc, Telewest Global, Inc. and Telewest UK Limited relating to the Supplemental Deed referred to in Exhibit 10.4.*

10.7	Tax Deed, dated November 22, 1994, between TCI International Holdings, Inc., US WEST Holdings the predecessor to Telewest Communications plc (“Old Telewest”). (Incorporated by reference to Old Telewest’s 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.)

10.8	Trademark License Agreement, effective as of November 22, 1994, between Old Telewest and US WEST. (Incorporated by reference to Old Telewest’s 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.)

10.9	Tradename Agreement, effective as of November 22, 1994, between Old Telewest, TCI and TCI/US WEST Cable Communications Group (“TUCCI”). (Incorporated by reference to Old Telewest’s 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.)

10.10	Tax Deed, dated October 3, 1995, among Telewest Communications plc, the SBC Affiliates and the Cox Affiliate. (Incorporated by reference to Telewest Communications plc’s 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 1996.)

10.11	Agreement, dated December 4, 1987, between United Cable Television Corporation on behalf of itself and United Artists Communications, Inc. and Trans-Global (UK) Limited. (Incorporated by reference to Old Telewest’s Registration Statement on Form S-1 (filed with the Securities and Exchange Commission on April 29, 1994, as amended (Registration No. 33-78398).)

10.12	Form of BT Interconnect Agreement, a copy of which was executed by BT and various of Telewest Communications plc’s affiliated entities. (Incorporated by reference to Telewest Communications plc’s 1997 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1997.)

10.13	Interconnection Agreement, dated July 15, 1994, between Mercury Communications Limited (“Mercury”) and United Artists Communications (Scotland) Limited. (Incorporated by reference to Old Telewest’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 29, 1994, as amended (Registration No. 33-78398).)

10.14	Mercury Marketing and Operations Agreement, dated August 10, 1993, between Telewest CGL and Mercury. (Incorporated by reference to Old Telewest’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 29, 1994, as amended (Registration No. 33-78398).)

10.15	Letter Agreement, dated August 23, 1995, between SBCC and Mercury. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.16	Purchase Agreement, dated August 27, 1993, between Southwestern Bell International Holdings and GPT Limited. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

Exhibit No.	Description

10.17	Employment Agreement, dated August 7, 1997, between Charles Burdick and Telewest CGL (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 10-K for the period ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998.)

10.18	Employment Agreement, dated December l, 1999, between Anthony W.P. Stenham and Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 6, 2000 (Registration No 333-11602).)

10.19	Form of Service Agreement between Adam Singer and Flextech plc. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 3l, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.20	Employment Agreement, dated October 21, 1998, between Stephen Cook and Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 3l, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.21	Appointment as Non-Executive Chairman of the Board of Directors of Telewest Communications plc, effective from December 1, 1999, as amended, between Anthony W.P. Stenham and Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 3l, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.22	Employment Agreement, dated September 21, 1998, between Anthony Illsley (former chief executive officer of Telewest Communications plc) and Telewest Communications plc, as amended on January 17, 2000. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission on March 6, 2000 (Registration No. 333-11602).)

10.23	Amendment to Service Agreement, dated October 14, 1998, between Charles Burdick and Telewest Communications plc. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.24	The Telewest 1995 Restricted Share Scheme. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.25	The Telewest 1995 Sharesave Scheme. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.26	The Telewest 1995 Executive Share Option Scheme No. 1. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.27	The Telewest 1995 Executive Share Option Scheme No. 2. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.28	The Telewest 1995 Share Participation Scheme. (Incorporated by reference to Telewest Communications plc’s Registration Statement on Form 8-B filed with the Securities and Exchange Commission on September 22, 1995, as amended.)

10.29	Form of the Telewest 2000 All Employee Share Scheme. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.30	Telewest Long Term Incentive Plan. (Incorporated by reference to Telewest’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

10.31	Telewest Equity Participation Plan. (Incorporated by reference to Telewest Communications plc’s Annual Report on Form 20-F for the period ended December 31, 2001 filed with the Securities and Exchange Commission on July 1, 2002.)

Exhibit No.	Description

10.32	Term Sheet dated August 14, 2003 among Telewest Communications plc, Telewest Finance (Jersey) Limited, W.R. Huff Asset Management Co., L.L.C., the members of the Bondholder Committee, Liberty Media Corporation and IDT Corporation.*

10.33	Explanatory Statement relating to the Telewest Communications plc and Telewest Finance (Jersey) Limited Schemes of Arrangement, dated , 2004**

10.34	Telewest Communications plc Scheme of Arrangement, dated , 2004**

10.35	Telewest Finance (Jersey) Limited Scheme of Arrangement, , 2004**

10.36	Form of Transfer Agreement among Telewest Communications plc, Telewest Global, Inc. and Telewest UK Limited*

10.37	Form of Noteholder Voting Agreement among Telewest Communications plc, Telewest Finance (Jersey) Limited and certain noteholders relating to the voting of notes in the schemes of arrangement*

10.38	Form of Amendment and Release Agreement among Telewest Communications plc, Telewest Finance (Jersey) Limited and certain noteholders relating to the voting of notes in the schemes of arrangement*

10.39	Form of Voting Agreement of Liberty Media relating to the voting of its ordinary shares and notes and termination of the Relationship Agreement*

10.40	Form of Termination Agreement among Liberty Media International, Inc., Liberty UK Holdings, Inc., Liberty UK, Inc. and Telewest Communications plc.*

10.41	Form of Voting Agreement of IDT Corporation relating to the voting of its ordinary shares*

10.42	Form of Escrow Agent Agreement among Telewest Communications plc, Telewest Finance (Jersey) Limited, The Bank of New York, Innisfree Incorporated and Telewest Global, Inc.*

10.43	Form of Waiver and Agreement Letter among Telewest Communications plc, Telewest Communications Networks Limited and Royal Bank of Scotland (Industrial Leasing) Limited for itself and as agent for W. & G. Lease Finance Limited and W. & G. Equipment Leasing Limited**

10.44	Form of Terms Letter among Telewest Communications plc, Telewest Communications Networks Limited, Royal Bank Leasing Limited and Royal Bank of Scotland (Industrial Leasing) Limited for itself and as agent for W. & G. Lease Finance Limited and W. & G. Equipment Leasing Limited**

10.45	Form of Heads of Terms among JP Morgan Chase plc, Royal Bank of Scotland plc, Crédit Agricole Indosuez, The Bank of New York, Telewest Communications plc and Telewest Communications Networks Limited*

10.46	Form of Settlement Deed among Crédit Agricole Indosuez, Telewest Communications plc and Telewest Communications Networks Limited*

10.47	Form of Settlement Deed among The Bank of New York, Telewest Communications plc and Telewest Communications Networks Limited*

10.48	Form of Settlement Deed among the Royal Bank of Scotland plc, Telewest Communications plc and Telewest Communications Networks Limited*

10.49	Form of Settlement Deed among the JP Morgan Chase Bank, Telewest Communications plc and Telewest Communications Networks Limited*

10.50	Form of New ISDA Agreement**

10.51	Form of Release Agreement, between Telewest Communications plc, certain of its officers, directors and affiliates (including Liberty Media and IDT) and Eximius Capital Funding, Ltd., Angelo Gordon & Co., L.P., Oaktree Capital Management LLC, Capital Research and Management Company, Goldentree Asset Management, LP, W.R. Huff CM, L.L.C., WRH High Yield Partners, L.P. and QWest Occupational Health Trust.*

10.52	Letter Agreement, dated February 18, 2004, between Charles Burdick and Telewest Communications plc*

10.53	Letter Agreement, dated February 18, 2004, between Barry Elson and Telewest Global Inc.*

10.54	Letter Agreement, dated February 13, 2004, between Barry Elson and Telewest Communications plc*

21	Subsidiaries of the registrant*

Exhibit No.	Description
23.1	Consent of KPMG Audit plc*

23.2	Consent of KPMG LLP (for US tax opinion) (included in Exhibit 8.1)*

23.3	Consent of KPMG LLP (for UK tax opinion) (included in Exhibit 8.2)*

23.4	Consent of Fried, Frank, Harris, Shriver & Jacobson (London) LLP (included in Exhibit 5.1)***

24.1	Power of Attorney dated November 26, 2003 executed by William Connors***

24.2	Power of Attorney dated November 26, 2003 executed by John H. Duerden***

24.3	Power of Attorney dated November 26, 2003 executed by Barry Elson***

24.4	Power of Attorney dated November 26, 2003 executed by Marnie S. Gordon***

24.5	Power of Attorney dated November 26, 2003 executed by Donald S. LaVigne***

24.6	Power of Attorney dated November 26, 2003 executed by Michael McGuiness***

24.7	Power of Attorney dated November 26, 2003 executed by Rene Schuster***

24.8	Power of Attorney dated November 26, 2003 executed by Steven R. Skinner***

24.9	Power of Attorney dated March 23, 2004 executed by Anthony Stenham*

99.1	Form of Proxy*

99.2	Form of Bank of New York Voting Instructions Card*

*	Filed herewith
**	To be filed by amendment
***	Previously filed